UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a party other than the Registrant  ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
HOLOGIC, INC.
(Name of Registrant as Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee paid previously with preliminary materials.
☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT-SUBJECT TO COMPLETION-

DATED DECEMBER 12, 2025

Hologic, Inc.

[   ], 2025
To our Stockholders:
You are cordially invited to attend a special meeting of stockholders of Hologic, Inc., a Delaware corporation (the “Company,” “Hologic,” “we,” “us” and “our”), on [   ], at [   ], Eastern Time (unless the special meeting is adjourned or postponed), in a virtual-only meeting format. The Company’s stockholders will be able to virtually attend and vote at the special meeting by visiting virtualshareholdermeeting.com/HOLX2026SM. You will not be able to attend the special meeting physically in person. For purposes of attendance at the special meeting, all references in the enclosed proxy statement to “present” and “in person” shall mean virtually present at the special meeting.
On October 21, 2025, the Company entered into an Agreement and Plan of Merger (as it may be amended or supplemented from time to time, the “merger agreement”) with Hopper Parent Inc., a Delaware corporation (“Parent”), and Hopper Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). The merger agreement provides that, among other things, on the terms and subject to the conditions of the merger agreement: (i) Merger Sub will merge with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent (the “surviving corporation”); (ii) at the effective time of the merger (the “effective time”), each issued and outstanding share of common stock of the Company, par value $0.01 per share (the “Company common stock”), other than shares of Company common stock that, immediately prior to the effective time, (a) are held by the Company or any of its subsidiaries and not held on behalf of third parties, (b) are owned by Parent or Merger Sub or (c) are owned by stockholders of the Company who did not vote in favor of the merger agreement or the merger (or consent thereto in writing) and who have properly demanded, perfected and not withdrawn a demand for appraisal rights pursuant to, and otherwise have complied in all respects with, Section 262 of the Delaware General Corporation Law (clauses (a), (b) and (c) collectively, the “excluded shares”), will be automatically converted into the right to receive (x) $76.00 per share in cash, without interest (the “cash consideration”) and (y) one contingent value right (each, a “CVR”), which represents the right to receive up to $3.00 in cash, when and if payable, subject to the terms and conditions set forth in the contingent value rights agreement to be entered into between Parent, the Company and a rights agent selected by Parent and reasonably acceptable to the Company (such agreement, the “CVR agreement”) setting forth the terms of the CVRs (the consideration contemplated by clauses (x) and (y), together, the “merger consideration”). Parent and Merger Sub are affiliates of funds managed by Blackstone Inc. (“Blackstone”) and TPG Global, LLC (“TPG”).
The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. We encourage you to carefully read the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto, as they contain important information about, among other things, the merger and how it affects you.
The board of directors of the Company (the “Board”) has reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously (i) determined that the terms of the merger agreement and the CVR agreement and the transactions contemplated by the merger agreement, including the merger and the CVR agreement, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders and declared it advisable to enter into the merger agreement, (iii) approved the execution and delivery by the Company of the merger agreement, the performance by the Company of its covenants and agreements contained in the merger agreement and the consummation of the merger and the other transactions contemplated thereby upon the terms and subject to the conditions contained therein, (iv) approved and declared advisable the CVR agreement and the transactions contemplated thereby, (v) resolved to recommend that the stockholders vote to approve the merger agreement, in each case on the terms and subject to the conditions set forth in the merger agreement, and (vi) directed that the merger agreement be submitted to the stockholders for their adoption.

At the special meeting, the Company’s stockholders will be asked to consider and vote on (1) a proposal to adopt the merger agreement (the “merger agreement proposal”), (2) a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the transactions contemplated by the merger agreement, including consummation of the merger (the “advisory compensation proposal”), and (3) a proposal to approve any adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to adopt the merger agreement (the “adjournment proposal”). The Board recommends you vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.
Your vote is important. We cannot complete the merger unless the merger agreement proposal is approved by the affirmative vote (in person or by proxy) of the holders of a majority of the aggregate voting power of the issued and outstanding shares of the Company common stock entitled to vote thereon at the special meeting. Whether or not you plan to attend the special meeting as a holder of shares of Company common stock, we want to make sure your shares of Company common stock are represented at the special meeting. Please promptly follow the voting instructions provided on the enclosed proxy card or voting instruction form, as applicable, to submit your vote.
After reading the accompanying proxy statement, if you are a holder of Company common stock, please authorize a proxy to vote your shares of Company common stock by completing, dating, signing and returning your proxy card by mail or by granting your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card or voting instruction form, as applicable). You may also vote your shares of Company common stock by attending and voting at the special meeting. Instructions regarding the methods of authorizing your proxy for shares of Company common stock are detailed in the section of the accompanying proxy statement entitled “The Special Meeting—Voting Procedures.” If you virtually attend the special meeting and vote your shares of Company common stock at the special meeting, your vote will revoke any proxy that you have previously submitted. If you hold Company common stock through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your Company common stock. Your bank, broker or other nominee cannot vote on any of the proposals, including the merger agreement proposal, without your instructions. If you have any questions or need assistance voting, please contact our proxy solicitation agent:

1212 Avenue of the Americas, 17th Floor
New York, New York 10036
Banks and Brokers Call: (212) 297-0720
Stockholders and All Others Call Toll Free: (844) 201-1170
Email: info@okapipartners.com
On behalf of the Board, thank you for your continued support.

Sincerely,

Stephen P. MacMillan
Chairman, President and Chief Executive Officer
[ ], 2025

The merger has not been approved or disapproved by the U.S. Securities and Exchange Commission or any state securities commission. Neither the U.S. Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated [   ], 2025 and, together with the enclosed form of proxy card, is first being mailed to the Company’s stockholders on or about [   ], 2025.

Hologic, Inc.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD VIRTUALLY
VIA WEBCAST ON [    ], 2025
Notice is hereby given that a special meeting of stockholders of Hologic, Inc., a Delaware corporation (the “Company,” “Hologic,” “we,” “us” and “our”), will be held on [   ], at [   ], Eastern Time (unless the special meeting is adjourned or postponed), in a virtual-only meeting format (the “special meeting”). The Company’s stockholders will be able to virtually attend and vote at the special meeting by visiting virtualshareholdermeeting.com/HOLX2026SM. The Company’s stockholders will not be able to attend the special meeting physically in person. For purposes of attendance at the special meeting, all references in the enclosed proxy statement to “present” and “in person” shall mean virtually present at the special meeting. The special meeting is being held for the purpose of acting on the following matters:

Items of Business:	1.
To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of October 21, 2025 (as it may be amended or supplemented from time to time, the “merger agreement”), by and among the Company, Hopper Parent Inc., a Delaware corporation (“Parent”), and Hopper Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, and on the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent (the “surviving corporation”). We refer to this proposal as the “merger agreement proposal.”

2.
To consider and vote on a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the transactions contemplated by the merger agreement, including consummation of the merger, which proposal we refer to as the “advisory compensation proposal.”

3.
To consider and vote on a proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are insufficient votes at the special meeting to adopt the merger agreement, which proposal we refer to as the “adjournment proposal.”

Record Date:
Only the holders of record of Company common stock at the close of business on [  ]—the record date for the special meeting will be entitled to notice of, and to vote at, the special meeting and any postponement or adjournment thereof.

General:
The merger agreement proposal must be approved by the affirmative vote (in person or by proxy) of the holders of a majority of the aggregate voting power of the issued and outstanding shares of the Company common stock entitled to vote thereon at the special meeting. Assuming a quorum is present, if you fail to authorize a proxy to vote your shares of Company common stock or vote at the special meeting, fail to instruct your bank, broker or other nominee on how to vote, or abstain from voting on the merger agreement proposal, it will have the same effect as a vote “AGAINST” the merger agreement proposal. Accordingly, for approval of the merger agreement, your vote is very important regardless of the number of shares of Company common stock that you own. Whether or not you plan to attend the special meeting, we request that you vote your shares of Company common stock promptly. If you attend the special meeting and you are a Company stockholder of record at the close of business on the record date, you may continue to have your shares of Company common stock voted as instructed in your proxy, or you may withdraw your proxy and vote your shares of Company common stock at the special meeting.

If you fail to authorize a proxy to vote your shares or to vote at the special meeting, or fail to instruct your broker, bank or other nominee on how to vote, the effect will be that your shares of Company common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the merger agreement proposal.

The approval of each of the advisory compensation proposal and the adjournment proposal requires the affirmative vote (in person or by proxy) of a majority of the votes cast on the applicable proposal. Assuming a quorum is present, if you fail to authorize a proxy to vote your shares of Company common stock or vote at the special meeting, or fail to instruct your bank, broker or other nominee on how to vote, it will have no effect on the outcome of these proposals. Abstentions will not be considered votes cast and therefore, assuming a quorum is present, will have no effect on the outcome of the advisory compensation proposal or the adjournment proposal.

Whether or not a quorum is present at the special meeting, a majority of the votes cast on the adjournment proposal (in person or by proxy) may adjourn the special meeting.

For stockholders of record, you may revoke your proxy and change your vote at any time before the final votes at the special meeting by: (1) filing with our Corporate Secretary a written notice of revocation, (2) executing a later dated proxy relating to the same shares and delivering it to our Corporate Secretary, or (3) attending the special meeting and voting during the live webcast (although attendance at the special meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to the attention of our Corporate Secretary, Hologic, Inc., 250 Campus Drive, Marlborough, MA 01752, at or before the final votes at the special meeting.

If your shares are held in the name of a bank, broker or other holder of record, which is known as being held in “street name,” you will need to revoke or resubmit your proxy through your bank, broker or other nominee and in accordance with its procedures. You should contact your bank, broker or other nominee to revoke your proxy. If your bank, broker or other nominee allows you to submit a proxy via the Internet or by telephone, you may be able to change your vote by submitting a new proxy via the Internet or by telephone (or by mail). If you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares at the special meeting, you may change your vote by attending the special meeting and voting during the live webcast.

For more information concerning the special meeting, the merger agreement, the CVR agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto.

The board of directors of the Company (the “Board”) has reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously (i) determined that the terms of the merger agreement and the CVR agreement and the transactions contemplated by the merger agreement, including the merger and the CVR agreement, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders and declared it advisable to enter into the merger agreement, (iii) approved the execution and delivery by the Company of the merger agreement, the performance by the Company of its covenants and agreements contained in the merger agreement and the consummation of the merger and the other transactions contemplated thereby upon the terms and subject to the conditions contained therein, (iv) approved and declared advisable the CVR agreement and the transactions contemplated thereby, (v) resolved to recommend that the stockholders vote to approve the merger agreement, in each case on the terms and subject to the conditions set forth in the merger agreement, and (vi) directed that the merger agreement be submitted to the stockholders for their adoption.

Accordingly, the Board recommends a vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

Whether or not you plan to attend the special meeting, we want to make sure your shares of Company common stock are represented at the special meeting. You may cast your vote by authorizing your proxy in advance of the special meeting by mail, over the Internet or by telephone (using the instructions provided in the enclosed proxy card or voting instruction form, as applicable). For voting by mail, please mark, sign, date and return, as promptly as possible, the enclosed proxy card in the postage-paid reply envelope provided. If you attend the special meeting and vote thereat, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the enclosed voting instruction form from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the merger agreement proposal, without your instructions. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

By Order of the Board of Directors

Sincerely,

Stephen P. MacMillan
Chairman, President and Chief Executive Officer
Dated: [ ], 2025

i

ii

SUMMARY
This summary highlights selected information in this proxy statement and may not contain all of the information about the merger agreement (as defined below), the CVR agreement (as defined below), the merger or the other transactions contemplated by the merger agreement that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary. You should carefully read this proxy statement in its entirety, including the annexes hereto and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the special meeting, including, without limitation, the merger agreement, including the form of CVR agreement to be entered into at or immediately prior to the effective time (as defined below) by Parent, the Company and the Rights Agent (as defined below), attached as Annex A to this proxy statement. You may obtain, without charge, copies of documents incorporated by reference into this proxy statement by following the instructions under the section of this proxy statement entitled “Where You Can Find Additional Information.”
Except as otherwise specifically noted in this proxy statement, the “Company,” “we,” “our,” “us” and similar words refer to Hologic, Inc. Throughout this proxy statement, we refer to Blackstone Inc. as “Blackstone”, TPG Global, LLC as “TPG”, Hopper Parent Inc. as “Parent” and Hopper Merger Sub Inc. as “Merger Sub.” In addition, throughout this proxy statement, we refer to the Agreement and Plan of Merger, dated as of October 21, 2025 (as it may be amended or supplemented from time to time), by and among Parent, Merger Sub and the Company as the “merger agreement”, our common stock, par value $0.01 per share, as “Company common stock”, and the holders of Company common stock as “Company stockholders.”
The Parties (page 21)
Hologic, Inc.
Hologic, Inc. is a global leader in women’s health dedicated to developing innovative medical technologies that effectively detect, diagnose and treat health conditions and raise the standard of care around the world. We are a developer, manufacturer and supplier of premium diagnostics products, medical imaging systems, and surgical products focused on women’s health and well-being through early detection and treatment. We sell and service our products through a combination of direct sales and service personnel and a network of independent distributors and sales representatives. We operate in four segments: Diagnostics, Breast Health, GYN Surgical and Skeletal Health.
We were incorporated in Massachusetts in October 1985 and reincorporated in Delaware on January 18, 1990. Our principal executive offices are located at 250 Campus Drive, Marlborough, Massachusetts 01752, and our telephone number is (508) 263-2900. Shares of Company common stock are listed on the Nasdaq Stock Market (“Nasdaq”) under the trading symbol “HOLX.”
Hopper Parent Inc.
Parent was formed on October 10, 2025, solely for the purpose of engaging in the transactions contemplated by the merger agreement, is an affiliate of funds managed by Blackstone and TPG and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and debt financing in connection with the merger.
Hopper Merger Sub Inc.
Merger Sub is a direct wholly-owned subsidiary of Parent and was formed on October 10, 2025, solely for the purpose of engaging in the transactions contemplated by the merger agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and debt financing in connection with the merger.
The Special Meeting (page 22)
The special meeting of Company stockholders will be held on [   ], at [   ], Eastern Time, in a virtual-only meeting format. Holders of Company common stock will be able to virtually attend and vote at the special meeting by visiting virtualshareholdermeeting.com/HOLX2026SM.
If you are a holder of Company common stock, you will be required to enter the control number, included on your proxy card, voting instruction form or as you may otherwise receive, which will allow you to participate in the special meeting and vote your shares of Company common stock if you are a Company stockholder as of the record date. Please see the section of this proxy statement entitled “The Special Meeting” for additional information on the special meeting, including how to vote your shares of Company common stock.
Record Date and Stockholders Entitled to Vote; Vote Required (page 23)
Only the holders of record of Company common stock at the close of business on [   ], the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting and any postponement or adjournment thereof. As of the record date, there were [   ] shares of Company common stock issued and outstanding and entitled to vote at the special meeting. Each Company stockholder is entitled to one vote per share of Company common stock held by such stockholder on the record date on each of the proposals presented in this proxy statement.
The approval of the merger agreement proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the aggregate voting power of the issued and outstanding shares of Company common stock entitled to vote thereon at the special meeting (the “Company stockholder approval”). Under Delaware law and the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. The approval of the advisory compensation proposal requires the affirmative vote (in person or by proxy) of a majority of the aggregate voting power of the votes cast on such proposal at the special meeting. The approval of the adjournment proposal requires the affirmative vote of a majority of the voting power of the votes cast on such proposal at the special meeting (whether or not a quorum is present). Neither approval of the advisory compensation proposal nor approval of the adjournment proposal is a condition to the consummation of the merger. Note that you may vote to approve the merger agreement proposal and vote not to approve the advisory compensation proposal or adjournment proposal and vice versa.
Voting by Company Directors and Executive Officers (page 27)
As of the record date, the directors and executive officers of the Company beneficially owned an aggregate of [   ] shares of Company common stock, or approximately [   ]% of the voting power of the then-outstanding shares of Company common stock. We currently expect that all directors and executive officers of the Company will vote their shares of Company common stock “FOR” each of the proposals to be presented at the special meeting. For more information regarding the security ownership of directors and executive officers of the Company, see the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management.”
The Merger; Certain Effects of the Merger (page 59)
On October 21, 2025, the Company entered into the merger agreement with Parent and Merger Sub, providing for, among other things and on the terms and subject to the conditions of the merger agreement, the acquisition of the Company by Parent at a price of (x) $76.00 per share in cash, without interest (the “cash consideration”) and (y) one contingent value right (each, a “CVR”), which represents the right to receive up to $3.00 in cash, when and if payable, subject to the terms and conditions set forth in the contingent value rights agreement to be entered into between Parent, the Company and a rights agent selected by Parent and reasonably acceptable to the Company (such rights agent, the “Rights Agent”, and such agreement, the “CVR agreement”) setting forth the terms of the CVRs (the consideration contemplated by clauses (x) and (y), together, the “merger consideration”). On the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent (the “surviving corporation”). A copy of the merger agreement, including the form of CVR agreement to be entered into at or immediately prior to the effective time, is included as Exhibit A to the merger agreement attached as Annex A to this proxy statement. If the merger is completed, following the completion of the merger, you will not own any shares of the capital stock of the surviving corporation.
If the merger is consummated, each share of Company common stock issued and outstanding immediately prior to the time the merger is consummated (the “effective time”, and such date on which the effective time occurs, the “closing date”) will be canceled and converted automatically into, and will thereafter represent only, the right to receive the merger consideration (such consummation of the merger, the “closing”), other than shares of Company common stock that immediately prior to the effective time (a) are held by the Company or any of its subsidiaries and not held on behalf of third parties, (b) are owned by Parent or Merger Sub or (c) are owned by Company stockholders who did not vote in favor of the merger agreement or the merger (or consent thereto in writing) and who have properly demanded, perfected and not withdrawn a demand for appraisal rights pursuant to, and otherwise have complied in all respects with, Section 262 (“Section 262”) of the Delaware General Corporation Law (the “appraisal shares”, and together with the shares described in clauses (a) and (b), the “excluded shares”).
Parent and the Company have agreed to cooperate with each other to cause the Company common stock to be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as promptly as practicable following the effective time, and, accordingly, immediately upon the consummation of the foregoing, the Company common stock will no longer be publicly traded.
Recommendation of the Board (page 44)
The Board has reviewed and considered the terms and conditions of the merger agreement, the CVR agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously (i) determined that the terms of the merger agreement and the CVR agreement and the transactions contemplated by the merger agreement, including the merger and the CVR agreement, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders and declared it advisable to enter into the merger agreement, (iii) approved the execution and delivery by the Company of the merger agreement, the performance by the Company of its covenants and agreements contained in the merger agreement and the consummation of the merger and the other transactions contemplated thereby upon the terms and subject to the conditions contained therein, (iv) approved and declared advisable the CVR agreement and the transactions contemplated thereby, (v) resolved to recommend that the stockholders vote to approve the merger agreement, in each case on the terms and subject to the conditions set forth in the merger agreement, and (vi) directed that the merger agreement be submitted to the stockholders for their adoption. Accordingly, the Board recommends a vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal. For a discussion of the factors that the Board considered in determining to recommend the approval of the merger agreement proposal, please see the section of this proxy statement entitled “The Merger—Reasons for the Merger.”
Prior to the adoption of the merger agreement by the Company’s stockholders, under certain circumstances, and in compliance with certain obligations contained in the merger agreement, the Board may effect a change of recommendation (as defined in the section of this proxy statement entitled “The Merger Agreement—Recommendation Changes”), including by withdrawing or withholding the foregoing recommendation, under certain circumstances in response to an intervening event (as defined in the section of this proxy statement entitled “The Merger Agreement—Recommendation Changes”) or in connection with a superior proposal (as defined in the section of this proxy statement entitled “The Merger Agreement—Recommendation Changes”), if the Board complies with certain procedures in the merger agreement.
Opinion of the Company’s Financial Advisor (page 54)
Goldman Sachs & Co. LLC (“Goldman Sachs”) delivered its opinion to the Board that, as of October 21, 2025, and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders (other than Parent and its affiliates) of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated October 21, 2025, which sets forth assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with Goldman Sachs’ opinion, is attached as Annex B to this proxy statement. The summary of Goldman Sachs’ opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the transactions contemplated by the merger agreement. Goldman Sachs’ opinion is not a recommendation as to how any holder of Company common stock should vote with respect to the merger, or any other matter.
Effects on the Company if the Merger Is Not Consummated (page 60)
In the event that the Company stockholder approval is not obtained or if the merger is not consummated for any other reason: (i) the Company’s stockholders will not receive any payment for their shares of Company common stock, (ii) the Company will continue as an independent public company, (iii) the Company common stock will continue to be listed and traded on Nasdaq, (iv) the Company common stock will continue to be registered under the Exchange Act and (v) the Company’s stockholders will continue to own their shares of Company common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the Company common stock.
Under certain specified circumstances, if the merger is not consummated, the Company may be obligated to pay to Parent a termination fee equal to $540,000,000 (the “Company termination fee”) and, under certain other specified circumstances, Parent may be required to pay the Company a termination fee of $900,000,000 (the “Parent termination fee”). Please see the sections of this proxy statement entitled “The Merger Agreement—Company Termination Fee” and “The Merger Agreement—Parent Termination Fee.”
Financing of the Merger (page 60)
We presently anticipate that the total funds needed to complete the merger and the related transactions will be approximately $17.9 billion, which will be funded via equity and debt financing described below.
The obligation of Parent and Merger Sub to consummate the merger is not subject to any financing condition. Parent and Merger Sub have represented to the Company that, assuming the truth of certain representations of the Company in the merger agreement and subject to satisfaction of certain conditions contained therein, they will have available to them sufficient funds together with available cash on hand of the Company and its subsidiaries to satisfy all of their payment obligations under the merger agreement on the closing date and under the commitment letters (as defined below). This includes funds needed to: (1) pay all of Parent’s and Merger Sub’s payment obligations on the closing date under merger agreement and the commitment letters, including the payment of the merger consideration on the closing date, (2) pay any fees and expenses of or payable by Parent or Merger Sub or Parent’s other affiliates, and (3) pay for any repayment or refinancing of certain outstanding indebtedness of the Company and/or its subsidiaries (collectively, the “closing payments”).
Blackstone Capital Partners IX L.P., a Delaware limited partnership, and Blackstone Capital Partners IX (LUX) SCSp, a special limited partnership (collectively, the “Blackstone Investors”), and TPG Partners IX, L.P., a Delaware limited partnership, TPG Healthcare Partners II, L.P., a Delaware limited partnership, and TPG Private Equity Opportunities, L.P., a Delaware limited partnership (collectively, the “TPG Investors”, and the Blackstone Investors and the TPG Investors, the “Investors”), have committed to purchase, or cause the purchase of, directly or indirectly through one or more intermediate entities, equity securities of Parent, for an aggregate cash purchase price, for the purpose of allowing Parent to fund a portion of its payment obligations on the closing, including the merger consideration and any fees and expenses of or payable by Parent or Merger Sub or Parent’s other affiliates, in each case pursuant to the merger agreement, subject to the terms and conditions set forth in equity commitment letters, each dated as of October 21, 2025 (together, the “equity commitment letters”). The Company is an express third-party beneficiary of the equity commitment letters with respect to enforcing the equity commitment letters to cause the Investors to fund their commitment under the equity commitment letters at the closing in accordance with the equity commitment letters, subject to the limitations and conditions set forth therein and the terms and conditions of the merger agreement.
Pursuant to the limited guarantees delivered by the Investors in favor of the Company, dated as of October 21, 2025 (the “limited guarantees”), the Investors agreed to guarantee the payment of certain liabilities and obligations of Parent or Merger Sub under the merger agreement, subject to separate caps for each of the Investors, the sum of which equals $910,000,000, including any termination fee that becomes payable by Parent, certain damages, and amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred by the Company, as specified in the merger agreement. For more information, please see the section of this proxy statement entitled “The Merger—Financing of the Merger.”
In addition, in connection with the merger agreement, Parent entered into a debt commitment letter, dated as of October 21, 2025 (as amended, supplemented or otherwise modified, the “debt commitment letter” and, together with the equity commitment letter, the “commitment letters”) with the certain lenders specified in, and party to, the debt commitment letter, pursuant to which such lenders have committed to provide, upon certain terms and subject to certain conditions, Parent with debt financing (as defined in the section of this proxy statement entitled “The Merger—Financing of the Merger”). For more information, please see the section of this proxy statement entitled “The Merger—Financing of the Merger.”
Pursuant to the merger agreement, Parent will use reasonable best efforts to take all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the financing, subject only to the conditions described in the applicable commitment letter on a timely basis, but taking the marketing period into consideration, on or prior to the date on which the merger is required to be consummated pursuant to the terms of the merger agreement. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Financing.”
The Company has agreed to use its reasonable best efforts to provide, and to cause its subsidiaries (and their respective representatives) to use their reasonable best efforts to provide, customary cooperation for debt financings similar to the debt financing, to the extent reasonably requested by Parent or Merger Sub in writing and at Merger Sub’s sole expense (other than certain excluded costs), in connection with the arrangement or consummation of the debt financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its subsidiaries), subject to the terms set forth in the merger agreement. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Financing.”
Interests of the Company’s Directors and Executive Officers in the Merger (page 67)
In considering the recommendation of the Board with respect to the merger, the Company’s stockholders should be aware that the directors and executive officers of the Company may have certain interests in the merger that are different from, or in addition to, the interests of the Company’s stockholders generally. The Board was aware of these interests and considered them, among other matters, in making its recommendation that the Company’s stockholders vote to approve the merger agreement proposal and the advisory compensation proposal. These interests include, among others, the treatment of Company equity awards pursuant to the merger agreement, severance payments and benefits, retention awards, certain annual bonus payments, the vesting of Company retention contributions under the Company’s deferred compensation plan and continued indemnification and insurance coverage. The members of the Board were aware of, and considered, these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the Company’s stockholders adopt the merger agreement.
For more information, see the sections entitled “The Merger—Background of the Merger” and “The Merger—Reasons for the Merger.” These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”
Treatment of Company Equity Awards (page 68)
At the effective time, each Company equity award will be treated as follows, in all cases subject to all required withholding taxes:
•
Company Options. Each then-outstanding and unvested option to purchase shares of Company common stock (a “Company Option”) will vest in full and will be canceled and converted into the right to receive, with respect to each share of Company common stock subject to the Company Option immediately prior to the effective time, (i) in the case of a Company Option with an exercise price per share of Company common stock that is less than the cash consideration, (A) an amount in cash equal to the excess of the cash consideration over the applicable exercise price per share of the Company Option, and (B) one CVR, and (ii) in the case of a Company Option with an exercise price per share of Company common stock that is equal to or greater than the cash consideration and less than the sum of the cash consideration and $3.00, one CVR (net of the excess of the applicable exercise price per share of the Company Option over $76.00). Each other Company Option will be cancelled for no consideration.

•
Company Restricted Stock Unit Awards and Company Performance Stock Unit Awards. Each then-outstanding restricted stock unit award (a “Company RSU Award”) and each performance stock unit award (a “Company PSU Award”), in each case, relating to shares of Company common stock that was granted prior to the date of the merger agreement, and each then-outstanding Company RSU Award that is held by a nonemployee director of the Company, whether or not vested, will be cancelled and converted into the right to receive the merger consideration in respect of the number of shares of Company common stock subject to such Company RSU Award or Company PSU Award, as applicable, as of immediately prior to the effective time. For purposes of determining the number of shares of Company common stock subject to each Company PSU Award as of immediately prior to the effective time, any applicable performance goals will be deemed achieved at the greater of (i) the target level of performance and (ii) the actual level of performance measured through the latest practicable date prior to the effective time.

•
Each then-outstanding Company RSU Award that is granted on or after the date of the merger agreement (other than any such award held by a nonemployee director of the Company) will be converted into, in respect of each share of Company common stock subject to such Company RSU Award as of immediately prior to the effective time, (i) an unvested award representing the right to receive a cash payment equal to the cash consideration, and (ii) an unvested award representing the right to receive cash payments equal to the payments payable to the holder of one CVR, if any, pursuant to the CVR agreement, in each case, subject to the same terms and conditions (including as to vesting and termination protection) as applied to the corresponding Company RSU Award as of immediately prior to the effective time.

See “The Merger Agreement—Merger Consideration—Company Equity Awards.”
Company ESPP (page 81)
Following the date of the merger agreement, no new offering periods may be commenced under the Company’s 2012 Employee Stock Purchase Plan, as amended (the “Company ESPP”), and no employees may newly enroll in or increase their payroll deduction election or contribution rates under the Company ESPP. If the effective time occurs prior to the end of any outstanding offering period in existence under the Company ESPP as of October 21, 2025, all outstanding purchase rights under the Company ESPP will automatically be exercised, in accordance with the terms of the Company ESPP, and the Company ESPP will terminate immediately prior to the effective time of the merger.
Material U.S. Federal Income Tax Consequences of the Merger (page 73)
The exchange of shares of Company common stock for the merger consideration pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a U.S. Holder (as defined in the section of this proxy statement entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger”) recognizes, and the timing and character of such gain or loss, depends in part on the U.S. federal income tax treatment of the receipt of, and payments with respect to, the CVRs, with respect to which there is substantial uncertainty. A Non-U.S. Holder (as defined in the section of this proxy statement entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger”) will generally not be subject to U.S. federal income tax with respect to the exchange of shares of Company common stock for the merger consideration pursuant to the merger unless such Non-U.S. Holder has certain connections to the United States. You should consult your tax advisor as to the particular U.S. federal, state, local and non-U.S. tax consequences to you relating to the merger and the receipt of cash and receipt of, and payments with respect to, CVRs in exchange for Company common stock pursuant to the merger.
You should read the section of this proxy statement entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of certain U.S. federal income tax consequences of the merger.
Regulatory Approvals in Connection with the Merger (page 76)
The obligations of the parties to effect the merger are subject to, among other things, the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the CFIUS waiting period (as defined below) having been terminated or expired, and governmental approvals for other required jurisdictions shall have been obtained or any waiting period in relation to such required jurisdictions shall have lapsed or otherwise been terminated. “CFIUS waiting period” means (i) 30 calendar days commencing on the calendar day following submission of the CFIUS (as defined below) notice contemplated by the merger agreement or, (ii) if during such 30 days CFIUS provides written notice to the parties that the 30 calendar-day waiting period applicable to the transactions contemplated by the merger agreement under 31 C.F.R. § 800.401(g) will begin on a different date, then 30 calendar days commencing on such other date as specified by CFIUS.
Under the merger agreement, Parent, Merger Sub and the Company agreed to use their respective reasonable best efforts to take (or cause to be taken) all actions, and to promptly do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable under applicable laws to cause the conditions to the merger to be satisfied and consummate and make effective the merger and any other transactions contemplated by the merger agreement as promptly as reasonably practicable and in any event prior to the outside date (as defined below), including:
i.
preparing and filing all documentation necessary to effect all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods from any governmental authority;

ii.
obtaining from any governmental authority any consents, licenses, permits, waivers, approvals, authorizations, clearances or orders advisable or required to be obtained by Parent or the Company or any of their respective affiliates, including under the antitrust laws;

iii.
avoiding or defending against, as applicable, any actions, lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or challenging, hindering, impeding, interfering with or delaying the consummation of the merger and the other transactions contemplated by the merger agreement under any antitrust laws, including seeking to have any stay, temporary restraining order or injunction entered by any court or other governmental authority in connection with the foregoing vacated or reversed;

iv.
as promptly as reasonably practicable, and in any event within 20 business days after October 21, 2025, making or causing to be made, including by causing their respective affiliates (including Parent’s “ultimate parent entity” as that term is defined in the HSR Act) to make, as applicable, all necessary filings under the HSR Act, and, as promptly as reasonably practicable, and in any event within 30 business days from October 21, 2025, submitting, including by Parent using reasonable best efforts to cause any relevant current or future equity investors in Parent to submit, either in draft or in final form, all other notifications, filings and registrations required or advisable under the other relevant antitrust laws (to the extent required with respect to such equity investor), and thereafter supplying as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to any such laws;

v.
as promptly as reasonably practicable, making (or causing their respective affiliates (including Parent’s “ultimate parent entity” as that term is defined in the HSR Act)) to make any other required or advisable registrations, declarations, submissions and filings with respect to the merger or any other transactions contemplated by the merger agreement required under the Exchange Act, any other applicable federal or state securities laws, and any other applicable law; and

vi.
(A) as promptly as practicable (and in any event, no later than 20 business days from October 21, 2025, unless otherwise agreed by the parties), file, or cause to be filed, including by causing its applicable equity investors to file, as applicable, a draft joint voluntary notice with the Committee on Foreign Investment in the United States, including any U.S. government agency acting in its capacity as a member agency thereto (“CFIUS”), pursuant to the Section 721 of Title VII of the Defense Production Act of 1950, as amended and as may be amended from time to time, including all implementing regulations thereof (the “DPA”); (B) as promptly as possible after receipt and resolution of comments from CFIUS on the draft notice (and in any event, no later than 10 business days from receipt of comments from CFIUS, unless otherwise agreed by the parties), file, or cause to be filed, including by causing its applicable equity investors to file, as applicable, with CFIUS a final joint voluntary notice pursuant to the DPA; and (C) as promptly as practicable (and in any event, within the timeframe required by CFIUS, including any extensions that CFIUS may grant) submit, or cause to be submitted, including by causing its applicable equity investors to submit, as applicable, any certification, additional information, documents or other materials in respect of such joint voluntary notice or the transactions contemplated by the merger agreement that may be requested by CFIUS in connection with its review process.

In addition to antitrust approval in the United States, the completion of the merger is conditioned on the receipt of certain consents or approvals from certain competition authorities and clearance under certain foreign investment laws.
For more information, please see the section of this proxy statement entitled “The Merger—Regulatory Approvals in Connection with the Merger.”
Appraisal Rights (page 27)
If the merger is consummated, persons who do not wish to accept the merger consideration are entitled to seek appraisal of their shares of Company common stock under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of Company common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery (the “Delaware Court”), together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of Company common stock as determined by the Delaware Court may be more or less than, or the same as, the merger consideration that you are otherwise entitled to receive under the merger agreement. These rights are known as “appraisal rights.” This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.
Persons who exercise appraisal rights under Section 262 will not receive the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. They will receive an amount determined to be the “fair value” of their shares of Company common stock following petition to, and an appraisal by, the Delaware Court. Persons considering seeking appraisal should recognize that the fair value of their shares of Company common stock determined under Section 262 could be more than, the same as or less than the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.
A holder of record or a beneficial owner of shares of Company common stock who (1) continuously holds such shares through the effective time, (2) has not voted in favor of or otherwise consented to the merger in writing or otherwise withdrawn, lost or waived appraisal rights (but failure to vote against the merger, alone, will not constitute a waiver of appraisal rights), (3) strictly complies with the procedures under Section 262, (4) does not thereafter withdraw his, her or its demand for appraisal of such shares and (5) in the case of a beneficial owner, a person who (a) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (b) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (c) provides an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List (as defined in the section of this proxy statement entitled “The Merger—Appraisal Rights”), will be entitled to receive the fair value of his, her or its shares of Company common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value. Voting in person or by proxy, against, abstaining from voting on or failing to vote on the adoption and approval of the merger will not constitute a written demand for appraisal as required by Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote.
A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. This summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should carefully review Section 262 and is urged to consult his, her or its legal and financial advisors before electing or attempting to exercise such rights. For more information, please see the section of this proxy statement entitled “The Merger—Appraisal Rights.”
Solicitation of Other Offers; Recommendation Changes (page 91)
The merger agreement generally restricts the Company’s ability to directly or indirectly solicit acquisition proposals (as defined below under the section entitled “The Merger Agreement—Solicitation of Other Offers”) from third parties, to participate in discussions or negotiations with third parties regarding any acquisition proposal or to enter into agreements providing for any acquisition proposal. Under certain circumstances, however, and in compliance with certain obligations contained in the merger agreement, the Company is permitted to engage in negotiations with, and provide information to, third parties that have made an unsolicited acquisition proposal if the Board determined in good faith, based on the information then available and after consultation with its financial advisor and outside legal counsel, that such acquisition proposal either constitutes a superior proposal or is reasonably likely to result in a superior proposal (as defined below under the section entitled “The Merger Agreement—Solicitation of Other Offers”).
Conditions to the Closing of the Merger (page 96)
The respective obligations of each of Parent, Merger Sub and the Company to consummate the merger are subject to the satisfaction or waiver of each of the following conditions:
•	the receipt of the Company stockholder approval;
•	the expiration or termination, of the applicable waiting period under the HSR Act relating to the merger;

•	the receipt or waiver (or termination of applicable waiting periods with respect to) of governmental approvals required under the antitrust laws of specified jurisdictions;
•
no court or other governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any final and non-appealable law or order that permanently enjoins or otherwise permanently prohibits consummation of the merger; and

•	the expiration or termination of the CFIUS waiting period.
In addition, the obligations of Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver by Parent of each of the following additional conditions:
•
representation and warranty of the Company regarding the absence of a material adverse effect on the Company from September 28, 2024 being true and correct in all respects as of the signing of the merger agreement and as of the closing date;

•
the representations and warranties of the Company regarding certain aspects of its capital structure being true and correct in all respects as of the signing of the merger agreement and as of the closing date (other than de minimis inaccuracies);

•
the representations and warranties of the Company regarding certain aspects of its capital structure, its organization, good standing and qualification, its corporate authority, approval and fairness, the inapplicability of certain takeover statutes, disclosure of brokers’ and finders’ fees and related party transaction being true and correct in all material respects as of the signing of the merger agreement and as of the closing date;

•
the Company’s other representations and warranties set forth in the merger agreement (disregarding any materiality limitations, such as “material,” “in all material respects” and “Material Adverse Effect” set forth therein) being true and correct as of the signing of the merger agreement and as of the closing date, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

•
the Company having performed and complied in all material respects with all covenants and all obligations required to be performed or complied by it under the merger agreement at or prior to the closing date;

•	there not having occurred a material adverse effect since October 21, 2025 that is continuing; and
•
the receipt by Parent and Merger Sub of a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company, certifying that the foregoing conditions have been satisfied.

In addition, the obligation of the Company to consummate the merger is subject to the satisfaction or waiver by the Company of each of the following additional conditions:
•
representations and warranties of Parent and Merger Sub set forth in the merger agreement being true and correct as of the signing of the merger agreement and as of the closing date, except as would not, individually or in the aggregate, reasonably be expected to prevent the ability of Parent or Merger Sub to consummate the merger and deliver the merger consideration in accordance with the merger agreement;

•
each of Parent and Merger Sub having performed and complied in all material respects with all covenants and all obligations required to be performed or complied by it under the merger agreement at or prior to the closing date; and

•	the receipt by the Company of a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent certifying that the foregoing conditions have been satisfied.

Termination of the Merger Agreement (page 97)
Termination by Either the Company or Parent
The merger agreement may be terminated by either the Company or Parent at any time prior to the effective time:
•	by mutual written consent of the Company and Parent;
•
if the merger has not been consummated on or before July 21, 2026 (as may be extended, the “outside date”) (provided, however, that the right to terminate the merger agreement will not be available to any party whose action or failure to comply with its obligations under the merger agreement has been the primary cause of, or has primarily resulted in, the failure of the closing to occur on or prior to such date). The outside date will be automatically extended for one additional three month period if all the conditions to closing shall have been satisfied or, with respect to conditions which by their nature are to be satisfied at closing, which shall be capable of being satisfied at such time, other than the conditions requiring the receipt of antitrust clearance or any other governmental approvals or a governmental authority has enacted, issued, promulgated, enforced or entered any law or order that is in effect that enjoins or otherwise prohibits consummation of the merger (such termination right, the “outside date termination right”). In the event the marketing period has commenced but has not completed as of the outside date, the outside date will automatically be extended to three business days after the then-scheduled expiration date of the marketing period. Notwithstanding the foregoing, Parent and the Company may mutually agree in writing to amend the outside date to any other date;

•
if the Company fails to obtain the Company stockholder approval at the special meeting (or any adjournment, recess or postponement thereof taken in accordance with the merger agreement) at which a vote is taken on the adoption of the merger agreement and the special meeting shall have concluded; or

•
if any court or other governmental authority of competent jurisdiction has enacted, issued, promulgated, entered or enforced any order that permanently enjoins or otherwise permanently prohibits the consummation of the merger and such order has become final and non-appealable or any law that prohibits or makes illegal the consummation of the merger.

Termination by the Company
The merger agreement may be validly terminated by the Company prior to the effective time:
•
if there is a breach or inaccuracy of, or failure to perform or comply with, any representation, warranty, covenant or agreement in the merger agreement by Parent or Merger Sub, or if any such representation or warranty of Parent and Merger Sub has become untrue, in either case causing the conditions to closing related to the accuracy of Parent and Merger Sub, representations and warranties and to the performance of their obligations under the merger agreement to not be satisfied, subject to certain opportunities to cure the breach prior to the earlier of (i) 60 days after the giving of notice thereof by the Company to Parent or (ii) three Business Days prior to the outside date (such termination right, the “Company’s breach termination right”);

•
if, prior to the receipt of the Company stockholder approval, the Board has authorized the Company’s termination of the merger agreement to enter into an alternative acquisition agreement with respect to a superior proposal in accordance with the terms of the merger agreement described above under “—Recommendation Changes—No Change in Recommendation” and prior to or concurrently with such termination the Company pays to Parent the Company termination fee (or the go-shop termination fee, as applicable) (such termination right, the “Company’s superior proposal termination right”); or

•
if, at any time prior to the effective time, (a) all of the conditions to Parent and Merger Sub consummating the closing have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but which are capable of being satisfied at the closing), (b) Parent failed to effect the closing within three business days after the date the closing should have occurred pursuant to the merger agreement, (c) the Company stood ready, willing and able to take such actions to cause the closing to occur on that date (and throughout such three business day period) and has given Parent irrevocable written notice of such, and (d) Parent and Merger Sub fail to effect the closing on or prior to the later of (1) the date of delivery of the written notification by the Company contemplated above and (2) the date that is three business days after the date on which the closing is otherwise required to occur pursuant to the merger agreement (such termination right, the “financing failure to close termination right”).

Termination by Parent
The merger agreement may be validly terminated by Parent prior to the effective time:
•
if there is a breach or inaccuracy of, or failure to perform or comply with, any representation, warranty, covenant or agreement in the merger agreement by the Company, or if any such representation or warranty of the Company has become untrue, in either case causing the conditions to closing related to the accuracy of the Company’s representations and warranties and to the performance of its obligations under the merger agreement to not be satisfied, subject to certain opportunities to cure the breach prior to the earlier of (i) 60 days after the giving of notice thereof by Parent to the Company or (ii) three Business Days prior to the outside date (such termination right, the “Parent’s breach termination right”); or

•	if, prior to the receipt of the Company stockholder approval, there has been a change of recommendation.
Company Termination Fee (page 98)
The Company will be required to pay the Company termination fee to Parent if the merger agreement is terminated in the following circumstances:
•
either Parent or the Company terminates the merger agreement for failure to obtain the Company stockholder approval or Parent terminates the agreement pursuant to Parent’s breach termination right, and (a) since the signing of the merger agreement, an acquisition proposal has been made publicly or announced by the Company or the Board and has not been publicly withdrawn at least three business days prior to (1) the special meeting in the case of such termination for failure to obtain the Company stockholder approval or (2) the date of such termination in the case of a termination pursuant to Parent’s breach termination right; and (b) within 12 months following such termination, the Company has entered into an alternative acquisition agreement with respect to an acquisition proposal (regardless of whether the transaction contemplated thereby is consummated during such 12-month period) or has consummated a transaction that constitutes an acquisition proposal (with references to “25% or more” in the definition of “acquisition proposal” deemed to be references to “more than 50%”);

•	Parent terminates the merger agreement because the Board makes a change of recommendation; or
•	the Company terminates the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal.
Notwithstanding the foregoing, the Company termination fee will be reduced to the go-shop termination fee of $225,000,000 if the termination fee becomes payable in connection with a valid termination of the merger agreement by the Company pursuant to the Company’s superior proposal termination right in order for the Company to enter into a definitive agreement prior to the cut-off date with respect to a superior proposal made by an excluded party. At 12:01 a.m., New York City time on December 5, 2025, the go-shop period ended with the Company not having received an acquisition proposal.
Parent Termination Fee (page 99)
Parent will be required to pay the Parent termination fee of $900,000,000 to the Company if the merger agreement is terminated in the following circumstances:
•	the Company terminates the merger agreement pursuant to the Company’s breach termination right;
•	the Company terminates the merger agreement pursuant to the financing failure to close termination right; or
•
Parent terminates the merger agreement pursuant to the outside date termination right at such time the Company could have validly terminated the merger agreement pursuant to the Company’s breach termination right or the financing failure to close termination right within three business days of such termination by Parent.

Additional Information (page 115)
You can find more information about the Company in the periodic reports and other information we file with the U.S. Securities and Exchange Commission (the “SEC”). The information is available at the website maintained by the SEC at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND
THE MERGER
The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting, the merger and the merger agreement. These questions and answers may not address all questions that may be important to you. You should read the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.
Q:	Why am I receiving this proxy statement?
A:
On October 21, 2025, the Company entered into the merger agreement with Parent and Merger Sub. Pursuant to the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. The merger agreement must be approved by the affirmative vote (in person or by proxy) of stockholders owning a majority of the aggregate voting power of the issued and outstanding shares of Company common stock entitled to vote thereon.

You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the merger agreement proposal and the other matters to be voted on at the special meeting described below under “—What proposals will be considered at the special meeting?”
Q:	As a holder of Company common stock, what will I receive in the merger?
A:
If the merger is consummated, unless you have properly and validly exercised and do not withdraw your appraisal rights under Section 262, you will be entitled to receive $76.00 per share in cash, without interest and one CVR, which represents the right to receive up to $3.00 in cash, when and if payable, subject to the terms and conditions set forth in the CVR agreement, for each share of Company common stock that you own immediately prior to the effective time, in each case subject to all required withholding taxes.

Q:	When and where is the special meeting of our stockholders?
A:
The special meeting of Company stockholders will be held on [   ], at [   ], Eastern Time, in a virtual-only meeting format. We are conducting the special meeting in a virtual-only format, so that our stockholders can participate from any geographic location with Internet connectivity. We believe this enhances accessibility to the special meeting for all of our stockholders and reduces the carbon footprint of our activities. Company stockholders will not be able to physically attend the special meeting.

Holders of Company common stock will be able to virtually attend and vote at the special meeting by visiting virtualshareholdermeeting.com/HOLX2026SM. You will be required to enter the control number, included on your proxy card, voting instruction form or as you may otherwise receive, which will allow you to participate in the special meeting and vote your shares of Company common stock if you are a Company stockholder as of the record date. We encourage you to access the special meeting before the start time of [   ], Eastern Time. Please allow ample time to log into the audio webcast and test your computer systems.
Q:	Who is entitled to attend and vote at the special meeting?
A:
Only Company stockholders of record at the close of business on [   ], the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting and any postponement or adjournment thereof. As of the record date, there were [   ] shares of Company common stock issued and outstanding and entitled to vote at the special meeting. Each Company stockholder is entitled to one vote per share of Company common stock held by such Company stockholder on the record date on each of the proposals presented in this proxy statement.

If on [   ], you were a “record” holder of Company common stock (that is, if you held Company common stock in your own name in the stock register maintained by our transfer agent, Equiniti Trust Company, LLC (“EQ”)) you are entitled to attend and vote at the special meeting or by proxy. Whether or not you intend to attend the special meeting, we encourage you to authorize a proxy to vote now, online, by phone or by mailing a proxy card to ensure that your vote is counted.
If on [   ], your shares are held in the name of a bank, broker or other holder of record, which is known as being held in “street name,” you will receive separate voting instructions with your proxy materials. If you hold your shares in street name, your ability to vote by Internet or by telephone depends on the voting process of the bank, broker or other holder of record that holds your shares. Although most banks, brokers and other holders of record also offer Internet and telephone voting, availability and specific procedures will depend on their voting arrangements. Your bank, broker or other nominee will send you instructions on how to submit your voting instructions for your shares of Company common stock, including a 16-digit control number, in order for you to be able to participate in, and vote at, the special meeting. Please follow their directions carefully. If you want to vote shares that you hold in street name at the special meeting, you must request a legal proxy from the bank, broker, or other holder of record that holds your shares and present that proxy, along with sufficient proof of share ownership as of the record date, at the special meeting. Once you have received a legal proxy issued in your name from your bank, broker or other nominee, please mail it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We reserve the right to deny admittance to anyone who cannot show sufficient proof of share ownership as of the record date.
For additional information on how to vote at the special meeting, please see the section of this proxy statement entitled “The Special Meeting—Voting Procedures.”
Q:	What proposals will be considered at the special meeting?
A:	At the special meeting, the Company stockholders will be asked to consider and vote on the following proposals:
•	the merger agreement proposal;
•	the advisory compensation proposal; and
•	the adjournment proposal.
Q:	How does the Board recommend that I vote?
A:	The Board recommends a vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.
For a discussion of the factors that the Board considered in determining to recommend the approval of the merger agreement proposal, please see the section of this proxy statement entitled “The Merger—Reasons for the Merger.”
In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers may have interests that may be different from, or in addition to, the interests of the Company stockholders generally. Please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”
Q:	What constitutes a quorum for purposes of the special meeting?
A:
A majority in voting power of all stock issued, outstanding and entitled to vote on the record date must be present virtually at the special meeting or represented by proxy to constitute a quorum. Virtual attendance at our special meeting constitutes presence in person for purposes of the vote required under our Amended and Restated Bylaws (the “bylaws”). The Company common stock is our only class of outstanding voting securities. Abstentions will be treated as present for purposes of determining a quorum.

If you fail to authorize a proxy to vote your shares of Company common stock or to vote at the special meeting, or fail to instruct your broker, bank or other nominee on how to vote, the effect will be that your shares of Company common stock that you own will not be counted for purposes of determining whether a quorum is present at the special meeting.
Whether or not a quorum is present at the special meeting of the stockholders, a majority of the votes cast on the adjournment proposal (in person or by proxy) may adjourn the special meeting, without notice, if the time and place of the new meeting and the means of remote communication, if any, by which Company stockholders and proxy holders may be deemed to be present and vote at such adjourned meeting, are announced at the special meeting at which the adjournment is taken.
If, however, the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, we will provide a notice of the adjourned meeting to each Company stockholder of record entitled to vote at the special meeting. In the event that a quorum is not present at the special meeting, or if there are insufficient votes to adopt the merger agreement at the time of the special meeting, the special meeting may be postponed or adjourned to solicit additional proxies.
Q:	What vote of the Company’s stockholders is required to approve each of the proposals?
A:
The approval of the merger agreement proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the aggregate voting power of the issued and outstanding shares of Company common stock entitled to vote thereon. Under Delaware law and the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. Note that you may vote to approve the merger agreement proposal and vote not to approve the advisory compensation proposal or adjournment proposal or vice versa. Abstentions, failures to vote (including a failure to authorize a proxy to vote on your behalf) and broker non-votes will have the same effect as a vote “AGAINST” the merger agreement proposal.

The approval of the advisory compensation proposal requires the affirmative vote (in person or by proxy) of a majority of the votes cast on such proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote (including a failure to authorize a proxy to vote on your behalf) and broker non-votes will have no effect on the outcome of the advisory compensation proposal.
The approval of the adjournment proposal requires the affirmative vote (in person or by proxy) of a majority of the votes cast on such proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote (including a failure to authorize a proxy to vote on your behalf) and broker non-votes will have no effect on the outcome of the adjournment proposal. The Company does not intend to call a vote on this proposal if the merger agreement proposal is approved at the special meeting.
With respect to shares of Company common stock, a broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a proposal because, in respect of such proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owner. Under New York Stock Exchange rules, regardless of the exchange on which a company’s shares are listed, banks, brokers and other nominees have discretionary voting power for matters that are considered “routine” but not for matters considered “non-routine.” Absent instructions from you, the record holder may not vote on any non-routine matter. In that case, without your voting instructions, a broker non-vote will occur. Accordingly, a bank, broker or other nominee will not have discretionary authority to vote shares of the Company common stock because the rules applicable to banks, brokers and other nominees only provide such organization with discretionary authority to vote on proposals that are considered “routine,” whereas each of the proposals to be presented at the special meeting is considered “non-routine.” As a result, no bank, broker or other nominee will be permitted to vote your shares of Company common stock at the special meeting without receiving instructions and we do not expect any broker non-votes on any of the proposals. You should consult your bank, broker or other nominee holder if you have questions about this.
Q:	How do the Company’s directors and executive officers intend to vote?
A:
As of the record date, the directors and executive officers of the Company beneficially owned an aggregate of [   ] shares of Company common stock, or approximately [   ]% of the voting power of the then-outstanding Company common stock entitled to vote at the special meeting. We currently expect that all directors and executive officers of the Company will vote their shares of Company common stock “FOR” each of the proposals to be presented at the special meeting. For more information regarding the security ownership of directors and executive officers of the Company, see the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management.”

Q:	Do any of the Company’s directors or executive officers have any interests in the merger that are different from, or in addition to, my interests as a Company stockholder?
A:
In considering the recommendation of the Board with respect to the merger, the Company’s stockholders should be aware that the directors and executive officers of the Company may have certain interests in the merger that are different from, or in addition to, the interests of the Company’s stockholders generally. The Board was aware of these interests and considered them, among other matters, in making its recommendation that the Company’s stockholders vote to approve the merger agreement proposal and the advisory compensation proposal. These interests include, among others, the treatment of Company equity awards pursuant to the merger agreement, severance payments and benefits, retention awards, certain annual bonus payments, the vesting of Company retention contributions under the Company’s deferred compensation plan and continued indemnification and insurance coverage. The members of the Board were aware of, and considered, these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the Company’s stockholders adopt the merger agreement. These interests are described in more detail, and certain of them are quantified, in the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”
Q:	What will happen to outstanding Company equity awards in the merger?
A:	At the effective time, outstanding Company equity awards will be treated as follows, subject to all required withholding taxes:
•
Company Options. Each then-outstanding and unvested Company Option will vest in full and will be canceled and converted into the right to receive, with respect to each share of Company common stock subject to the Company Option immediately prior to the effective time, (i) in the case of a Company Option with an exercise price per share of Company common stock that is less than the cash consideration, (A) an amount in cash equal to the excess of the cash consideration over the applicable exercise price per share of the Company Option, and (B) one CVR, and (ii) in the case of a Company Option with an exercise price per share of Company common stock that is equal to or greater than the cash consideration and less than the sum of the cash consideration and $3.00, one CVR (net of the excess of the applicable exercise price per share of the Company Option over $76.00). Each other Company Option will be cancelled for no consideration.

•
Company Restricted Stock Unit Awards and Company Performance Stock Unit Awards. Each then-outstanding Company RSU Award and each then-outstanding Company PSU Award that was granted prior to the date of the merger agreement, and each then-outstanding Company RSU Award that is held by a nonemployee director of the Company, whether or not vested, will be cancelled and converted into the right to receive the merger consideration in respect of the number of shares of Company common stock subject to such Company RSU Award or Company PSU Award, as applicable, as of immediately prior to the effective time. For purposes of determining the number of shares of Company common stock subject to each Company PSU Award as of immediately prior to the effective time, any applicable performance goals will be deemed achieved at the greater of (i) the target level of performance and (ii) the actual level of performance measured through the latest practicable date prior to the effective time. Each then outstanding Company RSU Award that is granted on or after the date of the merger agreement (other than any such award held by a nonemployee director of the Company) will be converted into, in respect of each share of Company common stock subject to such Company RSU Award as of immediately prior to the effective time, (i) an unvested award representing the right to receive a cash payment equal to the cash consideration, and (ii) an unvested award representing the right to receive cash payments equal to the payments payable to the holder of one CVR, if any, pursuant to the CVR agreement, in each case, subject to the same terms and conditions (including as to vesting and termination protection) as applied to the corresponding Company RSU Award as of immediately prior to the effective time.

See “The Merger Agreement—Treatment of Company Equity Awards.”
Q:	What will happen to my participation in the Company ESPP?
A:
Following the date of the merger agreement, no new offering periods may be commenced under the Company ESPP, and no employees may newly enroll in or increase their payroll deduction election or contribution rates under the Company ESPP. If the effective time occurs prior to the end of any outstanding offering period in existence under the Company ESPP as of October 21, 2025, all outstanding purchase rights under the Company ESPP will automatically be exercised, in accordance with the terms of the Company ESPP, and the Company ESPP will terminate immediately prior to the effective time of the merger.

Q:	How do I vote if I hold my shares under the Hologic, Inc. Savings and Investment Plan?
A:
Each participant in the Hologic, Inc. Savings and Investment Plan whose account holds shares of Company common stock is entitled to direct Fidelity Management Trust Company, the trustee of the Hologic, Inc. Savings and Investment Plan, how to vote the shares allocated to his or her account in connection with the proposals described in this proxy statement. Participants in the Hologic, Inc. Savings and Investment Plan that hold shares of Company common stock will receive the proxy materials and detailed instructions on how to direct the voting of shares of Company common stock allocated to their plan accounts (including any applicable deadlines that may be earlier than the deadline for shareholders generally). There are procedures in place to ensure that Hologic, Inc. Savings and Investment Plan participants’ exercise of voting rights with respect to the Company common stock held in their plan account will be held in the strictest confidence (i.e., not disclosed to the Company). Except as otherwise required by law, shares of Company common stock held in a participant’s plan account for which the participant does not direct Fidelity Management Trust Company to vote in accordance with instructions provided will not be voted in connection with the transaction.
The Hologic, Inc. Savings and Investment Plan is intended to comply with the requirements of Section 404(c) of ERISA. Accordingly, plan fiduciaries may be relieved of liability for any losses that are the direct and necessary result of a participant’s exercise of control over the assets in his or her account, including the voting of Company common stock. If you have additional questions regarding the voting of any shares held in your Hologic, Inc. Savings and Investment Plan account, you can contact Fidelity Management Trust Company for additional information.
Q:	What happens if I transfer my Company common stock before the special meeting?
A:
The record date for the special meeting is earlier than the date of the special meeting. If you own Company common stock on the record date and transfer your shares after the record date but prior to the special meeting, you will retain your right to vote such shares of Company common stock at the special meeting. However, the right to receive the merger consideration will pass to the person to whom you transferred your shares of Company common stock.

Q:	How do I vote if I am a Company common stockholder of record or hold my shares in “street name”?
A:
If you are a Company stockholder of record, you may vote in advance by authorizing a proxy for the special meeting by completing, signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided or by granting your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). You may also vote by attending the special meeting and voting during the live webcast.

If your shares are held in the name of a bank, broker or other holder of record, which is known as being held in “street name,” you will receive separate voting instructions with your proxy materials. If you hold your shares in street name, your ability to vote by Internet or by telephone depends on the voting process of the bank, broker or other holder of record that holds your shares. Although most banks, brokers and other holders of record also offer Internet and telephone voting, availability and specific procedures will depend on their voting arrangements. Your bank, broker or other nominee will send you instructions on how to submit your voting instructions for your shares of Company common stock, including a 16-digit control number, in order for you to be able to participate in, and vote at, the special meeting. Please follow their directions carefully. If you want to vote shares that you hold in street name at the special meeting, you must request a legal proxy from the bank, broker, or other holder of record that holds your shares and present that proxy, along with sufficient proof of share ownership as of the record date, at the special meeting. We reserve the right to deny admittance to anyone who cannot show sufficient proof of share ownership as of the record date. Please see “The Special Meeting—Voting Procedures” for information on how to vote for each of the proposals.
For more detailed instructions on how to vote using one of these methods, please see the section of this proxy statement entitled “The Special Meeting—Voting Procedures.”
Whether or not you plan to attend the special meeting, we urge you to vote now to ensure your vote is counted. You may still attend the special meeting and vote during the live webcast if you have already voted by proxy.
Q:	What will happen if I abstain from voting or fail to vote on any of the proposals?
A:
The approval of the merger agreement proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the aggregate voting power of the issued and outstanding shares of Company common stock entitled to vote thereon. Assuming a quorum is present, if you fail to authorize a proxy to vote your shares or vote at the special meeting, fail to instruct your bank, broker or other nominee on how to vote, or abstain from the merger agreement proposal, it will have the same effect as a vote “AGAINST” the merger agreement proposal. Accordingly, for approval of the merger agreement, your vote is very important regardless of the number of shares of Company common stock that you own. Whether or not you plan to attend the special meeting, we request that you vote your shares of Company common stock promptly.
The approval of each of the advisory compensation proposal and the adjournment proposal requires the affirmative vote (in person or by proxy) of a majority of the votes cast on the proposal. Assuming a quorum is present, if you fail to authorize a proxy to vote your shares or vote at the special meeting, or fail to instruct your bank, broker or other nominee on how to vote, it will have no effect on the outcome of these proposals. Abstentions will not be considered votes cast and therefore, assuming a quorum is present, will have no effect on the outcome of the advisory compensation proposal or the adjournment proposal.
Q:	If I am a holder of Company common stock, can I change my vote after I have delivered my proxy?
A:	Yes. For the Company stockholders of record, any time after you have submitted a proxy and before the proxy is exercised, you may revoke or change your vote in one of four ways:
•
you may submit a later dated proxy relating to the same shares and delivering it to our Corporate Secretary (which automatically revokes the earlier proxy) in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting Procedures”, so long as your later-dated proxy is received by 11:59 p.m., Eastern Time, on [   ];

•
you may submit a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy to www.proxyvote.com or by calling 800-690-6903, so long as your later-dated proxy is received by 11:59 p.m., Eastern Time, on [   ];

•
you may submit a written notice of revocation to the Company’s Corporate Secretary at Hologic, Inc., 250 Campus Drive, Marlborough, MA 01752, so long as your revocation is received by 11:59 p.m., Eastern Time, on [   ]; or

•	you may attend the special meeting and vote during the live webcast. Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy.
Please note that if you want to revoke your proxy by sending a new proxy card or a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company prior to the special meeting.
If your shares are held in the name of a bank, broker or other holder of record, which is known as being held in “street name,” you will need to revoke or resubmit your proxy through your bank, broker or other nominee and in accordance with its procedures. You should contact your bank, broker or other nominee to revoke your proxy. If your bank, broker or other nominee allows you to submit a proxy via the Internet or by telephone, you may be able to change your vote by submitting a new proxy via the Internet or by telephone (or by mail). If you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares at the special meeting, you may change your vote by attending the special meeting and voting during the live webcast. Please see “The Special Meeting—Voting Procedures” for information on how to vote for each of the proposals.
Q:	What should I do if I receive more than one set of voting materials?
A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Company common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Company common stock. Please submit each proxy and voting instruction card that you receive to ensure that all of your shares of Company common stock are voted.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my Company common stock?
A:
Yes. Company stockholders are entitled to appraisal rights under Section 262 so long as they take certain actions and meet certain conditions, including that they do not vote (in person or by proxy) in favor of the merger agreement proposal. For more information regarding appraisal rights, see “The Merger—Appraisal Rights.” Failure to strictly comply with Section 262 may result in your waiver of, or inability to exercise, appraisal rights.
Q:	Where can I find the voting results of the special meeting?
A:
Within four business days of the special meeting, Hologic will file the final voting results of the special meeting (or, if the final voting results have not yet been certified, the preliminary results) with the SEC on a Current Report on Form 8-K.

Q:	When is the merger expected to be consummated?
A:
We currently expect to consummate the merger in the first half of calendar year 2026, subject to receipt of the Company stockholder approval and the required regulatory approvals and the satisfaction or waiver of the other conditions to the merger described in the merger agreement.

Q:	What effect will the merger have on the Company?
If the merger is consummated, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. Parent and the Company have agreed to cooperate with each other to cause the Company common stock to be delisted from Nasdaq, and deregistered under the Exchange Act, as promptly as practicable following the effective time, and, accordingly, immediately upon the consummation of the merger, the Company common stock will no longer be publicly traded.
Q:	What happens if the merger is not consummated?
A:
In the event that the Company stockholder approval is not obtained or if the merger is not consummated for any other reason, Company stockholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company, the Company common stock will continue to be listed and traded on Nasdaq, the Company common stock will continue to be registered under the Exchange Act, and the Company stockholders will continue to own their shares of Company common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the Company common stock.

Under certain circumstances, the Company will be required to pay Parent a termination fee equal to $540,000,000 (or $225,000,000 if the terminated in certain circumstances during the go-shop) and, under certain other circumstances, Parent will be required to pay the Company a termination fee equal to $900,000,000. For more information, please see the sections of this proxy statement entitled “The Merger Agreement—Company Termination Fee” and “The Merger Agreement—Parent Termination Fee.”
Q:	What is householding and how does it affect me?
A:
If you are a registered stockholder residing at an address with other registered stockholders, you will receive only one copy of the proxy statement or annual report unless you indicate otherwise. If you wish to receive a separate copy of the proxy statement or annual report, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact our mailing agent, Broadridge, either by calling toll-free at 1-866-540-7095, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. If you share an address with other registered stockholders and are receiving multiple copies of the proxy statement or annual report, and you wish to receive a single copy of such materials in the future, you may contact our mailing agent at the address above.

If you own shares through a bank, broker or other nominee, you should contact the nominee directly concerning householding. Banks, brokers or other nominees with account holders who are Company stockholders may be “householding” proxy materials. A single proxy statement will be delivered to multiple Company stockholders sharing an address unless contrary instructions have been received from the affected Company stockholders. If you have received notice from your bank, broker or other nominee that they will be “householding” communications to your address, such “householding” will continue until you are notified otherwise or until you revoke your consent.

Q:	Who can help answer my questions?
A:	If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact our proxy solicitation agent:

1212 Avenue of the Americas, 17th Floor
New York, New York 10036
Banks and Brokers Call: (212) 297-0720
Stockholders and All Others Call Toll Free: (844) 201-1170
Email: info@okapipartners.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 (collectively, “forward-looking statements”). Forward-looking statements may be identified by the use of words such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “likely,” “future,” “strategy,” “potential,” “seeks,” “goal” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the benefits of and timeline for closing the merger. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.
These forward-looking statements are subject to a number of risks and uncertainties that could adversely affect the Company’s business and prospects, and otherwise cause actual results to differ materially from those anticipated, including without limitation, the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could delay the consummation of the proposed transaction or cause the parties to abandon the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement entered into in connection with the proposed transaction; the possibility that Company stockholders may not approve the proposed transaction; the risk that the parties to the merger agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Company common stock; the risk of any unexpected costs or expenses resulting from the proposed transaction; the risk of any litigation relating to the proposed transaction; the risk that the proposed transaction and its announcement could have an adverse effect on the ability of the Company to retain and hire key personnel and to maintain relationships with customers, vendors, partners, employees, stockholders and other business relationships and on its operating results and business generally; and the risk that the holders of the CVRs will receive less-than-anticipated payments with respect to the CVRs after the closing of the proposed transaction.
Further information on factors that could cause actual results to differ materially from the results anticipated by the forward-looking statements is included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2025 filed with the SEC on November 18, 2025, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings made by the Company from time to time with the SEC. These filings, when available, are available on the investor relations section of the Company’s website at https://investors.hologic.com or on the SEC’s website at https://www.sec.gov. If any of these risks materialize or any of these assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the Company presently does not know of or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. The forward-looking statements included in this proxy statement are made only as of the date hereof. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based, except as required by law.

THE PARTIES
Hologic, Inc.
Hologic is a global leader in women’s health dedicated to developing innovative medical technologies that effectively detect, diagnose and treat health conditions and raise the standard of care around the world. We are a developer, manufacturer and supplier of premium diagnostics products, medical imaging systems, and surgical products focused on women’s health and well-being through early detection and treatment. We sell and service our products through a combination of direct sales and service personnel and a network of independent distributors and sales representatives. We operate in four segments: Diagnostics, Breast Health, GYN Surgical and Skeletal Health.
We were incorporated in Massachusetts in October 1985 and reincorporated in Delaware on January 18, 1990. Our principal executive offices are located at 250 Campus Drive, Marlborough, Massachusetts 01752, and our telephone number is (508) 263-2900. Shares of Company common stock are listed on Nasdaq under the trading symbol “HOLX.”
Hopper Parent Inc.
Parent was formed on October 10, 2025, solely for the purpose of engaging in the transactions contemplated by the merger agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and debt financing in connection with the merger.
The principal executive offices of Parent are c/o Blackstone, 345 Park Avenue, New Yok, NY 10154, and c/o TPG, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
Hopper Merger Sub Inc.
Merger Sub is a direct wholly-owned subsidiary of Parent and was formed on October 10, 2025, solely for the purpose of engaging in the transactions contemplated by the merger agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement and arranging of the equity financing and debt financing in connection with the merger.
Upon consummation of the merger, Merger Sub will cease to exist, and the Company will continue as the surviving corporation and as a wholly owned subsidiary of Parent. The principal executive offices of Merger Sub are c/o Blackstone Inc., 345 Park Avenue, New Yok, NY 10154, and c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

THE SPECIAL MEETING
We are furnishing this proxy statement to Company stockholders as part of the solicitation of proxies by the Board for exercise at the special meeting and at any postponements or adjournments thereof.
Date, Time and Place
The special meeting of Company stockholders will be held on [   ], at [   ], Eastern Time, in a virtual-only meeting format.
Holders of Company Common Stock
To attend the special meeting, you will be required to enter the control number, included on your proxy card, voting instruction form or as you may otherwise receive, which will allow you to participate in the special meeting and vote your shares of Company common stock if you are a Company stockholder as of the record date. All shareholders are entitled to attend the special meeting; however, you are entitled to participate, meaning you are entitled to vote and submit questions at the special meeting, only if you were a stockholder of record as of the close of business on the record date, or if you were a beneficial owner of shares of Company common stock as of the record date and you obtain a legal proxy in accordance with the instructions below.
Purpose of the Special Meeting
The special meeting is being held for the following purposes:
•	to consider and vote on the merger agreement proposal;
•	to consider and vote on the advisory compensation proposal; and
•	to consider and vote on the adjournment proposal.
A copy of the merger agreement is attached as Annex A to this proxy statement.
Recommendation of the Board
The Board has reviewed and considered the terms and conditions of the merger agreement, the CVR agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously (i) determined that the terms of the merger agreement and the CVR agreement and the transactions contemplated by the merger agreement, including the merger and the CVR agreement, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders and declared it advisable to enter into the merger agreement, (iii) approved the execution and delivery by the Company of the merger agreement, the performance by the Company of its covenants and agreements contained in the merger agreement and the consummation of the merger and the other transactions contemplated thereby upon the terms and subject to the conditions contained therein, (iv) approved and declared advisable the CVR agreement and the transactions contemplated thereby, (v) resolved to recommend that the stockholders vote to approve the merger agreement, in each case on the terms and subject to the conditions set forth in the merger agreement, and (vi) directed that the merger agreement be submitted to the stockholders for their adoption. Accordingly, the Board recommends a vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal. For a discussion of the factors that the Board considered in determining to recommend the approval of the merger agreement proposal, please see the section of this proxy statement entitled “The Merger—Reasons for the Merger.”
Attending the Special Meeting
The special meeting is scheduled to be held on [   ], at [   ], Eastern Time, in a virtual-only meeting format. The Company will hold the special meeting virtually via live webcast to provide the opportunity for full and equal participation of all Company stockholders regardless of location.
You may attend the special meeting virtually by visiting virtualshareholdermeeting.com/HOLX2026SM and using the 16-digit control number found on the proxy card that you previously received. If you plan to attend the special meeting virtually, we encourage you to access the special meeting before the start time of [   ], Eastern Time. Please allow ample time to log into the audio webcast and test your computer systems. You may begin to log into the special meeting website approximately 15 minutes prior to the start of the special meeting.

The special meeting website is fully supported across browsers (Edge, Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and mobile phones) that have the most updated version of applicable software and plugins installed. Company stockholders should ensure that they have a strong Internet connection if they intend to virtually attend the special meeting. Attendees should allow sufficient time to access the special meeting and ensure that they can hear streaming audio prior to the start of the special meeting.
If you encounter any difficulties accessing the special meeting, please call the technical support number that will be provided on the special meeting website. Technical support will be available beginning approximately 15 minutes prior to the start of the special meeting through its conclusion.
Additional information regarding related rules of conduct and other materials for the special meeting will be available during the special meeting at virtualshareholdermeeting.com/HOLX2026SM.
You will not be able to attend the special meeting physically in person.
If you hold your shares in “street name” (in other words, your Company common stock is held in the name of your bank, broker or other nominee), you are entitled to virtually attend the special meeting but must first obtain a legal proxy in order to vote your shares at the special meeting. If you wish to participate and vote your shares at the special meeting, you must first obtain a legal proxy from your bank, broker or other nominee. Once you have received a legal proxy from your bank, broker or other nominee, please mail it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you request a legal proxy from your bank, broker or other nominee, you should note that the issuance of the legal proxy will invalidate any prior voting instructions you have given and will prevent you from giving any further voting instructions to your bank, broker or other nominee to vote on your behalf and, in that case, you would only be able to vote at the special meeting. Failure to provide a legal proxy may invalidate any votes placed at the special meeting.
Record Date and Stockholders Entitled to Vote
Only the holders of record of Company common stock at the close of business on [   ], the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting and any postponement or adjournment thereof. As of the record date, there were [   ] shares of Company common stock issued and outstanding and entitled to vote at the special meeting. Each Company stockholder is entitled to one vote per share of Company common stock held by such Company stockholder on the record date on each of the proposals presented in this proxy statement.
For 10 days prior to the special meeting, the names of stockholders entitled to vote at the special meeting will be available for inspection for any purpose germane to the special meeting, between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time, at the Company’s principal executive offices located at 250 Campus Drive, Marlborough, Massachusetts 01752, by contacting the Corporate Secretary of the Company.
Quorum
A majority in voting power of all stock issued, outstanding and entitled to vote on the record date must be present in person at the special meeting or represented by proxy to constitute a quorum for the transaction of business at the special meeting. Virtual attendance at the special meeting constitutes presence in person for quorum purposes at the special meeting. Our common stock is our only class of outstanding voting securities. Abstentions will be counted as shares present for the purposes of determining the presence of a quorum. For shares of the Company common stock, broker non-votes will not be counted as shares present for purposes of determining the presence of a quorum unless your bank, broker or other nominee has been instructed to vote on at least one of the proposals presented in this proxy statement.
Whether or not a quorum is present at the special meeting of the stockholders, a majority of the votes cast on the question, present in person, or by remote communication, may adjourn the special meeting, without notice, if the time and place of the new meeting and the means of remote communication, if any, by which Company stockholders and proxy holders may be deemed to be present and vote at such adjourned meeting, are announced at the special meeting at which the adjournment is taken. If, however, the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, we will provide a notice of the adjourned meeting to each Company stockholder of record entitled to vote at the special meeting. In the event that a quorum is not present at the special meeting, or if there are insufficient votes to adopt the merger agreement at the time of the special meeting, we expect that the special meeting will be postponed or adjourned to solicit additional proxies.

Vote Required
Approval of the Merger Agreement Proposal
The approval of the merger agreement proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the aggregate voting power of the issued and outstanding shares of Company common stock entitled to vote thereon at the special meeting. Under Delaware law and the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. Note that you may vote to approve the merger agreement proposal and vote not to approve the advisory compensation proposal or adjournment proposal and vice versa.
Abstentions, failures to vote (including a failure to authorize a proxy to vote on your behalf) and broker non-votes will have the same effect as a vote “AGAINST” the merger agreement proposal.
Approval of the Advisory Compensation Proposal
The approval of the advisory compensation proposal requires the affirmative vote (in person or by proxy) of a majority of the votes cast on such proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote (including a failure to authorize a proxy to vote on your behalf) and broker non-votes will have no effect on the outcome of the advisory compensation proposal.
The vote on the advisory compensation proposal is a vote separate and apart from the vote to approve the merger agreement proposal. Because the vote on the advisory compensation proposal is advisory only, it will not be binding on the Company, the Board, Parent or the surviving corporation. Accordingly, because the Company is contractually obligated to pay the compensation that may be paid or become payable to our named executive officers in connection with the transactions contemplated by the merger agreement, including consummation of the merger, if the merger is approved by our stockholders, such compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the advisory compensation proposal.
Approval of the Adjournment Proposal
The approval of the adjournment proposal requires the affirmative vote (in person or by proxy) of a majority of the votes cast on such proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote (including a failure to authorize a proxy to vote on your behalf) and broker non-votes will have no effect on the outcome of the adjournment proposal. The Company does not intend to call a vote on this proposal if the merger agreement proposal is approved at the special meeting.
The vote on the adjournment proposal is a vote separate and apart from the vote to approve the merger agreement proposal. Accordingly, you may vote to approve the merger agreement proposal and vote not to approve the adjournment proposal and vice versa.
Neither approval of the advisory compensation proposal nor approval of the adjournment proposal is a condition to the consummation of the merger.
With respect to shares of Company common stock, a broker “non-vote” occurs when a broker holding shares for a beneficial owner votes on at least one proposal, but does not vote on another proposal because, in respect of such other proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owner. Under New York Stock Exchange rules, regardless of the exchange on which a company’s shares are listed, banks, brokers and other nominees have discretionary voting power for matters that are considered “routine” but not for matters considered “non-routine.” Absent instructions from you, the record holder may not vote on any non-routine matter. In that case, without your voting instructions, a broker non-vote will occur. Accordingly, a bank, broker or other nominee will not have discretionary authority to vote shares of the Company common stock because the rules applicable to banks, brokers and other nominees only provide such organization with discretionary authority to vote on proposals that are considered “routine,” whereas each of the proposals to be presented at the special meeting is considered “non-routine.” As a result, no bank, broker or other nominee will be permitted to vote your shares of Company common stock at the special meeting without receiving instructions and we do not expect any broker non-votes on any of the proposals. You should consult your bank, broker or other nominee holder if you have questions about this.

Voting Procedures
Whether or not you plan to attend the special meeting and regardless of the number of shares of Company common stock, your careful consideration of, and vote on, the merger agreement is important and we encourage you to vote promptly.
There are four ways to vote if you are a record holder (in other words, you held Company common stock in your own name in the stock register maintained by our transfer agent, EQ):
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Via the Internet: If you have Internet access, Hologic encourages you to vote at www.proxyvote.com in advance of the special meeting by following the instructions on the proxy card prior to 11:59 p.m., Eastern Time, on [   ].

•	By Telephone: As instructed on the proxy card, you can make a toll-free telephone call to 800-690-6903 prior to 11:59 p.m., Eastern Time, on [ ].
•
By Mail: If you received your proxy materials by mail, you can vote by completing, signing and returning the enclosed proxy card in the prepaid envelope provided. For your mailed proxy card to be counted, it must be received before 11:59 p.m., Eastern Time, on [   ].

•
At the special meeting: To vote during the special meeting, visit virtualshareholdermeeting.com/HOLX2026SM and enter the 16-digit control number included in your proxy card. Online access to the special meeting will open approximately 15 minutes prior to the start of the special meeting. If you encounter any difficulties accessing the special meeting during the check-in or meeting time, please call the technical support number that will be posted on the special meeting website. Technical support will be available starting 15 minutes prior to the special meeting.

If you are a record holder of Company common stock (in other words, you held Company common stock in your own name in the stock register maintained by our transfer agent, EQ) and to ensure that your shares of Company common stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting. In order to vote by proxy card, please complete, sign, date and mail the enclosed proxy card in the postage-paid envelope provided or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). For your mailed proxy card to be counted, we must receive it before 11:59 p.m. Eastern Time on [   ], one day before the special meeting. You may vote electronically over the Internet or by telephone until 11:59 p.m. Eastern Time on [   ]. You may also vote by attending the special meeting and voting during the live webcast.
If you hold your shares of Company common stock in “street name” (in other words, your Company common stock is held in the name of your bank, broker or other nominee), you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. In order to vote, complete, date, sign and mail the enclosed voting instruction form from your broker, bank or other nominee to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker. To vote at the special meeting, which will have the same effect as revoking any previously submitted voting instructions, you will need to obtain a legal proxy from your bank, broker or other nominee and attend for the special meeting. Please see “The Special Meeting—Voting Procedures” for information on how to vote for each of the proposals. Without following the voting instructions, your Company common stock held in “street name” will not be voted, which will have the same effect as a vote “AGAINST” the merger agreement proposal and will not have any effect on the advisory compensation proposal and adjournment proposal.
If you hold your shares under the Hologic, Inc. Savings and Investment Plan, you are entitled to direct Fidelity Management Trust Company, the trustee of the Hologic, Inc. Savings and Investment Plan, how to vote the shares of Company common stock allocated to your account under the plan. You should have received (or will receive) proxy materials and detailed instructions on how to direct the voting of shares of Company common stock allocated to your plan account and should follow the directions specified in those materials (or any related materials you may receive). Your direction must be received by on [   ], at [   ], Eastern Time in order for your direction to be followed. Your voting directions will be held in strictest confidence by Fidelity Management Trust Company (i.e., not disclosed to the Company). Except as otherwise required by law, shares of Company common stock held in your plan account for which you do not direct Fidelity Management Trust Company to vote in accordance with instructions provided will not be voted in connection with the transaction.

For additional questions about the merger, assistance in submitting proxies or voting, or to request additional copies of this proxy statement or the enclosed proxy card, please contact Okapi Partners LLC, which is acting as the Company’s proxy solicitation agent in connection with the merger, toll free at (844) 201-1170 (banks and brokers may call collect at (212) 297-0720).
How Proxies Are Voted
If you complete and submit your proxy card or voting instructions for shares of Company common stock, the persons named as proxies will follow your instructions. If you are a holder of record for shares of Company common stock and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies therein will vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.
Revocation of Proxies
For Company stockholders of record, any time after you have submitted a proxy and before the proxy is exercised, you may revoke or change your vote in one of four ways:
•
you may submit a later dated proxy relating to the same shares and delivering it to our Corporate Secretary (which automatically revokes the earlier proxy) in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting Procedures”, so long as your later-dated proxy is received by 11:59 p.m., Eastern Time, on [   ];

•
you may submit a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy to www.proxyvote.com or by calling 800-690-6903, so long as your later-dated proxy is received by 11:59 p.m., Eastern Time, on [   ];

•
you may submit a written notice of revocation to the Company’s Corporate Secretary at Hologic, Inc., 250 Campus Drive, Marlborough, MA 01752, so long as your revocation is received by 11:59 p.m., Eastern Time, on [   ]; or

•	you may attend the special meeting and vote during the live webcast. Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy.
Please note that if you want to revoke your proxy by sending a new proxy card or a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company prior to the special meeting.
If your shares are held in the name of a bank, broker or other holder of record, which is known as being held in “street name,” you will need to revoke or resubmit your proxy through your bank, broker or other nominee and in accordance with its procedures. You should contact your bank, broker or other nominee to revoke your proxy. If your bank, broker or other nominee allows you to submit a proxy via the Internet or by telephone, you may be able to change your vote by submitting a new proxy via the Internet or by telephone (or by mail). If you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares at the special meeting, you may change your vote by attending the special meeting and voting during the live webcast.
Solicitation of Proxies
The Company will bear the cost of soliciting proxies, including the expense of preparing, printing and distributing this proxy statement. In addition to soliciting proxies by mail, telephone or electronic means, we may request brokers to solicit their customers and will, upon request, reimburse them for the reasonable, out-of-pocket costs of forwarding proxy materials in accordance with customary practice and SEC and Nasdaq regulations. We may also use the services of our directors, officers and other employees to solicit proxies, personally or by telephone, without additional compensation. In addition, the Company has retained Okapi Partners LLC to assist with the solicitation of proxies. Okapi Partners LLC will be paid a fee of approximately $26,500 plus an additional success fee of $20,000 if the merger agreement proposal is approved by the Company stockholders plus an additional fee per call made or received and additional fees for other services as may be agreed by the Company plus reimbursement for certain fees and expenses.
Adjournments
Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Whether or not a quorum is present at the special meeting of the stockholders, a majority of the votes cast on the question, present in person, or by remote communication, may adjourn the special meeting, without notice, provided that the time and place of the new meeting and the means of remote communication, if any, by which Company stockholders and proxy holders may be deemed to be present and vote at such adjourned meeting, are announced at the special meeting at which the adjournment is taken. If, however, the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, we will provide a notice of the adjourned meeting to each Company stockholder of record entitled to vote at the special meeting. At any subsequent reconvening of the special meeting at which a quorum is present, any business may be transacted that might have been transacted at the special meeting.
Voting by Company Directors and Executive Officers
As of the record date, the directors and executive officers of the Company beneficially owned an aggregate of [   ] shares of Company common stock, or approximately [   ]% of the voting power of the then-outstanding shares of Company common stock.
We currently expect that all directors and executive officers of the Company will vote their shares of Company common stock “FOR” each of the proposals to be presented at the special meeting. For more information regarding the security ownership of directors and executive officers of the Company, see the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management.”
The Company’s directors and executive officers may have interests in the merger that may be different from, or in addition to, the interests of the Company stockholders generally. For more information, see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”
Appraisal Rights
If the merger is consummated, persons who do not wish to accept the merger consideration are entitled to seek appraisal of their shares of Company common stock under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of Company common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of Company common stock as determined by the Delaware Court may be more or less than, or the same as, the merger consideration that you are otherwise entitled to receive under the merger agreement. These rights are known as “appraisal rights.” This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.
Persons who exercise appraisal rights under Section 262 will not receive the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. They will receive an amount determined to be the “fair value” of their shares of Company common stock following petition to, and an appraisal by, the Delaware Court. Persons considering seeking appraisal should recognize that the fair value of their shares of Company common stock determined under Section 262 could be more than, the same as or less than the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.
A holder of record or a beneficial owner of shares of Company common stock who (1) continuously holds such shares through the effective time, (2) has not voted in favor of or otherwise consented to the merger in writing or otherwise withdrawn, lost or waived appraisal rights (but failure to vote against the merger, alone, will not constitute a waiver of appraisal rights), (3) strictly complies with the procedures under Section 262, (4) does not thereafter withdraw his, her or its demand for appraisal of such shares and (5) in the case of a beneficial owner, a person who (a) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (b) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (c) provides an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List (as defined in the section of this proxy statement entitled “The Merger—Appraisal Rights”), will be entitled to receive the fair value of his, her or its shares of Company common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value. Voting in person or by proxy, against, abstaining from voting on or failing to vote on the adoption and approval of the merger will not constitute a written demand for appraisal as required by Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote.
A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. This summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should carefully review Section 262 and is urged to consult his, her or its legal and financial advisors before electing or attempting to exercise such rights. For more information, please see the section of this proxy statement entitled “The Merger—Appraisal Rights.”
Other Matters
Pursuant to the Delaware General Corporation Law (the “DGCL”) and the Company’s by-laws, only the matters set forth in the notice of special meeting may be brought before the special meeting.
Assistance
If you have any questions or need assistance in voting, completing your proxy card or have questions regarding the special meeting, please contact Okapi Partners LLC, which is acting as the Company’s proxy solicitation agent in connection with the merger, toll-free at (844) 201-1170 (banks and brokers may call collect at (212) 297-0720) or via email at info@okapipartners.com:

1212 Avenue of the Americas, 17th Floor
New York, New York 10036
Banks and Brokers Call: (212) 297-0720
Stockholders and All Others Call Toll Free: (844) 201-1170
Email: info@okapipartners.com

PROPOSAL 1: MERGER AGREEMENT PROPOSAL
We are asking Company stockholders to vote on a proposal to adopt the merger agreement. You are urged to carefully read this proxy statement in its entirety for more detailed information concerning the merger and the merger agreement, including the information set forth under the sections of this proxy statement entitled “The Merger” and “The Merger Agreement.” A copy of the merger agreement is attached as Annex A to this proxy statement. Approval of this proposal is a condition to the consummation of the merger. In the event this proposal is not approved, the merger cannot be consummated.
The Board recommends a vote “FOR” the approval of the merger agreement proposal.

PROPOSAL 2: ADVISORY COMPENSATION PROPOSAL
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) under the Exchange Act, we are asking Company stockholders to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to our named executive officers in connection with the transactions contemplated by the merger agreement, including consummation of the merger. As required by those rules, the Company is asking Company stockholders to vote on the approval of the following resolution:
“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the consummation of the merger, as disclosed in the table entitled “Potential Payments to Named Executive Officers,” including the associated narrative discussion, and the agreements, arrangements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”
The vote on executive compensation payable in connection with the consummation of the merger is a vote separate and apart from the vote to approve the merger agreement proposal. Accordingly, you may vote to approve the merger agreement proposal and vote not to approve such compensation and vice versa. Because the vote is advisory in nature only, it will not be binding on the Company or the Board; as the Company is contractually obligated to pay such compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the merger is consummated and regardless of the outcome of the advisory vote.
The Board recommends a vote “FOR” the approval of the advisory compensation proposal.

PROPOSAL 3: ADJOURNMENT PROPOSAL
The special meeting may be adjourned to another time and place to permit further solicitation of proxies, if necessary or appropriate, to obtain additional votes to approve the merger agreement proposal. The Company currently does not intend to propose adjournment of the special meeting if there are sufficient votes in favor of the merger agreement proposal.
The Company is asking Company stockholders to authorize the holder of any proxy solicited by the Board to vote in favor of any adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement proposal at the time of the special meeting.
The Board recommends a vote “FOR” the approval of the adjournment proposal.

THE MERGER
Overview
The Company is seeking the adoption by Company stockholders of the merger agreement the Company entered into on October 21, 2025 with Parent and Merger Sub. Under the terms of the merger agreement, subject to the satisfaction or (if permissible under applicable law) waiver of specified conditions, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. The Board has authorized and approved the execution, delivery and performance by the Company of the merger agreement and declared the merger agreement advisable and recommends that Company stockholders vote to adopt the merger agreement.
Background of the Merger
The following summarizes the key meetings and events that led to and immediately followed the signing of the merger agreement. This summary does not purport to catalogue every conversation of or among the members of the Board, the representatives of the Company, or other parties and their respective financial advisors, legal advisors, affiliates or other representatives.
The Board and senior management regularly review and evaluate the Company’s business and long-term strategy, competitive position, historical performance, future prospects and opportunities, with the goal of enhancing stockholder value. These reviews have included discussions about the Company’s strategic alternatives, including continuing to execute on its strategy as a standalone company and exploring potential acquisition, business combination and sale transactions.
In connection with the regular exploration of potential strategic alternatives, members of management including Stephen MacMillan, the Chairman, President and Chief Executive Officer of the Company, have met from time to time with representatives of strategic companies and financial sponsors, including in certain cases as a result of inbound requests from such parties, to discuss trends and developments in the healthcare industry, market conditions, and the Company’s business and to assess whether there may be opportunities to pursue transactions that would enhance value for the Company’s stockholders. The Board was regularly updated regarding such discussions.
On September 16, 2024, Ram Jagannath, a Senior Managing Director and Global Head of Healthcare of Blackstone, sent an email to Mr. MacMillan to propose a meeting to reconnect. Mr. MacMillan and Mr. Jagannath subsequently agreed on a call to meet at a healthcare conference on January 12, 2025.
On January 12, 2025, Mr. Jagannath met with Mr. MacMillan at a healthcare conference. They had a discussion during which Mr. Jagannath provided Mr. MacMillan with an overview of Blackstone and expressed Blackstone’s interest in the Company’s business. Mr. Jagannath asked Mr. MacMillan whether the Company had ever considered going private. Mr. MacMillan responded that the Board would consider offers to acquire the Company in line with its fiduciary duties. Mr. Jagannath requested that the Company enter into a confidentiality agreement (“NDA”) with Blackstone so Blackstone could obtain more information about the Company in connection with potentially submitting an offer to acquire the Company. Mr. MacMillan declined the request, informing Mr. Jagannath that the Company was publicly traded and there was sufficient publicly available information for Blackstone to consider in deciding whether to submit an offer to acquire the Company. After this meeting, Mr. MacMillan informed Amy M. Wendell, the Board’s lead independent director, of his discussion with Mr. Jagannath.
On February 4, 2025, Mr. MacMillan held an informal call with the Board, during which he updated the Board on his initial conversation with Mr. Jagannath.
On February 13, 2025, Mr. Jagannath spoke with Mr. MacMillan to express Blackstone’s interest in acquiring the Company and the potential timing of an offer. Mr. Jagannath informed Mr. MacMillan that Blackstone had devoted significant time over the last month on the potential acquisition opportunity and was excited about the Company. Mr. Jagannath noted that he would be discussing a potential acquisition of the Company at a meeting of Blackstone’s investment committee the following week. Mr. MacMillan informed Ms. Wendell of this call after it occurred and updated the Board as to these overtures from Blackstone during the Board’s meeting on February 25, 2025, as further discussed below.
On February 23, 2025, Mr. Jagannath spoke with Mr. MacMillan to reiterate that Blackstone was very excited about the Company’s business. Mr. Jagannath indicated that the Blackstone investment committee had not met the prior week, but that Mr. Jagannath expected to send a non-binding indication of interest later that week. Mr. MacMillan informed Ms. Wendell of this call after it occurred and updated the Board as to these matters during its meeting on February 25, 2025.
Mr. MacMillan routinely spoke with and updated Ms. Wendell regarding Company and Board matters and continued to provide updates to Ms. Wendell throughout the process.
On February 25, 2025, the Board held a regular meeting, with members of the Company’s senior management and representatives of Goldman Sachs, the Company’s long-standing financial advisor that had provided strategic advice to the Company for a number of years, in attendance. During the meeting, Mr. MacMillan provided the Board with an update regarding the outreach from the representative of Blackstone and Blackstone’s interest in the Company. Representatives of Goldman Sachs provided an overview of industry landscape and trends and presented to and discussed with the Board its preliminary financial analysis of the Company. After discussion, the Board agreed that while continuing conversations with Blackstone was appropriate, absent a proposal or additional compelling information, the Company would not look to engage beyond initial conversations, including refraining from participation in any diligence process.
On February 28, 2025, Mr. MacMillan had a conversation with Mr. Jagannath at the request of Mr. Jagannath during which Mr. Jagannath indicated that Blackstone and its investment committee maintained a high level of enthusiasm for the Company. Mr. Jagannath noted that Blackstone would be reaching out to three of its large limited partners to discuss a potential transaction with the Company. Mr. Jagannath also mentioned that Blackstone intended to conduct additional market research in the Breast Health space and had retained a consultant to assess certain aspects of the sector.
On March 6, 2025, while at a healthcare conference, Mr. MacMillan had a conversation with a partner at another private equity firm, which we refer to as “Financial Sponsor A,” during which such partner expressed interest in the Company. Following the conference, through ordinary course discussions, a senior executive at Financial Sponsor A had a conversation with a representative of Goldman Sachs (in its capacity as the Company’s financial advisor), during which he expressed interest in doing additional work on a potential transaction with the Company. On March 20, 2025, Mr. MacMillan received an email from the same senior executive at Financial Sponsor A requesting a meeting with Mr. MacMillan to discuss potential opportunities for collaboration. A meeting was scheduled for April 3, 2025.
On March 18, 2025, Mr. Jagannath had a conversation with a representative of Goldman Sachs, during which Mr. Jagannath provided an update on the status of Blackstone’s internal process with respect to the potential transaction. Mr. Jagannath expressed that the potential transaction with the Company remained a high priority for Blackstone.
On March 25, 2025, Mr. Jagannath and Mr. MacMillan had a conversation during which Mr. Jagannath indicated that before potentially providing a non-binding indication of interest, Blackstone would like Mr. MacMillan to meet with Martin Brand, the Senior Managing Director and Head of Blackstone Capital Partners, and Joe Baratta, the Senior Managing Director and Global Head of Blackstone Private Equity Strategies. Mr. Jagannath also requested permission for Blackstone to contact TPG to potentially participate in a transaction with Blackstone. Mr. MacMillan advised that such an outreach would be acceptable.
On April 3, 2025, Mr. MacMillan met with Mr. Brand, Mr. Jagannath and Alex Albert, a Partner at TPG, and discussed various aspects of the Company’s business.
On April 3, 2025, Mr. MacMillan met with two executives at Financial Sponsor A. The parties discussed various aspects of the Company’s business and the representatives of Financial Sponsor A expressed that they had paid attention to and were intrigued by the Company. The meeting concluded with the representatives of Financial Sponsor A notifying Mr. MacMillan that they may come back to the Company with some additional questions.
On April 7, 2025, Mr. MacMillan had a conversation with Mr. Baratta and Mr. Jagannath and discussed various aspects of the Company’s business. Later that day, Mr. MacMillan held an informal call with the Board, during which he updated the Board with respect to his conversations with representatives from Financial Sponsor A as well as his conversations with representatives from Blackstone and TPG.

On April 8, 2025, an executive at Financial Sponsor A reached out to Mr. MacMillan to thank him for the conversation and noted that Financial Sponsor A would continue to follow the Company. There were no further discussions with Financial Sponsor A.
On May 5, 2025, Mr. MacMillan held an informal call with the Board during which he updated the Board with respect to the status of his conversations with Financial Sponsor A.
On May 12, 2025, Mr. MacMillan had a conversation with Mr. Jagannath and Mr. Albert, during which Mr. Jagannath and Mr. Albert told Mr. MacMillan that they would be sending a non-binding indication of interest and described the terms thereof (which terms were consistent with the May 11 Indication of Interest). Later on May 12, 2025, the Company received an initial, non-binding indication of interest from Blackstone and TPG, which was dated May 11, 2025 (the “May 11 Indication of Interest”). The May 11 Indication of Interest stated that Blackstone and TPG were prepared to acquire all of the outstanding equity of the Company in an all-cash transaction for $70.00 – $72.00 per share on a fully diluted basis. The May 11 Indication of Interest stated that such offer reflected a 23 – 27% premium to the Company’s closing stock price of $56.75 per share as of May 9, 2025, and a 22 – 25% premium to the volume weighted average share price for the 30-day period ended on May 9, 2025. The May 11 Indication of Interest also stated that Blackstone and TPG were amenable to having the definitive agreement include a “go shop” whereby the Company and its advisors would be permitted to actively solicit competing proposals for a reasonable period of time after signing and to terminate the agreement with Blackstone and TPG in order to accept a superior proposal, subject to customary matching rights, break-up fee and expense reimbursement. The May 11 Indication of Interest was provided to the Board.
On May 19, 2025, the Board held a special meeting, with members of the Company’s senior management and representatives of Goldman Sachs and Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), the Company’s long-standing external counsel, in attendance. Mr. MacMillan referenced the May 11 Indication of Interest, reminded the Board that Blackstone had expressed initial interest in the Company in January 2025 and provided high-level comments on the May 11 Indication of Interest. Representatives of Goldman Sachs then presented to and discussed with the Board its preliminary financial analysis of the May 11 Indication of Interest. The Board discussed the potential value to the Company’s stockholders of the transaction proposed by the May 11 Indication of Interest as well as a need to receive additional detail on the Company’s updated long-range strategic plan. After discussion, the Board came to the view that considering the information provided during the meeting by representatives of Goldman Sachs and the Company’s management team, the May 11 Indication of Interest was not compelling but deserved additional attention and discussion. The Board agreed to schedule additional time later that week to further discuss the May 11 Indication of Interest and next steps for responding to Blackstone and TPG.
On May 22, 2025, the Board held a special meeting, with members of the Company’s senior management and representatives of Goldman Sachs and Wachtell Lipton in attendance. The representative of Wachtell Lipton provided the members of the Board with a summary of legal considerations in the context of evaluating the May 11 Indication of Interest. Mr. MacMillan and Karleen Oberton, the Company’s Chief Financial Officer, reviewed different business scenarios, based on various upside and downside assumptions in the Company’s draft business forecast to show potential growth paths of the Company. Mr. MacMillan indicated that management’s updated long range strategic plan for the Company was on track to be presented at the Board’s regularly scheduled meeting on June 11-12, 2025. Representatives of Goldman Sachs then discussed various potential alternative strategic transactions for the Company that could potentially create shareholder value. Following discussion, the Board again noted that the May 11 Indication of Interest did not seem compelling given the information provided by representatives of Goldman Sachs and the Company’s management team, including the Company’s current thinking around the growth scenarios discussed and the Company’s strong balance sheet to fund growth initiatives. The Board agreed to schedule additional time prior to the June 11-12 regularly scheduled Board meeting to discuss the May 11 Indication of Interest further. The Board also discussed and directed the Company’s management and Goldman Sachs to contact three strategic parties, which we refer to as “Strategic Party A”, “Strategic Party B” and “Strategic Party C”, as to their possible interest in a transaction involving the Company and to assess potential other interests in the Company as the Board continues to evaluate the May 11 Indication of Interest and the possibility of a transaction. The Board also directed Goldman Sachs to communicate to Blackstone and TPG that the Board did not find the May 11 Indication of Interest to be compelling, but that the Board would further evaluate it at a forthcoming meeting.
Later on May 22, 2025, representatives of Goldman Sachs contacted senior executives of Strategic Party A, Strategic Party B and Strategic Party C to discuss their potential interest in evaluating a strategic transaction involving the Company. Representatives of Strategic Party B and Strategic Party C indicated that they were not interested in a potential strategic transaction involving the Company at that time. Representatives of Strategic Party A indicated their interest in evaluating a potential strategic transaction involving the Company. Representatives of Goldman Sachs provided to Strategic Party A a draft customary confidentiality agreement prepared by Wachtell Lipton, which was subsequently entered into as of May 23, 2025 (the “Strategic Party A NDA”). The Strategic Party A NDA included a customary standstill and “don’t ask, don’t waive” provision, but permitted Strategic Party A to make any confidential proposal to, or have private discussions with, the Chief Executive Officer of the Company or the Board or authorized representatives of Goldman Sachs with respect to a proposed negotiated transaction with the Company so long as such proposal was not intended to cause, and could not reasonably be expected to cause or require, the Company to make a public disclosure. The Strategic Party A NDA also provided that the standstill obligations would terminate upon any person entering into a definitive agreement with the Company to acquire more than 50% of the outstanding voting securities or consolidated assets of the Company.
Following initial outreach to Strategic Party C from Goldman Sachs, on May 22, 2025, notwithstanding prior conversations, the Chief Executive Officer of Strategic Party C contacted Mr. MacMillan and indicated that Strategic Party C was now considering its potential interest in a business combination with the Company. There was no follow-up from Strategic Party C and the parties did not have any further conversations.
Also on May 22, 2025, representatives of Goldman Sachs held a call with Mr. Jagannath and Mr. Albert, during which representatives of Goldman Sachs communicated that the Board did not find the May 11 Indication of Interest to be compelling, but that the Board would further evaluate it at a forthcoming meeting.
On May 27, 2025, The Financial Times published a story (the “May 27 FT Article”) that TPG and Blackstone had made an approach to take the Company private, offering to purchase the Company for $70 to $72 per share, equating to a value of $16.3 to $16.7 billion including debt, and that the Company had rejected this nonbinding offer.
On May 28, 2025, Mr. MacMillan, Ms. Oberton, Anne Liddy, the Company’s General Counsel, and Michael Watts, Corporate Vice President, Investor Relations, of the Company held a meeting with representatives of Strategic Party A and provided representatives of Strategic Party A with an overview of and answered questions regarding various aspects of the Company’s business.
Also on May 28, 2025, the chief executive officer of another strategic party, which we refer to as “Strategic Party D”, contacted Mr. MacMillan to express interest in a potential acquisition of the Company. At the direction of senior management of the Company, representatives of Goldman Sachs provided to Strategic Party D a draft customary confidentiality agreement prepared by Wachtell Lipton, which was subsequently executed on June 1, 2025 (the “Strategic Party D NDA”). The Strategic Party D NDA was substantially similar to the Strategic Party A NDA and similarly included a customary standstill and “don’t ask, don’t waive” provision, but permitted Strategic Party D to make any confidential proposal to the Chief Executive Officer of the Company or the Board with respect to a proposed negotiated transaction with the Company so long as such proposal was not intended to cause, and would not reasonably be expected to cause or require, the Company to make a public disclosure. The Strategic Party D NDA also provided that the standstill obligations would terminate upon any person entering into a definitive agreement with the Company to acquire more than 50% of the outstanding voting securities or consolidated assets of the Company.
On June 2, 2025, a representative of Strategic Party A contacted representatives of Goldman Sachs to convey that Strategic Party A was no longer interested in evaluating a potential strategic transaction with the Company.
Later on June 2, 2025, the Board held a special meeting, with members of the Company’s senior management and representatives of each of Goldman Sachs and Wachtell Lipton in attendance. Representatives of Goldman Sachs provided an update that, at the Board’s direction, they had reached out to representatives of Strategic Party A, Strategic Party B and Strategic Party C and that Strategic Party A had entered into a confidentiality agreement with the Company and participated in a management presentation on May 28, 2025. Mr. MacMillan conveyed to the Board that a representative of Strategic Party A had conveyed to him earlier that day that Strategic Party A was no longer interested in evaluating a potential strategic transaction with the Company. Representatives of Goldman Sachs also noted that representatives of each of Strategic Party B and Strategic Party C indicated to Goldman Sachs on May 22, 2025 that they were not interested in a potential strategic transaction involving the Company at that time and that neither had entered into a confidentiality agreement with the Company. Representatives of Goldman Sachs also reported that they had received a few inbound calls from private equity firms following the May 27 FT Article but they did not expect any follow-up from those firms. Mr. MacMillan noted for the Board that the chief executive officer of Strategic Party D had contacted him to express interest in a potential acquisition of the Company, the Company had entered into a confidentiality agreement with Strategic Party D and a management meeting with Strategic Party D was scheduled for June 3, 2025. After discussion, the Board directed representatives of Goldman Sachs to communicate to Blackstone and TPG that the Company would further evaluate the May 11 Indication of Interest at its June 11-12 regularly scheduled board meeting. After representatives of Goldman Sachs and Wachtell Lipton were excused from the meeting, members of senior management provided the Board with an update regarding the potential formal engagement of Goldman Sachs as the Company’s financial advisor and a fee proposal that had been discussed with Goldman Sachs. Discussion ensued around benchmarking and analysis of the fee proposal, the expertise and capability of Goldman Sachs, Goldman Sachs’ familiarity with the Company and the benefits and disadvantages of engaging a second investment bank. After discussion, the Board approved the formal engagement of Goldman Sachs, approved the proposed fee and determined not to seek to engage a second investment bank at that time. Later on June 2, 2025, representatives of Goldman Sachs conveyed the Board’s message to representatives of Blackstone and TPG.
On June 3, 2025, Mr. MacMillan, Ms. Oberton, Ms. Liddy, Mr. Watts and Mark Irving, Vice President and Corporate Secretary of the Company, held a meeting with representatives of Strategic Party D and provided representatives of Strategic Party D with an overview of and answered questions regarding various aspects of the Company’s business.
On June 11 and June 12, 2025, the Board held a regular meeting, with members of the Company’s senior management in attendance. Ms. Oberton and Mr. Watts briefly discussed the Company’s recent performance, valuation, path to future growth as well as shareholder feedback on the May 27 FT Article. During the meeting, the Board reviewed and discussed with senior management the proposed long range strategic plan for the Company (as described further in the section of this proxy statement entitled “—Certain Financial Forecasts”). Following discussion, the Board approved the long range strategic plan as presented. In addition, during such meeting on June 12, with representatives of Goldman Sachs also in attendance, the Board discussed the May 11 Indication of Interest. Representatives of Goldman Sachs noted that following the June 2, 2025 Board meeting, Strategic Party D had participated in a management presentation on June 3, 2025. Representatives of Goldman Sachs then presented to and discussed with the Board its preliminary financial analysis with respect to the May 11 Indication of Interest. The Board also further discussed the Company’s strong balance sheet to fund growth initiatives, such as innovation and acquisitions, the Company’s stock performance and valuation, and the general backdrop of MedTech and Life Sciences stocks underperforming. After discussion, the Board directed representatives of Goldman Sachs to communicate to Blackstone and TPG that the Company was not interested in pursuing the transaction proposed in the May 11 Indication of Interest, but would consider executing a confidentiality agreement with each of Blackstone and TPG and providing limited high-level due diligence if Blackstone and TPG believed that they could materially increase the value in their proposal.
On June 16, 2025, Mr. MacMillan had a conversation with representatives of Blackstone and TPG in which he communicated that the Board determined that the May 11 Indication of Interest was insufficient.
On June 17, 2025, representatives of Goldman Sachs had a conversation with representatives of Blackstone and TPG in which the representatives of Blackstone and TPG indicated that they would be potentially willing to materially increase their offer to acquire the Company if they could be provided confidential information from the Company. The representatives of Blackstone and TPG also requested a meeting with members of the Company’s senior management, and such meeting was subsequently scheduled for June 27, 2025.
On June 18, 2025, at the direction of the Board, representatives of Goldman Sachs provided to each of Blackstone and TPG a draft customary confidentiality agreement prepared by Wachtell Lipton, which were subsequently executed on June 21, 2025 (the “Blackstone NDA” and the “TPG NDA”). Both included a customary standstill and “don’t ask, don’t waive” provision, but permitted Blackstone and TPG to make any confidential proposal to the Chief Executive Officer of the Company, the Board or authorized representatives of Goldman Sachs so long as such proposal would not reasonably be expected to cause or require the Company to make a public disclosure. Both also provided that the standstill obligations would terminate upon any person entering into a definitive agreement with the Company to acquire more than 50% of the outstanding voting or equity securities or consolidated business or assets of the Company.

On June 23, 2025, representatives of Goldman Sachs had a conversation with representatives of Strategic Party D during which the representatives of Strategic Party D indicated that they were still considering a potential strategic transaction involving the Company, but did not request additional information from the Company.
On June 27, 2025, Mr. MacMillan, Ms. Oberton, Ms. Liddy, Mr. Watts, Mr. Irving and representatives of Goldman Sachs held a meeting with representatives of Blackstone and TPG along with representatives of the Abu Dhabi Investment Authority (“ADIA”) and GIC Private Limited (“GIC”), which were potential co-investors with Blackstone and TPG and were covered as “representatives” under the Blackstone NDA and the TPG NDA, and provided them with an overview of and answered questions regarding various aspects of the Company’s business. Following the meeting, representatives of Blackstone and TPG requested a call with Ms. Oberton to discuss the Company’s third quarter results and outlook for the fourth quarter, and such meeting was subsequently scheduled for July 11, 2025.
On July 2, 2025, the chief executive officer of Strategic Party D sent an email to Mr. MacMillan that noted, among other things, that Strategic Party D remained engaged with strong interest and was continuing to do significant work.
On July 7, 2025, Mr. MacMillan held an informal call with the Board during which he updated the Board with respect to the status of conversations with Blackstone and TPG as well as his correspondence with Strategic Party D.
On July 11, 2025, Ms. Oberton and Mr. Watts and representatives of Goldman Sachs held a meeting with representatives of Blackstone and TPG during which Ms. Oberton provided a high-level overview of the Company’s third quarter results and outlook for the fourth quarter.
On July 21, 2025, Mr. MacMillan had a conversation with representatives of Blackstone and TPG during which the representatives of Blackstone and TPG communicated that they would be sending a revised, non-binding indication of interest to acquire 100% of the outstanding equity of the Company in an all-cash transaction for $74.50 per share on a fully diluted basis. The representatives of Blackstone and TPG also highlighted the meaningful increase in absolute dollars reflected in such per share price against the May 11 Indication of Interest.
Later on July 21, 2025, the Company received a revised, non-binding indication of interest from Blackstone and TPG (the “July 21 Indication of Interest”). The July 21 Indication of Interest stated that Blackstone and TPG were prepared to acquire 100% of the outstanding equity of the Company in an all-cash transaction for $74.50 per share on a fully diluted basis. The July 21 Indication of Interest stated that such offer reflected a 37% premium to the Company’s unaffected stock price (the closing stock price as of May 23, 2025), and a 33% premium to the unaffected volume-weighted average share price for the 30-day period ended on May 23, 2025. The July 21 Indication of Interest also provided that Blackstone and TPG were amenable to having the definitive agreement include a “go shop” whereby the Company and its advisors would be permitted to actively solicit competing proposals for a reasonable period of time after signing and to terminate the agreement with Blackstone and TPG in order to accept a superior proposal, subject to customary matching rights, break-up fee and expense reimbursement. The July 21 Indication of Interest was provided to the Board.
On July 23, 2025, at the direction of senior management of the Company, representatives of Goldman Sachs had a conversation with representatives of Strategic Party D regarding their continued interest in a potential strategic transaction involving the Company.
On July 25, 2025, a representative of Strategic Party D contacted representatives of Goldman Sachs and indicated that Strategic Party D was no longer interested in considering a potential strategic transaction involving the whole Company at that time. This communication was shared with members of senior management of the Company and the Board.
On August 1, 2025, Mr. MacMillan met with Mr. Jagannath and Mr. Albert and discussed various aspects of the Company’s business and that the Board would be evaluating the July 21 Indication of Interest at an upcoming meeting.
On August 4, 2025, the Board held a special meeting, with members of the Company’s senior management and representatives of each of Goldman Sachs and Wachtell Lipton in attendance. Mr. MacMillan reminded the Board that as he had previously communicated to the Board, Strategic Party D had contacted representatives of Goldman Sachs and indicated that Strategic Party D was no longer interested in considering a potential strategic transaction involving the whole Company at that time. Mr. MacMillan discussed the July 21 Indication of Interest and noted the lack of significant movement from a per share price perspective beyond the May 11 Indication of Interest, but highlighted that the increase in absolute dollars was meaningful for Blackstone and TPG. Representatives of Goldman Sachs also noted for the Board that the messaging from Blackstone and TPG indicated that they did not have room to further increase their offer in any meaningful way. Ms. Oberton and Mr. Watts briefly discussed the Company’s recent performance and valuation. Representatives of Goldman Sachs then presented to and discussed with the Board its preliminary financial analysis with respect to the July 21 Indication of Interest. After representatives of Goldman Sachs and Wachtell Lipton were excused from the meeting, the Board continued discussing the July 21 Indication of Interest with members of senior management in attendance and following the excusal of members of senior management from the meeting (other than Mr. MacMillan). The Board discussed, among other things, the Company’s long range strategic plan to drive revenue growth and earnings along with execution risk to that plan, the Company’s strong balance sheet to fund growth initiatives such as innovation and acquisitions, and, if Blackstone and TPG were to propose as an alternative a contingent payment structure, the fact that contingent payment structures like a contingent value right were not certain to pay out the stated amount to Company stockholders. Following additional discussion, the Board concluded that the July 21 Indication of Interest was not sufficiently compelling and should be rejected. Mr. MacMillan was directed to convey this determination to representatives of Blackstone and TPG, which representatives of Goldman Sachs did on August 5, 2025.
On August 11, 2025, the Company received a revised, non-binding indication of interest from Blackstone and TPG (the “August 11 Indication of Interest”). The August 11 Indication of Interest stated that Blackstone and TPG were prepared to acquire 100% of the outstanding equity of the Company in an all-cash transaction for up to $78.25 per share on a fully diluted basis, consisting of an upfront cash payment of $76.00 per share and $2.25 per share across one or more non-tradable contingent value right(s) (“CVRs”) based on achieving management plan total revenue in the Company’s 2026 fiscal year (“FY26”) and Breast Health revenue in the Company’s 2027 fiscal year (“FY27”). The August 11 Indication of Interest stated that such offer reflected a 44% premium to the Company’s unaffected stock price (the closing stock price as of May 23, 2025), and a 39% premium to the unaffected volume-weighted average share price for the 30-day period ended on May 23, 2025. The August 11 Indication of Interest also provided that Blackstone and TPG were amenable to having the definitive agreement include a “go shop” whereby the Company and its advisors would be permitted to actively solicit competing proposals for a reasonable period of time after signing and to terminate the agreement with Blackstone and TPG in order to accept a superior proposal, subject to customary matching rights, break-up fee and expense reimbursement. The August 11 Indication of Interest was provided to the Board.
On August 12, 2025, Mr. MacMillan had a conversation with Mr. Jagannath and Mr. Albert about the August 11 Indication of Interest, during which Mr. MacMillan communicated that some members of the Board had previously expressed skepticism around the use of CVRs and the Board would want to ensure that any CVR was reasonably achievable.
On August 14, 2025, the Board held a special meeting, with members of the Company’s senior management and representatives of Goldman Sachs and Wachtell Lipton in attendance. Mr. MacMillan began by discussing the August 11 Indication of Interest. Mr. MacMillan noted that he spoke to representatives of Blackstone and TPG after receiving the August 11 Indication of Interest and shared with the Board additional detail communicated by the representatives of Blackstone and TPG regarding the CVR noted in the August 11 Indication of Interest. Mr. MacMillan also commented that he had communicated to representatives of Blackstone and TPG that some members of the Board expressed skepticism around the use of CVRs. Representatives of Goldman Sachs then presented to and discussed with the Board a preliminary financial analysis of the August 11 Indication of Interest. Mr. Watts next discussed various views on the Company’s valuation and feedback he had heard from investors on valuation and growth potential for the Company. Representatives of Wachtell Lipton further discussed CVRs and alternative transaction structures. After representatives of Goldman Sachs and Wachtell Lipton and members of senior management (other than Mr. MacMillan) were excused from the meeting, and following additional discussion, the Board concluded that while the August 11 Indication of Interest was of interest, they believed that Blackstone and TPG should be able to offer more. The Board determined to make a counterproposal to Blackstone and TPG of $79.00 in cash and a $3.00 CVR (the “August 14 Counterproposal”). The Board instructed that representatives of Goldman Sachs should communicate the August 14 Counterproposal to Blackstone and TPG and update the Company thereafter. Representatives of Goldman Sachs communicated the August 14 Counterproposal to Mr. Jagannath and Mr. Albert later that day.

On August 25, 2025, the Board held a special meeting, with members of the Company’s senior management in attendance. During such meeting, Mr. MacMillan noted to the Board that Blackstone and TPG were still considering the August 14 Counterproposal.
Later on August 25, 2025, representatives of Blackstone and TPG communicated orally to representatives of Goldman Sachs a revised non-binding indication of interest to acquire 100% of the outstanding equity of the Company in an all-cash transaction for up to $80.00 per share on a fully diluted basis, consisting of an upfront cash payment of $77.00 per share and up to $3.00 per share on a fully diluted basis in the form of two non-tradable CVRs. The representatives of Blackstone and TPG indicated that the first CVR would pay $1.50 in cash per share if the Company met or exceeded management plan Breast Health revenue in FY26 and the second CVR would pay $1.50 in cash per share if the Company met or exceeded management plan Breast Health revenue in both FY26 and FY27. The representatives of Blackstone and TPG indicated that they would be sending a letter to the Company reflecting this non-binding indication of interest and this non-binding indication of interest was their best and final offer. Representatives of Goldman Sachs communicated this non-binding indication of interest to the Company.
On August 26, 2025, Mr. MacMillan provided an email update to the Board that described the oral non-binding indication of interest that Blackstone and TPG had communicated to representatives of Goldman Sachs on August 25, 2025.
On August 28, 2025, the Company received a revised, non-binding indication of interest from Blackstone and TPG (the “August 28 Indication of Interest”). The August 28 Indication of Interest stated that Blackstone and TPG were prepared to acquire 100% of the outstanding equity of the Company in an all-cash transaction for up to $80.00 per share on a fully diluted basis, consisting of an upfront cash payment of $77.00 per share and up to $3.00 per share on a fully diluted basis in the form of two non-tradable CVRs. The August 28 Indication of Interest stated that the first CVR would pay $1.50 in cash per share if the Company met or exceeded management plan Breast Health revenue in FY26 and the second CVR would pay $1.50 in cash per share if the Company met or exceeded management plan Breast Health revenue in both FY26 and FY27. The August 28 Indication of Interest stated that such offer reflected a 47% premium to the Company’s unaffected stock price (the closing stock price as of May 23, 2025), and a 42% premium to the unaffected volume-weighted average share price for the 30-day period ended on May 23, 2025. The August 28 Indication of Interest also provided that Blackstone and TPG were amenable to having the definitive agreement include a “go shop” whereby the Company and its advisors would be permitted to actively solicit competing proposals for a reasonable period of time after signing and to terminate the agreement with Blackstone and TPG in order to accept a superior proposal, subject to customary matching rights, break-up fee and expense reimbursement. The August 28 Indication of Interest noted that it reflected Blackstone’s and TPG’s best and final assessment of value for the Company’s stockholders and it would expire at 5:00 pm Eastern Time on August 29, 2025. The August 28 Indication of Interest was provided to the Board.
Later on August 28, 2025, the Board held a special meeting, with members of the Company’s senior management and representatives of each of Goldman Sachs and Wachtell Lipton in attendance. Mr. MacMillan began by discussing the August 28 Indication of Interest, including with respect to the proposed CVRs and their payment triggers. Representatives of Goldman Sachs then presented to and discussed with the Board a preliminary financial analysis of the August 28 Indication of Interest. After representatives of Goldman Sachs and Wachtell Lipton and members of senior management (other than Mr. MacMillan) were excused from the meeting, and following additional discussion, the Board determined that the August 28 Indication of Interest served as a basis on which the Company could execute a transaction with Blackstone and TPG and directed that the Company and its advisors proceed with negotiation of definitive transaction agreements and confirmatory due diligence with Blackstone and TPG and to keep the Board apprised of negotiations, as appropriate. Representatives of Goldman Sachs communicated the Board’s determination to representatives of Blackstone and TPG later that day.
On September 2, 2025, the Company entered into an engagement letter with Goldman Sachs in connection with the contemplated transaction on terms previously agreed between the Company and Goldman Sachs.
On September 3, 2025, the Company provided Blackstone and TPG and their respective representatives, including Blackstone’s and TPG’s legal advisor, Kirkland & Ellis LLP (“Kirkland”), with access to a virtual data room, containing documents responsive to Blackstone’s and TPG’s due diligence request list. The virtual data room was updated with additional due diligence information throughout the ensuing transaction negotiations.
On September 9, 2025, members of the Company’s management team and representatives of Wachtell Lipton held legal due diligence calls with representatives of Blackstone and TPG and representatives of Kirkland.

On September 10 and 11, 2025, members of the Company’s management team held in-person meetings with representatives of Blackstone and TPG at the office of Wachtell Lipton, along with representatives of ADIA and GIC. During the meetings, members of the Company’s management team provided an overview of and answered questions regarding various aspects of the Company’s business, operations, sales and products.
During the remainder of September 2025 and October 2025, members of the Company’s management team held multiple due diligence sessions with representatives of Blackstone and TPG, certain of which were also attended by representatives of the Company’s, Blackstone’s and TPG’s respective advisors. Among other things, these due diligence meetings covered the Company’s financial model, operations, sales, products, tax matters, employees, regulatory matters, insurance, information technology, and legal matters. In addition, between September 17 and September 22, 2025, representatives of Blackstone and TPG conducted site visits of certain manufacturing facilities of the Company. Additional documents were also shared via the virtual data room through this process.
On September 12, 2025, representatives of Wachtell Lipton sent a draft merger agreement to representatives of Kirkland, which included, among other things, (i) a “go shop” whereby the Company and its advisors would be permitted to actively solicit competing proposals for 45 days (plus a potential 10 business day extension in certain circumstances) after signing the merger agreement and to terminate the merger agreement with Blackstone and TPG in order to accept a superior proposal, (ii) a Company termination fee equal to 1.0% of equity value during the go shop and 2.75% of equity value thereafter, and (iii) a Parent termination fee equal to 8.0% of equity value.
On September 17, 2025, the Board held a regular meeting, with members of the Company’s senior management in attendance. Representatives of each of Goldman Sachs and Wachtell Lipton were also in attendance for the portion of the meeting relating to the potential transaction with Blackstone and TPG. During the meeting, members of the Company’s senior management team and representatives of Goldman Sachs and Wachtell Lipton provided an update regarding the potential transaction with Blackstone and TPG, including the diligence meetings to date, planned future diligence meetings, the status and terms of the draft merger agreement and an illustrative timeline to signing the potential transaction.
Additionally, on September 17, 2025, Bloomberg and Reuters published separate stories reporting that Blackstone and TPG had revived their interest in acquiring the Company and were conducting due diligence.
On September 18, 2025, representatives of Kirkland sent a draft of the CVR agreement to representatives of Wachtell Lipton. Among other things, the CVR agreement contemplated that the holder of each CVR would receive (i) $1.50 if Breast Health revenue in FY26 was equal to or exceeded $1,575,171,803 and (ii) only if the threshold set forth in clause (i) was satisfied, an additional $1.50 if Breast Health revenue in FY27 was equal to or exceeded $1,675,530,090.
On September 21, 2025, representatives of Kirkland sent a revised draft of the merger agreement to representatives of Wachtell Lipton, which included, among other things, (i) a “go shop” whereby the Company and its advisors would be permitted to actively solicit competing proposals for 45 days (with no extension) after signing the merger agreement and to terminate the merger agreement with Blackstone and TPG in order to accept a superior proposal, (ii) a Company termination fee equal to 1.75% of equity value during the go shop and 3.5% of equity value thereafter, (iii) a Parent termination fee equal to 4.75% of equity value, and (iv) an obligation on the Company to reimburse Parent for its reasonable and documented out-of-pocket expenses up to a cap to be determined if the merger agreement was terminated due to the Company stockholders failing to approve the transaction.
On September 22, 2025, the Compensation Committee of the Board held a meeting, with members of the Company’s senior management in attendance. During the meeting, the members of the Compensation Committee of the Board and the Company’s senior management discussed employee-related items reflected in the draft merger agreement and in connection with a potential transaction with Blackstone and TPG.
On September 23, 2025, members of the Company’s senior management team held an in-person meeting with representatives of Blackstone and TPG at Blackstone’s office in New York. During the meeting, members of the Company’s senior management team provided additional information regarding various aspects of the Company’s legal matters, business, operations, sales and products.
On September 27, 2025, representatives of Wachtell Lipton sent a revised draft of the CVR agreement to representatives of Kirkland. Among other things, this CVR agreement draft contemplated that the holder of each CVR would receive (i) $1.00, $1.25 or $1.50 if Breast Health revenue in FY26 was within certain enumerated ranges commencing at $1,520,000,000, (ii) $1.00, $1.25 or $1.50 if Breast Health revenue in FY27 was within certain enumerated ranges commencing at $1,610,000,000, and (iii) a catch-up payment such that each CVR would pay a total of $3.00 if combined Breast Health revenue in FY26 and FY27 was equal to or exceeded $3,238,000,000. The CVR agreement draft also proposed fixing currency exchange rates used for the calculation of “revenue” for the purposes of the CVR agreement to rates set forth in the CVR agreement and that such fixed exchange rates would equal the exchange rates utilized in setting the milestone dollar thresholds.
On October 2, 2025, representatives of Kirkland sent a revised draft of the CVR agreement to representatives of Wachtell Lipton. Among other things, this CVR agreement generally reverted to the payment structure contemplated by the August 28 Indication of Interest and Kirkland’s initial draft, but lowered the thresholds for payment of the CVRs so that the holder of each CVR would receive (i) $1.50 if Breast Health revenue in FY26 was equal to or exceeded $1,566,876,700 and (ii) only if the threshold set forth in clause (i) was satisfied, an additional $1.50 if Breast Health revenue in FY27 was equal to or exceeded $1,660,889,302. The CVR agreement draft also accepted the proposal to fix currency exchange rates used for the calculation of “revenue” for the purposes of the CVR agreement to rates set in the CVR Agreement.
On October 3, 2025, the Board held a special meeting, with members of the Company’s senior management in attendance. Representatives of Goldman Sachs were also in attendance. During the meeting, Mr. MacMillan provided an update on the process relating to the potential transaction with Blackstone and TPG, including the status of the diligence process and the potential timing for finalizing definitive agreements. Mr. MacMillan discussed certain key open issues with respect to the CVR agreement, including management’s view on the importance of a sliding scale for the achievement of the CVR milestones. The Board agreed with continuing to negotiate for a sliding scale for the achievement of the CVR milestones.
On October 5, 2025, representatives of Kirkland sent a draft of the form of equity commitment letter and the limited guarantee to be executed by funds affiliated with each of Blackstone and TPG to representatives of Wachtell Lipton.
On October 7, 2025, representatives of Blackstone and TPG orally communicated to Mr. MacMillan and Ms. Liddy that they were reducing their non-binding indication of interest to acquire 100% of the outstanding equity of the Company for up to $77.50 per share on a fully diluted basis, consisting of an upfront cash payment of $74.50 per share and up to $3.00 per share on a fully diluted basis in the form of two non-tradable CVRs (the “October 7 Indication of Interest”).
Later on October 7, 2025, the Board held a special meeting, with members of the Company’s senior management and representatives of each of Goldman Sachs and Wachtell Lipton in attendance to discuss the reduced price now being offered by Blackstone and TPG. Mr. MacMillan began by discussing the October 7 Indication of Interest. After representatives of Goldman Sachs and Wachtell Lipton and members of senior management (other than Mr. MacMillan) were excused from the meeting, and following additional discussion, the Board determined that the reduced price proposed in the October 7 Indication of Interest did not serve as a basis to continue to pursue a transaction with Blackstone and TPG and determined that the Company immediately cease negotiations with Blackstone and TPG. Representatives of Goldman Sachs communicated the Board’s determination to representatives of Blackstone and TPG later that day. The Company also removed Blackstone’s and TPG’s and their respective advisors’ access to the virtual data room and sent a notice to Blackstone, TPG and Kirkland requesting that they return or destroy all Company confidential information in accordance with the terms of the Blackstone NDA and the TPG NDA.
On October 9, 2025, the Company received a revised, non-binding indication of interest from Blackstone and TPG (the “October 9 Indication of Interest”). The October 9 Indication of Interest stated that Blackstone and TPG were prepared to acquire 100% of the outstanding equity of the Company in an all-cash transaction for up to $79.00 per share on a fully diluted basis, consisting of an upfront cash payment of $76.00 per share and up to $3.00 per share on a fully diluted basis in the form of two non-tradable CVRs. The October 9 Indication of Interest stated that (i) the first CVR would pay up to $1.50 in cash per share, with such CVR paying an amount between $0 and $1.50 if Breast Health revenue in FY26 was between $1,556,844,377 and $1,571,844,377 (based on linear interpolation), (ii) the second CVR would pay up to $1.50 in cash per share, with such CVR paying an amount between $0 and $1.50 if Breast Health revenue in FY27 was between $1,651,256,283 and $1,666,256,283 (based on linear interpolation), and (iii) solely in the event $1.50 was not paid for the first CVR in respect of FY26 and if and only if Breast Health revenue in FY27 was greater than $1,666,256,283, then the Breast Health revenue in FY27 in excess of

$1,666,256,283 would be added to actual Breast Health revenue in FY26, the first CVR would be retested and the amount payable under the first CVR using this amount minus the amount actually paid under the first CVR using the actual Breast Health revenue in FY26 would be paid out in connection with the second CVR. The October 9 Indication of Interest stated that such offer reflected a 46% premium to the Company’s unaffected stock price (the closing stock price as of May 23, 2025), and a 41% premium to the unaffected volume-weighted average share price for the 30-day period ended on May 23, 2025. The October 9 Indication of Interest noted that it was Blackstone’s and TPG’s best and final offer and that Blackstone and TPG were prepared to dedicate the resources necessary to move as quickly as possible toward the signing of a definitive transaction by October 14, 2025. $1,571,844,377 and $1,666,256,283 represented the forecasted Breast Health revenue for FY26 and FY27, respectively, as set forth in the June 2025 Forecasts (as defined in the section of this proxy statement entitled “—Certain Financial Forecasts”), as well as the September 2025 Forecasts (as defined in the section of this proxy statement entitled “—Certain Financial Forecasts”) when utilizing the assumed foreign exchange rates as used in the June 2025 Forecasts. Mr. MacMillan informed Ms. Wendell of the October 9 Indication of Interest and had conversations with Ms. Wendell and certain other members of the Board between October 9, 2025 and October 15, 2025 regarding the October 9 Indication of Interest and developments with Blackstone and TPG.
Later on October 9, 2025, representatives of Goldman Sachs had a conversation with Mr. Brand, during which the parties agreed to negotiate definitive agreements reflecting Blackstone’s and TPG’s best and final offer, which would then be presented to the Board for consideration.
On October 10, 2025, representatives of Wachtell Lipton sent a revised draft of the merger agreement to representatives of Kirkland, which included, among other things, (i) a “go shop” whereby the Company and its advisors would be permitted to actively solicit competing proposals for 45 days (plus a potential 10 business day extension in certain circumstances) after signing the merger agreement and to terminate the merger agreement with Blackstone and TPG in order to accept a superior proposal, (ii) a Company termination fee equal to 1.25% of equity value during the go shop and 3.0% of equity value thereafter, and (iii) a Parent termination fee equal to 7.5% of equity value. This merger agreement draft also removed the Company’s obligation to reimburse Parent for its reasonable and documented out-of-pocket expenses if the merger agreement was terminated due to the Company stockholders failing to approve the transaction.
On October 11, 2025, representatives of Wachtell Lipton sent a revised draft of the form of equity commitment letter, the form of limited guarantee, and the CVR agreement to representatives of Kirkland. Among other things, this CVR agreement draft contemplated that (i) the holder of each CVR would receive between $0.75 and $1.50, determined based on linear interpolation, if whole Company revenue in FY26 was between $4,195,000,000 and $4,275,000,000, (ii) the holder of each CVR would receive between $0.75 and $1.50, determined based on linear interpolation, if whole Company revenue in FY27 was between $4,465,000,000 and $4,555,000,000, and (iii) if whole Company revenue in FY27 was greater than $4,555,000,000, then whole Company revenue in FY27 in excess of $4,555,000,000 would be added to actual whole Company revenue in FY26, the FY26 payment would be retested, and the amount payable under the FY26 payment using this amount minus the amount actually paid under the first CVR using the actual whole Company revenue in FY26 would be paid to each CVR. The CVR agreement draft also listed the currency exchange rates utilized by management in creating the June 2025 Forecasts as the fixed exchange rates that would be used for the calculation of “revenue” for the purposes of the CVR agreement.
Later on October 11, 2025, Mr. MacMillan and Mr. Brand discussed the CVR and potential alternative formulations and milestones.
On October 12, 2025, representatives of Kirkland sent a revised draft of the merger agreement to representatives of Wachtell Lipton, which included, among other things, (i) a “go shop” whereby the Company and its advisors would be permitted to actively solicit competing proposals for 45 days (plus a potential 10 business day extension in certain circumstances) after signing the merger agreement and to terminate the merger agreement with Blackstone and TPG in order to accept a superior proposal, (ii) a Company termination fee equal to 1.25% of equity value during the go shop and 3.0% of equity value thereafter, and (iii) a Parent termination fee equal to 5.0% of equity value.
Later on October 12, 2025, as well as on October 13, 14 and 15, Ms. Oberton and Mr. Brand discussed the CVR and potential alternative formulations and milestones.
On October 15, 2025, representatives of Kirkland sent a revised draft of the CVR agreement to representatives of Wachtell Lipton. Among other things, this CVR agreement draft contemplated that (i) the holder of each CVR would receive between $0.50 and $1.50, determined based on linear interpolation, if Breast Health revenue in FY26 was between $1,556,844,377 and $1,571,844,377, (ii) the holder of each CVR would receive between $0.50 and $1.50, determined based on linear interpolation, if Breast Health revenue in FY27 was between $1,651,256,283 and $1,666,256,283, and (iii) if Breast Health revenue in FY27 was greater than $1,666,256,283, then Breast Health revenue in FY27 in excess of $1,666,256,283 would be added to actual Breast Health revenue in FY26, the FY26 payment would be retested, and the amount payable under the FY26 payment using this amount minus the amount actually paid under the first CVR using the actual Breast Health revenue in FY26 would be paid to each CVR. As noted above, $1,571,844,377 and $1,666,256,283 represented the forecasted Breast Health revenue for FY26 and FY27, respectively, as set forth in the June 2025 Forecasts. The CVR agreement draft also retained the currency exchange rates utilized by management in creating the June 2025 Forecasts as the fixed exchange rates that would be used for the calculation of “revenue” for the purposes of the CVR agreement.
Later on October 15, 2025, Mr. MacMillan provided an email update to the Board with respect to the October 9 Indication of Interest and Blackstone’s and TPG’s latest proposal as reflected in the CVR agreement received on October 15, 2025.
On October 17, 2025, the Board held a special meeting, with members of the Company’s senior management and representatives of each of Goldman Sachs and Wachtell Lipton in attendance. Mr. MacMillan began by discussing developments that had occurred with representatives of Blackstone and TPG since the Board meeting on October 7, 2025 and provided an overview of the October 9 Indication of Interest and Blackstone’s and TPG’s latest proposal as reflected in the CVR agreement received on October 15, 2025. Ms. Oberton then provided a summary of the CVR agreement received on October 15, 2025. Representatives of Goldman Sachs then presented to and discussed with the Board a preliminary financial analysis of the October 9 Indication of Interest and the updated terms of the CVR as proposed in the October 15 draft of the CVR agreement. After representatives of each of Goldman Sachs and Wachtell Lipton and members of senior management (other than Mr. MacMillan) were excused from the meeting, and following additional discussion, the Board determined that Blackstone’s and TPG’s latest proposal served as a basis on which the Company could execute a transaction with Blackstone and TPG and directed that the Company proceed with negotiation and finalization of definitive transaction agreements with Blackstone and TPG. Later that day, representatives of Goldman Sachs communicated the Board’s determination to representatives of Blackstone and TPG and the Company restored Blackstone’s and TPG’s and their respective advisors’ access to the virtual data room.
Later on October 17, 2025, Bloomberg published a story that stated that Blackstone and TPG were in advanced negotiations to acquire the Company in a deal that could value the Company at more than $17 billion including debt. The story also stated that a transaction could be announced in the coming days and that the parties were currently discussing a price above $75 a share.
Between October 17 and October 21, 2025, representatives of Wachtell Lipton and Kirkland continued to negotiate and exchange drafts of the merger agreement, CVR agreement, equity commitment letters and limited guarantees.
On October 20, 2025, Goldman Sachs sent a customary relationship disclosure letter to Wachtell Lipton, which information was shared with the Board.
Later on October 20, 2025, the Board held a special meeting, with members of the Company’s senior management and representatives of Goldman Sachs and Wachtell Lipton in attendance. Mr. MacMillan began by providing an update on the status of negotiations with Blackstone and TPG. Representatives of Wachtell Lipton reviewed with the Board its fiduciary duties, discussed their views on the transaction process led by the Board, and summarized and discussed the terms of the merger agreement, the CVR agreement, and other transaction documents, as well as the anticipated timeline between signing and closing the transaction. In addition, at the request of the Board, representatives of Goldman Sachs reviewed with the Board Goldman Sachs’ financial analysis and rendered to the Board Goldman Sachs’ oral opinion, confirmed by delivery of a written opinion dated October 21, 2025, that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders (other than Parent and its Affiliates) of shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders. For a detailed discussion of Goldman Sachs’ opinion, please see the section entitled “—Opinion of the Company’s Financial Advisor” and Annex B to this proxy statement. Throughout the meeting, the directors discussed at length the potential advantages and risks to the Company of the proposed transactions, including the factors described under “—Reasons for the Merger,” and the Company’s management team, and representatives of each of Goldman Sachs and Wachtell Lipton addressed a number of questions from directors. At the conclusion of the meeting, the Board unanimously (i) determined that the terms of the merger agreement and the CVR agreement and the transactions contemplated by the merger agreement, including the merger, and the CVR agreement are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders and declared it advisable to enter into the merger agreement, (iii) approved the execution and delivery by the Company of the merger agreement, the performance by the Company of its covenants and agreements contained in the merger agreement and the consummation of the merger and the other transactions contemplated thereby upon the terms and subject to the conditions contained therein, (iv) approved and declared advisable the CVR agreement and the transactions contemplated thereby, (v) resolved to recommend that the stockholders of the Company vote to approve the merger agreement, in each case on the terms and subject to the conditions set forth in the merger agreement and (vi) directed that the merger agreement be submitted to the Company’s stockholders for their adoption.
Representatives of Wachtell Lipton and Company management finalized the merger agreement and the other transaction documents with representatives of Kirkland, Blackstone and TPG during the early morning of October 21, 2025, following which the parties executed the merger agreement, the equity commitment letters and the limited guarantees.
On October 21, 2025, prior to the start of trading, the Company, Blackstone and TPG issued a joint press release announcing the execution of the merger agreement and the proposed terms of the acquisition of the Company by Blackstone and TPG.
Following October 21, 2025, as part of the go-shop process, representatives of Goldman Sachs communicated directly with 12 potential strategic bidders (including Strategic Party A, Strategic Party B, Strategic Party C, and Strategic Party D) about their potential interest in evaluating a potential transaction involving the Company that would be superior to that contemplated by the merger agreement. All such parties declined to explore such a transaction.
On December 5, 2025, the go-shop period expired and representatives of the Company notified representatives of Blackstone and TPG that no acquisition proposals were received during such period.
Recommendation of the Board
At the special meeting of the Board on October 20, 2025, after consideration, including of the material factors described in the section below entitled “The Merger—Reasons for the Merger,” and detailed discussions with the Company’s management and its legal and financial advisors, at such meeting and prior meetings of the Board, the Board:
•
determined that the terms of the merger agreement and the CVR agreement and the transactions contemplated by the merger agreement, including the merger and the CVR agreement, are fair to, and in the best interests of, the Company and its stockholders;

•	determined that it is in the best interests of the Company and its stockholders and declared it advisable to enter into the merger agreement;
•
approved the execution and delivery by the Company of the merger agreement, the performance by the Company of its covenants and agreements contained in the merger agreement and the consummation of the merger and the other transactions contemplated thereby upon the terms and subject to the conditions contained therein;

•	approved and declared advisable the contingent value right agreement and the transactions contemplated thereby;
•	resolved to recommend that the Company’s stockholders vote to approve the merger agreement, in each case on the terms and subject to the conditions set forth in the merger agreement; and
•	directed that the merger agreement be submitted to the Company’s stockholders for their adoption.
Reasons for the Merger
As described above in the section of this proxy statement entitled “The Merger—Background of the Merger,” after careful consideration, the Board, at a special meeting held on October 20, 2025, unanimously (i) determined that the terms of the merger agreement and the CVR agreement and the transactions contemplated by the merger agreement, including the merger, and the CVR agreement, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders and declared it advisable to enter into the merger agreement, (iii) approved the execution and delivery by the Company of the merger agreement, the performance by the Company of its covenants and agreements contained in the merger agreement, and the consummation of the merger and the other transactions contemplated thereby upon the terms and subject to the conditions contained therein, (iv) approved and declared advisable the CVR agreement and the transactions contemplated thereby, (v) resolved to recommend that the stockholders of the Company vote to approve the merger agreement, in each case on the terms and subject to the conditions set forth in the merger agreement and (vi) directed that the merger agreement be submitted to the Company’s stockholders for their adoption. Accordingly, the Board recommends a vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal, and “FOR” the adjournment proposal.
In deciding to authorize and approve the execution, delivery and performance by the Company of the merger agreement and the consummation by the Company of the transactions contemplated by it, the Board consulted with and received the advice of its legal and financial advisors, discussed certain issues with the Company’s management, and considered a variety of factors weighing positively in favor of the merger, including the following non-exhaustive list of material factors (not necessarily in order of relative importance):
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Transaction Consideration. The fact that the consideration per share of Company common stock consists of $76.00 payable upfront in cash at the closing and one CVR for up to $3.00 in cash upon the achievement of certain Breast Health revenue thresholds in FY26 and FY27 as set forth in the CVR agreement.

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Certainty of Value of the Cash Consideration. The Board considered the fact that a significant majority (being at least 96%) of the merger consideration will be paid in cash at the closing, which provides certain, immediate value and liquidity to holders of Company common stock, especially when viewed against the internal and external risks and uncertainties inherent in the business of the Company and financial markets generally, and the time value of money. These include the risks, uncertainties, and longer potential timeline for realizing equivalent value from the Company’s standalone business plan or possible strategic alternatives. The Board weighed the certainty of realizing an attractive value for shares of Company common stock by virtue of the merger against the uncertainty regarding the trading value for Company common stock, the time it could take to realize an equivalent value based on the Company’s standalone business plan and the need to discount that potential value to the present day, and the risks to the Company’s business.

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CVR Consideration; Opportunity to Realize Additional Value. The fact that, in addition to the cash consideration, Company stockholders will receive one CVR for each share of Company common stock (other than the excluded shares), which provides Company stockholders an opportunity to realize additional value of up to $3.00 per share of Company common stock in cash, if certain Breast Health revenue thresholds in FY26 and FY27 as set forth in the CVR agreement are achieved. Taking into account (i) the obligations of Parent to use commercially diligent efforts (as defined in the CVR agreement) to achieve each CVR milestone and refrain from taking certain actions set forth in the CVR agreement, (ii) the fact that the Breast Health revenue target of $1,571,844,377 for the 2026 milestone period and the Breast Health revenue target of $1,666,256,283 for the 2027 milestone period equal management’s projected Breast Health revenue for FY26 and FY27, respectively, contained in the June 2025 Forecasts (the use of such Breast Health revenue forecasts as the basis of the CVR milestones is described in more detail under the section of this proxy statement entitled “—Background of the Merger”), and (iii) the business reputation and global capabilities of Blackstone and TPG, the Board believes that the CVR milestones are reasonably achievable.

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The merger consideration represents a premium over the unaffected share price of Company common stock. The Board considered the current and historical market prices of Company common stock, including the market performance of Company common stock relative to other participants in the Company’s sector, and the fact that the $76.00 cash consideration represented a premium of approximately 40% to the Company’s closing price on May 23, 2025, the last full trading day prior to media reports regarding a possible transaction involving the Company. In addition, the Board considered that the merger consideration of up to $79.00 per share represented a premium of approximately 46% to the Company’s closing price on May 23, 2025. The Board further considered that the price of Company common stock in the weeks leading up to the transaction announcement was elevated based on multiple news articles that reported on a potential acquisition of the Company and market expectations regarding a potential deal premium.
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The risks relating to remaining a standalone company based on the Board’s knowledge of the Company’s business, strategy, financial performance and prospects. The Board evaluated the Company’s long-term strategic plan were it to remain an independent public company, including the long-range plan and financial forecasts prepared by the Company’s senior management, which are based on various assumptions, and the inherent uncertainty of achieving these forecasts, as set forth below under the section of this proxy statement entitled “ —Certain Financial Forecasts.” The Board considered that the Company’s actual financial results in future periods could differ materially from the long-range plan and forecasts, including as a result of the significant risks associated with executing the plan. This evaluation included the Board’s review of the Company’s business, operations, financial condition, earnings, prospects, competitive position and the nature of the health care industry in which the Company operates, including the potential impact (which cannot be quantified) of those factors on the trading price of Company common stock. The Board also considered the Company’s historical performance relative to its long-range plan. The Board ultimately determined that the certainty of value provided by the acquisition of the Company by Blackstone and TPG for up to $79.00 per share was more favorable to Company stockholders than the risk-adjusted present value of remaining an independent public company, after accounting for the significant risks and uncertainties that the Company would face if it continued to operate as a standalone public company, and the time value of money. Such risks include:

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the financial projections in the standalone business plan were subject to certain market and sector risks not within the control of the Company, which the Board considered based upon its knowledge of the Company’s business, as well as the views expressed by market analysts with respect to broader sector conditions and competitive dynamics that might adversely affect the Company’s ability to realize the long-range plan;

○	the rapidly evolving nature of the health care sector, including consolidation in the sector and the sector’s increasing competitive intensity;
○	the risk that healthcare stocks would continue their historic underperformance, especially relative to technology companies;
○	the Company’s ability to continue to grow revenue, including identifying and executing appropriate acquisitions and attracting the required talent to grow the Company’s business;
○	the Company’s ability to sustain and expand current, sector-leading margins while accelerating growth and maintaining the high quality of its products;
○	the risk that potential future acquisitions pursued to accelerate revenue growth would not meet expectations or achieve high returns on invested capital;
○	trading multiples for the Company relative to its peers, including the higher multiples typically commanded by pure-play, higher growth companies that focus mainly on strategically connected markets;
○	macroeconomic risks that may impact the Company and its customers, including the impact of tariffs on the cost of goods and international economic and political policy;
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the risk that the price of Company common stock could be negatively impacted if the Company failed to meet investor expectations, including if the Company failed to meet its or analyst growth targets, and that the Company common stock might not trade at levels equal to or greater than the cash consideration or the merger consideration in the near term, over an extended period of time or at all;

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the execution risks associated with continued independence as a public company, including the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2025 filed with the SEC on November 18, 2025; and

○	operational risks that would negatively impact the Company’s reputation with its customers.

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Fully negotiated and tested price. The Board considered the course and history of the negotiations with Blackstone and TPG (as described in more detail under the section of this proxy statement entitled “—Background of the Merger”), and concluded that they resulted in the Company obtaining the highest and best price that Blackstone and TPG were willing to pay. The Board believed that, based on these negotiations, any attempt to insist on a further price increase would have created a meaningful risk that Blackstone and TPG would terminate negotiations or lower their price, in which event Company stockholders would lose the opportunity to obtain the proposed merger consideration of up to $79.00 per share of Company common stock being offered.

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Opinion of Goldman Sachs. The Board considered (i) the financial analyses reviewed and discussed with the Board by representatives of Goldman Sachs and (ii) the oral opinion of Goldman Sachs delivered to the Board on October 20, 2025, which was subsequently confirmed in a written opinion dated October 21, 2025, and subject to the various assumptions, limitations, qualifications and other matters set forth in such written opinion, that the merger consideration to be paid to the holders (other than Parent and its Affiliates) of shares of Company common stock was fair, from a financial point of view, to such holders, as more fully described below in the section of this proxy statement entitled “—Opinion of the Company’s Financial Advisor.”

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Best Alternative for Maximizing Stockholder Value. After a thorough review of strategic alternatives and discussions with the Company’s management and outside financial and legal advisors, the Board determined that the merger consideration is more favorable to the Company’s stockholders than the potential value that might result from other strategic options available, including, among other things, remaining a standalone public company. After considering the limited number of counterparties, financial or strategic, who could potentially acquire the Company, none was considered by the Board (including based on the views of senior management and representatives of Goldman Sachs) to likely be willing or able to offer more attractive value to the Company’s stockholders than Blackstone and TPG. The Board considered:

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the Board’s knowledge of the business, assets, operations, financial condition, earnings and prospects of the Company, as well as the Board’s knowledge of the current and prospective environment in which the Company operates;

○	the attractiveness of the up to $79.00 per share price offered by Blackstone and TPG;
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the enhancements that the Company and its advisors were able to obtain as a result of negotiations with Blackstone and TPG, including, among other things, the increase in Blackstone’s and TPG’s total purchase price from $70.00 – $72.00 per share in the May 11 Indication of Interest to up to $79.00 per share at the end of negotiations, and the fact that the cash consideration of $76.00 per share was meaningfully greater than the total purchase price per share in the May 11 Indication of Interest (as described in more detail under the section of this proxy statement entitled “—Background of the Merger”);

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the lack of any indication of interest resulting from the Company’s discussions with other parties with whom senior management or Goldman Sachs had engaged, as described in more detail under the section of this proxy statement entitled “—Background of the Merger”;

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the lack of any indication of interest from any bidder other than Blackstone and TPG following The Financial Times report on May 27, 2025 regarding a potential transaction, the Bloomberg and Reuters reports on September 17, 2025 regarding renewed interest in a potential transaction, and the Bloomberg report on October 17, 2025 regarding a potential transaction;

○	the lack of any indication of interest from any bidder following outreach by Goldman Sachs during the “go shop” period; and
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uncertainty in the ability of other parties to complete a potential acquisition of the Company, including the need for significant equity and debt financing by any financial buyer, and a lack of interest and potentially heightened regulatory risk from potential strategic counterparties given their strategic priorities and potential fit with the Company in areas of the health care industry.

The Board concluded that, in light of these reasons, among others, negotiating with Blackstone and TPG for the highest price possible was the value-maximizing path for the Company’s stockholders.
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Availability and certainty of financing. The Board considered the fact that the merger is not subject to a financing condition. In addition, the Board considered the fact that Blackstone and TPG have obtained committed debt financing for the merger from reputable financing sources, and that Blackstone and TPG have committed to make available and provide to Parent, pursuant to the terms of the equity commitment letters, the full amount necessary, along with the committed debt financing and cash and cash equivalents on the Company’s balance sheet, to fund the cash consideration, as further described below in the section of this proxy statement entitled “—Financing of the Merger.” The Board also considered the fact that if any portion of the debt financing for the merger becomes unavailable, Blackstone and TPG are required to use reasonable best efforts to obtain alternative financing to consummate the merger.

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Capabilities of Blackstone and TPG. The Board considered the reputation and industry expertise of Blackstone and TPG, including their respective successful track records in completing transactions with other companies, and in particular other public companies.

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Merger agreement. The Board considered the terms and conditions of the merger agreement, including the structure of the transaction, the limited conditions to closing, and the customary nature of the representations, warranties, covenants and agreements of the parties. The Board further considered the course and nature of negotiations with Blackstone and TPG, which were conducted at arm’s length and during which the Board was advised by experienced independent legal and financial advisors. The Board took into account the terms of the merger agreement, including:

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the provisions of the merger agreement that permit the Company, in certain circumstances, to obtain specific performance of Blackstone’s and TPG’s obligations under the merger agreement, including to use their reasonable best efforts to obtain debt financing on terms set forth in the commitment letters;

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the provisions of the merger agreement and equity commitment letters that permit the Company, if the debt financing is available at closing, to require the equity financing to be funded and Blackstone and TPG to consummate the merger;

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the “go shop” provision of the merger agreement, which permits the Company, its advisors and other representatives to solicit and engage in negotiations with other potential bidders with respect to a competing acquisition proposal for 45 days from signing of the merger agreement, which period would be extended for an additional 10 business days for a bidder that has made a written acquisition proposal prior to the end of such initial 45 days;

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the provisions of the merger agreement that permit the Company, in response to certain acquisition proposals, to furnish information to, and conduct discussions and negotiations with, third parties prior to the Company stockholder approval and, under certain conditions, to terminate the merger agreement to enter into a definitive agreement providing for the consummation of a superior proposal (subject to the payment to Parent of the Company termination fee of $225,000,000 in certain circumstances during the go shop period and $540,000,000 thereafter and certain rights of Blackstone and TPG to match the superior proposal) and that the amount of the Company termination fee is comparable to termination fees in transactions of a similar size, is reasonable and would likely not deter competing bids;

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the provisions allowing the Board to change its recommendation prior to obtaining Company stockholder approval of the merger in specified circumstances relating to a superior proposal or intervening event, subject to Parent’s right to terminate the merger agreement and receive payment of the termination fee of $540,000,000, and that the Company termination fee would likely not be required to be paid unless the Company entered into a more favorable transaction;

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the fact that funds affiliated with each of Blackstone and TPG have provided a limited guarantee, which supports Parent’s obligation to pay the Parent termination fee and certain costs, expenses, losses and damages to the extent payable, in favor of the Company as described below in the section of this proxy statement entitled “—Financing of the Merger”;

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the fact that the merger agreement provides the Company sufficient operating flexibility to conduct its business in the ordinary course until the earlier of the consummation of the merger or the termination of the merger agreement, as more fully described in the section of this proxy statement entitled “The Merger Agreement—Conduct of Business Pending the Merger”;

○	the likelihood of obtaining required regulatory approvals, including, among other things, the commitment of Blackstone and TPG to pursue the required regulatory approvals; and
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the other terms and conditions of the merger agreement, the debt and equity financing documents and the limited guarantees, which were reviewed by the Board with the Company’s financial advisor and outside legal counsel, and the fact that such terms were the product of arm’s-length negotiations between the parties.

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Probability of consummation of the merger. The Board considered the probability that the merger would be consummated in a reasonable timeframe and in an orderly manner, which could reduce the period during which the Company’s business would be subject to the potential uncertainty of closing and related disruption. The Board based this consideration on, among other things, the Board’s belief, including based on advice of counsel, that all required regulatory approvals will be obtained by the outside date of July 21, 2026 (subject to extension for an additional three month period under certain circumstances), the absence of a financing contingency, Blackstone’s and TPG’s respective history of completing large acquisition transactions, Blackstone’s and TPG’s respective experience with transactions in the health care industry and the $900,000,000 Parent termination fee, payable to the Company if the merger agreement is terminated in certain circumstances, payment of which is guaranteed by funds affiliated with each of Blackstone and TPG as described under “—Financing of the Merger—Limited Guarantees.”

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Stockholders’ ability to reject the merger. The Board considered the fact that the merger would be subject to the approval of Company stockholders, and Company stockholders would be free to reject the merger by voting against the adoption of the merger agreement.

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Appraisal rights. The Board considered the availability of appraisal rights under the DGCL to Company stockholders who do not vote for approval of the merger agreement and who comply with all of the required procedures for perfecting appraisal rights under the DGCL, including the fact that such stockholders will have the right to demand appraisal and payment of the fair value of their shares as determined by the Delaware Court, as further described in the section of this proxy statement entitled “—Appraisal Rights.”

During the course of its deliberations, the Board also considered a variety of risks and other countervailing factors related to the merger agreement and the merger, including the following material factors (which are not necessarily presented in order of relative importance):
•
Risks associated with failure to consummate the merger on a timely basis or at all. The Board considered the risks and costs to the Company if the merger does not close on the terms or timeline currently contemplated, or at all, due to a failure of certain conditions, including the required approval by regulatory authorities, including:

○	the trading price of Company common stock would likely be adversely affected;
○	the potential increased focus of public stockholders on the Company’s short-term financial results, which could hinder the pursuit of strategic actions that could lead to long-term value;
○
the potential negative impact on the Company’s ability to attract, hire and retain key employees, as current and prospective employees may experience uncertainty about their future roles with the Company;

○
the potential disruption to the Company’s business and distraction of its workforce and management team from day-to-day operations and from pursuing other opportunities that could be beneficial to the Company; and

○	reputational harm to the Company’s relationships with investors, customers, suppliers, business partners and other third parties due to any failure to successfully complete the merger.

•	Contingent nature of CVR. The risk that the CVR milestones necessary to trigger the contingent payments may not be achieved.
•
Restrictions on the operation of our business. The Board considered the restrictions on the conduct of the Company’s business prior to the consummation of the merger. These may delay or prevent the Company from undertaking certain significant transactions and business opportunities, or any other action that it might otherwise take with respect to the operations and strategy of the Company, even if such actions would prove beneficial to the Company.

•
Regulatory risk. The Board considered the risk that the parties may incur significant costs and material delays resulting from seeking regulatory approvals necessary for consummation of the merger, as well as the risk that regulatory agencies may delay, object to, or challenge the merger, or that such approvals may not be obtained.

•
Ability to respond to alternative proposals. The Board considered the fact that the merger agreement contains provisions that restrict the Company’s ability to solicit or participate in discussions or negotiations regarding alternative takeover proposals with third parties, subject to specified exceptions, and require the Company to negotiate with Parent (if Parent desires to propose revisions to the merger agreement and negotiate) prior to the Company being able to terminate the merger agreement to accept a superior proposal. The Board further considered the possibility that the Company’s obligation to pay a termination fee of $225,000,000 in certain circumstances during the go shop period and $540,000,000 thereafter to Parent upon the termination of the merger agreement could discourage other potential acquirors from making an alternative proposal to acquire the Company.

•
No stockholder participation in future earnings or growth. The fact that the nature of the transaction would mean that the Company would no longer exist as an independent public company and that the all-cash nature of the transaction means that the Company’s stockholders are receiving a fixed value for their shares and will not participate in any future earnings or growth (other than to the extent of any payment or payments under the CVR).

•
Tax treatment. The Board considered the fact that the exchange of Company common stock for the merger consideration pursuant to the merger would be a taxable transaction for U.S. federal income tax purposes, as more fully described in the section of this proxy statement entitled “—U.S. Federal Income Tax Consequences of the Merger.”

•
Effects of the merger announcement. The effects of the public announcement of the merger, including the: (1) effects on the Company’s employees, customers, operating results and stock price; (2) impact on the Company’s ability to attract and retain management, sales and marketing and other key personnel; and (3) potential for litigation in connection with the merger.

•
Risks Associated with Parent and Merger Sub. The Board considered the fact that Parent and Merger Sub are newly formed entities with no assets, and that the limited guarantees provided by funds affiliated with each of Blackstone and TPG guarantee Parent’s and Merger Sub’s obligations under the merger agreement only with respect to the payment of the Parent termination fee, certain monetary damages, and certain indemnification and reimbursement obligations.

•
Other risks. The Board considered various other risks associated with the merger and the business of the Company, as more fully described above in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements.”

In addition, the Board considered the fact that the Company’s directors and executive officers may have financial interests in the merger that may be different from, or in addition to, those of the Company stockholders as described more fully below in the section of this proxy statement entitled “—Interests of the Company’s Directors and Executive Officers in the Merger.”
The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but rather includes the material factors considered by the Board. The Board reached the conclusion to (i) determine that the terms of the merger agreement and the CVR agreement and the transactions contemplated by the merger agreement, including the merger, and the CVR agreement are fair to, and in the best interests of, the Company and its stockholders, (ii) determine that it is in the best interests of the Company and its stockholders and declare it advisable to enter into the merger agreement, (iii) approve the execution and delivery by the Company of the merger agreement, the performance by the Company of its covenants and agreements contained in the merger agreement and the consummation of the merger and the other transactions contemplated thereby upon the terms and subject to the conditions contained therein, (iv) approve and declare advisable the CVR agreement and the transactions contemplated thereby, (v) resolve to recommend that the stockholders of the Company vote to approve the merger agreement, in each case on the terms and subject to the conditions set forth in the merger agreement, and (vi) direct that the merger agreement be submitted to the Company’s stockholders for their adoption, in light of the factors described above and other factors that the Board believed were appropriate.
In view of the wide variety of factors considered by the Board in evaluating the merger and the complexity of these matters, the Board did not consider it practical, and did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Board. Rather, the Board made its recommendation based on the totality of the information available to it, including discussions with, and questioning of, the Company’s management and its financial and legal advisors. In considering the factors discussed above, individual members of the Board may have given different weights to different factors.
This explanation of the Board’s reasons for its recommendations and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements.”
Certain Financial Forecasts
Other than annual and quarterly guidance and certain long-term financial targets, the Company does not, as a matter of course, publicly disclose forecasts as to future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates. However, the Company has included in this proxy statement a summary of certain financial forecasts of the Company, which were furnished to the Board and Goldman Sachs (the Company’s financial advisor) and some of which were furnished to Blackstone and TPG in connection with the discussions concerning the proposed merger.
The Financial Forecasts (as defined below) were not prepared with a view toward public disclosure or complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles in the United States (“GAAP”).
No assurances can be made regarding future events and the estimates and assumptions underlying the Financial Forecasts involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which the Company operates and the risks and uncertainties described in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are outside the control of the Company and, upon consummation of the merger, will be beyond the control of Blackstone, TPG, Parent and the surviving corporation. Company stockholders are urged to review the Company’s SEC filings for a description of risk factors with respect to the Company’s business. There can be no assurance that the assumptions underlying the Financial Forecasts will prove to be accurate or that the projected results will be realized. Actual results may differ materially from those reflected in the Financial Forecasts, whether or not the merger is consummated. The inclusion in this proxy statement of the Financial Forecasts should not be regarded as an indication that the Company, the Board, Goldman Sachs, Blackstone, TPG, or any other person considered, or now consider, these forecasts to be a reliable predictor of future results. The Financial Forecasts are not fact, and neither they nor any underlying assumptions should be relied on as being indicative of future results. Readers of this proxy statement are cautioned not to place reliance on this information. The Financial Forecasts assumed that the Company would continue to operate as a standalone company and do not reflect any impacts of the merger.
Certain of the financial measures included in the Financial Forecasts are “non-GAAP financial measures.” These are financial performance measures that are not calculated in accordance with GAAP. Investors should also note that the non-GAAP financial measures presented in this proxy statement are not prepared under any comprehensive set of accounting rules or principles and do not reflect all of the amounts associated with the

Company’s results of operations as determined in accordance with GAAP. Investors should also note that the non-GAAP financial measures presented in this proxy statement have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, the non-GAAP financial measures in this proxy statement and the accompanying footnotes may be calculated differently from, and may not be directly comparable to, similarly titled measures used by the Company’s competitors and other companies, or any similarly titled measures used by Blackstone, TPG or any of their respective affiliates.
Due to the inherent limitations of non-GAAP financial measures, investors should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP. The footnotes to the tables below provide certain supplemental information with respect to the calculation of these non-GAAP financial measures.
The Financial Forecasts included in this document have been prepared by, and are the responsibility of, the Company’s management. Ernst & Young LLP, the Company’s independent registered public accounting firm, has not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying Financial Forecasts and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP report incorporated by reference in this document relates to the Company’s previously issued financial statements. It does not extend to the Financial Forecasts and should not be read to do so.
The non-GAAP financial measures included in the Financial Forecasts were provided by the management of the Company to Goldman Sachs and to the Board in connection with the merger, as described below. Financial measures included in forecasts provided to a financial advisor and a board of directors in connection with a business combination transaction, such as the Financial Forecasts, are excluded from the definition of “non-GAAP financial measures” under applicable SEC rules and regulations. As a result, the Financial Forecasts are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to the most directly comparable GAAP financial measure. Reconciliations of these non-GAAP financial measures were not provided to or relied upon by the Board or Goldman Sachs in connection with their respective evaluations of the merger. Accordingly, the Company has not provided a reconciliation of the non-GAAP financial measures included in the Financial Forecasts to the relevant GAAP financial measures.
By including in this proxy statement the Financial Forecasts below, none of the Company, Blackstone, TPG or any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the Financial Forecasts. Accordingly, the Financial Forecasts should not be construed as financial guidance, nor relied on as such, and the Financial Forecasts may differ in important respects from other guidance provided by the Company and which the Company’s management prepared based on a different set of assumptions. The inclusion of the Financial Forecasts in this proxy statement does not constitute an admission or representation by the Company that the information contained therein is material. The Financial Forecasts reflected the opinions, estimates and judgments of the Company’s management at the time they were prepared and have not been updated to reflect any subsequent changes. NONE OF THE COMPANY, PARENT, MERGER SUB, BLACKSTONE, TPG OR, AFTER CONSUMMATION OF THE MERGER, THE SURVIVING CORPORATION, UNDERTAKES ANY OBLIGATION, EXCEPT AS REQUIRED BY LAW, TO UPDATE OR OTHERWISE REVISE THE FINANCIAL FORECASTS TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR PREPARATION, CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS OR THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE SHOWN TO BE IN ERROR.
The Company’s management prepared nonpublic, unaudited prospective financial information (the “Financial Forecasts”, which includes the June 2025 Forecasts and the September 2025 Forecasts, each as defined below). The Financial Forecasts for Q4 2025 and fiscal years 2026–2030 were prepared in connection with management’s long-range plan for the Company and reviewed by the Board in the ordinary course of business as part of its strategic planning. The Financial Forecasts for fiscal years 2031–2035 were extrapolated from the Financial Forecasts for Q4 2025 and fiscal years 2026-2030 for use and reliance by Goldman Sachs in connection with performing its financial analyses and presenting such analyses to the Board.
The September 2025 Forecasts were relied on by the Board in reaching its determination on October 20, 2025, to authorize and approve the execution, delivery and performance by the Company of the merger agreement, to declare the merger agreement advisable and to resolve to recommend that the holders of Company common stock adopt the merger agreement and were approved by the Company for use and reliance by Goldman Sachs in connection with its financial analysis and opinion, as summarized in the section of this proxy statement entitled “—Opinion of the Company’s Financial Advisor”. Certain of the Financial Forecasts were also made available to Blackstone and TPG.
June 2025 Forecasts
Annually in June, the Company’s management presents five-year financial projections to the Board as part of its long-range and strategic planning initiatives. In June 2025, the Board reviewed and approved the Company’s long-range strategic plan for fiscal years 2026–2030 and reviewed financial forecasts for Q4 2025 and fiscal years 2026–2035 (the “June 2025 Forecasts”). The June 2025 Forecasts were made available to Goldman Sachs and the June 2025 Forecasts for fiscal years 2026–2030 were also made available to Blackstone and TPG in connection with its due diligence investigation of the Company in advance of making its July 21 Indication of Interest. The June 2025 Forecasts were not approved by the Company for use and reliance, and were not used or relied upon, by Goldman Sachs in connection with its financial analysis and opinion.
The following table sets forth a summary of the Revenue, Adjusted EBITDA and Unlevered Free Cash Flow reflected in the June 2025 Forecasts. The summary of the June 2025 Forecasts is not included in this proxy statement to induce any Company stockholder to vote in favor of adopting the merger agreement proposal or approving any other proposals to be voted on at the special meeting or to influence any Company stockholder to make any investment decision with respect to the merger, including whether or not to seek appraisal rights with respect to their shares of Company common stock.

	Fiscal Year Ending (30-Sept)
($ in millions, except per share values)	Q4 FY 2025	FY 2026	FY 2027	FY 2028	FY 2029	FY 2030	FY 2031	FY 2032	FY 2033	FY 2034	FY 2035
Revenue	$1,040	$4,275	$4,555	$4,859	$5,174	$5,462	$5,737	$5,996	$6,237	$6,456	$6,650
Adjusted EBITDA(1)	$357	$1,439	$1,558	$1,678	$1,826	$1,944	$2,046	$2,153	$2,255	$2,350	$2,436
Unlevered Free Cash Flow(2)	$99	$861	$935	$1,012	$1,110	$1,186	$1,263	$1,360	$1,455	$1,549	$1,638

(1)	Adjusted EBITDA, a non-GAAP term, is defined as non-GAAP net income before interest, taxes, depreciation, and amortization.
(2)	Unlevered Free Cash Flow, a non-GAAP term, is defined as Adjusted EBITDA minus taxes, capital expenditures and changes in net working capital.
September 2025 Forecasts
As the Company’s management does each year, in September 2025, the Company’s management updated the June 2025 Forecasts to update the foreign exchange rates assumptions for the Company’s business and incorporate the current year forecast and the proposed budget for fiscal year 2026 and make certain other immaterial adjustments (the “September 2025 Forecasts”). The September 2025 Forecasts were made available to Goldman Sachs and were approved by the Company for use and reliance by Goldman Sachs in connection with its financial analysis and opinion as summarized in the section of this proxy statement entitled “—Opinion of the Company’s Financial Advisor.” The September 2025 Forecasts for fiscal years 2026–2030 were also made available to Blackstone and TPG.

The following table sets forth a summary of the Revenue, Adjusted EBITDA and Unlevered Free Cash Flow reflected in the September 2025 Forecasts. The summary of the September 2025 Forecasts is not included in this proxy statement to induce any Company stockholder to vote in favor of adopting the merger agreement proposal or approving any other proposals to be voted on at the special meeting or to influence any Company stockholder to make any investment decision with respect to the merger, including whether or not to seek appraisal rights with respect to their shares of Company common stock.

	Fiscal Year Ending (30-Sept)
($ in millions, except per share values)	FY 2026	FY 2027	FY 2028	FY 2029	FY 2030	FY 2031	FY 2032	FY 2033	FY 2034	FY 2035
Revenue	$4,274	$4,611	$4,920	$5,240	$5,534	$5,844	$6,120	$6,374	$6,602	$6,800
Adjusted EBITDA(1)	$1,430	$1,575	$1,699	$1,851	$1,973	$2,105	$2,220	$2,329	$2,430	$2,520
Unlevered Free Cash Flow(2)	$889	$953	$1,033	$1,133	$1,211	$1,304	$1,418	$1,518	$1,615	$1,707

(1)	Adjusted EBITDA, a non-GAAP term, is defined as non-GAAP net income before interest, taxes, depreciation, and amortization.
(2)	Unlevered Free Cash Flow, a non-GAAP term, is defined as Adjusted EBITDA minus taxes, capital expenditures and changes in net working capital.
Opinion of the Company’s Financial Advisor
Goldman Sachs delivered its opinion to the Board that, as of October 21, 2025, and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders (other than Parent and its affiliates) of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated October 21, 2025, which sets forth assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with Goldman Sachs’ opinion, is attached as Annex B to this proxy statement. The summary of Goldman Sachs’ opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the transactions contemplated by the merger agreement (which are collectively referred to in this section as the “Transaction”). Goldman Sachs’ opinion is not a recommendation as to how any holder of Company common stock should vote with respect to the merger, or any other matter.
In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•	the merger agreement;
•	annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended September 28, 2024;
•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;
•	certain other communications from the Company to its stockholders;
•	certain publicly available research analyst reports for the Company; and
•
certain internal financial analyses and forecasts for the Company prepared by Company management as approved for Goldman Sachs’ use by the Company (which are referred to in this section as the “Forecasts” and are described further under the section of this proxy statement entitled “—Certain Financial Forecasts”), including estimates as to the timing and likelihood of achievement of each milestone (which are referred to in this section as the “CVR Estimates”).

Goldman Sachs also held discussions with members of the Company’s senior management regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Company’s common stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the medical technology and diagnostics industries and other industries; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate. For purposes of rendering its opinion, Goldman Sachs, with the consent of the Board, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed, with the consent of the Board, that the Forecasts, including the CVR Estimates, were reasonably prepared on a basis reflecting the best then-available estimates and judgments of Company management. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Parent or on the expected benefits of the Transaction in any way meaningful to its analysis. Goldman Sachs also assumed that the Transaction will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the Transaction or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Company common stock, as of the date of the opinion, of the merger consideration to be paid to such holders pursuant to the merger agreement. Goldman Sachs does not express any view on, and Goldman Sachs’ opinion does not address, any other term or aspect of the merger agreement, the CVR agreement or the Transaction or any term or aspect of any other agreement or instrument contemplated by the merger agreement or the CVR agreement or entered into or amended in connection with the Transaction, including, any allocation of the merger consideration, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons in connection with the Transaction, whether relative to the merger consideration to be paid to the holders (other than Parent and its affiliates) of Company common stock pursuant to the merger agreement or otherwise. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which Company common stock will trade at any time or the potential effects of volatility in the credit, financial and stock markets on the Company, Parent or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
Summary of Financial Analyses
The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 17, 2025, the last trading day before the public announcement of the merger, and is not necessarily indicative of current market conditions.
For purposes of its financial analyses, Goldman Sachs calculated the implied value of the price per share to be paid to Company stockholders pursuant to the merger agreement to be $78.54 by adding to the Closing Amount of $76.00 per share of Company common stock, the net present value of one CVR of $2.54 per share of Company common stock, calculated by discounting to the present value, as of September 27, 2025, the risk adjusted milestone payment amounts estimated to be made based on the timing of achieving the milestones as reflected in the CVR Estimates, using a discount rate of 10.1%, reflecting an estimate of the Company’s cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model (“CAPM”), which requires certain company-specific inputs, including a beta for the Company, as well as certain financial metrics for the United States financial markets generally.
Illustrative Discounted Cash Flow Analysis
Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on the Company to derive a range of illustrative present values per share of Company common stock. Using discount rates ranging from 8.5% to 10.5%, reflecting estimates of the Company’s weighted average cost of capital, Goldman Sachs discounted to present value, as of September 27, 2025 (i) estimates of unlevered free cash flow for the Company for the fiscal years 2026 through 2035, as reflected in the Forecasts and (ii) a range of illustrative terminal values for the Company, which were calculated by applying perpetuity growth rates ranging from 2.0% to 3.0%, to a terminal year estimate of the unlevered free cash flow to be generated by the Company, as reflected in the Forecasts (which analysis implied terminal year EBITDA exit multiples ranging from 8.5x to 13.2x). The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived such discount rates by application of the CAPM, which requires certain company-specific inputs, including a beta for the Company, as well as certain financial metrics for the United States financial markets generally.
Goldman Sachs derived ranges of illustrative enterprise values for the Company by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for the Company the amount of the Company’s net debt as of September 27, 2025, as provided by and approved for Goldman Sachs’ use by the management of the Company, to derive a range of illustrative equity values for the Company. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Company Common Stock as of October 17, 2025, as provided by and approved for Goldman Sachs’ use by the management of the Company, using the treasury stock method, to derive a range of illustrative present values per share of Company common stock ranging from $66.67 to $99.09.
Illustrative Present Value of Future Share Price Analysis
Using the Forecasts, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Company common stock. For this analysis, Goldman Sachs derived a range of theoretical future values per share of Company common stock as of September 27 of each of 2026, 2027 and 2028 by applying a range of illustrative next twelve months (“NTM”) P/E multiples ranging from 13.0x to 17.5x to estimates of the Company’s earnings per share for each of the fiscal years 2027, 2028 and 2029, respectively, as set forth in the Forecasts. Goldman Sachs derived the range of illustrative NTM P/E multiples based on its professional judgment and experience, taking into account current and historical NTM P/E multiples for the Company.
Goldman Sachs then discounted these implied future equity values per share of Company common stock to September 27, 2025, using an illustrative discount rate of 10.1%, reflecting an estimate of the Company’s cost of equity. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for the Company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values per share of Company common stock of $56 to $77.
Premia Paid Analysis
Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for transactions announced from January 1, 2020 through October 17, 2025 involving a public company based in the United States as the target, excluding transactions in the biopharmaceuticals industry, where the disclosed enterprise values for the transaction were greater than $10 billion. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premiums of the price paid in the 67 transactions (based only on consideration paid at the closing of the transaction) relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 24.4% across the period. This analysis also indicated a 25th percentile premium of 15.2% and 75th percentile premium of 34.9% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 15.2% to 34.9% to the undisturbed closing price per share of Company common stock of $54.28 as of May 23, 2025, the last full trading day prior to media reports regarding a possible transaction involving the Company, and calculated a range of implied equity values per share of Company common stock of $63.00 to $73.00.

General
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated transaction.
Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Board as to the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Company common stock, as of the date of the opinion, of the merger consideration to be paid to such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Blackstone, TPG, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasts.
The merger consideration was determined through arm’s-length negotiations between the Company and Blackstone and TPG and was approved by the Board. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or the Board or that any specific amount of consideration constituted the only appropriate consideration for the merger. As described above in the section entitled “—Reasons for the Merger”, Goldman Sachs’ opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.
Goldman Sachs and its affiliates (collectively, “Goldman Sachs Affiliated Entities”) are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including Blackstone and TPG, affiliates of which are affiliates of Parent, and any of their respective affiliates and, as applicable, portfolio companies (collectively, “Relevant Parties”) or any currency or commodity that may be involved in the Transaction. Goldman Sachs Investment Banking has an existing lending relationship with the Company, TPG and Blackstone, or majority-owned subsidiaries, excluding portfolio companies, or funds of TPG and Blackstone. Goldman Sachs acted as financial advisor to the Company in connection with, and participated in certain of the negotiations leading to, the Transaction. Goldman Sachs and/or its affiliates also have provided certain financial advisory and/or underwriting services to TPG and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as financial advisor to Nextracker Inc., a portfolio company of TPG, with respect to the spin-off of Flex Ltd.’s interests in Nextracker Inc. to Flex Ltd.’s shareholders, in January 2024; as bookrunner with respect to a notes offering of TPG, in February 2024; as bookrunner with respect to an equity follow on offering of Allogene Therapeutics Inc., a portfolio company of TPG, in May 2024; as bookrunner with respect to a term loan of Amneal Pharmaceuticals LLC, a portfolio company of TPG, in July 2025; as lead arranger with respect to a term loan of Life Time Fitness Inc., a portfolio company of TPG, in August 2025; as co-advisor with respect to TPG’s sale of a stake in Novotech Health Holdings Pte Limited, in August 2025; as bookrunner with respect to a term loan of Precision Medicine Group, Inc., a portfolio company of TPG, in August 2025; and as bookrunner with respect to a notes offering of DirecTV, a portfolio company of TPG, in September 2025. During the two-year period ended October 21, 2025, Goldman Sachs has recognized aggregate compensation for financial advisory and underwriting services provided by Goldman Sachs Investment Banking to TPG and/or its affiliates and portfolio companies of approximately $61 million, as determined by Goldman Sachs based on its books and records. Goldman Sachs Investment Banking is currently mandated by TPG and/or its Related Entities (as defined below) to provide financial advisory and/or underwriting services unrelated to the Transaction with respect to multiple matters and, if all such matters were to be consummated, Goldman Sachs Investment Banking currently expects that it would recognize compensation in an aggregate amount substantially similar to the transaction fee expected in connection with the Transaction. In addition, as is typical for investment banks, Goldman Sachs Investment Banking is currently soliciting TPG and/or its Related Entities to work on financial advisory and/or underwriting matters unrelated to the Transaction on which it has not been, and may not be, mandated. Goldman Sachs Investment Banking is not in a position to estimate the amount of compensation, if any, it expects to recognize with respect to such matters, but it expects that, were it to be mandated on such matters, the mandates would provide for customary compensation. The status, timing and likelihood of consummation of such matters will change over time. One or more team members of the Goldman Sachs Investment Banking team working with the Company on the Transaction is also involved in one or more of such mandates and/or solicitations. Goldman Sachs and/or its affiliates also have provided certain financial advisory and/or underwriting services to Blackstone and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as co-advisor with respect to the sale of Anthos Therapeutics, Inc., a former portfolio company of Blackstone, in April 2025; as co-advisor with respect to Blackstone’s acquisition of Safe Harbor Marinas, LLC, in April 2025; as bookrunner with respect to a term loan of Medline Industries Inc., a portfolio company of Blackstone, in July 2025; as bookrunner with respect to a term loan of Precision Medicine Group, Inc., a portfolio company of Blackstone, in August 2025; as bookrunner with respect to a term loan of Sabre Industries, Inc., a portfolio company of Blackstone, in August 2025; as co-advisor with respect to the sale of Hotwire Communications LLC, a former portfolio company of Blackstone, in September 2025; and as bookrunner with respect to the initial public offering of Legence Corp., a portfolio company of Blackstone, in September 2025. During the two-year period ended October 21, 2025, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to Blackstone and/or its affiliates and portfolio companies of approximately $259 million, as determined by Goldman Sachs based on its books and records. Goldman Sachs Investment Banking is currently mandated by Blackstone and/or its Related Entities to provide financial advisory and/or underwriting services unrelated to the Transaction with respect to multiple matters and, if all such matters were to be consummated, Goldman Sachs Investment Banking currently expects that it would recognize compensation in an aggregate amount materially in excess of the transaction fee expected in connection with the Transaction. In addition, as is typical for investment banks, Goldman Sachs Investment Banking is currently soliciting Blackstone and/or its Related Entities to work on financial advisory and/or underwriting matters unrelated to the Transaction on which it has not been, and may not be, mandated. Goldman Sachs Investment Banking is not in a position to estimate the amount of compensation, if any, it expects to recognize with respect to such matters, but it expects that, were it to be mandated on such matters, the mandates would provide for customary compensation. The status, timing and likelihood of consummation of such matters will change over time. One or more team members of the Goldman Sachs Investment Banking team working with the Company on the Transaction is also involved in one or more of such mandates and/or solicitations. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the Relevant Parties and their respective affiliates and, as applicable, portfolio companies for which Goldman Sachs Investment Banking may receive compensation.
As of October 21, 2025, Goldman Sachs Affiliated Entities had (i) no direct GS Principal Investment (as defined below) in the Company and/or its affiliates, (ii) an aggregate direct GS Principal Investment in Blackstone and its Related Entities of approximately $813 million, (iii) no direct GS Principal Investment in Blackstone Capital Partners IX L.P. or Blackstone IX (LUX) SCSp, (iv) an aggregate direct GS Principal Investment in TPG and its Related Entities (but excluding its other affiliates) of approximately $174 million, and (v) no direct GS Principal Investments in TPG Partners IX, L.P., TPG Partners X, L.P., TPG Healthcare Partners II, L.P., or TPG Private Equity Opportunities, L.P.
As of October 21, 2025, funds managed by affiliates of Goldman Sachs Investment Banking were co-invested with Blackstone, TPG and/or their respective affiliates and were invested in equity interests of funds managed by affiliates of Blackstone and TPG. Such funds managed by Goldman Sachs Investment Banking may co-invest with, and invest in equity interests of, Blackstone, TPG and/or their respective affiliates or funds managed thereby in the future.
In addition, team members of the Goldman Sachs Investment Banking team working with the Company on the Transaction and/or certain members of their families held an indirect equity investment of less than 0.01% in Blackstone IX L.P., TPG Partners IX, L.P. and TPG Partners X, L.P.

On the public side of Goldman Sachs’ informational wall (the “Public Side”) and in the ordinary course of its various business activities, Goldman Sachs Affiliated Entities may also own equity securities in the Relevant Parties, and/or their respective affiliates arising from engaging in market making, trade execution, clearing, custody, margin lending and other similar financing transactions, securities lending, and related activities (including by acting as agent for third parties executing their transactions or as principal supplying liquidity to market participants, and any related hedging, other risk management or inventory management) (collectively, “Market Making Activities”), which positions change frequently. Regulatory, informational and operational barriers separate the Public Side from Goldman Sachs Investment Banking.
For purposes of this section of the proxy statement, (x) Goldman Sachs relied on its books and records to (i) unless otherwise indicated, calculate all amounts and (ii) determine whether an entity is an affiliate, portfolio company, subsidiary or majority-owned subsidiary of another entity, and (y) the following terms have the definitions set forth below: GS Principal Investments (including any associated commitments) are (i) direct balance sheet investments in equity interests or equity securities held by Goldman Sachs Affiliated Entities for its own account or (ii) direct investments in equity interests held by a fund managed by a Goldman Sachs Affiliated Entity which fund is primarily for the benefit of Goldman Sachs Affiliated Entities and/or its current and former employees and not third party clients. GS Principal Investments do not include equity interests arising from Market Making Activities, equity derivatives, convertible debt instruments, or warrants or equity kickers received in connection with senior secured loans, mezzanine loans, warehouse loans, preferred equity with a fixed rate of return or other similar types of financing transactions (which may also be subject to hedging or other risk-mitigating instruments). GS Principal Investments also do not include investments by funds managed by Goldman Sachs Affiliated Entities which funds are almost entirely for the benefit of third party clients (“GS Client Funds”), which funds can co-invest alongside, and/or make Investments in, the Relevant Parties or their respective Related Entities. As investment managers for GS Client Funds, Goldman Sachs Affiliated Entities are required to fulfill a fiduciary responsibility to GS Client Funds in making decisions to purchase, sell, hold or vote on, or take any other action with respect to, any financial instrument. Related Entities are, as applicable, a person or entity’s subsidiaries, affiliates, portfolio companies and/or funds managed thereby.
The Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transaction. Pursuant to letter agreement dated August 29, 2025, the Company engaged Goldman Sachs to act as its financial advisor in connection with the Transaction. The engagement letter between the Company and Goldman Sachs provides for a transaction fee that is estimated, based on information available as of the date of announcement of the Transaction, to be approximately $109 million (assuming payment in full of the milestone payment amounts), all of which is contingent upon consummation of the merger. In addition, the Company has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Certain Effects of the Merger
If the Company stockholder approval is obtained, the other conditions to the closing of the merger are either satisfied or (to the extent permitted by law) waived and the merger is consummated, Merger Sub will be merged with and into the Company upon the terms set forth in the merger agreement and in accordance with the DGCL. As the surviving corporation in the merger, the Company will continue to exist following the merger as a wholly owned subsidiary of Parent.
At the effective time, each share of Company common stock issued and outstanding immediately prior to the effective time (other than excluded shares) will be canceled and converted into the right to receive $76.00 per share in cash, without interest, and one CVR, which represents the right to receive up to $3.00 in cash, when and if payable, subject to the terms and conditions set forth in the CVR agreement. Company stockholders who properly and validly exercise and do not withdraw their appraisal rights will have a right to receive payment of the “fair value” of their shares as determined pursuant to an appraisal proceeding, as contemplated by the DGCL. For more information, please see the section of this proxy statement entitled “The Merger—Appraisal Rights.” Following the merger, all of the Company common stock will be beneficially owned by Parent, and none of the current Company stockholders will, by virtue of the merger, have any ownership interest in, or be a stockholder of, the Company, the surviving corporation or Parent.

For information regarding the effects of the merger on the Company’s outstanding equity awards, please see the section below entitled “—Interests of the Company’s Directors and Executive Officers in the Merger” and the section of this proxy statement entitled “The Merger Agreement—Treatment of Company Equity Awards.”
Shares of Company common stock are currently registered under the Exchange Act and listed on Nasdaq under the trading symbol “HOLX.” Parent and the Company have agreed to cooperate with each other to cause the Company common stock to be delisted from Nasdaq and deregistered under the Exchange Act as promptly as practicable following the effective time, and, accordingly, following the consummation of the merger, the Company common stock will no longer be traded on Nasdaq or any other public market. In addition, the registration of Company common stock under the Exchange Act is expected to be terminated, and, upon such termination the Company will no longer be required to file periodic and other reports with the SEC with respect to the Company common stock.
Effects on the Company if the Merger Is Not Consummated
In the event that the Company stockholder approval is not obtained or if the merger is not consummated for any other reason, Company stockholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company, the Company common stock will continue to be listed and traded on Nasdaq (for so long as it continues to meet eligibility listing standards), the Company common stock will continue to be registered under the Exchange Act, and the Company stockholders will continue to own their shares of Company common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the Company common stock.
If the merger is not consummated, there is no assurance as to the effect of these risks and opportunities on the future value of your Company common stock, including the risk that the market price of Company common stock may decline to the extent that the current market price of the Company common stock reflects a market assumption that the merger will be consummated. If the merger is not consummated, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, operations, financial condition, earnings or prospects of the Company will not be adversely impacted. Pursuant to the merger agreement, under certain circumstances the Company is permitted to terminate the merger agreement in order to enter into an alternative transaction. Please see the section of this proxy statement entitled “The Merger Agreement—Termination of the Merger Agreement.”
Under certain circumstances, if the merger is not consummated, the Company may be obligated to pay to Parent the Company termination of $540,000,000 (or $225,000,000 if the terminated in certain circumstances during the go-shop) and, under certain other specified circumstances, Parent will be required to pay the Company the Parent termination fee of $900,000,000. Please see the sections of this proxy statement entitled “The Merger Agreement—Company Termination Fee” and “The Merger Agreement—Parent Termination Fee.”
Financing of the Merger
We presently anticipate that the total funds needed to complete the merger and the related transactions will be approximately $17.9 billion, which will be funded via equity and debt financing described below. The obligation of Parent and Merger Sub to consummate the merger is not subject to any financing condition. Parent and Merger Sub have represented to the Company that, assuming the truth of certain representations of the Company in the merger agreement and subject to satisfaction of certain conditions contained therein, they will have available to them sufficient funds together with available cash on hand of the Company and its subsidiaries to satisfy all of their payment obligations under the merger agreement on the closing date and under the commitment letters. This includes funds needed to: (1) pay all of Parent’s and Merger Sub’s payment obligations on the closing date under merger agreement and the commitment letters, including the payment of the merger consideration on the closing date, (2) pay any fees and expenses of or payable by Parent or Merger Sub or Parent’s other affiliates, and (3) pay for any repayment or refinancing of certain outstanding indebtedness of the Company and/or its subsidiaries.
Parent has obtained committed financing consisting of (1) equity to be provided by funds affiliated with Blackstone and TPG pursuant to the terms of the equity commitment letters and (2) debt financing to be provided by those certain lenders specified in, and party to, the debt commitment letter (the “Lenders”). In connection with the merger agreement, Parent has delivered to the Company copies of the commitment letters. Notwithstanding anything in the merger agreement to the contrary, in no event will the availability of, or ability to use, any cash on hand of the Company or any of its subsidiaries, the receipt or availability of any funds or financing (including the financing contemplated by the commitment letters) by or to Parent or any of its affiliates or any other financing or other transactions be a condition to any of the obligations of Parent or Merger Sub under the merger agreement.
Equity Financing
Pursuant to the equity commitment letters, the Investors have committed to purchase, or cause the purchase of, directly or indirectly through one or more intermediate entities, equity securities of Parent, for an aggregate cash purchase price, for the purpose of funding the closing payments. The obligations of the Investors to provide the equity financing under their respective equity commitment letters are subject to a number of conditions, including, but not limited to (1) the satisfaction or waiver by Parent of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the merger agreement set forth in Sections 7.1 and 7.2 of the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions), (2) the debt financing (or any alternative debt financing) shall have been funded at the closing or will be funded substantially contemporaneously with the Investors’ funding of their respective commitments in accordance with the terms thereof, (3) the concurrent consummation of the merger and the closing in accordance with the terms of the merger agreement and (4) the prior or substantially contemporaneous funding of the commitments of the Investors under the other equity commitment letter. We refer to the equity financing described in the preceding sentence as the “equity financing.”
The obligation of the Investors to fund the equity commitment under the equity commitment letters will terminate automatically and immediately upon the earliest to occur of (1) the payment of the full amount of the commitments to Parent or the completion of the closing, (2) the valid termination of the merger agreement in accordance with its terms, (3) the valid termination of the other Investors’ equity commitment letter in accordance with its terms, and (4) the Company or any of its controlled affiliates accepting all or any portion of the Parent termination fee pursuant to the merger agreement or asserting in writing any claim or commencing any action at law or equity (under the applicable limited guarantee or otherwise) against (i) any Investor in connection with the merger agreement or any of the transactions contemplated thereby (other than (x) any claim for breach or seeking to prevent a breach of the confidentiality agreement with Blackstone or TPG (against the specific party thereto and pursuant to the terms thereof), (y) any claim by the Company against the Investors seeking payment under and in accordance with the terms of the applicable limited guarantee subject to the limitations described therein, to the extent constituting a permitted claim thereunder, or (z) any claim by the Company seeking an injunction or other specific performance against Parent under the merger agreement, Parent under the equity commitment letters or any Investor under and in accordance with the terms of their equity commitment letter) or (ii) any former, current or future equity holders, controlling persons, directors, officers, employees, agents, affiliates (other than any assignee permitted under the equity commitment letters), members, managers or general or limited partners of any of the Investors or Parent or Merger Sub or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, affiliate (other than any assignee permitted under the equity commitment letters), financing source, representative, advisor or agent of any of the foregoing (other than the Investors or their respective successors or assigns and other than Parent).
The Company is an express third-party beneficiary of the equity commitment letter with respect to (i) enforcing Parent’s right to cause the commitments of the Investors to be funded in accordance with the terms of their equity committeemen letters without the direction of the Investors and (ii) the Company’s express consent right with respect to an amendment of the equity commitment letter.
Debt Financing
The debt commitment letter provides that the Lenders will provide, subject only to the terms and conditions set forth in the debt commitment letter, debt financing (the “debt financing”).
The debt financing consists of: (1) a senior secured first lien revolving credit facility, (2) a senior secured first lien term loan “B” facility, (3) a senior secured first lien term loan “A” facility and (4) a senior secured second lien term loan facility (clauses (1) through (4), collectively the “Credit Facility”). The Credit Facility will be used (1) to pay consideration in connection with the merger and any other payments contemplated by the merger agreement, (2) to repay or refinance certain existing outstanding indebtedness of the Company and its subsidiaries, (3) to pay fees and expenses incurred in connection with the merger and related transactions and (4) for working capital and general corporate purposes (including permitted acquisitions).

The obligations of the Lenders to provide the debt financing under the debt commitment letter are subject to a number of customary conditions, including, but not limited to (as applicable):
•
the consummation of the merger in accordance with the merger agreement in all material respects (without any amendment, consent or waiver of any of the provisions thereof that are materially adverse to the Lenders in their capacity as such without the consent of the lead arrangers, such consent not to be unreasonably withheld, conditioned or delayed, subject to certain limitations and exceptions);

•
subject to certain limitations and exceptions, the accuracy in all material respects as of the closing of the merger of certain specified representations and warranties in the merger agreement and certain specified representations and warranties in the loan documents;

•	the payment of required fees and out-of-pocket expenses in accordance with the debt commitment letter and related fee letter;
•	the delivery of a solvency certificate to the administrative agents under the Credit Facility;
•
subject to certain limitations and exceptions, and to the extent required under the Credit Facility, the delivery of all documents and instruments necessary to establish that the collateral agent will have a perfected security interest in the collateral;

•
the equity financing has occurred or, substantially concurrently with the initial borrowing under the Credit Facility, will occur in an amount specified by, and in accordance with, the debt commitment letter;

•	subject to certain exceptions, the execution and delivery by Parent and applicable guarantors, to be defined in the Credit Facility, of the definitive documentation governing the Credit Facility;
•	the absence of a material adverse effect since October 21, 2025 that is continuing; and
•
the consummation of the refinancing of certain existing outstanding indebtedness of the Company and its subsidiaries substantially concurrently with the initial borrowing under the Credit Facility, as more specifically described in the debt commitment letter.

Limited Guarantees
Pursuant to the limited guarantees, the Investors have agreed to guarantee the due and punctual payment of (1) the Parent termination fee payable by Parent pursuant to the merger agreement, (2) the reimbursement and indemnification obligations of Parent with respect to costs and expenses incurred by the Company and its subsidiaries or any of its or their respective representatives in connection with debt financing, (3) the Company’s reasonable and documented costs and expenses (including attorneys’ fees) and interest owed on the Parent termination fee, in connection with any suit by the Company to obtain the Parent termination fee, and (4) monetary damages owed by Parent or Merger Sub to the Company in the event of fraud or willful and material breach by Parent or Merger Sub, in the case of each of clauses (1) through (3), only if, when and to the extent payable pursuant to the merger agreement. We refer to the obligations set forth in the preceding sentence as the “Guaranteed Obligations.” The obligations of the Blackstone Investors and the TPG Investors under their limited guarantee are subject to separate caps for each of the Blackstone Investors and the TPG Investors, the sum of which equals $910,000,000.
Subject to specified exceptions, each of the limited guarantees will terminate upon the earliest of:
•	the consummation of the closing;
•	the valid termination of the merger agreement in accordance with its terms, other than solely to the extent the Parent termination fee is payable in such circumstances;
•
the date that is three months after any valid termination of the merger agreement in accordance with its terms solely to the extent the Parent termination fee is payable in such circumstances if the Company has not presented a written notice with respect to a claim for payment of any Guaranteed Obligations to Parent or the Investors by such three-month anniversary (or, if the Company has made a claim under the limited guarantees prior to such date, the date that such claim is finally satisfied or otherwise resolved); and

•	the date Guaranteed Obligations equal to the aggregate caps stated above have been paid in full in immediately available funds.

In addition, if the Company or any of its controlled affiliates or their respective successors and assigns asserts in any litigation or other proceeding that the provisions of the applicable limited guarantee limiting each Investor’s liability to its aggregate cap or that any other provisions of the applicable limited guarantee are illegal, invalid or unenforceable, or asserting any theory of liability against any Investor or any of its affiliates, agents, representatives or other enumerated non-recourse parties with respect to the transactions contemplated by the merger agreement, the equity commitment letters, the limited guarantees or any transactions contemplated thereby other than in connection with certain permitted claims then (i) the obligations of the Investors under the limited guarantee will terminate ab initio and will be null and void, (ii) if any Investor has previously made any payments under the limited guarantee, it will be entitled to recover such payments from the Company, and (iii) neither the Investors nor any non-recourse parties will have any liability to the Company or any of its affiliates with respect to the merger agreement, the equity commitment letters, the limited guarantees, or the transactions contemplated by the merger agreement.
Accounting Treatment
The merger is expected to be accounted for as a “business combination” for financial accounting purposes.
Appraisal Rights
If the merger is consummated, persons who do not wish to accept the merger consideration are entitled to seek appraisal of their shares of Company common stock under Section 262 and, if all procedures described in Section 262 are strictly complied with, such persons may be entitled to have their shares appraised by the Delaware Court and receive, in lieu of the payment for their shares of Company common stock in connection with the merger, payment in cash for the “fair value” of their shares of Company common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest (if any). The “fair value” of your shares of Company common stock as determined by the Delaware Court may be more or less than, or the same as, the merger consideration that you are otherwise entitled to receive under the merger agreement. These rights are known as “appraisal rights.” This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.
Persons who exercise appraisal rights under Section 262 will not receive the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement.
They will receive an amount determined to be the “fair value” of their shares of Company common stock following petition to, and an appraisal by, the Delaware Court. Persons considering seeking appraisal should recognize that the fair value of their shares of Company common stock determined under Section 262 could be more than, the same as or less than the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.
A copy of Section 262 may be accessed without subscription or cost at the following publicly available website, which is incorporated herein by reference: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. This summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should carefully review Section 262 and is urged to consult his, her or its legal and financial advisors before electing or attempting to exercise such rights. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that persons seek to exercise their appraisal rights under Section 262. As used in this section entitled “Appraisal Rights,” the word “stockholder” means a holder of record of shares of Company common stock, the words “beneficial owner” means a person who is the beneficial owner of shares of Company common stock held either in voting trust or by a nominee on behalf of such person and the word “person” means any individual corporation, partnership, unincorporated association or other entity. A person who loses his, her or its appraisal rights will be entitled to receive the merger consideration under the merger agreement.

Who May Exercise Appraisal Rights
Under Section 262, a holder of record or a beneficial owner of shares of Company common stock who (1) continuously holds such shares through the effective time, (2) has not voted in favor of or otherwise consented to the merger in writing or otherwise withdrawn, lost or waived appraisal rights (but failure to vote against the merger, alone, will not constitute a waiver of appraisal rights), (3) strictly complies with the procedures under Section 262, (4) does not thereafter withdraw his, her or its demand for appraisal of such shares and (5) in the case of a beneficial owner, a person who (a) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (b) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (c) provides an address at which such beneficial owner consents to receive notices given by the surviving corporation and to be set forth on the Chancery List (as defined below), will be entitled to receive the fair value of his, her or its shares of Company common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value. Voting in person or by proxy, against, abstaining from voting on or failing to vote on the adoption and approval of the merger will not constitute a written demand for appraisal as required by Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote.
Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders (who were stockholders on the applicable record date) be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the merger. Such notice must include notice that appraisal rights are available and either a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.
How to Exercise Your Appraisal Rights
If you elect to demand appraisal of your shares of Company common stock, you must satisfy all of the following conditions:
•
you must deliver to the Company a written demand for appraisal of your shares of Company common stock before the taking of the vote on the merger, which demand must reasonably inform us of the identity of the holder of record of shares of Company common stock who intends to demand appraisal of his, her or its shares of Company common stock and, for beneficial owners only, such demand must be accompanied by documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be, and must provide an address at which such beneficial owner consents to receive notices given by the surviving corporation and to be set forth on the Chancery List;

•	you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement;
•	you must hold your shares of Company common stock continuously through the effective time;
•
you or the surviving corporation must file a petition in the Delaware Court requesting a determination of the fair value of such shares within 120 days after the completion of the merger (as the surviving corporation is under no obligation to file any such petition in the Delaware Court and has no intention of doing so, it is the obligation of Company stockholders to initiate all necessary action to perfect their appraisal rights in respect of shares of Company common stock within the time prescribed in Section 262); and

•	and you must comply with the other applicable requirements of Section 262.
Voting in person or by proxy, against, abstaining from voting on or failing to vote on the adoption and approval of the merger will not constitute a written demand for appraisal as required by Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote.

A Company stockholder or beneficial owner who elects to exercise appraisal rights must mail his, her or its written demand for appraisal to the following address:
Hologic, Inc.
250 Campus Drive,
Marlborough, Massachusetts 01752
Attention: Corporate Secretary
A record holder who holds shares of Company common stock as a nominee for others, such as a broker, fiduciary, depositary or other nominee, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the demand must set forth the number of shares of Company common stock covered by such demand. Where the number of shares of Company common stock is not expressly stated, the demand will be presumed to cover all shares of Company common stock outstanding in the name of such record owner. If you hold your shares of Company common stock through a bank, broker or other nominee and you wish such holder, as the holder of record of your shares of Company common stock, to exercise appraisal rights on your behalf, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee.
The Company’s Actions After the Completion of the Merger
Within 10 days after the effective time, the surviving corporation must give written notice that the merger has become effective to (1) each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement and (2) any beneficial owner who has demanded appraisal under Section 262. At any time within 60 days after the effective time, any person who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the merger consideration specified by the merger agreement for that person’s shares of Company common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal.
Within 120 days after the effective time, but not thereafter, the surviving corporation and any person who has properly and timely demanded appraisal and otherwise complied with Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court, with a copy served on the surviving corporation in the case of a petition filed by a stockholder or beneficial owner of shares of Company common stock, demanding a determination of the fair value of the shares of Company common stock held by all persons that have demanded appraisal. There is no present intent on the part of the Company or the surviving corporation to file an appraisal petition and persons seeking to exercise appraisal rights should assume that the Company and the surviving corporation will not file such a petition or initiate any negotiations with respect to the fair value of shares of Company common stock. Accordingly, persons who desire to have their shares of Company common stock appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. If, within 120 days after the effective time, no petition has been filed as provided above, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the merger consideration under the merger agreement.
In addition, within 120 days after the effective time, any person who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Company common stock not voted in favor of the merger and with respect to which demands for appraisal were received by the surviving corporation and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand for appraisal, the record holder of such shares will not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement must be given within 10 days after the written request therefor has been received by the surviving corporation or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.
Upon the filing of a petition by a person, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation shall be required to, within 20 days after such service, file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal of their shares of Company common stock and with whom the surviving corporation has not reached agreements as to the value of such shares (the “Chancery List”). The Register in Chancery, if so ordered by the Delaware Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to all such persons set forth on the Chancery List.
If a petition for an appraisal is timely filed by a person, at the hearing on such petition, the Delaware Court will determine which persons have complied with Section 262 and have become entitled to appraisal rights provided thereby. The Delaware Court may require the persons who have demanded an appraisal of their shares of Company common stock and who hold shares represented by certificates to submit their certificates of shares of Company common stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such person. If immediately before the merger, the shares of the class or series of stock of the corporation were listed on a national securities exchange, the Delaware Court will dismiss the appraisal proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal or (2) the value of the consideration provided in the merger for such total number of shares exceeds $1 million.
Upon application by the surviving corporation or any person entitled to participate in the appraisal proceedings, the Delaware Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to appraisal. Any person whose name appears on the Chancery List may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.
Where proceedings are not dismissed, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court, including any rules specifically governing appraisal proceedings. Through such proceedings the Delaware Court shall determine the fair value of shares of Company common stock taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time through the date the judgment is paid at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue after such payment only on the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares of Company common stock as determined by the Delaware Court, and (2) interest theretofore accrued, unless paid by the surviving corporation as part of the pre-judgment payment to the person.
When the fair value of the shares of Company common stock is determined, the Delaware Court will direct the payment of such value, with interest thereon, if any, to the persons entitled to receive the same.
Although the Company believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and persons should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, the surviving corporation does not anticipate offering more than the merger consideration to any person exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of the relevant shares of Company common stock is less than the merger consideration.
In determining “fair value,” the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation.

In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting person’s exclusive remedy. The fair value of their shares as determined under Section 262 could be greater than, the same as, or less than the value of the payment for their shares of Company common stock in connection with the merger. Parent does not anticipate offering more than the applicable merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Company common stock is less than the merger consideration. An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262.
The cost of the appraisal proceeding may be determined by the Delaware Court and taxed upon the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each person is responsible for his, her or its attorneys’ and expert witness fees, although, upon application of a person whose name appears on the Chancery List who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court may order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ and expert witness fees, be charged pro rata against the value of all shares of Company common stock entitled to appraisal not dismissed pursuant to Section 262(k) of the DGCL or subject to such an award pursuant to a reservation of jurisdiction under Section 262(k) of the DGCL. Determinations by the Delaware Court are subject to appellate review by the Delaware Supreme Court.
From and after the effective time, no person who has duly demanded appraisal in compliance with Section 262 will be entitled to vote for any purpose any shares of Company common stock subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to Company stockholders at a date prior to the effective time.
No appraisal proceeding in the Delaware Court shall be dismissed as to any person without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under Section 262(j) of the DGCL; provided, however, that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined such a proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger within 60 days after the effective time. If no petition for appraisal is filed with the Delaware Court within 120 days after the effective time, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the merger consideration under the merger agreement.
To the extent there are any inconsistencies between the foregoing summary, on the one hand, and Section 262, on the other hand, Section 262 will govern.
Interests of the Company’s Directors and Executive Officers in the Merger
In considering the recommendation of the Board to vote in favor of the approval of the merger agreement, Company stockholders should be aware that the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Company stockholders. The Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement (including the merger), and in making its recommendation that Company stockholders vote to approve the merger agreement proposal and the advisory compensation proposal. Such interests are described below. The merger will be a “change of control” for purposes of the Company executive compensation and benefit plans and agreements described below.
The Company’s executive officers who are named executive officers are Stephen P. MacMillan (Chairman, President and Chief Executive Officer), Karleen M. Oberton (Chief Financial Officer), Essex D. Mitchell (Chief Operating Officer), John M. Griffin (former General Counsel), and Jan Verstreken (Group President, International). The Company’s executive officers who are not named executive officers are Diana De Walt (Senior Vice President, Human Resources), Mark Horvath (President, Breast and Skeletal Health Solutions), Anne M. Liddy (General Counsel), Jennifer M. Schneiders (President, Diagnostic Solutions), and Brandon Schnittker (President, GYN Surgical Solutions).

Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•
The relevant price per share of Company common stock is $73.95, which is the average closing market price of Company common stock over the first five business days following the first public announcement of the merger;

•
The effective time of the merger as referenced in this section occurs on December 4, 2025, which is the assumed date of the effective time of the merger solely for purposes of the disclosure in this section (the “Assumed Closing Date”);

•	Performance for performance periods that have commenced as of the Assumed Closing Date but have not been completed is equal to target level of performance;
•	Each CVR is earned at the maximum payout level; and
•
The service of each executive officer of the Company is terminated in a severance-qualifying termination immediately following the merger and on the Assumed Closing Date, and each executive officer complies with all requirements necessary to receive any severance benefits.

The amounts indicated below are rounded to the nearest whole number and are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above, and do not reflect or attempt to forecast certain compensation actions that may occur before completion of the merger, including any additional equity award grants, issuances, exercises of Company Options, vesting of awards or forfeitures that may occur prior to the effective time of the merger. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts to be received by the executive officers and directors of the Company may materially differ from the amounts set forth below.
Treatment of Outstanding Company Equity Awards
At the effective time, outstanding Company equity awards will be treated as follows, subject to all required withholding taxes:
•
Company Options. Each then-outstanding and unvested Company Option will vest in full and will be canceled and converted into the right to receive, with respect to each share of Company common stock subject to the Company Option immediately prior to the effective time, (i) in the case of a Company Option with an exercise price per share of Company common stock that is less than the cash consideration, (A) an amount in cash equal to the excess of the cash consideration over the applicable exercise price per share of the Company Option, and (B) one CVR, and (ii) in the case of a Company Option with an exercise price per share of Company common stock that is equal to or greater than the cash consideration and less than the sum of the cash consideration and $3.00, one CVR (net of the excess of the applicable exercise price per share of the Company Option over $76.00). Each other Company Option will be cancelled for no consideration.

•
Company Restricted Stock Unit Awards and Company Performance Stock Unit Awards. Each then-outstanding Company RSU Award and each then-outstanding Company PSU Award that was granted prior to the date of the merger agreement or then-outstanding Company RSU Award that is held by a nonemployee director of the Company, whether or not vested, will be cancelled and converted into the right to receive the merger consideration in respect of the number of shares of Company common stock subject to such Company RSU Award or Company PSU Award, as applicable, as of immediately prior to the effective time. For purposes of determining the number of shares of Company common stock subject to each Company PSU Award as of immediately prior to the effective time, any applicable performance goals will be deemed achieved at the greater of (i) the target level of performance and (ii) the actual level of performance measured through the latest practicable date prior to the effective time.

•
Each then-outstanding Company RSU Award that is granted on or after the date of the merger agreement (other than any such award held by a nonemployee director of the Company) will be converted into, in respect of each share of Company common stock subject to such Company RSU Award as of immediately prior to the effective time, (i) an unvested award representing the right to receive a cash payment equal to the cash consideration, and (ii) an unvested award representing the right to receive cash payments equal to the payments payable to the holder of one CVR, if any, pursuant to the CVR Agreement, in each case, subject to the same terms and conditions (including as to vesting and termination protection) as applied to the corresponding Company RSU Award as of immediately prior to the effective time. Company RSU Awards granted on or after the date of the merger agreement will include “double trigger” vesting protections providing for accelerated vesting upon a termination of employment by the Company without cause or resignation by the executive officer for good reason upon or following the effective time. These double trigger provisions will continue to apply to the unvested cash awards into which such Company RSU Awards convert at the effective time, as described above.
For an estimate of the value of the unvested Company equity awards held by each of the Company’s named executive officers, see the section entitled “—Quantification of Potential Payments and Benefits to Company’s Named Executive Officers in Connection with the Merger” below. Based on the assumptions described above under “—Certain Assumptions,” the estimated aggregate value of the unvested Company equity awards held by the five executive officers who are not named executive officers is as follows: Company RSU Awards granted prior to the date of the merger agreement—$1,566,097; Company PSU Awards granted prior to the date of the merger agreement—$2,723,653; unvested Company Options—$94,394; and Company RSU Awards granted on or after the date of the merger agreement—$5,424,158. Based on the assumptions described above under “—Certain Assumptions,” the estimated aggregate value of the unvested Company equity awards held by the eight nonemployee directors of the Company is $1,093,721 for Company RSU Awards and $437,133 for Company Options. The aggregate value of unvested Company Options quantified in this disclosure does not include the value of Company Options held by executive officers who are retirement eligible under the applicable award agreement, given that upon a termination of such executive officer’s employment due to retirement even absent the change of control, the executive officer’s unvested options would continue to vest in accordance with the current vesting schedule.
Severance Arrangements
Pursuant to his change of control agreement, in the case of Mr. MacMillan, or pursuant to their severance and change of control agreements, in the case of the Company’s other executive officers (other than Mr. Verstreken), upon a termination of the executive officer’s employment by the Company without cause or by the executive officer for good reason, in each case, in anticipation of or within the three-year period following a change of control, the executive officer will be entitled to receive the following severance payments and benefits, subject to the executive officer’s execution and non-revocation of a release of claims and continued compliance with applicable restrictive covenants:
(i)	a prorated “highest annual bonus” (as defined below) based on the number of days elapsed during the fiscal year through the date of termination;
(ii)
a lump sum cash payment equal to the product of 2.99 times the sum of the executive officer’s (x) annual base salary for the fiscal year preceding the date of termination and (y) highest annual bonus, payable within 30 days following the date of termination;

(iii)
immediate and full vesting of all Company equity awards, with any options (or similar awards) remaining exercisable for the shorter of the remaining term of the award or a period of one year following the executive officer’s termination of employment; and

(iv)
in the case of Messrs. MacMillan and Griffin, continued health and dental benefits through the third anniversary of the change of control (for Mr. MacMillan) or for one year following termination of employment (for Mr. Griffin).

The term “highest annual bonus” means, with respect to an executive officer, the greatest of (i) the average of the annual bonuses paid to the executive officer over the three fiscal years preceding the fiscal year in which the change of control occurs; (ii) the annual bonus paid to the executive officer in the fiscal year preceding the fiscal year in which the change of control occurs; or (iii) the executive officer’s target bonus award opportunity for the fiscal year preceding the fiscal year in which the change of control occurs based on 100% achievement.

Pursuant to his employment agreement with the Company, Mr. Verstreken is entitled to the following severance payments and benefits upon a termination of his employment within three years following a change of control, subject to his execution of a release of claims in favor of the Company:
(i)	a prorated bonus;
(ii)	2.99x times his annual base salary;
(iii)	2.99x times his annual bonus; and
(iv)	full vesting of his Company equity awards.
See the section entitled “—Quantification of Potential Payments and Benefits to Company’s Named Executive Officers in Connection with the Merger” below for the estimated amounts of the severance payments that each of the Company’s named executive officers would receive under their change of control, severance and change of control or employment agreements, as applicable, upon a qualifying termination of employment following a change of control. Based on the assumptions described above under “—Certain Assumptions,” the estimated aggregate value of the cash severance benefits that the five executive officers who are not named executive officers would receive upon a qualifying termination of employment following a change of control is $11,929,139.
Fiscal Year 2026 Annual Bonus
Pursuant to the merger agreement, in the event fiscal year 2026 annual bonuses have not been paid by the effective time of the merger, Parent is required to pay to each eligible employee (including the executive officers) an annual bonus at the time the Company pays annual bonuses in the ordinary course based on the greater of target and actual performance, subject to the eligible employee’s continued employment through the end of fiscal year 2026. In addition, upon the termination of a Company employee’s employment (including the executive officers) due to death or disability, by the Company without cause or due to the employee’s resignation for good reason under the employee’s applicable severance arrangement, in each case, prior to the payment of fiscal year 2026 annual bonuses, the employee will be entitled to receive a pro-rated bonus based on target performance promptly following such employee’s termination of employment, subject to execution and non-revocation of a release of claims in favor of the Company; provided that any such employee who is entitled to a prorated bonus under the employee’s applicable severance arrangement will receive the greater of the prorated bonus described in this paragraph and the prorated bonus under such employee’s applicable severance arrangement without duplication.
Based on the assumptions described above under “—Certain Assumptions,” no quantification is provided for this potential prorated fiscal year 2026 bonus for the executive officers because the executive officers would not receive this prorated bonus due the application of the non-duplication provision described in the preceding sentence.
Retention Awards
Pursuant to the merger agreement, the Company has established a cash retention program, under which it has granted retention awards to certain executive officers. Each retention award was paid within 30 days after the applicable grant date, however, if on or before the date that is six months after the closing of the merger, an executive officer voluntarily resigns (on or after the closing, only if without good reason) or experiences a termination of employment for cause, then fifty percent of any retention award previously paid will be subject to clawback. See the section of this proxy statement/prospectus entitled “—Quantification of Potential Payments and Benefits to Company’s Named Executive Officers in Connection with the Merger” for the amounts of the cash retention awards granted to each of the Company’s named executive officers. The aggregate amount of the cash retention awards granted to the Company’s five executive officers who are not named executive officers is $3,000,000.
Deferred Compensation Program
The Company maintains the Company Amended and Restated Deferred Compensation Program (which we refer to as the “Deferred Compensation Program”), under which it grants retention contributions to certain executive officers’ deferred compensation accounts. Retention contributions generally vest over a three-year vesting period and unvested retention contributions become fully vested upon the occurrence of a change of control (including the merger). In connection with the merger, the Company will terminate the Deferred Compensation Program and each applicable executive officer’s account balance held thereunder will be distributed to the respective executive in a lump sum payment within 45 days following the closing of the merger.

See the section entitled “—Quantification of Potential Payments and Benefits to Company’s Named Executive Officers in Connection with the Merger” below for the estimated value of the unvested retention contributions that would become vested for each named executive officer upon the occurrence of a change of control. The estimated aggregate value of the unvested retention contributions for the five executive officers who are not named executive officers that would become vested upon a change of control is $535,103. The aggregate value of unvested retention contributions quantified in this disclosure does not include the value of retention contributions granted to executive officers who are retirement eligible under the Deferred Compensation Program, given that such retention contributions would vest upon a termination of such executive officer’s employment due to retirement even absent the change of control.
Sections 280G and 4999 Matters
In connection with the signing of the merger agreement, an Excise Tax Make Whole Plan was adopted by Parent which is subject to and will become effective upon the closing, under which impacted employees (including certain executive officers) are expected to have the right to receive a make whole payment in the event that any payments or benefits provided to such employee in connection with the merger becomes subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. The make whole payments payable under the plan would generally place the plan participants in the same after-tax economic position that the participants would have been in had the excise tax not applied. Payments under the Excise Tax Make Whole Plan are subject to an aggregate cap of $15 million across all participants.
See the section entitled “—Quantification of Potential Payments and Benefits to Company’s Named Executive Officers in Connection with the Merger” below for an estimate of the value of the make whole payments that may become payable under the Excise Tax Make Whole Plan to the Company’s named executive officers in connection with the merger. Based on the assumptions described above under “—Certain Assumptions,” the estimated aggregate value of make whole payments under the Excise Tax Make Whole Plan that may become payable to the five executive officers who are not named executive officers is $10,667,802.
Compensation Arrangements with Parent
As of the date of this proxy statement, none of the Company’s executive officers has discussed or entered into any agreement with Parent or its affiliates regarding employment with, or the right to purchase or participate in the equity of, Parent or one or more of its affiliates. Prior to or following the effective time, however, certain executive officers may discuss or enter into agreements with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, Parent or more or more of its affiliates.
Indemnification and Insurance
Pursuant to the terms of the merger agreement, the Company’s directors and executive officers will be entitled to continued indemnification and insurance coverage under the organizational documents of the Company and its subsidiaries and indemnification agreements the Company and any of its subsidiaries has entered into with each of its directors and executive officers. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Indemnification and Insurance.”
Quantification of Potential Payments and Benefits to Company’s Named Executive Officers in Connection with the Merger
The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of the Company that is based on, or otherwise relates to, the merger. For additional details regarding the terms of the payments and benefits described below, see the discussion under the caption “Interests of the Company’s Directors and Executive Officers in the Merger” above.
The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above under “—Certain Assumptions” and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the merger.

The amounts in the table do not include amounts that the Company’s named executive officers were already vested in as of the Assumed Closing Date. In addition, these amounts do not reflect or attempt to forecast certain compensation actions that may occur before completion of the merger, including any additional equity award grants, issuances, exercises of Company Options, vesting of equity awards or forfeitures that may occur following December 4, 2025 but prior to the effective time of the merger. As a result of the aforementioned assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.
Potential Payments to Named Executive Officers

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Tax Reimbursement ($)(3)	Perquisite/ Benefits ($)(4)	Total ($)
Stephen P. MacMillan	9,842,619	24,447,796	—	51,983	34,342,398
Karleen M. Oberton	4,980,561	5,916,518	—	—	10,897,079
Essex D. Mitchell	5,124,726	7,180,967	4,332,198	259,950	16,897,841
John M. Griffin	3,653,781	1,959,379	—	24,654	5,637,814
Jan Verstreken	4,490,083	3,705,454	—	—	8,195,537

(1)
Cash. With respect to each named executive officer, represents the (i) cash severance payments payable under the change of control agreement, severance and change of control agreement or employment agreement, as applicable, and (ii) retention award, each as described under “—Treatment of Outstanding Company Equity Awards,” “—Fiscal Year 2026 Annual Bonus” and “—Retention Awards” above. The cash severance and fiscal year 2026 annual bonus amounts are “double trigger” and become payable only upon a qualifying termination of employment. The retention awards, which were paid but remain subject to certain repayment requirements as described above in “—Retention Awards,” are “single-trigger” with respect to the 50% of the awards that are not subject to the repayment requirements and “double-trigger” with respect to the 50% of the awards that are subject to the repayment requirements.

Named Executive Officer	Cash Severance ($)	Prorated Annual Bonus ($)	Retention Award ($)
Stephen P. MacMillan	9,486,283	356,336	—
Karleen M. Oberton	3,875,987	104,574	1,000,000
Essex D. Mitchell	4,485,000	139,726	500,000
John M. Griffin	3,557,851	95,930	—
Jan Verstreken	4,129,803	110,280	250,000

(2)
Equity. Consists of the value of the Company equity awards that will (i) in the case of unvested Company Options and Company RSU Awards and Company PSU Awards granted prior to the date of the merger agreement, vest and be converted into the right to receive the cash consideration and/or one CVR with respect to the number of shares of Company common stock subject to such Company equity awards, provided that (a) in the case of a Company Option with an exercise price per share of Company common stock that is less than the cash consideration, such Company Option will be converted into the right to receive (x) an amount in cash equal to the excess of the cash consideration over the applicable exercise price per share of the Company Option, and (y) one CVR, (b) in the case of a Company Option with an exercise price per share of Company common stock that is equal to or greater than the cash consideration and less than the sum of the cash consideration and $3.00, such Company Option will be converted into the right to receive one CVR (net of the excess of the applicable exercise price per share of the Company Option over $76.00), with the payment in respect of such CVR to be reduced by the excess of the exercise price of such Company Option over the cash consideration and (c) in the case of each other Company Option, such Company Option will be cancelled for no consideration, and (ii) in the case of Company RSU Awards granted on or after the date of the merger agreement, be converted into (x) an unvested cash award representing the right to receive a cash payment equal to the cash consideration and (y) an unvested cash award representing the right to receive a cash payment equal to the payments payable to the holder of one CVR, with respect to the number of shares of Company common stock subject to such Company RSU Awards, in each case, subject to the same terms and conditions (including as to vesting and termination protection) as applied to the corresponding Company RSU Award as of immediately prior to the effective time. The accelerated vesting of the unvested Company Options and Company RSU Awards and Company PSU Awards granted prior to the date of the merger agreement is a “single trigger” benefit and is triggered automatically upon the consummation of the merger. The value included in respect of Company RSU Awards granted on or after the date of the merger agreement is a “double trigger” benefit and is triggered upon a qualifying termination of employment following the effective time of the merger. See the section entitled “—Treatment of Outstanding Company Equity Awards” above for additional detail regarding the treatment of Company equity awards in connection with the merger.

Named Executive Officer	Unvested Company Options (Single Trigger) ($)	Company RSUs (Single Trigger) ($)	Company RSUs (Double Trigger) ($)	Company PSUs (Single Trigger) ($)
Stephen P. MacMillan	—	—	12,540,589	11,907,207
Karleen M. Oberton	—	—	3,234,647	2,681,871
Essex D. Mitchell	25,195	757,618	3,483,489	2,914,665
John M. Griffin	—	—	—	1,959,379
Jan Verstreken	20,156	481,858	1,244,061	1,959,379

(3)
Tax Reimbursement Payments. The amounts in this column represent the estimated amount of the make whole payments that may be made to the participating named executive officers under, and in accordance with the terms of, the Excise Tax Make Whole Plan, as described above in “—Sections 280G and 4999 Matters.” The right to receive the amounts in this column may be “single trigger” or “double trigger,” depending on the nature of the underlying payment or benefit to which these amounts relate.

(4)
Perquisites/Benefits. Consists of the estimated value of the healthcare benefit to which Messrs. MacMillan and Griffin are entitled under their severance and change of control agreements, and the accelerated vesting of Company retention contributions to the Deferred Compensation Program. The healthcare benefits are “double trigger” and are provided only upon a qualifying termination of employment in connection with a change in control (as described in more detail in the section entitled “— Severance Arrangements” above). The accelerated vesting of Company Deferred Compensation Program contributions is “single trigger” and occurs immediately upon the closing of the merger.

Named Executive Officer	Healthcare Benefit ($)	Deferred Compensation Program Vesting ($)
Stephen P. MacMillan	51,983	—
Karleen M. Oberton	—	—
Essex D. Mitchell	—	259,950
John M. Griffin	24,654	—
Jan Verstreken	—	—

Material U.S. Federal Income Tax Consequences of the Merger
The following discussion is a summary of certain U.S. federal income tax consequences generally applicable to Holders (as defined below) whose shares of Company common stock are exchanged for the merger consideration. This discussion is not a complete analysis of all potential U.S. federal, state, local or non-U.S. tax consequences. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”) and judicial decisions, all as available and in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion addresses only Holders who hold their shares of Company common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all of the tax consequences that may be relevant to Holders in light of their particular circumstances or to certain types of Holders subject to special treatment under the Code, including, without limitation, “S corporations”, banks and other financial institutions, brokers, dealers or traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, insurance companies, U.S. expatriates and former citizens or long-term residents of the United States, mutual funds, real estate investment trusts, regulated investment companies, cooperatives, tax-exempt organizations (including private foundations), retirement plans, controlled foreign corporations, passive foreign investment companies, persons who are subject to any alternative minimum tax, persons who hold their Company common stock as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment, or other risk-reduction transaction for U.S. federal income tax purposes, stockholders that have a functional currency other than the U.S. dollar, certain taxpayers that are required to prepare certified financial statements or file financial statements with certain regulatory or governmental agencies, persons that own or have owned within the past five years (or are deemed to own or to have owned within the past five years) 5% or more of the outstanding Company common stock (by vote or value), Holders of Company common stock that exercise appraisal rights, persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement and persons who acquired their Company common stock upon the exercise of stock options or otherwise as compensation. This discussion does not address any U.S. federal estate, gift, or other non-income tax consequences, any tax consequences arising under the Medicare contribution tax on net investment income, or any state, local, or non-U.S. tax consequences.

As used in this summary, the term “U.S. Holder” means a beneficial owner of Company common stock that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the U.S.; (ii) a corporation, or other entity or arrangement classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S. or any state or political subdivision thereof or the District of Columbia; (iii) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or (iv) a trust if (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons has the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of Company common stock that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes, and the term “Holder” means a U.S. Holder or a Non-U.S. Holder.
If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) exchanges Company common stock for cash and CVRs in the merger, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships and partners in partnerships holding Company common stock should consult their tax advisors regarding the tax consequences of exchanging Company common stock for the merger consideration.
We have not sought, and do not expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein, and no assurance can be given that the IRS will not take a position contrary to the discussion below, or that a court will not sustain any challenge by the IRS in the event of litigation.
THE FOLLOWING IS A GENERAL DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OF COMPANY COMMON STOCK FOR MERGER CONSIDERATION PURSUANT TO THE MERGER UNDER CURRENT LAW AND IS FOR GENERAL INFORMATIONAL PURPOSES ONLY. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF EXCHANGING COMPANY COMMON STOCK FOR CASH AND CVRS PURSUANT TO THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.
U.S. Holders
The exchange of shares of Company common stock for the merger consideration pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a U.S. Holder recognizes, and the timing and potentially the character of such gain or loss, depends in part on the U.S. federal income tax treatment of the CVRs, with respect to which there is substantial uncertainty.
The receipt of the merger consideration, which consists of cash and CVRs, may be treated as an “open transaction” or as a “closed transaction” for U.S. federal income tax purposes, each discussed below. The installment method of reporting any gain attributable to the receipt of a CVR generally will not be available with respect to the disposition of Company common stock pursuant to the merger because the shares of Company common stock are traded on an established securities market. The following sections discuss certain U.S. federal income tax consequences of the merger if the exchange of Company common stock for cash and CVRs pursuant to the merger is treated as an open transaction and, alternatively, as a closed transaction for U.S. federal income tax purposes. There is no legal authority directly addressing the U.S. federal income tax treatment of the receipt of, or payments made with respect to, the CVRs in connection with the merger. You should consult your tax advisor with respect to the proper treatment and characterization of the receipt of, and payments made with respect to, the CVRs.
Treatment as Open Transaction
The receipt of merger consideration is generally treated as an “open transaction” if the value of the CVRs were determined not to be “reasonably ascertainable” at the time of their receipt. It is the position of the IRS, as reflected in Treasury Regulations, that only in “rare and extraordinary cases” is the value of property so uncertain as to warrant “open transaction” treatment. If the transaction is treated as an “open transaction” for U.S. federal income tax purposes, a U.S. Holder generally recognizes capital gain on the exchange of Company common stock for the merger consideration in an amount equal to the excess, if any, of the amount of cash received in such exchange over such U.S. Holder’s adjusted U.S. federal income tax basis in the Company common stock sold or exchanged. Gain recognized in the transaction must be determined separately for each identifiable block of Company common stock exchanged pursuant to the merger (i.e., Company common stock acquired at the same cost in a single transaction). Any such gain will generally be long-term capital gain if the Company common stock was held for more than one year prior to such disposition. No loss would be recognized by a U.S. Holder as of the date of the merger.
If the transaction is treated as an “open transaction” for U.S. federal income tax purposes, the CVRs will not be taken into account in determining the U.S. Holder’s taxable gain upon receipt of the initial cash consideration, and a U.S. Holder will take no tax basis in the CVRs, but would be subject to tax on CVR payments as discussed below.
If the merger consideration is treated as an “open transaction,” a portion of such payments would generally be treated as interest income under Section 483 of the Code (as discussed below under “—Imputed Interest”) and the balance, in general, would be treated as additional consideration for the disposition of the Company common stock in the merger. The treatment of the portion of payments on the CVRs not treated as interest under Section 483 of the Code will depend on whether or not the amount of cash received by the U.S. Holder in the merger is less than the U.S. Holder’s tax basis in the Company common stock surrendered pursuant to the merger. If the cash received by the U.S. Holder in the merger is equal to or greater than a U.S. Holder’s tax basis in its Company common stock surrendered pursuant to the merger, then all payments received or accrued on the CVRs would be taxable in accordance with such U.S. Holder’s regular method of accounting. If the cash received in the merger is less than a U.S. Holder’s tax basis in the Company common stock surrendered pursuant to the merger, then payments received or accrued on the CVRs to the extent not treated as interest under Section 483 of the Code (as discussed below under “—Imputed Interest”) would not be taxable until the total payments such U.S. Holder received or accrued (including those in the merger) are equal to such U.S. Holder’s tax basis in the Company common stock, and all subsequent payments on the CVRs would be taxable. It is likely that all CVR payments that are taxable under this paragraph would be taxable as capital gain to the extent not treated as ordinary interest income under Section 483 of the Code (as discussed below under “—Imputed Interest”) and such gain would be long term capital gain if the Company common stock were held for more than one year prior to the merger. At the time that it is determined that no additional CVR payments will be made, a U.S. Holder would generally be entitled to a capital loss equal to any excess of such U.S. Holder’s tax basis in the Company common stock over the sum of the cash such Holder received as of the date of the merger and any CVR payments that such Holder received (to the extent not treated as interest under Section 483 of the Code). The deductibility of capital losses is subject to limitations.
Treatment as Closed Transaction
The receipt of the merger consideration is generally treated as a “closed transaction” if the fair market value of the CVRs were determined to be “reasonably ascertainable,” at the time of their receipt. Under the “closed transaction” approach, a U.S. Holder generally would recognize capital gain or loss on an exchange of Company common stock for the merger consideration (i.e., cash and CVRs), in an amount equal to the difference, if any, between: (i) the amount of cash received plus the fair market value (determined as of the effective time) of any CVRs received; and (ii) the U.S. Holder’s adjusted U.S. federal income tax basis in the Company common stock sold or exchanged. Any capital gain or loss recognized will be determined separately for each identifiable block of Company common stock exchanged pursuant to the merger (i.e., Company common stock acquired at the same cost in a single transaction). Capital gain or loss, if any, will be long-term capital gain or loss if such Company common stock was held for more than one year prior to the merger. The deductibility of capital losses is subject to limitations.
If the transaction is treated as a “closed transaction” for U.S. federal income tax purposes, a U.S. Holder’s initial U.S. federal income tax basis in a CVR received in the merger would equal the fair market value (as of the effective time) of such CVR as determined for U.S. federal income tax purposes. The holding period for a CVR would begin on the day following the merger.
If the transaction is treated a “closed transaction,” the U.S. federal income tax treatment of receiving future payments on the CVRs is not clear. There is no authority directly addressing the treatment of contingent payment rights similar to the CVR payments. A portion of any CVR payments may be treated as interest under Section 483 of the Code (as described below under “—Imputed Interest”). To the extent not treated as interest under Section 483 of the Code, CVR payments may be treated under one of a number of alternative approaches. Under one approach, any such payments could be treated as a nontaxable return of capital and reduce a U.S. Holder’s tax basis in its CVRs until such tax basis has been reduced to zero, and any future payments would be taxable in full. Alternatively, it is possible that a portion of each such payment might be considered taxable income, with the remaining portion reducing a U.S. Holder’s tax basis in its CVRs until such basis has been reduced to zero, after which any future payments would be taxable in full. A U.S. Holder would generally be entitled to a loss if, at the time it is determined that there will be no more CVR payments, such U.S. Holder has any remaining tax basis in the CVRs. It is not clear whether the taxable payments described in this paragraph would be characterized as capital gain or ordinary income, but it is likely that any loss would be a capital loss.
Due to legal and factual uncertainty regarding the valuation and tax treatment of the CVRs, you should consult your tax advisor concerning the tax consequences of the receipt of, and payments made with respect to, the CVRs.
Imputed Interest
Under either “closed transaction” or “open transaction” treatment, a CVR payment may be treated as a payment under a contract for the sale or exchange of Company common stock to which Section 483 of the Code applies if at least one payment is due more than one year after the consummation of the merger. If Section 483 of the Code applies, a portion of the payments made with respect to a CVR that is due more than six months after the consummation of the merger will be treated as interest, which would be subject to U.S .federal income tax as ordinary income. The interest amount will equal the excess of the amount received over its present value as of the effective time calculated using the appropriate applicable federal rate published by the IRS as the discount rate. A U.S. Holder must include in its taxable income interest pursuant to Section 483 of the Code using such Holder’s regular method of accounting for U.S. federal income tax purposes. The portion of the CVR payment that is not treated as interest under Section 483 of the Code will generally be taxed either as ordinary income or as gain or loss from the sale of a capital asset, as discussed above.
Non-U.S. Holders
The receipt of the merger consideration by a Non-U.S. Holder upon the exchange of Company common stock for merger consideration pursuant to the merger generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the U.S.), in which case the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder (as described above under “—U.S. Holders”), except that if the Non-U.S. Holder is a non-U.S. corporation, an additional branch profits tax may apply at a rate of 30% (or a lower rate under an applicable income tax treaty); or

•
the Non-U.S. Holder is a nonresident alien individual who is present in the U.S. for 183 days or more in the taxable year of the effective time and certain other conditions are met, in which case the Non-U.S. Holder may be subject to a 30% U.S. federal income tax (or tax at a lower rate under an applicable income tax treaty) on such gain (net of certain U.S.-source losses).

Generally, if payments are made to a Non-U.S. Holder with respect to a CVR, such Non-U.S. Holder may be subject to withholding at a rate of 30% (or a lower rate under an applicable income tax treaty) on the portion of any such payments treated as imputed interest (as discussed above in the section under “—U.S. Holders—Imputed Interest”), or possibly the entire CVR payment depending on the U.S. federal income tax treatment of the CVRs unless such Non-U.S. Holder establishes its entitlement to exemption from or a reduced rate of withholding under an applicable income tax treaty by providing the appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) to the applicable withholding agent. As discussed above, the tax treatment of the CVRs is unclear, and it is possible that Parent or the applicable withholding agent may be required to withhold additional amounts on payments with respect to the CVRs.
THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGER OR THE RECEIPT OF CVRS. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES.
Regulatory Approvals in Connection with the Merger
Under the merger agreement, Parent, Merger Sub and the Company agreed to use their respective reasonable best efforts to take (or cause to be taken) all actions, and to promptly do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable under applicable laws to cause the conditions to the merger to be satisfied and consummate and make effective the merger and any other transactions contemplated by the merger agreement as promptly as reasonably practicable and in any event prior to the outside date (as defined below), including:
i.
preparing and filing all documentation necessary to effect all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods from any governmental authority;

ii.
obtaining from any governmental authority any consents, licenses, permits, waivers, approvals, authorizations, clearances or orders advisable or required to be obtained by Parent or the Company or any of their respective affiliates, including under the antitrust laws;

iii.
avoiding or defending against, as applicable, any actions, lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or challenging, hindering, impeding, interfering with or delaying the consummation of the merger and the other transactions contemplated by the merger agreement under any antitrust laws, including seeking to have any stay, temporary restraining order or injunction entered by any court or other governmental authority in connection with the foregoing vacated or reversed;

iv.
as promptly as reasonably practicable, and in any event within 20 business days after October 21, 2025, making or causing to be made, including by causing their respective affiliates (including Parent’s “ultimate parent entity” as that term is defined in the HSR Act) to make, as applicable, all necessary filings under the HSR Act, and, as promptly as reasonably practicable, and in any event within 30 business days from October 21, 2025, submitting, including by Parent using reasonable best efforts to cause any relevant current or future equity investors in Parent to submit, either in draft or in final form, all other notifications, filings and registrations required or advisable under the other relevant antitrust laws (to the extent required with respect to such equity investor), and thereafter supplying as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to any such laws;

v.
as promptly as reasonably practicable, making (or causing their respective affiliates (including Parent’s “ultimate parent entity” as that term is defined in the HSR Act)) to make any other required or advisable registrations, declarations, submissions and filings with respect to the merger or any other transactions contemplated by the merger agreement required under the Exchange Act, any other applicable federal or state securities laws, and any other applicable law; and

vi.
(A) as promptly as practicable (and in any event, no later than 20 business days from October 21, 2025, unless otherwise agreed by the parties), file, or cause to be filed, including by causing its applicable equity investors to file, as applicable, a draft joint voluntary notice with CFIUS pursuant to the Section 721 of Title VII of the Defense Production Act of 1950, as amended and as may be amended from time to time, including all implementing regulations thereof (the “DPA”); (B) as promptly as possible after receipt and resolution of comments from CFIUS on the draft notice (and in any event, no later than 10 business days from receipt of comments from CFIUS, unless otherwise agreed by the parties), file, or cause to be filed, including by causing its applicable equity investors to file, as applicable, with CFIUS a final joint voluntary notice pursuant to the DPA; and (C) as promptly as practicable (and in any event, within the timeframe required by CFIUS, including any extensions that CFIUS may grant) submit, or cause to be submitted, including by causing its applicable equity investors to submit, as applicable, any certification, additional information, documents or other materials in respect of such joint voluntary notice or the transactions contemplated by the merger agreement that may be requested by CFIUS in connection with its review process.

Parent, Merger Sub and the Company have agreed to cooperate with each other to obtain the necessary regulatory approvals. Neither Parent, Merger Sub or the Company will commit to or agree with any governmental authority to (i) stay, toll or extend any applicable waiting period under the HSR Act or any other applicable antitrust law, (ii) pull and refile or resubmit the notification and report forms pursuant to the HSR Act, (iii) not consummate the transaction contemplated by the merger agreement before an agreed-to date, or (iv) any timing agreement, in each case relating to the transactions contemplated by the merger agreement, without the prior written consent of the other parties. Parent shall (and only if requested by Parent, the Company shall) take all such action as may be necessary to avoid or eliminate each and every impediment under any antitrust law, including proposing, negotiating, committing and effecting, by consent decree, hold separate order, or otherwise, to (i) sell, divest, dispose of or otherwise hold separate (including by establishing a trust or otherwise), any of the businesses, assets or properties of the Company and its Subsidiaries and (ii) otherwise take or commit to take actions that after the closing would limit Parent’s, the Company’s or any of their respective Subsidiaries’ freedom of action with respect to any of the businesses, assets or properties of the Company or any of its Subsidiaries; provided, however, that nothing shall require either party to take or agree to take any action of the types referred to in the foregoing clauses (i) and (ii) unless it is binding on or otherwise applicable to Parent or the Company only from and after the Effective Time in the event that the Closing occurs.
Regulatory Approvals
HSR Act and U.S. Regulatory Approvals
The merger is subject to the requirements of the HSR Act, and the rules and regulations promulgated thereunder. Under the HSR Act, certain transactions, including the merger, may not be completed unless certain waiting period requirements have expired or been terminated. The parties filed their respective HSR notifications with the FTC and the DOJ on November 19, 2025. The HSR Act provides that each party must file its respective HSR notifications with the FTC and the DOJ. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-day waiting period following the parties’ filings of their respective HSR notifications or the earlier termination of that waiting period. If the DOJ or FTC issues a request for additional information and documentary material (a “Second Request”) prior to the expiration of the waiting period, the transaction cannot close until the parties substantially comply with the Second Request and observe a second waiting period, which is 30 days by statute and can be extended through agreement or terminated earlier.
At any time before or after the merger is completed, the DOJ or the FTC could take action to challenge the merger on antitrust grounds, including seeking to preliminarily or permanently enjoin the merger. In addition, U.S. state attorneys general could take such action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin completion of the Merger or permitting completion subject to regulatory concessions or conditions. Private parties also may seek to take legal action under the antitrust laws under certain circumstances.
In addition, the merger is conditioned on expiration or early termination of the CFIUS waiting period.
Global Antitrust and Other Regulatory Approvals
In addition to antitrust approval in the United States, the completion of the merger is conditioned on the receipt of certain consents or approvals from certain competition authorities and clearance under certain foreign investment laws. There can be no assurance that governmental authorities in these or other jurisdictions will not assert that other notices or regulatory approvals are required or seek to preliminarily or permanently enjoin the Merger.
Delisting and Deregistration of the Company Common Stock
Parent and the Company have agreed to cooperate with each other to cause the Company common stock to be delisted from Nasdaq and deregistered under the Exchange Act, as promptly as practicable following the effective time.

THE MERGER AGREEMENT
Explanatory Note Regarding the Merger Agreement
The following summarizes the material provisions of the merger agreement. This summary does not purport to be complete, may not contain all of the information about the merger agreement that is important to you, and is qualified in its entirety by the full merger agreement, as attached to this proxy statement as Annex A. We recommend that you read the merger agreement carefully and in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.
The merger agreement is included with this proxy statement only to provide you with information regarding the terms of the merger agreement and not to provide you with any other factual information regarding the Company, Parent, Merger Sub or their respective subsidiaries, affiliates or businesses. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:
•	have been made only for purposes of the merger agreement;
•	have been qualified by certain documents filed with, or furnished to, the SEC by the Company since September 30, 2023 and publicly available prior to October 20, 2025 (subject to exceptions);
•	have been qualified by confidential disclosures made by the Company in connection with the merger agreement;
•	are subject to materiality qualifications contained in the merger agreement that may differ from what may be viewed as material by investors;
•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement; and
•
have been included in the merger agreement for the purpose of allocating risk between the Company, on the one hand, and Parent and Merger Sub, on the other hand, rather than establishing matters as facts.

You should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent, Merger Sub or any of their respective subsidiaries, affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may have changed (and may continue to change) after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. The Company will provide additional disclosure in its public reports of any material information necessary to provide the Company stockholders with a materially complete understanding of the disclosures relating to the merger agreement. See the section of this proxy statement entitled “Where You Can Find Additional Information.”
The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this proxy statement.
Effect of the Merger
The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, and the applicable provisions of the DGCL, at the effective time, Merger Sub will be merged with and into the Company, whereupon the separate corporate existence of Merger Sub will thereupon cease, and the Company will continue as the surviving corporation of the merger. As a result of the merger, the surviving corporation will become a subsidiary of Parent, and Company common stock will no longer be publicly traded. In addition, Company common stock will be delisted from Nasdaq and deregistered under the Exchange Act, in each case, in accordance with applicable laws, rules and regulations, and the Company will no longer file periodic reports with the SEC. If the merger is consummated, each share of Company common stock issued and outstanding immediately prior to the effective time (other than excluded shares) will be cancelled and converted into the right to receive the merger consideration, subject to any applicable withholding taxes.

Closing and Effective Time
The closing will take place no later than the third business day following the day on which the last of the conditions to the closing (described in the section of this proxy statement captioned “—Conditions to the Closing of the Merger”) (other than those conditions to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) has been satisfied or waived, or such other time agreed to in writing by Parent and the Company; provided that if the marketing period has not ended at the time of the satisfaction or waiver of the closing conditions (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions), the closing will be delayed and occur instead on the date following such satisfaction or waiver, that is the earlier of (a) any business day before or during the marketing period as may be specified by Parent to the Company on no less than three business days’ prior written notice and (b) three business day following the final day of the marketing period. On the closing date, the Company will file a Certificate of Merger with the Secretary of State for the State of Delaware as provided under the DGCL. The merger will become effective upon the filing and acceptance for record of the Certificate of Merger, or such later time as may be agreed by the parties in writing and specified in the Certificate of Merger.
Certificate of Incorporation; Bylaws; Directors and Officers
From and after the effective time, the Company, as the surviving corporation in the merger, will possess all rights, privileges, immunities, powers and franchises of the Company and Merger Sub.
At the effective time, the certificate of incorporation of the Company, as in effect immediately prior to the effective time, will be amended and restated in its entirety to read as set forth in Exhibit B to the merger agreement, and as so amended will be the certificate of incorporation of the surviving corporation until thereafter amended as provided therein or as provided by applicable law.
At the effective time, the bylaws of Merger Sub as in effect immediately prior to the effective time will become the bylaws of the surviving corporation, except that references to Merger Sub’s name will be replaced with references to the surviving corporation’s name, until thereafter amended as provided therein, by the surviving corporation’s certificate of incorporation, or as provided by the applicable law.
At the effective time, the board of directors of the surviving corporation will consist of the directors of Merger Sub as of immediately prior to the effective time, each to hold office in accordance with the certificate of incorporation and the bylaws of the surviving corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL and the surviving corporation’s certificate of incorporation and bylaws, and the officers of the surviving corporation will consist of the officers of the Company as of immediately prior to the effective time, each to hold office in accordance with the certificate of incorporation and the bylaws of the surviving corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL and the surviving corporation’s certificate of incorporation and bylaws.
Merger Consideration
At the effective time, each share of Company common stock issued and outstanding as of immediately prior to the effective time (other than excluded shares) will be cancelled and converted automatically into the right to receive the merger consideration, subject to any applicable withholding taxes.
At the effective time, shares of Company common stock owned by the Company or any of its subsidiaries and not held on behalf of third parties, shares of Company common stock owned by Merger Sub and the appraisal shares will automatically be cancelled and will cease to exist, without payment of the merger consideration. Each share of Company common stock that is owned by Parent will automatically be converted into one share of common stock of the surviving corporation.
Company Equity Awards
•
Company Options. Each then-outstanding and unvested Company Option will vest in full and will be canceled and converted into the right to receive, with respect to each share of Company common stock subject to the Company Option immediately prior to the effective time, (i) in the case of a Company Option with an exercise price per share of Company common stock that is less than the cash consideration, (A) an amount in cash equal to the excess of the cash consideration over the applicable exercise price per share of the Company Option, and (B) one CVR, and (ii) in the case of a Company Option with an exercise price per share of Company common stock that is equal to or greater than the cash consideration and less than the sum of the cash consideration and $3.00, one CVR (net of the excess of the applicable exercise price per share of the Company Option over $76.00). Each other Company Option will be cancelled for no consideration.
•
Company Restricted Stock Unit Awards and Company Performance Stock Unit Awards. Each then-outstanding Company RSU Award and each then-outstanding Company PSU Award that was granted prior to the date of the merger agreement, and each then-outstanding Company RSU Award that is held by a nonemployee director of the Company, whether or not vested, will be cancelled and converted into the right to receive the merger consideration in respect of the number of shares of Company common stock subject to such Company RSU Award or Company PSU Award, as applicable, as of immediately prior to the effective time. For purposes of determining the number of shares of Company common stock subject to each Company PSU Award as of immediately prior to the effective time, any applicable performance goals will be deemed achieved at the greater of (i) the target level of performance and (ii) the actual level of performance measured through the latest practicable date prior to the effective time.

•
Each then-outstanding Company RSU Award that is granted on or after the date of the merger agreement (other than any such award held by a nonemployee director of the Company) will be converted into, in respect of each share of Company common stock subject to such Company RSU Award as of immediately prior to the effective time, (i) an unvested award representing the right to receive a cash payment equal to the cash consideration, and (ii) an unvested award representing the right to receive cash payments equal to the payments payable to the holder of one CVR, if any, pursuant to the CVR agreement, in each case, subject to the same terms and conditions (including as to vesting and termination protection) as applied to the corresponding Company RSU Award as of immediately prior to the effective time.

Company ESPP
Following the date of the merger agreement, no new offering periods may be commenced under the Company ESPP, and no employees may newly enroll in or increase their payroll deduction election or contribution rates under the Company ESPP. If the effective time occurs prior to the end of any outstanding offering period in existence under the Company ESPP as of October 21, 2025, all outstanding purchase rights under the Company ESPP will automatically be exercised, in accordance with the terms of the Company ESPP, and the Company ESPP will terminate immediately prior to the effective time of the merger. Each share of Company common stock purchased under the Company ESPP will be canceled at the effective time and converted into the right to receive the merger consideration in the same manner as other Company stockholders (less applicable tax withholding).
Exchange and Payment Procedures
At or prior to the effective time, Parent and Merger Sub will appoint and enter into a paying agent agreement with a bank or trust company reasonably acceptable to Parent and the Company to serve as the paying agent for the merger (the “paying agent”) and to make payments of the merger consideration to holders of Company common stock (other than holders of excluded shares). At or prior to the effective time, Parent or Merger Sub will deposit (or cause to be deposited) with the paying agent an amount of cash sufficient to pay the aggregate cash consideration (other than in respect of excluded shares).
Promptly after the effective time (and in any event within three (3) business days following the closing date), the surviving corporation will cause the paying agent to mail to each holder of record of Company common stock (other than excluded shares) (a) a letter of transmittal in customary form specifying that delivery will be effected, and risk of loss and title to the certificates representing such shares (the “certificates”) will pass, only upon delivery of the certificates to the paying agent (or affidavits of loss in lieu of certificates), (b) in the case of book-entry shares not held, directly or indirectly, through the DTC, such customary materials as mutually and reasonably agreed by Parent and the Company, and (c) instructions for effecting the surrender of the certificates (or affidavits of loss in lieu of the certificates) and book-entry shares, as applicable, in exchange for payment of the aggregate cash consideration to which such holders are entitled to receive as a result of the merger pursuant to the merger agreement. Following the provision of these materials and the effectuation of the instructions for use, the certificates so surrendered will be cancelled. With respect to book-entry shares held, directly or indirectly, through DTC, Parent and the Company will cooperate to establish procedures with the paying agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the paying agent will transmit to DTC or its nominees as promptly as practicable after the effective time, upon surrender of shares of Company common stock held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the paying agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the cash consideration to which the beneficial owners thereof are entitled to receive as a result of the merger.
If any cash deposited with the paying agent is not claimed or is otherwise undistributed within one year following the effective time, such cash will be returned to Parent or the surviving corporation (as determined by Parent), and any holders of shares of Company common stock who have not complied with the exchange procedures in the merger agreement will thereafter look solely to the surviving corporation for payment of the cash consideration (subject to applicable law).
Withholding Right
Each of Parent, the Company, Merger Sub, the surviving corporation, the Rights Agent, the paying agent and any other applicable withholding agent, as applicable, will be entitled to deduct and withhold from the amounts otherwise payable pursuant to the merger agreement or the CVR agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of federal, state, local or foreign tax law; provided that, in each case other than with respect to payments made (x) in respect of a Company equity award or (y) as a result of the failure of the person in respect of which such deduction or withholding was made to deliver a valid IRS Form W-9 or applicable IRS Form W-8 in connection with the letter of transmittal, Parent, the Company, Merger Sub, the surviving corporation, the paying agent, the Rights Agent and any other applicable withholding agent will, as soon as reasonably practicable, use commercially reasonable efforts to notify in writing such person and reasonably cooperate with such person in good faith to reduce or eliminate any such withholding prior to withholding any amounts payable to any stockholder of the Company under the merger agreement. To the extent that amounts are so deducted or withheld, such amounts will be timely paid over to the applicable governmental authority, and, to the extent that amounts are so deducted or withheld and remitted to the applicable governmental authority, such amounts will be treated for all purposes of the merger agreement or the CVR agreement as having been paid to the person in respect of which such deduction or withholding was made.
Representations and Warranties
In the merger agreement, the Company made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. These representations and warranties relate to, among other things:
•	due organization, valid existence, good standing and authority and qualification to own its properties and assets and conduct business with respect to the Company and its subsidiaries;
•	the capital structure of the Company as well as the ownership and capital structure of its subsidiaries;
•
the Company’s requisite corporate power and authority to enter into and perform the merger agreement (including approval of the Board and direction to submit the merger agreement to a stockholder vote and recommendation of stockholder approval) and the enforceability of the merger agreement;

•	required consents, approvals and governmental filings in connection with the merger agreement and performance thereof;
•
the absence of any conflict or violation of any organizational documents of the Company, any privacy and security requirement of the Company, certain existing contracts of the Company and its subsidiaries, certain permits necessary to conduct the business of the Company, or applicable laws due to the execution and delivery of the merger agreement and performance thereof;

•
documents filed by the Company with the SEC, the accuracy and completeness of the financial statements and other information contained therein; the Company’s compliance with the Sarbanes-Oxley Act of 2002, as amended, and the Company’s disclosure controls and procedures;

•	the absence of specified undisclosed liabilities;

•
the conduct of business of the Company and its subsidiaries in all material respects in the ordinary course of business since June 28, 2025, the absence of certain other actions from June 28, 2025 and the absence of a Material Adverse Effect (as defined above in the section entitled “The Merger Agreement—Definition of Material Adverse Effect”) since September 28, 2024;

•	the absence of pending or threatened (in writing) litigation, investigations, judgments or orders involving the Company or its subsidiaries;
•	the Company’s employee benefit plans and other matters concerning employee benefits and employment agreements;
•	the Company’s and its subsidiaries’ compliance with laws and possession of necessary permits to conduct its business (including under applicable health care laws);
•	the existence and enforceability of specified categories of the Company’s and its subsidiaries’ material contracts and any breaches or defaults with respect thereto;
•	real property owned, leased or subleased by the Company and its subsidiaries;
•	the inapplicability of anti-takeover statutes to the merger agreement, the merger and the transactions contemplated thereby;
•	the Company’s information technology systems;
•	the Company’s data security and privacy matters;
•	the Company’s filing of tax returns, payment of taxes and other tax matters;
•	the Company’s employees and labor matters;
•	the Company’s intellectual property;
•	environmental matters with respect to the Company’s operations;
•	international trade and anti-corruption matters with respect to the Company’s operations;
•	the Company’s compliance with healthcare regulations, laws and other regulatory matters;
•	the Company’s insurance policies;
•
the rendering of the opinion of Goldman Sachs to the Board, from a financial point of view, of the fairness of the merger consideration to be paid to the holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the merger agreement;

•	the accuracy of information supplied by the Company for inclusion or incorporation by reference in this proxy statement and any amendment or supplement thereto;
•	the absence of undisclosed obligations to brokers and investment bankers in connection with the transactions contemplated by the merger agreement;
•	the absence of any contracts or transactions between the Company or any of its subsidiaries and any affiliate or related person since September 30, 2023;
•	certain of the Company’s top vendors and customers; and
•	the exclusivity and terms of the representations and warranties made by Parent and Merger Sub.
In the merger agreement, Parent and Merger Sub made customary representations and warranties to the Company that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. These representations and warranties relate to, among other things:
•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to Parent and Merger Sub;
•	Parent’s and Merger Sub’s authority to enter into and perform the merger agreement and the CVR agreement;

•
the absence of any conflict or violation of Parent’s or Merger Sub’s organizational documents, existing contracts, and applicable laws due to the execution and delivery of the merger agreement and the CVR agreement and performance thereof;

•	Parent’s and Merger Sub’s required consents and regulatory filings in connection with the merger agreement and performance thereof;
•	the absence of pending or threatened litigation, investigations, judgments or orders involving Parent or Merger Sub;
•	the Company’s limited guarantees;
•	matters with respect to Parent’s financing, including the equity commitment letters and the debt commitment letter;
•	the Company’s ownership of Merger Sub;
•	the solvency of Parent and each of its subsidiaries immediately after giving effect to the merger;
•	the payment of fees by Parent and/or Merger Sub to brokers in connection with the transactions contemplated by the merger agreement;
•	the accuracy of information supplied by Parent and Merger Sub for inclusion or incorporation by reference in this proxy statement and any amendment or supplement thereto;
•	the ownership of Company common stock;
•	the absence of Parent’s and the equity investors’ investments that would reasonably be expected to prevent, materially impair or materially delay the consummation of the merger; and
•	the exclusivity and terms of the representations and warranties made by the Company.
The representations and warranties contained in the merger agreement will not survive the consummation of the merger.
Definition of Material Adverse Effect
Several of the representations and warranties in the merger agreement made by the Company and certain conditions to the performance by Parent of their obligations under the merger agreement are qualified by reference to whether the item in question would have a Material Adverse Effect. For purposes of the merger agreement, with respect to the Company, “Material Adverse Effect” means any change, effect, event, occurrence, condition, circumstance, state of facts or development that, individually or in the aggregate, has or would reasonably be expected to have a material adverse on the business or financial condition of the Company and its subsidiaries, taken as a whole; provided, however, that no change, effect, event, occurrence, condition, circumstance, state of facts or development resulting from the following will constitute a Material Adverse Effect:
•
changes in the economy or financial, debt, credit or securities markets generally in the United States or any other country or region in the world, or changes in conditions in the global economy generally, including trade disputes or the imposition of tariffs, duties or other trade restrictions;

•	changes generally affecting the industries (including healthcare) or geographic regions in the United States or elsewhere in which the Company and its subsidiaries operate;
•	changes in U.S. GAAP or other applicable accounting standards or binding interpretations thereof;
•
changes in any political or geopolitical, regulatory, legislative, or social conditions, acts of war (whether or not declared), hostilities, military acts or acts of terrorism, or any escalation or worsening of the foregoing;

•
weather conditions or acts of God (including storms, earthquakes, tsunamis, tornados, hurricanes, pandemics, epidemics or other outbreaks of disease, quarantine restrictions, floods, droughts or other natural disasters and force majeure events) (or escalation or worsening of any such events or occurrences, including, as applicable, subsequent wave(s));

•	any capital market conditions in the United States or any other country or region where the Company and its subsidiaries operate;

•	changes in laws (or the enforcement thereof);
•
a decline in the price or trading volume of the shares of Company common stock on Nasdaq or any other securities market or in the trading price of any other securities of the Company or its subsidiaries or any change in the ratings or ratings outlook for the Company or its subsidiaries (provided that the underlying causes of any such declines or changes may be taken into account to the extent not otherwise excluded by other clauses of this definition);

•
any failure by the Company to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings, cash flow or cash position or other financial, accounting or operating measures or metrics (whether made by the Company or independent third parties) for any period (provided that the underlying causes of any such failures may be taken into account to the extent not otherwise excluded by other clauses of this definition);

•
the impact of the identity of Parent or Merger Sub or the announcement, pendency, or consummation of the merger agreement or the merger, including, in each case, the impact of the foregoing on relationships with employees, customers, suppliers, distributors, partners, vendors, or other persons (except to the extent of certain representations or warranties the purpose of which is to address the consequences of the execution of the merger agreement or the consummation of the merger);

•
any action or claim made or brought by any of the Company’s current or former stockholders (on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees to the extent arising out of the merger agreement or the merger or any other transactions contemplated by the merger agreement;

•
any action or inaction by the Company or its subsidiaries taken or omitted to be taken at the express written request of or with the express written consent of Parent or Merger Sub or expressly required by the merger agreement; and

•	the availability or cost of equity, debt or other financing to Parent or Merger Sub.
Except with respect to first seven bullets above, to the extent the Company and its subsidiaries, taken as a whole, are disproportionately adversely affected by such changes, effects, events, occurrences or developments relative to other similarly sized and situated companies in the industry in which the Company and its subsidiaries operate, then, solely to the extent of any such disproportionality, such changes, effects, events, occurrences or developments may be taken into account in determining whether a material adverse effect has occurred.
Covenants Relating to the Conduct of the Company’s Business Pending the Merger
The merger agreement provides that, from the date of the signing of the merger agreement until the earlier to occur of the termination of the merger agreement and the effective time, the Company will, and will cause its subsidiaries to, use commercially reasonable efforts to conduct their businesses in the ordinary course of business, and, to the extent consistent therewith, to preserve their business organizations intact and to maintain existing significant business relationships, except: (a) as required or expressly contemplated by the merger agreement, (b) as required by applicable law or order, (c) as approved in advance by Parent in writing (which approval will not be unreasonably withheld, delayed or conditioned), (d) as disclosed in the confidential disclosure schedule to the merger agreement, or (e) to the extent necessary to comply with the express provisions set forth in any material contract of the Company in effect and made available to Parent as of the signing of the merger agreement.
Subject to the same exceptions mentioned above, the Company has also agreed that, during the period of time between the date of the signing of the merger agreement and the effective time, the Company will not, and will not permit any of its subsidiaries to, among other things:
•
amend the organizational documents of (a) the Company or (b) its subsidiaries that would be adverse to Parent, the Company or such subsidiary or prevent or materially delay or impair the consummation of the merger;

•
merge or consolidate the Company or its subsidiaries with any other third party, except for any such transaction between or among any of its wholly owned subsidiaries that would not impose, individually or in the aggregate, any changes or restrictions on its assets, operations or business or on the assets, operations and business of the Company and its subsidiaries that would be adverse to Parent or any of its subsidiaries;

•
restructure, reorganize or completely or partially liquidate or dissolve or otherwise impose material changes or restrictions on the assets, operations or business of the Company or its subsidiaries, except where consummated among the Company and its wholly owned subsidiaries or in a manner that does not incur or increase any material liability to any person;

•
issue, grant, sell, pledge, dispose of or encumber any shares of capital stock of the Company or any of its subsidiaries, or securities convertible or exchangeable into or exercisable for any such shares or any option, warrants, restricted shares, restricted share units, performance share units, stock appreciation rights, phantom stock or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities (or authorize any of the foregoing), other than (a) transactions among the Company and its wholly owned subsidiaries, (b) pursuant to the exercise or settlement of Company equity awards outstanding as of the signing of the merger agreement or granted after October 21, 2025 not in contravention of certain confidential disclosures to the merger agreement in accordance with their terms or pursuant to the Company ESPP under its terms in effect as of the signing of the merger agreement, or (c) the incurrence of any liens permitted under the merger agreement;

•
make any loans, advances or capital contributions to any person in excess of $50,000,000 individually or $75,000,000 in the aggregate, other than (a) transactions solely among the Company and its wholly owned subsidiaries and (b) operating leases and extensions of credit terms to customers in the ordinary course of business consistent with past practice;

•	declare, set aside, make or pay any dividend or other distribution with respect to the Company capital stock, except for transactions among the Company and its wholly owned subsidiaries;
•
reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire any capital stock of the Company or securities convertible into or exercisable for any shares of its capital stock, except for (a) any such transaction by a wholly owned subsidiary of the Company, (b) acquisitions of shares of Company common stock in satisfaction of withholding obligations in respect of Company equity awards outstanding as of the signing of the merger agreement or granted thereafter not in violation of the merger agreement, or (c) payment of the exercise price in respect of stock options outstanding as of the signing of the merger agreement or granted thereafter not in violation of the merger agreement;

•
create, incur, assume or guarantee any indebtedness for borrowed money, letters of credit or guarantees of the same, except for (a) borrowings under the Company’s existing credit facility (up to the total amount of commitments thereunder as of October 21, 2025), (b) letters of credit or guarantees or credit support provided by the Company or its subsidiaries in the ordinary course of business, (c) any indebtedness among the Company and its wholly owned subsidiaries, or among the Company’s wholly owned subsidiaries, and any guarantees by the Company or any of its subsidiaries of obligations of the Company or any of its wholly owned subsidiaries and (d) any additional indebtedness for borrowed money in an amount not to exceed $25,000,000 in the aggregate at any time incurred by the Company or any of its subsidiaries other than in accordance with the foregoing clauses (a) through (c);

•
incur or commit to any capital expenditure or expenditures in excess of $7,500,000 individually or $15,000,000 in the aggregate, other than in accordance with the Company’s capital expenditure budget, as set forth in the confidential disclosure schedule to the merger agreement;

•
other than in connection with any tax sharing agreement, enter into certain material contracts or amend in any material respect or terminate certain material contracts in a manner adverse to the Company (other than expirations of any such contract in accordance with its terms) or otherwise waive, release or assign any material rights, claims or benefits of the Company or its subsidiaries under such material contracts;

•
(a) make any changes with respect to financial accounting policies or procedures (other than immaterial changes in the ordinary course of business), or (b) change or modify in any material respect any cash management, credit collection or payment policies, practices or procedures (including with respect to any acceleration in the collection of receivables or delay in the payment of payables), except as required by law, GAAP or policy, rules or interpretations with respect thereto by any governmental authority or quasi-governmental authority with jurisdiction over the Company or its subsidiaries;

•
other than any claim, notice, audit, investigation, assessment or other proceeding with respect to taxes, settle any action, (a) for an amount in excess of $5,000,000 individually or $10,000,000 in the aggregate, or (b) that would restrict the operations of the business of the Parent or its affiliates after the effective time;

•
sell, lease, exclusively license, encumber (other than liens permitted under the merger agreement) or otherwise dispose of any material tangible assets or property, except (a) pursuant to existing contracts or commitments, (b) transactions among the Company and its wholly owned subsidiaries, or (c) in the ordinary course of business consistent with past practice and in no event in an amount exceeding $10,000,000 individually or $25,000,000 in the aggregate;

•
except as required by the terms of any Company benefit plan as in effect as of the signing of the merger agreement: (a) increase the amount or accelerate the vesting, payment or funding of the compensation or benefits payable or provided to the Company’s or its subsidiaries’ current or former officers, directors, individual service providers or employees other than annual merit-based increases in annual base compensation (i.e., salary rates or hourly wage rates, as applicable) (and corresponding increases to target bonus opportunities tied to a percentage of base salary) in each case in the ordinary course of business consistent with past practice that do not to exceed three and one-half percent in the aggregate of the base compensation and target annual bonus opportunities of the employees of the Company and its subsidiaries in effect as of October 21, 2025, (b) grant, announce or enter into any cash or equity or equity-based incentive, award or bonus or enter into any employment, change of control, severance or retention agreement with any current or former officer, director, individual service provider or employee of the Company or its subsidiaries, (c) establish, adopt, enter into or modify, amend or terminate any Company benefit plan or any other benefit or compensation plan, policy, program, contract, agreement or arrangement that would be a Company benefit plan if in effect as of the signing of the merger agreement, other than in connection with annual renewals of Company benefit plans that provide broad-based health and welfare benefits, or (d) hire or terminate (other than for cause) any current or former officer, director or employee of the Company or its subsidiaries at the Corporate Vice President level or above;

•
(a) modify, amend, extend, terminate, negotiate or enter into any labor agreement or (b) recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representatives for any employees of the Company or any of its subsidiaries;

•	implement or announce any action that would trigger notice requirements pursuant to the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar laws;
•
affirmatively waive or release any noncompetition, nonsolicitation, nondisclosure or other any restrictive covenant obligation of any current or former employee of the Company or its subsidiaries at the Corporate Vice President level or above;

•
acquire any capital stock or other equity interests in, or any business line or all or a material portion of the assets of any business, corporation, partnership, association, joint venture, or other entity or other business organization in a transaction that involves consideration valued in excess of $10,000,000 individually or $25,000,000 in the aggregate, except for (a) transactions solely among the Company and its wholly owned subsidiaries or (b) acquisitions of supplies or inventory in the ordinary course of business;

•
except as otherwise required by applicable law, in each case, to the extent such action would not reasonably be expected to have an adverse and material effect on Parent, the Company or any of its subsidiaries, (a) make (outside the ordinary course of business), change or revoke any material tax election, (b) change any annual tax accounting period or make or change any material method of tax accounting, (c) file any material amendment with respect to any material tax return (other than amendments that would not reasonably be expected to result in a material increase to the tax liability of the Company or its subsidiaries or Parent or its affiliates), (d) settle or compromise any tax claim, notice, audit, investigation, assessment or other proceeding for an amount to the extent in excess of any amount accrued by the Company and its subsidiaries in respect thereof in accordance with GAAP, in excess of $15,000,000 individually and $25,000,000 in the aggregate, (e) enter into any material tax sharing agreement or material closing agreement with respect to taxes, (f) consent to any extension or waiver of the limitation period applicable to any material tax liabilities or surrender any right to claim a material tax refund, (g) surrender any right to claim a tax refund or credit;

•
license, escrow, encumber, assign, transfer, abandon or grant any rights to, or dispose of, any material company intellectual property or owned source code or disclose any material trade secrets owned or processed by the Company or its subsidiaries (except to customers or service providers of, or persons with professional, business or commercial relationships with, the Company or its subsidiaries in the ordinary course of business subject to a written contract containing confidentiality obligations); or

•	agree, authorize or commit to do any of the foregoing.
Covenants Relating to the Conduct of Parent and Merger Sub Pending the Merger
From the date of the merger agreement until the effective time, none of Parent, Merger Sub or the Investors will acquire or agree to acquire by merging or consolidating with, or by purchasing a material portion of the assets of or equity in, any person (a “specified acquisition”), if the entering into of a definitive agreement relating to or the consummation of such a specified acquisition, as applicable, would reasonably be expected to (a) prevent, materially delay or materially impede the obtaining of, or adversely affect in any material respect the ability of Parent or Merger Sub to procure, any authorizations, consents, orders, declarations or approvals of any governmental authority or the expiration or termination of any applicable waiting period necessary to consummate the transactions contemplated by the merger agreement, including the merger, or (b) materially increase the risk of any governmental authority entering an order, ruling, judgment or injunction prohibiting the consummation of the transactions contemplated by the merger agreement, including the merger.
Solicitation of Other Offers
For purposes of this proxy statement:
An “acceptable confidentiality agreement” means an agreement with the Company that is either (i) in effect as of October 21, 2025 or (ii) executed, delivered and effective after the execution and delivery of the merger agreement, in either case with customary provisions that are not less restrictive or favorable to the Company’s counterparty than the provisions of the confidentiality agreements between Blackstone and TPG, on the one hand, and the Company, on the other hand.
The term “acquisition proposal” means any proposal or offer by any person or group involving:
•
a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, license, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its subsidiaries or assets, in each case, representing 25% or more of the consolidated net revenues, net income or total assets (including equity securities of the Company’s subsidiaries) of the Company;

•
a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, license, recapitalization, reorganization, share exchange, business combination or similar transaction, which if consummated would result in, any person or group becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of 25% or more of the total voting power of any class of equity securities of the Company, or those of any of its subsidiaries or assets, in each case, representing 25% or more of the consolidated net revenues or total assets (including equity securities of its subsidiaries or any other entity) of the Company; or

•	any combination of the foregoing, in each case, other than the transactions contemplated by the merger agreement.
An “alternative acquisition agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar binding agreement with respect to an acquisition proposal, other than an acceptable confidentiality agreement relating to an acquisition proposal.
An “excluded party” means any person or group of persons from whom the Company or any of its representatives has received a written acquisition proposal after the execution of the Merger Agreement and prior to the start of the no-shop period.
A “superior proposal” means a bona fide written acquisition proposal (with references to “25% or more” in the definition of “acquisition proposal” deemed to be replaced with references to “more than 50%” in this definition) by a person or group that the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, after taking into account such legal, financial, regulatory and other aspects of such proposal and the person or group making such proposal (including the conditionality and certainty of closing), as the Board deems relevant, to be more favorable to the Company stockholders (in their capacity as such) than the merger from a financial point of view (taking into account, as the Board deems relevant, all legal, regulatory, financial, financing and other aspects of such proposal and, if applicable, any revisions committed to in writing by Parent).
Go-Shop
During the period beginning on October 21, 2025 until 12:01 a.m., New York Time, on December 5, 2025 (45 days following the date of the merger agreement) (such date, the “no-shop period start date,” and such period the “go-shop period”), the Company and its affiliates and their respective directors, officers, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants and other advisors and representatives had the right to:
•
initiate, solicit, facilitate and encourage any inquiry or the making of any proposal or offer that could constitute an acquisition proposal, including by providing information regarding, and affording access to the business, properties, assets, books, records and personnel of, the Company and its affiliates to any person pursuant to an acceptable confidentiality agreement, provided that the Company must provide to Parent and Merger Sub any non-public information or data that is provided to any person given such access that was not previously made available to Parent or Merger Sub prior to or substantially concurrently with the time it is provided to such person (and in any event, within 24 hours); and

•
engage in, enter into, continue or otherwise participate in any discussions or negotiations with any persons with respect to any acquisition proposals (or inquiries that could lead to an acquisition proposal) and cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any acquisition proposal, including granting a limited waiver, amendment or release under any pre-existing standstill or similar provision with any person to the extent necessary to permit such person to make or amend a confidential acquisition proposal (such limited waiver to include an express acknowledgement by the parties thereto that under no circumstances will such restricted person(s) be permitted to acquire, directly or indirectly, any securities of the Company or any of its affiliates prior to the valid termination of the merger agreement).

No later than one business day after the end of the go-shop period, the Company must (a) notify Parent in writing of the identity of each person from whom the Company received a written acquisition proposal during the go-shop period, (b) provide Parent a list identifying each excluded party as of the end of the go-shop period and (c) provide to Parent (i) a copy of any acquisition proposal made in writing and any other written terms or proposals provided (including financing commitments) to the Company or any of its affiliates in connection with any acquisition proposal and any material modifications thereto and (ii) a written summary of the material terms of any acquisition proposal not made in writing (including any material terms proposed orally or supplementally and any material modifications thereto). At 12:01 a.m., New York City time on December 5, 2025, the go-shop period ended with the Company not having received an acquisition proposal.
No-Shop
During the period beginning as of the no-shop period start date and continuing until the earlier to occur of the termination of the merger agreement and the effective time, the Company is subject to customary “no-shop” restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide information to, and participate in discussions and engage in negotiations with, third parties regarding any alternative acquisition proposals, subject to a customary “fiduciary out” provision (except as it relates to any excluded party (but only for so long as such person is an excluded party) until the date which is 10 business days after the no-shop period start date (i.e., December 19, 2025, the “cut-off date”)). From the no-shop period start date until the earlier to occur of the valid termination of the merger agreement and the effective time, the Company will cease, and will cause its subsidiaries and their respective officers and directors to cease, and cause to be terminated any discussions or negotiations with any third party and such person’s representatives and terminate all access granted to any such person or group and its or their representatives to any physical or electronic data room (or other diligence access).

In addition, from the no-shop period start date until the earlier to occur of the valid termination of the merger agreement and the effective time, except as it relates to any excluded party (but only for so long as such person is an excluded party) until the cut-off date, the Company will not, and will cause its subsidiaries, and its and their respective officers and directors not to, and will instruct and cause each of its and their respective other representatives not to:
•
initiate, solicit, or knowingly encourage or facilitate any inquiries or the making or submission of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal;

•
engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any nonpublic information or data to any third party relating to any acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal (except to notify such third party that the no-shop provisions of the merger agreement prohibit any such discussions);

•	approve, endorse or recommend any acquisition proposal or submit an acquisition proposal;
•	enter into any contract or understanding relating to an acquisition proposal or that would reasonably be expected to require the Company to abandon, terminate, or fail to consummate the merger; or
•	resolve or agree to do any of the foregoing.
Notwithstanding the commencement of the no-shop period start date, until the cut-off date, the Company may continue to engage in the activities described above with any excluded party (but only for so long as such person is an excluded party), including with respect to any amended or modified acquisition proposal submitted by any excluded party following the no-shop period start date but prior to the cut-off date.
Notwithstanding these restrictions, prior to receipt of the Company stockholder approval, in response to a bona fide written acquisition proposal received after the signing of the merger agreement that did not result from a breach of the non-solicit restrictions, the Company or its representatives may (a) provide information in response to a request by a person or group who has made such a bona fide written acquisition proposal if the Company receives from such person or group an acceptable confidentiality agreement; provided that the Company must substantially concurrently make available (and, if applicable, provide copies of) any such information to Parent to the extent not previously made available (in any event within 24 hours); and (b) engage or participate in any discussions or negotiations with any person or group who has made such a bona fide written acquisition proposal, if and only to the extent that, in each such case referred to in clause (a) or (b) above, the Board determines in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that such acquisition proposal either constitutes a superior proposal or is reasonably likely to result in a superior proposal. In addition, notwithstanding anything to the contrary in the merger agreement, the Company may, prior to the receipt of the Company stockholder approval, seek clarification from (but not engage in negotiations with or provide nonpublic information to) any person or group that has made an acquisition proposal solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Board to make an informed determination.
The Company promptly (and, in any event, within 48 hours) notify Parent in writing if any proposals, indications of interest or offers with respect to an acquisition proposal are received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its representatives indicating, in connection with such notice, the material terms and conditions of any proposal, indication of interest or offer (including the identity of the person or group making such proposal indication of interest or offer and, if applicable, copies of any written request, proposal or offer, including proposed agreements and any other documents or written communications, but excluding drafts of agreements that do not constitute or form a part of the acquisition proposal or request) and thereafter the Company will keep Parent informed, on a prompt basis (and, in any event, within 48 hours), of (i) the status and terms of any such proposal, inquiry, indication of interest or offer (including any amendments thereto) and the status of any such discussions or negotiations and (ii) copies of any additional or amended written documents delivered to the Company or its representatives or delivered by the Company or its representatives in connection therewith.

Recommendation Changes
No Change in Recommendation
The merger agreement provides that (subject to certain exceptions described below) the Board will not:
•	withhold, withdraw, qualify or modify or publicly propose or announce an intention to withhold the Company recommendation;
•	authorize, adopt, approve or recommend, any acquisition proposal or publicly propose or announce an intention to do so;
•	fail to include the Company recommendation in the proxy statement;
•
publicly recommend against acceptance of any acquisition proposal initiated through a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, within 10 business days of receipt such offer; or

•
declare advisable, propose or announce an intention to enter into or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar binding agreement with respect to any acquisition proposal, except as expressly permitted by the merger agreement (together with the foregoing bullets above, collectively, a “change of recommendation”).

Superior Proposals
Notwithstanding the customary “no-shop” and change of recommendation restrictions, if prior to receipt of the Company stockholder approval, the Company receives a bona fide written acquisition proposal, whether received before or after the no-shop period start date, that did not arise from a breach of such “no-shop” restrictions, the Board may effect a change of recommendation or terminate the merger agreement in order to enter into an alternative acquisition agreement with respect to such acquisition proposal providing for a superior proposal substantially concurrently with the termination of the merger agreement, if prior to taking either such action:
•	the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such acquisition proposal is a superior proposal;
•
the Company has given four business days’ prior written notice to Parent that the Company has received such proposal, specifying the material terms and conditions of such proposal (including the identity of the person or group making such proposal and copies of any written proposals or documents delivered to the Company or its representatives) and that the Company intends to effect a change of recommendation or terminate the merger agreement in order to enter into an alternative acquisition agreement;

•
after giving such notice and prior to effecting such change of recommendation or termination of the merger agreement, the Company negotiates (and causes its representatives to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms and conditions of the merger agreement and the equity commitment letters such that the acquisition proposal would cease to constitute a superior proposal; and

•
at the end of the four business day period, prior to effecting a change of recommendation or terminating the merger agreement to enter into an alternative acquisition agreement, the Board determines (taking into account any adjustment to the terms and conditions of the merger agreement or the equity commitment letters and/or the limited guarantees committed to by Parent in writing in response to such acquisition proposal, if any, and any other information offered by Parent in response to such notice) in good faith, after consultation with its financial advisors and outside legal counsel, that the acquisition proposal remains a superior proposal.

In addition, in the event of any change to the financial terms of, or any other material amendment or material modification to terms of such acquisition proposal, the Company must deliver a new written notice to Parent and comply with the requirements in the four bullets above with respect to such new written notice, except that the advance written notice obligation will be reduced from four to three business days.

Intervening Events
The Board, prior to receipt of the Company stockholder approval, may also effect a change of recommendation in response to an intervening event that occurs or arises after October 21, 2025, if prior to taking such action:
•
the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary obligations to the Company stockholders under applicable law;

•
the Company has given four business days’ prior notice to Parent that the Company has determined that an intervening event has occurred or arisen and that the Company intends to effect a change of recommendation;

•
after giving such notice and prior to effecting such change of recommendation, the Company and its representatives negotiate in good faith with Parent and its representatives (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms and conditions of the merger agreement and the equity commitment letters and/or the limited guarantees as would permit the Board not to effect a change of recommendation; and

•
at the end of the four business day period, prior to taking action to effect a change of recommendation, the Board takes into account any adjustments or revisions to the terms of the merger agreement and the equity commitment letters and/or the limited guarantees proposed by Parent in writing and any other information offered by Parent in response to such notice, and determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to effect a change of recommendation in response to such intervening event would be reasonably likely to be inconsistent with the fiduciary obligations owed by the Board to the Company stockholders under applicable law.

In addition, in the event of any material changes regarding any intervening event, the Company must deliver a new written notice to Parent and comply with the requirements outlined in the four bullets above with respect to such new written notice, except that the advance written notice obligation set forth in the second bullet will be reduced from four to three business days.
An “intervening event” means any change, effect, event, occurrence, state of facts or development that was not known or reasonably foreseeable by the Board as of the signing of the merger agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Board as of October 21, 2025). However, in no event will (a) the receipt of an acquisition proposal, (b) any change in the price or trading volume of the Company common stock or (c) the fact that the Company exceeds (or fails to meet) internal or published projections or guidance constitute or be deemed to contribute to an intervening event.
Other Covenants
Company Stockholders Meeting
The Company has agreed to take all necessary action (in accordance with applicable law and the Company’s certificate of incorporation and bylaws) to convene the special meeting as promptly as reasonably practicable after clearance of this proxy statement by the SEC (or, if the SEC does not inform the Company that it intends to review this proxy statement, the 10th calendar day following the filing of the preliminary proxy statement) and after consultation with Parent (in any event no later than thirty days following the date of commencement of mailing of this proxy statement to the stockholders of the Company), for the purpose of considering and voting upon the approval of the merger agreement and to cause such vote to be taken.
Regulatory Efforts
Each of Parent, Merger Sub and the Company agreed to use their respective reasonable best efforts to take (or cause to be taken) all actions, and to promptly do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable under applicable laws to cause the conditions to the merger to be satisfied and consummate and make effective the merger and any other transactions contemplated by the merger agreement as promptly as reasonably practicable and in any event prior to the outside date (as defined below), including:
i.
preparing and filing all documentation necessary to effect all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods from any governmental authority;

ii.
obtaining from any governmental authority any consents, licenses, permits, waivers, approvals, authorizations, clearances or orders advisable or required to be obtained by Parent or the Company or any of their respective affiliates, including under the antitrust laws;

iii.
avoiding or defending against, as applicable, any actions, lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or challenging, hindering, impeding, interfering with or delaying the consummation of the merger and the other transactions contemplated by the merger agreement under any antitrust laws, including seeking to have any stay, temporary restraining order or injunction entered by any court or other governmental authority in connection with the foregoing vacated or reversed;

iv.
as promptly as reasonably practicable, and in any event within 20 business days after October 21, 2025, making or causing to be made, including by causing their respective affiliates (including Parent’s “ultimate parent entity” as that term is defined in the HSR Act) to make, as applicable, all necessary filings under the HSR Act, and, as promptly as reasonably practicable, and in any event within 30 business days from October 21, 2025, submitting, including by Parent using reasonable best efforts to cause any relevant current or future equity investors in Parent to submit, either in draft or in final form, all other notifications, filings and registrations required or advisable under the other relevant antitrust laws (to the extent required with respect to such equity investor), and thereafter supplying as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to any such laws;

v.
as promptly as reasonably practicable, making (or causing their respective affiliates (including Parent’s “ultimate parent entity” as that term is defined in the HSR Act)) to make any other required or advisable registrations, declarations, submissions and filings with respect to the merger or any other transactions contemplated by the merger agreement required under the Exchange Act, any other applicable federal or state securities laws, and any other applicable law; and

vi.
(a) as promptly as practicable (and in any event, no later than 20 business days from October 21, 2025, unless otherwise agreed by the parties), file, or cause to be filed, including by causing its applicable equity investors to file, as applicable, a draft joint voluntary notice with CFIUS pursuant to the DPA; (b) as promptly as possible after receipt and resolution of comments from CFIUS on the draft notice (and in any event, no later than 10 business days from receipt of comments from CFIUS, unless otherwise agreed by the parties), file, or cause to be filed, including by causing its applicable equity investors to file, as applicable, with CFIUS a final joint voluntary notice pursuant to the DPA; and (c) as promptly as practicable (and in any event, within the timeframe required by CFIUS, including any extensions that CFIUS may grant) submit, or cause to be submitted, including by causing its applicable equity investors to submit, as applicable, any certification, additional information, documents or other materials in respect of such joint voluntary notice or the transactions contemplated by the merger agreement that may be requested by CFIUS in connection with its review process.

In furtherance, and not in limitation, of the foregoing, Parent will (and if, and only if, requested by Parent, the Company and its affiliates will ) take all such further action as may be necessary to avoid or eliminate each and every impediment under any antitrust law so as to enable the closing to occur no later than the outside date, including proposing, negotiating, committing and effecting, by consent decree, hold separate order, or otherwise, to (i) sell, divest, dispose of or otherwise hold separate (including by establishing a trust or otherwise), any of the businesses, assets or properties of the Company and its subsidiaries and (ii) otherwise take or commit to take actions that after the Closing would limit Parent’s, the Company’s or any of their respective subsidiaries’ freedom of action with respect to any of the businesses, assets or properties of the Company or any of its subsidiaries; provided, however, that nothing in the merger agreement will require either party to take or agree to take any action of the types referred to in the foregoing clauses (i) and (ii) unless it is binding on or otherwise applicable to Parent or the Company only from and after the effective time in the event that the Closing occurs. Notwithstanding anything in the merger agreement to the contrary, nothing in the merger agreement or otherwise will require or obligate Parent, Merger Sub (or, for the avoidance of doubt, any of the Parent’s other affiliates (other than the Company and its subsidiaries following the c losing)) to propose, negotiate, commit or effect by consent decree, hold separate order, or otherwise, any action (or refraining or causing to refrain from taking any action), including, in each case, any divestiture, hold separate arrangement, licensing of rights, or termination, assignment, novation or modification of contracts (or portions thereof) or other business relationships, of Parent, Merger Sub, or any of Parent’s other affiliates (other than the Company and its subsidiaries following the Closing) or any of their respective assets, operations, divisions, businesses, product lines or business relationships.
Stockholder Litigation
The Company has agreed to promptly notify Parent of any stockholder litigation or action against the Company or any of its representatives arising out of or relating to the merger agreement, the merger or any other transactions contemplated by the merger agreement and has further agreed to keep Parent reasonably informed regarding any such stockholder litigation or action. As of the date of this proxy statement, there are no pending lawsuits challenging the merger. In the event that lawsuits arise, the Company has agreed to provide Parent (a) an opportunity to review and to propose comments to all filings or written responses to be made by the Company in connection with any stockholder litigation or action against the Company and its directors relating to any transaction contemplated by the merger agreement, and the Company will give reasonable and good-faith consideration to any comments proposed by Parent and (b) the opportunity to otherwise participate in (but not control) the defense and/or settlement of any such stockholder litigation or action (in each case at Parent’s expense) and will consider in good faith Parent’s advice with respect to such stockholder litigation or action. The Company may not settle or agree to settle or compromise any such stockholder litigation or action without Parent’s consent (which consent will not be unreasonably withheld, delayed or conditioned).
Financing
Prior to the closing, each of Parent and Merger Sub will use reasonable best efforts to take all actions, and do, or cause to be done, all things necessary, proper or advisable for Parent to obtain the proceeds of the financing contemplated by the commitment letters (the “financing”) subject only to the conditions described in the commitment letters, on a timely basis (but taking the marketing period into consideration) on or prior to the date on which the Merger is required to be consummated pursuant to the terms of the merger agreement, including by (a) maintaining in effect the commitment letters, (b) satisfying (or obtaining the waiver of) on a timely basis (but taking the marketing period into consideration) all conditions in the commitment letters and the definitive agreements with respect to the financing that are within their control, and (c) negotiating and entering into definitive agreements with respect to the debt financing. Parent and Merger Sub will not consent to or agree to certain amendments, replacements, supplements or modifications to, or any waivers of, any provision or remedy under, any provisions or remedies under, any of the commitment letters or definitive agreements without the Company’s prior written consent.
Financing Cooperation
Subject to the limitations set forth in the merger agreement, the Company will, and will cause each of its subsidiaries and their respective representatives to, use reasonable best efforts to provide Parent with customary cooperation for debt financings similar to the third-party debt financing that may be obtained by Parent in connection with the transactions contemplated by the merger agreement, to the extent reasonably requested by Parent or Merger Sub in writing and at Merger Sub’s sole expense (other than certain excluded costs), in connection with the arrangement or consummation of the debt financing. The Company’s obligations include providing reasonable and customary assistance with the marketing efforts for the debt financing (including in the preparation of customary marketing materials) and, to the extent required by the debt financing, facilitating the pledging of security interests in the Company’s property (provided that such security interests will not take effect prior to the closing).
The Company, its subsidiaries and their respective representatives have no obligation under the merger agreement to take actions in connection with the debt financing that could (1) require the Company or its subsidiaries or any of their respective representatives to pass resolutions or consents to approve or authorize the execution of the debt financing, any debt tender offer or redemption, or enter into, execute or deliver any certificate, document, notice, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case that are not conditioned on the occurrence of the closing (other than the execution of customary authorization and representation letters in connection with the obligations set forth above, and the execution of any documents related to the treatment of the Company’s existing notes); (2) cause any representation or warranty in the merger agreement to be breached by the Company, its subsidiaries or their respective representatives or cause any such party to make a representation, warranty or certification that, in good faith determination of such party, is not true; (3) require the Company, its subsidiaries or their respective representatives to pay any commitment or similar fee or incur any other expense, liability or obligation (subject to certain exceptions) or require any such party to enter into or approve any debt financing, other than, in the case of the Company and its subsidiaries, any such approval that is not conditioned on the occurrence of the closing or incur any obligation under any agreement, certificate, document or instrument, other than, in the case of the Company and its subsidiaries, obligations that are effective only upon or after the closing of the merger; (4) cause any officer, director, employee or stockholder or other representative of the Company, its subsidiaries or their respective representatives to incur any personal liability; (5) conflict with or violate the organizational documents of the Company, its subsidiaries or any of their representatives or any applicable laws or any applicable order or result in the disclosure or access to any trade secrets or competitively sensitive information to third parties and/or jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege; (6) conflict or be reasonably expected to result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any material contract to which the Company, its subsidiaries or any of their respective representatives is a party; (7) provide access or disclose information that the Company or any of its affiliates determine would jeopardize attorney-client privilege or other applicable privilege or protection of the Company or any of its affiliates; (8) require the delivery of any opinion of counsel (subject to certain exceptions); (9) require the Company, its subsidiaries or any of their respective representatives to consent to a pre-filing of UCC-1s or any other grant of liens or that result in any such party being responsible to any third parties for any representations or warranties prior to the closing, (10) require the Company, its subsidiaries or any of their respective representatives to prepare or deliver any (i) pro forma financial statements or adjustments or projections (including information regarding any post-closing pro forma cost savings, synergies, capitalization, ownership or other post-closing pro forma adjustments), (ii) description of all or any portion of the debt financing, (iii) risk factors relating to, or any description of, all or any component of the financing contemplated thereby, (iv) historical financial statements or other information required by Rule 3-033-03(e), Rule 3-09, Rule 3-10, Rule 3-16, Rule 13-01 or Rule 13-02 of Regulation S-X; any compensation discussion and analysis or other information required by Item 10, Item 402 and Item 601 of Regulation S-K; or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (v) consolidating financial statements, separate subsidiary financial statements, related party disclosures, or any financial statements or other financial data (including selected financial data) for any period earlier than the fiscal year ended September 30, 2023, (vi) financial information that the Company or its subsidiaries do not maintain in the ordinary course of business or (vii) information not reasonably available to the Company or its subsidiaries under their respective current reporting systems, in the case of clauses (vi) and (vii), unless any such information would be required in order for the information required to be provided to Parent by the Company to not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such statements, in the light of the circumstances under which they were made, not misleading.
Delisting; Reregistration
Prior to the effective time, the Company and Parent will cooperate to take, or cause to be take, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and the rules and policies of the Nasdaq and the Exchange Act to enable the delisting of the Company common stock from Nasdaq as promptly as practicable after the effective time and the deregistration of the Company common stock as promptly as practicable after the effective time.
Employee Benefits
Parent has agreed that each Company employee who continues to be employed with the Company or its subsidiaries (each such employee, a “continuing employee”) will, during the period commencing on the closing date of the merger and ending on the earlier of the first anniversary of the closing date or the continuing employee’s termination of employment, be provided with (i) a base salary or base wage rate no less than that in effect for such continuing employee immediately prior to the effective time, (ii) annual target cash bonus opportunities that are no less favorable than those in effect for such continuing employee immediately prior to the effective time and (iii) employee and fringe benefits (including vacation/leave, non-retiree health and welfare, qualified defined contribution retirement benefits, but excluding any defined benefit pension, post-employment or retiree health and welfare benefits, nonqualified deferred compensation, stock purchase plan, severance, equity and equity-based incentive, phantom equity, long-term incentive, transaction or change in control benefits, or ability to invest in employer securities via any qualified retirement plan) that are substantially comparable in the aggregate to those provided to such continuing employee immediately prior to the effective time (subject to the same exclusions). Additionally, Parent has agreed that each continuing employee who experiences a qualifying termination of employment within 24 months following the closing date of the merger that would entitle such terminated continuing employee to severance benefits under the Company’s existing severance plan, policy or arrangement in which the continuing employee participates will be provided with severance payments and benefits no less favorable than those that would have been provided to such continuing employee under such severance plan, policy or arrangement upon such a qualifying termination of employment immediately prior to the effective time.
For the plan year in which the closing of the merger occurs, Parent will (i) use commercially reasonable efforts to cause any pre-existing conditions or limitations and eligibility waiting periods under any of Parent’s or its affiliates’ group health plans to be waived with respect to the continuing employees and their eligible dependents except to the extent that any waiting period, exclusions or requirements still applied to such continuing employee and their eligible dependents under the corresponding Company group health plan in which such continuing employee participated immediately before the effective time, (ii) use commercially reasonable efforts to cause the amount of eligible expenses incurred by each continuing employee and his or her eligible dependents that were credited to deductible and maximum out-of-pocket co-insurance requirements under Company benefit plans during the portion of the plan year of the Company benefit plan in which such continuing employee and his or her eligible dependents participated immediately before the effective time to be credited for purposes of satisfying the deductible and maximum out-of-pocket co-insurance requirements under the corresponding benefit plans of Parent or its affiliates applicable to such continuing employee and his or her covered dependents for the applicable plan year of the corresponding benefit plan of Parent and its affiliates in which the effective time occurs and (iii) cause any of its (or its affiliates’) benefit plans (including disability pay continuation plans, but excluding any defined benefit pension, post-employment or retiree health and welfare benefits, nonqualified deferred compensation, stock purchase plan, equity and equity-based incentive, phantom equity, long-term incentive, transaction, or change in control benefits or plans, or ability to invest in employer securities via any qualified retirement plan benefits) in which continuing employees are entitled to participate to take into account, for purposes of eligibility to participate, vesting and benefit accrual thereunder (unless it would result in a duplication of benefits or compensation), service by such continuing employees to the Company or any of its affiliates or predecessors as if such service were with Parent, to the same extent and for the same purpose as such service was credited under a comparable benefit plan.
Conditions to the Closing of the Merger
The respective obligations of each of Parent, Merger Sub and the Company to consummate the merger are subject to the satisfaction or waiver of each of the following conditions:
•	the receipt of the Company stockholder approval;
•	the expiration or termination, of the applicable waiting period under the HSR Act relating to the merger;
•	the receipt or waiver (or termination of applicable waiting periods with respect to) of governmental approvals required under the antitrust laws of specified jurisdictions;
•
no court or other governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any final and non-appealable law or order that permanently enjoins or otherwise permanently prohibits consummation of the merger; and

•	the expiration or termination of the CFIUS waiting period.
In addition, the obligations of Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver by Parent of each of the following additional conditions:
•
representation and warranty of the Company regarding the absence of a material adverse effect on the Company from September 28, 2024 being true and correct in all respects as of the signing of the merger agreement and as of the closing date;

•
the representations and warranties of the Company regarding certain aspects of its capital structure being true and correct in all respects as of the signing of the merger agreement and as of the closing date (other than de minimis inaccuracies);

•
the representations and warranties of the Company regarding certain aspects of its capital structure, its organization, good standing and qualification, its corporate authority, approval and fairness, the inapplicability of certain takeover statutes, disclosure of brokers’ and finders’ fees and related party transaction being true and correct in all material respects as of the signing of the merger agreement and as of the closing date;

•
the Company’s other representations and warranties set forth in the merger agreement (disregarding any materiality limitations, such as “material,” “in all material respects” and “Material Adverse Effect” set forth therein) being true and correct as of the signing of the merger agreement and as of the closing date, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

•
the Company having performed and complied in all material respects with all covenants and all obligations required to be performed or complied by it under the merger agreement at or prior to the closing date;

•	there not having occurred a material adverse effect since October 21, 2025 that is continuing; and
•
the receipt by Parent and Merger Sub of a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company, certifying that the foregoing conditions have been satisfied.

In addition, the obligation of the Company to consummate the merger is subject to the satisfaction or waiver by the Company of each of the following additional conditions:
•
representations and warranties of Parent and Merger Sub set forth in the merger agreement being true and correct as of the signing of the merger agreement and as of the closing date, except as would not, individually or in the aggregate, reasonably be expected to prevent the ability of Parent or Merger Sub to consummate the merger and deliver the merger consideration in accordance with the merger agreement;

•
each of Parent and Merger Sub having performed and complied in all material respects with all covenants and all obligations required to be performed or complied by it under the merger agreement at or prior to the closing date; and

•	the receipt by the Company of a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent certifying that the foregoing conditions have been satisfied.
Termination of the Merger Agreement
Termination by Either the Company or Parent
The merger agreement may be terminated by either the Company or Parent at any time prior to the effective time:
•	by mutual written consent of the Company and Parent;
•
if the merger has not been consummated on or before July 21, 2026 (as may be extended, the “outside date”) (provided, however, that the right to terminate the merger agreement will not be available to any party whose action or failure to comply with its obligations under the merger agreement has been the primary cause of, or has primarily resulted in, the failure of the closing to occur on or prior to such date). The outside date will be automatically extended for one additional three month period if all the conditions to closing shall have been satisfied or, with respect to conditions which by their nature are to be satisfied at closing, which shall be capable of being satisfied at such time, other than the conditions requiring the receipt of antitrust clearance or any other governmental approvals or a governmental authority has enacted, issued, promulgated, enforced or entered any law or order that is in effect that enjoins or otherwise prohibits consummation of the merger. In the event the marketing period has commenced but has not completed as of the outside date, the outside date will automatically be extended to three business days after the then-scheduled expiration date of the marketing period. Notwithstanding the foregoing, Parent and the Company may mutually agree in writing to amend the outside date to any other date;

•
if the Company fails to obtain the Company stockholder approval at the special meeting (or any adjournment, recess or postponement thereof taken in accordance with the merger agreement) at which a vote is taken on the adoption of the merger agreement and the special meeting shall have concluded; or

•
if any court or other governmental authority of competent jurisdiction has enacted, issued, promulgated, entered or enforced any order that permanently enjoins or otherwise permanently prohibits the consummation of the merger and such order has become final and non-appealable or any law that prohibits or makes illegal the consummation of the merger.

Termination by the Company
The merger agreement may be validly terminated by the Company prior to the effective time:
•
if there is a breach or inaccuracy of, or failure to perform or comply with, any representation, warranty, covenant or agreement in the merger agreement by Parent or Merger Sub, or if any such representation or warranty of Parent and Merger Sub has become untrue, in either case causing the conditions to closing related to the accuracy of Parent and Merger Sub, representations and warranties and to the performance of their obligations under the merger agreement to not be satisfied, subject to certain opportunities to cure the breach prior to the earlier of (i) 60 days after the giving of notice thereof by the Company to Parent or (ii) three Business Days prior to the outside date;

•
if, prior to the receipt of the Company stockholder approval, the Board has authorized the Company’s termination of the merger agreement to enter into an alternative acquisition agreement with respect to a superior proposal in accordance with the terms of the merger agreement described above under “—Recommendation Changes—No Change in Recommendation” and prior to or concurrently with such termination the Company pays to Parent the Company termination fee (or the go-shop termination fee, as applicable); or

•
if, at any time prior to the effective time, (a) all of the conditions to Parent and Merger Sub consummating the closing have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but which are capable of being satisfied at the closing), (b) Parent failed to effect the closing within three business days after the date the closing should have occurred pursuant to the merger agreement, (c) the Company stood ready, willing and able to take such actions to cause the closing to occur on that date (and throughout such three business day period) and has given Parent irrevocable written notice of such, and (d) Parent and Merger Sub fail to effect the closing on or prior to the later of (1) the date of delivery of the written notification by the Company contemplated above and (2) the date that is three business days after the date on which the closing is otherwise required to occur pursuant to the merger agreement.

Termination by Parent
The merger agreement may be validly terminated by Parent prior to the effective time:
•
if there is a breach or inaccuracy of, or failure to perform or comply with, any representation, warranty, covenant or agreement in the merger agreement by the Company, or if any such representation or warranty of the Company has become untrue, in either case causing the conditions to closing related to the accuracy of the Company’s representations and warranties and to the performance of its obligations under the merger agreement to not be satisfied, subject to certain opportunities to cure the breach prior to the earlier of (i) 60 days after the giving of notice thereof by Parent to the Company or (ii) three Business Days prior to the outside date; or

•	if, prior to the receipt of the Company stockholder approval, there has been a change of recommendation.
Company Termination Fee
The Company will be required to pay the Company termination fee to Parent if the merger agreement is terminated in the following circumstances:
The Company must pay the Company termination fee:
•
either Parent or the Company terminates the merger agreement for failure to obtain the Company stockholder approval or Parent terminates the agreement pursuant to Parent’s breach termination right, and (a) since the signing of the merger agreement, an acquisition proposal has been made publicly or announced by the Company or the Board and has not been publicly withdrawn at least three business days prior to (1) the special meeting in the case of such termination for failure to obtain the Company stockholder approval or (2) the date of such termination in the case of a termination pursuant to Parent’s breach termination right; and (b) within 12 months following such termination, the Company has entered into an alternative acquisition agreement with respect to an acquisition proposal (regardless of whether the transaction contemplated thereby is consummated during such 12-month period) or has consummated a transaction that constitutes an acquisition proposal (with references to “25% or more” in the definition of “acquisition proposal” deemed to be references to “more than 50%”);

•	Parent terminates the merger agreement because the Board makes a change of recommendation; or
•	the Company terminates the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal.
Notwithstanding the foregoing, the Company termination fee will be reduced from $540,000,000 to the go-shop termination fee of $225,000,000 if the termination fee becomes payable in connection with a valid termination of the merger agreement by the Company pursuant to the Company’s superior proposal termination right in order for the Company to enter into a definitive agreement prior to the cut-off date with respect to a superior proposal made by an excluded party. At 12:01 a.m., New York City time on December 5, 2025, the go-shop period ended with the Company not having received an acquisition proposal.
Parent Termination Fee
Parent will be required to pay the Parent termination fee of $900,000,000 to the Company if the merger agreement is terminated in the following circumstances:
•	the Company terminates the merger agreement pursuant to the Company’s breach termination right;
•	the Company terminates the merger agreement pursuant to the financing failure to close termination right; or
•
Parent terminated the merger agreement pursuant to the outside date termination right at such time the Company could have validly terminated the merger agreement pursuant to the Company’s breach termination right or the financing failure to close termination right within three (3) business days of such termination by Parent.

Fees and Expenses
Except in certain specified circumstances, whether or not the merger is completed, all costs and expenses incurred in connection with the merger and any other transactions contemplated by the merger agreement will be paid by the party incurring such expenses, except as otherwise expressly set forth in the merger agreement. The filing fee payable to any governmental authority for any notifications, filings and registrations required or advisable under the HSR Act or any other antitrust laws will be borne by Parent.
Indemnification and Insurance
The merger agreement provides that, from and after the effective time, Parent will, and will cause the surviving corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable law and the Company’s articles of incorporation or bylaws in effect as of October 21, 2025, each present and former director or officer of the Company and its subsidiaries and each individual who was serving at the request of the Company or its subsidiaries as a director or officer, trustee or fiduciary of any other corporation, partnership or joint venture, trust, employee benefit plan or other enterprise against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to (a) their service as such or (b) services performed by such parties at the request of the Company or its subsidiaries, in each case at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time. Parent or the Company will also advance expenses as incurred to the fullest extent permitted under applicable law and the Company’s articles of incorporation or bylaws in effect as of the October 21, 2025.
In addition, for six years following the effective time, Parent and Merger Sub will maintain indemnification and exculpation provisions in the surviving corporation’s organizational documents that are at least as favorable as the current indemnification and exculpation provisions in the Company’s certificate of incorporation and bylaws.
Finally, the merger agreement requires the Company (or the surviving corporation as of the effective time) to purchase a six-year “tail” policy on terms that are at least as favorable as the Company’s directors’ and officers’ liability insurance policies as in effect as of the signing of the merger agreement, so long as the aggregate premium for such “tail” policy does not exceed 300% of the annual premiums paid by the Company for coverage as of October 21, 2025.
For more information, please refer to the section of this proxy statement captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”

Specific Performance
Subject to certain limitations, Parent, Merger Sub and the Company are entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the performance of terms and provisions of the merger agreement, including the right of a party to cause each other party to consummate the merger, in addition to any other remedy to which they are entitled at law or in equity. Parent, Merger Sub and the Company further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable or not appropriate for any reason, nor assert that a remedy of monetary damages would provide an adequate remedy for breach. Notwithstanding the foregoing, the parties agreed that the Company shall be entitled to specific performance of Parent’s and Merger Sub’s obligation to consummate the closing if and when required under the merger agreement, subject to certain additional requirements.
Limitations of Liability
The collective monetary damages or liabilities of Parent, Merger Sub, the investors, and any of their respective related parties for breaches under the merger agreement will not exceed an amount equal to $900,000,000 (the “liability cap”) plus certain costs, interest and expenses that may be owed to the Company due to the failure of Parent to timely pay the Parent termination fee (subject to a $10,000,000 cap on such interest and expenses) plus reimbursement obligations to the Company in connection with the Company’s cooperation with Parent’s and Merger Sub’s financing efforts. The collective monetary damages or liabilities of the Company and its affiliates for breaches under the merger agreement will not exceed the liability cap.
If Parent or Merger Sub breach the merger agreement or fail to perform thereunder or in the case of fraud, then, except for the right to seek specific performance and enforce Parent’s rights under the equity commitment letters to the extent permitted in accordance with their terms, the sole and exclusive remedies against Parent, Merger Sub, the Investors or their respective related parties or any breach, loss, damage or failure to perform under, the merger agreement or any certificate or other document delivered in connection therewith (other than the CVR agreement after the execution thereof at the closing) or otherwise or in respect of any oral representation made or alleged to have been made in connection therewith will be for the Company to (x) receive payment of the Parent termination fee if payable (plus certain costs, interest and expenses that may be owed to the Company due to the failure of Parent to timely pay the Parent termination fee (subject to a $10,000,000 cap on such interest and expenses) plus reimbursement obligations to the Company in connection with the Company’s cooperation with Parent’s and Merger Sub’s financing efforts) or (y) seek to recover monetary damages from Parent in connection with any termination of the merger agreement in the event of fraud or willful and material breach by Parent in a circumstance in which the Parent termination fee is not actually paid and, in each case of clauses (x) and (y), to enforce the limited guaranties to the extent permitted in accordance with their terms. In no event will Parent be subject to monetary damages in excess of the amount of the liability cap in the aggregate (and costs, interest and expenses that may be owed to the Company due to the failure of Parent to timely pay the Parent termination fee (subject to a $10,000,000 cap on such interest and expenses) plus reimbursement obligations to the Company in connection with the Company’s cooperation with Parent’s and Merger Sub’s financing efforts). Parent, Merger Sub, the Investors, the Guarantors and their respective related parties may not seek or obtain any monetary recovery or monetary award for any breach, loss, damage or failure to perform under this Agreement or any certificate or other document delivered in connection herewith (other than to the extent permitted under the CVR agreement after the execution thereof at the closing) or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith in excess of the liability cap (and any costs, expenses, interest and other amounts to the extent payable due to the failure of Parent to timely pay the Parent termination fee (subject to a $10,000,000 cap on such interest and expenses) plus reimbursement obligations to the Company in connection with the Company’s cooperation with Parent’s and Merger Sub’s financing efforts) against the Company or its related parties. The foregoing will not limit Parent’s right to seek specific performance under the merger agreement and to enforce Parent’s rights under the equity commitment letters to the extent permitted in accordance with their terms.
A “related party” means a person’s former, current, or future direct or indirect general or limited partners, direct or indirect equityholders, stockholders, controlling person, directors, officers, employees, managers, members, affiliates, affiliated (or commonly advised) funds, assignees, agents and other representatives or any of their respective assignees or successors or any former, current, or future direct or indirect general or limited partners, direct or indirect equityholders, stockholders, controlling person, directors, officers, employees, managers, members, affiliates, affiliated (or commonly advised) funds, assignees, agents and other representatives of any of the foregoing; provided, that the debt financing parties will be deemed to be related parties of Parent and Merger Sub for purposes of the limitation of liability provision.
Amendment
The merger agreement may be amended, modified, or waived by a signed written agreement by Parent, Merger Sub and the Company at any time prior to the effective time (provided, after receipt of the Company stockholder approval, no amendment may be made that by law requires further approval of the Company stockholders without first obtaining such further approval).
Governing Law
The merger agreement is governed by Delaware law.

CONTINGENT VALUE RIGHTS AGREEMENT
Explanatory Note Regarding the Form of CVR Agreement
The following summarizes the material provisions of the CVR agreement. The CVR agreement will be executed at the closing of the merger by the Company, the Rights Agent, and Parent. This summary does not purport to be complete, may not contain all information about the CVR agreement that is or may be important to you and is qualified in its entirety by reference to the full form of the CVR agreement, a copy of which is attached to this proxy statement as Exhibit A to the merger agreement attached as Annex A and which we incorporate by reference into this proxy statement. We strongly recommend that you read the CVR agreement and documents related thereto carefully and in their entirety, as the rights and obligations of the parties are governed by the express terms of the CVR agreement and such documents related thereto and not by this summary or any other information contained in this proxy statement. Although the Company does not anticipate the definitive version of the CVR agreement negotiated and entered into with the Rights Agent to differ from the form attached to this proxy statement in any respect that would be material to CVR holders, there can be no assurance that any changes will not, in fact, be material to such CVR holders.
The CVR agreement is included with this proxy statement only to provide you with information regarding the terms of the CVR agreement and not to provide you with any other factual information regarding the Company, Parent, Merger Sub or their respective subsidiaries, affiliates or businesses.
Contingent Value Rights
Each CVR represents the right of its holder to receive a contingent cash payment pursuant to the CVR agreement if the conditions to such payment are satisfied. The initial holders will be the (i) holders of shares of Company common stock converted into the right to receive the merger consideration pursuant to the merger agreement and (ii) former holders of Company RSU awards and Company options pursuant to Section 4.3 of the merger agreement (collectively, the “equity award CVRs”) whose Company RSU awards and Company options, as applicable, converted into the right to receive the merger consideration pursuant to the merger agreement.
The CVRs will not have voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any CVR holder. The CVRs will not represent any equity or ownership interest in Parent or in any constituent company to the merger or any of their respective affiliates or subsidiaries (including the Company). A CVR will not constitute a security of any person.
Milestone Payment
While no guarantee or assurance can be given that any proceeds will be received, each CVR represents the right to receive:
•
an amount between $0.50 and $1.50, determined by linear interpolation, based on the amount by which the revenue (as defined for the purposes of the CVR agreement below) of the Breast Health business (as defined below) in respect of the period commencing on September 28, 2025 and ending on September 26, 2026 (such period, the “2026 milestone period”) exceeds $1,556,844,377 (the “2026 milestone”) but is less than $1,571,844,377. In the event that revenue of the Breast Health business in respect of the 2026 milestone period is equal to or greater than $1,571,844,377, the amount will be equal to $1.50; and

•
an amount between $0.50 and $1.50, determined by linear interpolation, based on the amount by which the revenue of the Breast Health business in respect of the period commencing on September 27, 2026 and ending on September 25, 2027 (such period, the “2027 milestone period”, and together with the 2026 milestone period, the “milestone periods”) exceeds $1,651,256,283 (the “2027 milestone”) but is less than $1,666,256,283. In the event that revenue of the Breast Health business in respect of the 2027 milestone period is equal to or greater than $1,666,256,283, the amount will be equal to $1.50.

If the CVR payment in respect of the 2026 milestone period is less than $1.50 and revenue of the Breast Health business in respect of the 2027 milestone period exceeds $1,666,256,283, then the CVR entitles the CVR holder to an additional payment whereby revenue of the Breast Health business in respect of the 2027 milestone period in excess of $1,666,256,283 (the “catch-up milestone”) will be added to actual revenue of the Breast Health business in respect of the 2026 milestone period (such amount, the “catch-up revenue”) and the CVR payment in respect of the 2026 milestone period will be re-calculated utilizing the catch-up revenue and the difference between such calculation and the amount actually paid per CVR in respect of the 2026 milestone period will be paid to CVR holders, if the catch-up revenue is above $1,556,844,377.
For the purposes of the CVR agreement, “revenue” means, subject to certain adjustments provided in the CVR agreement, the revenue earned with respect to the applicable milestone period by Parent or any of its subsidiaries from the sales of the products (as defined for the purposes of the CVR agreement below) (taking into account variable consideration such as volume discounts, sales rebates, product returns and other adjustments), in each case in accordance with the application of Accounting Standards Codification Topic 606 (Revenue from Contracts with Customers) and GAAP within the Annual Report on Form 10-K filed by the Company on November 27, 2024; provided that:
•	the transfer of products between or among any of Parent or its subsidiaries will not be considered a sale and any revenue related thereto will not be counted as revenue;
•
if a product (or the right to sell a product, and such product is actually marketed or sold) is acquired (including by acquisition of a person) by Parent or any of its subsidiaries (including the Company) following the date of the CVR agreement (which is not currently a product described under the CVR agreement) which directly competes with a product described under the CVR agreement (such product, a “cannibalized product”), then revenue with respect to the sales of (and not services related to) such cannibalized product as set forth in the Company’s management long-range plan for the Breast Health business will be included in revenue to the extent set forth in the CVR agreement;

•
if Parent or any of its subsidiaries (other than pursuant to a sale of the Breast Health business or change of control of Parent or the Company) discontinues selling, or publicly announces the discontinuance of the sale of, a product (whether due to divestiture or discontinuation) following the date of the CVR agreement, in each case other than as a result of a recall or other material compliance, quality or liability related issue (any such discontinued or divested product, a “discontinued product”), then revenue with respect to the sales of (and not services related to) such discontinued product as set forth in the Company’s management long-range plan for the Breast Health business will be included in revenue to the extent set forth in the CVR agreement; and

•
any foreign currency denominated revenue will be converted into United States dollar for the purposes of the calculation of revenue utilizing the applicable exchange rate for such foreign currency set forth in a schedule to the CVR agreement, which exchange rates equal the assumed exchange rates utilized by management in preparing the June 2025 Forecasts (including projected Breast Health revenue in FY26 and FY27).

For the purposes of the CVR agreement, “products” means products and services related to products specifically contemplated in the Company’s management long-range plan for the “Breast Health” segment of the Company and its subsidiaries (including commercialization of the products, the “Breast Health business”).
In addition, revenue will be adjusted as follows. For each milestone period, revenue for purposes of the CVR agreement will be the greater of (i) revenue calculated without giving effect to the adjustments set forth below and (ii) revenue calculated with giving effect to the adjustments for the applicable milestone period set forth below.
•	2026 Milestone Period.
○
Revenue recognized in the 2026 milestone period pertaining to deferred revenue (as specified below) and confirmed orders (as further defined below) related to the Company’s fiscal year 2025, will be deducted from revenue attributable to the 2026 milestone period.

○
The amount of revenue deferred at the end of the 2026 milestone period related to gantries shipped (and not cancelled or returned) but revenue has not been recognized will be added to revenue attributable to the 2026 milestone period.

○
To the extent confirmed orders (which have not been recognized in revenue and/or not captured within deferred revenue) are in hand at the end of the fiscal period with a shipment date within four weeks of the fiscal period, the revenue amount of such orders will be added to the revenue in respect of the 2026 milestone period.

•	2027 Milestone Period.
○
Revenue recognized in the 2027 milestone period pertaining to deferred revenue (as specified below) and confirmed orders related to the Company’s fiscal year 2026, will be deducted from revenue attributable to the 2027 milestone period.

○
The amount of revenue deferred at the end of the 2027 milestone period related to gantries shipped (and not cancelled or returned) but revenue has not been recognized will be added to revenue attributable to the 2027 milestone period.

○
To the extent confirmed orders (which have not been recognized in revenue and/or not captured within deferred revenue) are in hand at the end of the fiscal period with a shipment date within four weeks of the fiscal period, the revenue amount of such orders will be added to the revenue attributable to the 2027 milestone period.

•	“Deferred revenue” means revenue deferred for the following reasons:
○	The detector related to the shipped gantry had not been shipped at the end of the period;
○	Both gantry and detector have been shipped but the scheduled install date was beyond three weeks post end of the fiscal period;
○	Both gantry and detector shipped but customer had not “accepted” under the terms of the financing lease or other customer specific acceptance criteria; or
○	Both gantry and detector had been shipped but not recognized as revenue as shipping terms and control transfer were free on board destination point.
•
A “confirmed order” is an order for which the Breast Health business has received either a purchase order or a signed sales quote and for which a confirmed shipment date is agreed to with the customer. Orders with a purchase order or a signed sales quote that was subsequently cancelled and not shipped within four weeks of the fiscal period, would not be included within this definition.

Covenants by Parent
Among other things, the CVR agreement provides for certain covenants made by Parent.
List of Holders
Parent will furnish or cause to be furnished to the Rights Agent, the names and addresses of the CVR holders within 15 business days of the effective time. The Rights Agent will reflect all such names and addresses on the CVR register and confirm the CVR register and list of initial CVR holders to Parent promptly after and, in any event, within 30 days of the receipt of such names and addresses.
Operational Matters
The CVR agreement provides that, from the closing date of the merger through the earlier of the valid termination of the CVR agreement and October 25, 2027:
•	Parent and the Company (and their respective successors and assigns) will, and will cause their respective subsidiaries to use commercially diligent efforts to achieve each milestone; and
•
Neither Parent, the Company (or their respective successors and assigns), nor any of their respective subsidiaries, will take any action or fail to take any action with the purpose or intent of avoiding or impeding the obligation to pay, or of reducing, any aggregate milestone payment amount, including, when undertaken with the purpose or intent of avoiding or impeding the obligation to pay, reducing the amount of, the aggregate amount of payments for any milestone period:

○
(A) changing shipping or invoicing practices (including the timing thereof or currency of invoices), that would result in the acceleration or deceleration (as applicable) of the recognition of any amounts that are components of revenue to an earlier or later monthly period in a manner adverse to the achievement of a milestone;

○
(B) deferring, delaying or otherwise altering the timing or amounts of collection of consideration for the sale of products in a manner inconsistent with past practice of the Company or in a manner to defer or delay the recognition of such consideration in the calculation of revenue; or

○	(C) deterring customers from purchasing any products or incentivizing customers to delay the purchase of any products, in each case in a manner inconsistent with past practice.
Subject to Parent’s obligations set forth in the CVR agreement, including the obligation of Parent, the Company and their respective subsidiaries to use commercially diligent efforts as set forth in the CVR agreement, Parent and its affiliates will have the power and right to control all aspects of their businesses and operations (and all of their assets and products) and, subject to Parent’s compliance with the terms of the CVR agreement, Parent and its affiliates may exercise or refrain from exercising such power and right as it may deem appropriate and in the best overall interests of Parent and its affiliates and its and their equityholders.
As used in this proxy statement, “commercially diligent efforts” means, the level of efforts of Parent and/or its subsidiaries to operate the Breast Health business in the ordinary course of business and in a good-faith, diligent and sustained manner consistent with past practice as of the date of the CVR agreement (including with respect to any recalls and remediation actions), without undue interruption, pause or delay, including (without limitation) a level of effort and expenditure of resources that is consistent with the level of efforts that a company of comparable size, nature and resources as those of the Company would use to conduct the segment, including by maintaining an appropriate sales force/work force in the segment, with Parent permitted to take into account the nature of efforts and cost required for the undertaking at stake and all factors reasonably deemed relevant to such operation, including the time and cost to develop and commercialize any products, product safety, regulatory requirements, the competitiveness of alternative third-party products, pricing, reimbursement, revenue prospects, actual or reasonably anticipated profitability, potential third-party liability and litigation risk, and technical, commercial, legal, scientific and medical factors, in each case, based on then existing and reasonably anticipated future conditions and with practices with respect to recalls and remediation actions also based on go-forward best practices employed by the Company and its subsidiaries; provided, that such level of efforts and resources shall be determined without taking into account the fact of or the cost of the aggregate amount of payments for any milestone period payable in accordance with the terms of the CVR agreement.
Non-Transferability
The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than under the following specified circumstances:
•	upon death of a CVR holder by will or intestacy;
•	by instrument to an inter vivos or testamentary trust in which the CVR is to be passed to beneficiaries of the CVR holder upon the death of the CVR holder;
•	pursuant to a court order (including in connection with bankruptcy or liquidation);
•
by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity;

•
in the case of a CVR held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, or from such nominee to another nominee for the same beneficial owner;

•
if the CVR holder is a corporation, partnership or limited liability company, a distribution by the transferring corporation, partnership or limited liability company to its stockholders, partners or members, as applicable (provided that such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act);

•	by in-kind distributions of CVRs to a participant in the Hologic, Inc. Savings and Investment Plan who holds CVRs in their participant account under such plan; or
•	by transferring such CVR to Parent or a person nominated in writing by Parent (with written notice thereof from Parent to the Rights Agent) without consideration for such transfer.
Every request to transfer CVRs must be in writing in accordance with the CVR agreement.

Evidence of CVR; Registration
The CVRs will not be evidenced by a certificate or other instrument. The Rights Agent will keep an up-to-date register (the “CVR register”) for the purpose of registering CVRs and transfers of CVRs. The CVR register will set forth: (i) with respect to holders of Company common stock that hold such shares in book-entry form through the Depository Trust Company or any successor thereto (“DTC”) immediately prior to the effective time, one position for Cede & Co (as nominee of DTC) representing all the shares of Company common stock that were converted into the right to receive the merger consideration in accordance with the terms of the merger agreement, and (ii) with respect to holders of Company common stock who hold such shares in book-entry form through the Company’s transfer agent immediately prior to the effective time and holders of Company options and holders of Company RSU awards the applicable number of CVRs to which each such CVR holder is entitled pursuant to the merger agreement.
No transfer of a CVR will be valid, even if permitted under the CVR agreement, until it is registered in the CVR register in accordance with the CVR agreement.
A CVR holder may make a duly executed written request to the Rights Agent to change such CVR holder’s address of record in the CVR register.
Payment Procedures
As promptly as practicable following a milestone determination date (as defined below), and in any event on or prior to the date that is 15 days following a milestone determination date, unless the CVR agreement has been terminated in accordance with its terms, Parent will deliver to the Rights Agent: (i) a written notice (each, a “milestone notice”) indicating whether the corresponding milestone was achieved and the corresponding milestone payment amount due, along with an officer’s certificate certifying the same (including the revenue statement (as defined below) for the applicable milestone period); and (ii) if a milestone is achieved, duly deposit or cause to be deposited with the Rights Agent, within three business days of the delivery of the milestone notice, cash by wire transfer of immediately available funds to an account specified by the Rights Agent (or to the Company or its applicable affiliate in the case of payments with respect to equity award CVRs that will be paid through the Company’s or its applicable affiliate’s payroll system), equal to the aggregate amount of payments for the applicable milestone period in accordance with the terms of the CVR agreement, subject to any applicable deductions or withholding. As used herein, “milestone determination date” means (a) with respect to the 2026 milestone, February 23, 2027 and (b) with respect to the 2027 milestone and catch-up milestone, February 7, 2028.
The CVR agreement provides that the milestone notice must also include for an applicable milestone period, a written statement of Parent, along with an officer’s certificate certifying the same, setting forth in reasonable detail the calculation of revenue in the applicable milestone period, together with reasonable supporting documentation for such calculation (the “revenue statement”).
The Rights Agent will promptly, and in any event within 10 days of receipt of a milestone notice, send each CVR holder at its registered address a copy of the milestone notice (such date on which the Rights Agent sends such copy, a “milestone payment date”). At the time the Rights Agent sends a copy of the milestone notice to the CVR holders, if the milestone has been met and a payment amount with respect to such milestone is due and payable, the Rights Agent will also pay the applicable payment amount to each of the CVR holders (i) by check mailed to the address of each CVR holder as reflected in the CVR register as of the close of business on the last business day prior to such milestone payment date or (ii) with respect to any CVR holder who has provided the Rights Agent wiring instructions in writing, by wire transfer of immediately available funds to the account specified on such instructions.
With respect to the equity award CVRs, Parent will cause the applicable payment amount payable with respect to equity award CVRs (determined in accordance with Section 4.3 of the merger agreement) held by current or former employees of the Company or its affiliates to be paid to the applicable CVR holder through the surviving corporation’s or its applicable affiliate’s payroll system or any successor payroll system no later than the second regular payroll date of such applicable payroll system following the milestone payment date.
Tax Treatment
The CVRs (other than any equity award CVRs, or CVRs otherwise received as compensation) for all U.S. federal and applicable state and local tax purposes will be treated as additional consideration for or in respect of the shares of Company common stock pursuant to the merger agreement. The equity award CVRs for all

U.S. federal and applicable state and local tax purposes will be treated as additional compensation for or in respect of such Company equity awards, as applicable, pursuant to the merger agreement.
Parent, the surviving corporation, the paying agent, the Rights Agent and any other applicable withholding agent (and their applicable affiliates) will be entitled to deduct or withhold, or cause to be deducted or withheld, from any milestone payment amount otherwise payable pursuant to the CVR agreement such amounts as may be required to be deducted or withheld therefrom under the Code, the Treasury regulations thereunder, or any other applicable tax law, as may be determined by Parent, the surviving corporation, the paying agent, the Rights Agent or any other applicable withholding agent, as applicable. With respect to holders of equity award CVRs who are current or former employees of the Company or its affiliates, any such withholding may be made, or caused to be made, by Parent through the surviving corporation’s or any of its applicable affiliate’s payroll system. To the extent such amounts are so deducted or withheld, such amounts will be treated for all purposes under the CVR agreement as having been paid to the person in respect of which such deduction or withholding was made.
Undistributed Payments; Imputed Interest
Any portion of any aggregate amount of payments for any milestone period that remains undistributed to the CVR holders one year after an applicable milestone payment date will be delivered by the Rights Agent to Parent, upon demand, and any CVR holder will thereafter look only to Parent for payment of the applicable payment amount for any milestone period, without interest.
Enforcement of Rights of CVR Holders
No CVR holder will have any right under the CVR agreement to commence proceedings under or with respect to the CVR agreement. Such rights may only be exercised by the holders of 32.5% of the outstanding CVRs as set forth on the CVR register (the “acting holders”) in accordance with, and subject to the limitations set forth in the CVR agreement. In any such action, the acting holders will be deemed to represent all CVR holders.
Rights Agent
The Rights Agent will be a person selected by Parent and reasonably acceptable to the Company. Parent will (i) pay the fees and expenses of the Rights Agent in connection with the CVR agreement as agreed upon in writing by the Rights Agent and Parent, not to exceed a specified amount annually and (ii) reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of the CVR agreement (other than taxes imposed on or measured by the Rights Agent’s net income and franchise or similar taxes imposed on it (in lieu of net income taxes)). The Rights Agent will also be entitled to reimbursement from Parent for all reasonable and necessary documented out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties under the CVR agreement.
The Rights Agent may resign at any time by giving written notice thereof to Parent at least 60 days prior to the date of resignation, but in no event will the resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove Rights Agent at any time by a written notice specifying a date when such removal will take effect, but no such removal will become effective until a successor Rights Agent has been appointed.
Change of Control; Sale of Business Transactions
Neither Parent, nor the Company, or any of their respective subsidiaries, may enter into an agreement providing for, or consummate a change of control of Parent or the Company or a sale of the Breast Health business prior to the termination of the CVR agreement or the payment of all milestone payment amounts without the prior written consent of the acting holders, unless either (at Parent’s option):
•
the person acquiring or succeeding to Parent or the Company in connection with such change of control or sale of the Breast Health business (i) is a qualified buyer and (ii) assumes all of Parent’s and the Company’s obligations, duties and covenants under the CVR agreement effective as of the effective time of such change of control or sale of the Breast Health business, as applicable; or

•	Parent and the Company retain their obligations, duties and covenants under the CVR agreement following such change of control or sale of the Breast Health business.

A “qualified buyer” means any third-party acquirer or successor of all or substantially all of the assets of Parent or the Company and their respective subsidiaries in connection with a change of control or any third party that has net assets or public company market capitalization of at least $4,000,000,000 (determined by reference to the most recent audited or unaudited balance sheet and taking into account the net assets or public company market capitalization of the Company and/or the Breast Health business so acquired in connection with such transaction).
Audit Rights
Unless the applicable milestone notice provides that the maximum possible payment amount will be paid in full for the applicable milestone period, the acting holders will have the right to deliver to Parent within 60 days of the delivery of the milestone notice in respect of the milestone period for such milestone to the CVR holders (each period, a “review request period”) a notice disputing any item set forth in an applicable revenue statement and milestone notice (and no more than once per milestone notice) (such request and items set forth therein, a “dispute notice”). Following the delivery of a dispute notice, the acting holders and Parent will, in good faith, try to resolve the disputed items. If the acting holders and Parent fail to agree on the items under dispute within 15 business days after the acting holders deliver the dispute notice to Parent and the Rights Agent (the “negotiation period”), Parent and the Company must permit, and cause their respective subsidiaries and controlled affiliates to permit, the independent accountant to have access during normal business hours to the records of the Company and its subsidiaries in respect of the Breast Health business as may be reasonably necessary to verify the accuracy of the revenue statement and furnish, and cause their respective subsidiaries to furnish, to the independent accountant such access, records, work papers and other documents and information as the independent accountant may reasonably request, as may be reasonably necessary to audit the revenue statement and the determination of whether such milestone was achieved (subject to customary confidentiality arrangements). The independent accountant will be instructed to come to a final determination with respect to the disputed items within 30 days following the engagement of such independent accountant. All other items in the applicable revenue statement that the parties do not submit, prior to the end of the review request period, to the independent accountant for resolution will be deemed to be agreed by the parties. The decision of the Independent Accountant will be final, conclusive and binding on Parent and the CVR holders, will be non-appealable and will not be subject to further review, absent manifest error.
The fees charged by the independent accountant will be allocated to and borne by (i) Parent, based on the percentage that the portion of the disputed items determined by the independent accountant to be in favor of the acting holders bears to the amount actually contested by the acting holders, on the one hand, and (ii) the acting holders, based on the percentage that the portion of the disputed items determined by the independent account to be in favor of Parent bears to the amount actually contested by the acting holders, on the other.
Upon the independent accountant’s conclusion that a milestone was achieved and the applicable aggregate milestone payment amount was not paid to the Rights Agent, Parent will pay or cause to be paid to the Rights Agent such applicable aggregate payment amount for such milestone within 30 days of the delivery by the independent accountant of its final written report to the acting holders and Parent.
The “independent accountant” will be an independent certified public accounting firm of nationally recognized standing designated either (a) jointly by the acting holders and Parent, or (b) if such parties fail to make a designation, jointly by an independent public accounting firm selected by Parent and an independent public accounting firm selected by the acting holders.
In addition, during the review request period and negotiation period, unless the applicable milestone notice provides that the maximum possible payment amount for such milestone period will be paid in full, Parent and the Company have agreed to reasonably cooperate with and permit, and cause their subsidiaries and affiliates to reasonably cooperate with and permit, the acting holders and/or any accountant or other consultant or advisor retained by the acting holders, upon reasonable notice, reasonable access during normal business hours to such records and personnel (including the external auditors of the Company and its subsidiaries) as may be reasonably necessary to verify the accuracy of the applicable revenue statement and milestone payment amount set forth in the applicable milestone notice and compliance with the terms hereof, subject to customary confidentiality agreements and access letters, in form and substance reasonably acceptable to Parent.
If the acting CVR holders have not provided a dispute notice to Parent and the Rights Agent, the calculations set forth in the applicable revenue statement and the determination in the accompanying milestone notice will be final, binding and conclusive upon the CVR holders.

Amendments
Amendments Without the Consent of CVR Holders
Without the consent of any CVR holders or the Rights Agent, Parent, at any time and from time to time, may enter into one or more amendments solely to evidence the succession of another person to Parent and the assumption by any such successor of the covenants of Parent under the CVR agreement.
Without the consent of any CVR holders, Parent (when authorized by a resolution of Parent’s Board of Directors or similar governing body), and the Rights Agent, at any time and from time to time, may enter into one or more amendments, for any of the following purposes:
•	to evidence the succession of another person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent;
•
to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the CVR holders; provided that, in each case, such provisions do not adversely affect the interests of the CVR holders;

•
to cure any ambiguity, to correct or supplement any provision that may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the CVR agreement; provided that, in each case, such provisions do not adversely affect the interests of the CVR holders;

•
as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, Exchange Act or any applicable state securities or “blue sky” laws; provided that, in each case, such provisions do not materially adversely affect the interests of the CVR holders;

•	as may be necessary to ensure that Parent complies with applicable law; provided that in each case, such amendments will not adversely affect the interests of the CVR holders; or
•	any other amendments for the purpose of adding, eliminating or changing any provisions of the CVR agreement, unless such addition, elimination or change is adverse to the interests of the CVR holders.
Amendments with the Consent of CVR Holders
With the consent of the acting holders, whether evidenced in writing or taken at a meeting of the CVR holders, Parent (when authorized by a resolution of Parent’s board of directors or similar governing body) and the Rights Agent may amend the CVR agreement for the purpose of adding, eliminating or changing any provisions of the CVR agreement, even if such addition, elimination or change is materially adverse to the interest of the CVR holders; provided, however, that no such amendment will, without the consent of the holders of 75% of the outstanding CVRs:
•	modify in a manner adverse to the CVR holders any provision contained in the CVR agreement with respect to the termination of the CVR agreement or the CVR;
•
modify in a manner materially adverse to the CVR holders (A) the time for, and amount of, any payment to be made to the CVR holders pursuant to the CVR agreement or (B) the definition of any milestone;

•	reduce the number of CVRs (other than in connection with the transfer of a CVR by a CVR holder back to Parent); or
•
modify any of the foregoing, except to increase the percentage of CVR holders from whom consent is required or to provide that certain provisions of the CVR agreement cannot be modified or waived without the consent of the CVR holder of each outstanding CVR affected thereby.

Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the foregoing, Parent will, with respect to CVRs held through DTC, transmit (or cause the Rights Agent to transmit) a notice thereof through the facilities of DTC in accordance with DTC’s procedures or, with respect to all other CVRs, will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the CVR holders at their addresses as they appear on the CVR register, setting forth such amendment.

Termination
The CVR agreement will be terminated upon the earliest to occur of:
•	the complete payment in full of all aggregate payment amounts for any milestone period required to be paid under the terms of the CVR agreement;
•	the delivery to Rights Agent of a written notice of termination duly executed by Parent and holders of 75% of the outstanding CVRs;
•
the expiration of the review request period (if a dispute notice is not received during such review request period) for the revenue statement prepared for the 2027 milestone period if there is no milestone payment amount required to be paid under the terms of the CVR agreement as of such time; or

•
if a dispute notice is received during the review request period for the 2027 milestone period, the date that the final independent accountant’s written report is delivered to Parent and the CVR holders with respect to any dispute related to such revenue statement if there is no payment amount for any milestone period required to be paid under the terms of CVR agreement as of such time.

In the case of each of the last two bullets, if there is any ongoing action (whether in contract or in tort or otherwise) arising out of or relating to the CVR agreement properly brought by the acting holders prior to the termination of the CVR agreement, the CVR agreement will not terminate until there is a final non-appealable order on such action from a court of competent jurisdiction or a settlement between Parent and the acting holders.
Obligations of Parent
The Company has irrevocably and unconditionally guaranteed the due and punctual performance of all obligations of Parent under the CVR agreement. Parent will cause the Company to duly perform, satisfy and discharge each of the covenants, obligations and liabilities applicable to the Company under the CVR agreement. Parent and the Company will be jointly and severally liable for the performance and satisfaction of each of their respective covenants, obligations and liabilities thereunder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial Ownership of Company Common Stock
The following table shows information as of December 8, 2025 regarding the beneficial ownership of Company common stock by:
•	each person or group who is known by us to beneficially own more than 5% of Company common stock;
•	each member of the Board and each of the Company’s named executive officers (“NEO”); and
•	all members of the Board and the Company’s executive officers as a group.
Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Company common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 223,048,020 shares of Company common stock outstanding as of December 8, 2025. Shares of Company common stock (i) subject to stock options currently exercisable or exercisable within 60 days of December 8, 2025, and (ii) issuable pursuant to equity awards that are currently vested or will vest within 60 days of December 8, 2025 are deemed to be outstanding and beneficially owned by the person holding the stock options or equity awards for purposes of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Unless otherwise indicated, the address for each stockholder listed below is c/o Hologic, Inc., 250 Campus Drive, Marlborough, Massachusetts 01752. The telephone number for the listed executive officers is (508) 263-2900.

	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2) (%)
Non-Employee Directors
Charles J. Dockendorff(3)	55,277(4)	*
Ludwig N. Hantson(3)	42,348	*
Martin Madaus(3)	6,803(5)	*
Wayde McMillan(3)	—
Nanaz Mohtashami(3)	8,994	*
Christiana Stamoulis(3)	92,778	*
Stacey D. Stewart(3)	11,246	*
Amy M. Wendell(3)	69,536	*
Named Executive Officers
Stephen P. MacMillan(3)	3,084,258(6)	1.37%
Karleen M. Oberton(3)	170,847	*
Essex D. Mitchell(3)	52,643	*
John M. Griffin(3)	262,263	*
Jan Verstreken(3)	248,651	*
All directors and current executive officers as a group (18)(7)	4,199,322	1.86%

*	Less than one percent of the outstanding shares of our common stock.
(1)	The persons named in the table have, to our knowledge, sole voting and investment power with respect to all shares shown as beneficially owned by them.
(2)	Applicable percentage ownership as of December 8, 2025 is based upon 223,048,020 shares of our common stock outstanding.

(3)
Includes the following options currently exercisable or exercisable within 60 days after December 8, 2025 (column a); and Company RSUs or Company PSUs vesting within 60 days after December 8, 2025 (column b). Does not include the following Company PSUs or Company RSUs which have vested or will vest within 60 days after December 8, 2025, but as to which settlement has been deferred (column c). Does not include Company RSUs and Company Options that vest on the date of the next Annual Meeting of Stockholders:

	(a) Options	(b) RSUs/PSUs	(c) Deferred Equity
Charles J. Dockendorff	38,335	—	—
Ludwig N. Hantson	34,951	—	3,695
Martin Madaus	1,016	—	—
Wayde McMillan	—	—	—
Nanaz Mohtashami	6,677	—	—
Christiana Stamoulis	47,306	—	—
Stacey D. Stewart	9,514	—	1,572
Amy M. Wendell	48,806	—	—
Stephen P. MacMillan	1,802,910	—	1,079,673
Karleen M. Oberton	114,168	—	41,121
Essex D. Mitchell	32,383	—	—
John M. Griffin	126,722	—	46,727
Jan Verstreken	137,951	—	—

(4)	Includes 15,370 shares of common stock held in the Carol Dockendorff Revocable Trust.
(5)	Includes 5,445 shares of common stock held in a revocable trust.
(6)	Includes 1,146,829 shares of common stock held in the MacMillan Family Trust.
(7)
Includes, for four executive officers not specifically named in the table, an aggregate of 63,247 common shares issuable upon the exercise of options presently exercisable or exercisable within 60 days after December 8, 2025.

Name of and Address Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)(%)
Greater than 5% Beneficial Owners
The Vanguard Group(3) 100 Vanguard Blvd., Malvern, PA 19355	27,678,976	12.4%
T. Rowe Price Investment Management, Inc.(4) 101 East Pratt Street, Baltimore, MD 21201	21,550,364	9.7%
BlackRock, Inc.(5) 50 Hudson Yards, New York, NY 10001	19,937,246	8.9%

(1)	The persons named in the table have, to our knowledge, sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below.
(2)
Applicable percentage ownership as of December 8, 2025 is based upon 223,048,020 shares of our common stock outstanding. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting and investment power with respect to shares.

(3)
Amount and nature of ownership listed is based solely upon information contained in a Schedule 13G/A filed with the SEC by The Vanguard Group on February 13, 2024. The Schedule 13G/A indicates that, as of December 29, 2023, The Vanguard Group had shared voting power over 305,565 shares, sole dispositive power over 26,650,397 shares and shared dispositive power over 1,028,579 shares.

(4)
Amount and nature of ownership listed is based solely upon information contained in a Schedule 13G/A filed with the SEC by T. Rowe Price Investment Management, Inc. on November 14, 2025. The Schedule 13G/A indicated that, as of September 30, 2025, T. Rowe Price Investment Management, Inc. had sole voting power over 21,306,933 shares and sole dispositive power over 21,549,648 shares.

(5)
Amount and nature of ownership listed is based solely upon information contained in a Schedule 13G/A filed with the SEC by BlackRock, Inc. on April 17, 2025. The Schedule 13G/A indicates that, as of March 31, 2025, BlackRock, Inc. had sole voting power over 17,891,864 shares and sole dispositive power over 19,937,246 shares.

HOUSEHOLDING
If you are a registered stockholder residing at an address with other registered stockholders, you will receive only one copy of the proxy statement or annual report unless you indicate otherwise. If you wish to receive a separate copy of the proxy statement or annual report, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact our mailing agent, Broadridge, either by calling toll-free at 1-866-540-7095, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you share an address with other registered stockholders and are receiving multiple copies of the proxy statement or annual report, and you wish to receive a single copy of such materials in the future, you may contact our mailing agent at the address above.
If you own shares through a bank, broker or other nominee, you should contact the nominee directly concerning householding. Banks, brokers or other nominees with account holders who are Company stockholders may be “householding” proxy materials. A single proxy statement will be delivered to multiple Company stockholders sharing an address unless contrary instructions have been received from the affected Company stockholders. If you have received notice from your bank, broker or other nominee that they will be “householding” communications to your address, such “householding” will continue until you are notified otherwise or until you revoke your consent.

STOCKHOLDER PROPOSALS
If the merger is consummated, we will not have public stockholders and there will be no public participation in any future stockholder meetings. Until the merger is consummated, you will continue to be entitled to attend and participate in stockholder meetings, including our annual meetings of stockholders, and we will provide notice of or otherwise publicly disclose the date on which our 2026 annual meeting of stockholders will be held, if at all.
In light of the pending merger, we have not scheduled a 2026 annual meeting of stockholders. If we hold a 2026 annual meeting of stockholders, we will provide notice of, or otherwise publicly disclose, the date on which the 2026 annual meeting will be held. If we have public stockholders at the time of our 2026 annual meeting, the below deadlines will apply to the submission of stockholder proposals, including director nominations.
Our bylaws provide that a stockholder or group of up to 20 stockholders who have continuously owned at least 3% of Company common stock for at least three years have the ability to submit director nominees (up to the greater of two or 20% of the Board) for inclusion in the related proxy statement if the stockholder(s) and the nominee(s) satisfy the requirements specified between August 19, 2025 and September 18, 2025 and must include the information required for any Notice of Proxy Access Nomination (as defined in the bylaws).
To be eligible for consideration at the 2026 annual meeting of stockholders, any proposal that is a proper subject for consideration which has not been submitted by the deadline for inclusion in the proxy statement (as set forth above) and any nomination for director that is made outside of the proxy access procedures (as described above) must comply with the procedures specified in the bylaws. These procedures require, among other things, that any such proposal or nomination must have been received by the Corporate Secretary between close of business on October 29, 2025 and November 28, 2025. This advance notice period is intended to allow all stockholders an opportunity to consider all business and nominees expected to be considered at the meeting. Further, to comply with the universal proxy rules, if a stockholder intends to solicit proxies in support of director nominees submitted under these advance notice provisions, then proper written notice that sets forth all information required by Rule 14a-19 under the Exchange Act must be received by the Corporate Secretary at the Company’s principal executive offices no later than December 28, 2025 (or, if the 2026 Annual Meeting of Stockholders is called for a date that is more than 30 days before or more than 30 days after such date, then notice must be received no later than 60 calendar days prior to the date of the 2026 annual meeting of stockholders or the 10th calendar day following the day on which public announcement of the date of the 2026 annual meeting of stockholders is first made by the Company). The notice requirement under Rule 14a-19 is in addition to the applicable advance notice requirements under the bylaws.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are subject to the information and reporting requirements of the Exchange Act, and, accordingly, file annual, quarterly and periodic reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at www.sec.gov.
Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. We incorporate by reference into this proxy statement the documents listed below.
•	our Annual Report on Form 10-K for the fiscal year ended September 27, 2025, filed with the SEC on November 18, 2025; and
•	our Current Reports on Form 8-K filed with the SEC on October 21, 2025 and November 7, 2025 (other than documents or portions of these documents deemed to be furnished but not filed).
We also incorporate by reference into this proxy statement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement to the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC).
Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement, unless expressly stated otherwise therein.
Any statement contained in a document incorporated by reference into this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement or any other subsequently filed document that is incorporated by reference into this proxy statement modifies or supersedes the statement. The information incorporated by reference is considered to be a part of this proxy statement and later information that the Company files with the SEC will update and supersede that information. The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.
We have not authorized anyone to give you any information or to make any representation about the proposed merger or the Company that is different from or adds to the information contained in this proxy statement or in the documents we have publicly filed with the SEC.

Annex A

EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER

by and among

HOPPER PARENT INC.,

HOPPER MERGER SUB INC.

and

HOLOGIC, INC.

Dated as of October 21, 2025

A-i

A-ii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 21, 2025, is by and among Hopper Parent Inc., a Delaware corporation (“Parent”), Hopper Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Hologic, Inc., a Delaware corporation (the “Company”). Parent, the Company and Merger Sub are referred to herein as the “Parties” and each, a “Party.”
RECITALS
WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to and in accordance with the provisions of the Delaware General Corporation Law, as may be amended from time to time (the “DGCL”);
WHEREAS, at or immediately prior to the Effective Time, Parent, the Surviving Corporation and a rights agent selected by Parent and reasonably acceptable to the Company (the “Rights Agent”) will enter into a Contingent Value Rights Agreement, in the form attached hereto as Exhibit A (subject to modification as contemplated by Section 6.17) (the “CVR Agreement”);
WHEREAS, the board of directors of Parent has unanimously approved and declared advisable (i) this Agreement and the transactions contemplated hereby and (ii) the CVR Agreement and the transactions contemplated thereby;
WHEREAS, the board of directors of Merger Sub has unanimously (i) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, approved and declared advisable this Agreement and the Merger and any other transactions contemplated hereby, (ii) approved and declared advisable the CVR Agreement and the transactions contemplated thereby and (iii) resolved to recommend adoption of this Agreement to the sole stockholder of Merger Sub;
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that the terms of this Agreement and the CVR Agreement and the transactions contemplated by this Agreement, including the Merger, and the CVR Agreement are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders and declared it advisable to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions contained herein, (iv) approved and declared advisable the CVR Agreement and the transactions contemplated thereby, (v) resolved to recommend that the stockholders of the Company vote to approve this Agreement, in each case on the terms and subject to the conditions set forth in this Agreement and (vi) directed that this Agreement be submitted to the Company’s stockholders for their adoption;
WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered to the Company concurrently with the execution of this Agreement (i) a limited guarantee (the “TPG Guarantee”) from TPG Partners IX, L.P., a Delaware limited partnership, TPG Healthcare Partners II, L.P., a Delaware limited partnership and TPG Private Equity Opportunities, L.P., a Delaware limited partnership (the “TPG Guarantors”) in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the TPG Guarantors are guaranteeing certain obligations of Parent in connection with this Agreement; (ii) a limited guarantee (the “Blackstone Guarantee” and together with the TPG Guarantee, the “Guarantees”) from Blackstone Capital Partners IX L.P., a Delaware limited partnership, and Blackstone Capital Partners IX (LUX) SCSp, a special limited partnership (société en commandite spéciale) established under the laws of the Grand Duchy of Luxembourg (the “Blackstone Guarantors” and together with the TPG Guarantors, the “Guarantors”) in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Blackstone Guarantors are guaranteeing certain obligations of Parent in connection with this Agreement and (iii) the Equity Commitment Letters; and
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, the Parties, intending to be legally bound, agree as follows:
ARTICLE I
THE MERGER; CLOSING; EFFECTIVE TIME
1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the DGCL.
1.2 Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 (or at the request of either Party, by means of a virtual Closing through electronic exchange of documents and signatures), on or about 9:00 a.m. (New York time) on the third (3rd) Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement; provided that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), the Closing shall be delayed and occur instead on the date following such satisfaction or waiver of such conditions that is the earlier to occur of (i) any Business Day before or during the Marketing Period as may be specified by Parent on no less than three (3) Business Days’ prior written notice to the Company and (ii) three (3) Business Days following the final day of the Marketing Period (subject, in each case of (i) and (ii), to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions)). The date on which the Closing actually occurs is referred to as the “Closing Date.”
1.3 Effective Time. At the Closing, the Company will cause a Certificate of Merger (the “Certificate of Merger”) to be executed and acknowledged and filed with the Secretary of State of the State of Delaware as provided in the relevant provisions of the DGCL. The Merger shall become effective at the time (the “Effective Time”) when the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later time as may be agreed by the Parties in writing and specified in the Certificate of Merger.
ARTICLE II
CERTIFICATE OF INCORPORATION AND BYLAWS
OF THE SURVIVING CORPORATION
2.1 Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety as of the Effective Time to be in the form set forth in Exhibit B to this Agreement, and as so amended shall be the certificate of incorporation of the Surviving Corporation (the “Charter”) until thereafter amended as provided therein or as provided by applicable Law and consistent with the obligations set forth in Section 6.11. The form of the amended and restated certificate of incorporation is “facts ascertainable” as that term is used in Section 251(b) of the DGCL.
2.2 Bylaws of the Surviving Corporation. Subject to the requirements of Section 6.11, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until thereafter amended as provided therein, by the Charter or as provided by applicable Law and consistent with the obligations set forth in Section 6.11. The form of the amended and restated bylaws is “facts ascertainable” as that term is used in Section 251(b) of the DGCL.
ARTICLE III
DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION
3.1 Directors of the Surviving Corporation. The Parties shall take all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving

Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL, the Charter and the Bylaws.
3.2 Officers of the Surviving Corporation. The Parties shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL, the Charter and the Bylaws.
ARTICLE IV
EFFECT OF THE MERGER ON CAPITAL STOCK;
EXCHANGE OF SHARE CERTIFICATES
4.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of any capital stock of the Company or any other Person:
(a) Merger Consideration. Each share of common stock, par value $0.01 per share, of the Company (the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be converted into the right to receive (i) $76.00 per Share in cash, without interest (the “Closing Consideration”) and (ii) one (1) contingent value right (a “CVR”), which shall represent the right to receive the Milestone Payment Amounts, if any, when and if payable, subject to the terms and conditions set forth in the CVR Agreement (the consideration contemplated by (A) and (B), together, the “Merger Consideration”). At the Effective Time, all of the Shares converted into the right to receive the Merger Consideration pursuant to this Section 4.1(a) shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate formerly representing any of the Shares (each, a “Share Certificate”) or otherwise if the Company then has Shares which are not certificated, the applicable number of uncertificated Shares represented by book-entry (the “Book-Entry Shares”) (in each case, other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration, without interest.
(b) Cancellation of Certain Shares. Any Shares that are owned by the Company or any of its Subsidiaries and not held on behalf of third parties, any Shares owned by Merger Sub and any Dissenting Shares, in each case, that are issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder of such Shares, cease to be outstanding, be cancelled without payment of any consideration therefor and cease to exist, subject to any rights the holder thereof may have under Section 4.2(g).
(c) Shares Held by Parent. Each Share issued and outstanding immediately prior to the Effective Time that is owned by Parent shall, by virtue of the Merger and without any action on the part of the holder of such Shares, be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.
(d) Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder of such share, be converted into one (1) share of common stock, par value $0.01 per share, of the Surviving Corporation.
4.2 Exchange of Share Certificates.
(a) Appointment of Paying Agent. At or prior to the Effective Time, Parent and Merger Sub shall appoint a bank or trust company reasonably acceptable to the Company to serve as the paying agent (the “Paying Agent”) and shall enter into an agreement in form and substance reasonably acceptable to Parent and the Company relating to the Paying Agent’s responsibilities with respect to this Agreement.
(b) Deposit of Closing Consideration. At or prior to the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Paying Agent cash in U.S. Dollars sufficient to pay the aggregate Closing Consideration (other than in respect of Excluded Shares) under Section 4.1(a) (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. Pending its disbursement in accordance with this Section 4.2, the Payment Fund shall be invested by the Paying Agent as reasonably directed by Parent. Any such investment, if made, shall be limited to (i) direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available). Parent shall promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of Closing Consideration in accordance herewith. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of Shares to receive the Merger Consideration as provided herein.
(c) Procedures for Surrender.
(i) As promptly as practicable after the Effective Time (and in any event not later than the third (3rd) Business Day following the Closing Date), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than Excluded Shares) (A) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) or transfer of the Book-Entry Shares not held, directly or indirectly, through The Depository Trust Company (“DTC”) to the Paying Agent, such materials to be in customary form and have such customary provisions as Parent and the Company mutually reasonably agree (the “Letter of Transmittal”), and (B) instructions for effecting the surrender of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) or Book-Entry Shares to the Paying Agent in exchange for payment of the aggregate Closing Consideration to which such holders are entitled pursuant to the terms of this Agreement.
(ii) With respect to Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the Closing Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to this Article IV.
(iii) Upon surrender to the Paying Agent of Shares that (A) are Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)), together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent, (B) are Book-Entry Shares not held through DTC, by book receipt of an “agent’s message” in customary form by the Paying Agent in connection with the surrender of Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares, as the Paying Agent may reasonably request), in each case of the foregoing clauses (A) and (B) of this Section 4.2(c)(iii), pursuant to such materials and instructions as contemplated by Section 4.2(c)(i), and (C) are Book-Entry Shares held, directly or indirectly, through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed to by the Company, Parent, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries pursuant to Section 4.2(c)(ii), the holder of such Share Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to deliver to each such holder, as promptly as reasonably practicable after the Effective Time, a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) of cash that such holder has the right to receive pursuant to Section 4.1(a).
(iv) No interest will be paid or accrued on any amount payable upon surrender of any Shares.
(v) In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Share Certificates may be issued to such transferee if the Share Certificates formerly representing such Shares are presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.
(vi) Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Share Certificate or an executed Letter of Transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article IV.

(d) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Share Certificate or acceptable evidence of a Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled to receive as a result of the Merger pursuant to this Article IV.
(e) Termination of Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments of the Payment Fund) that remains unclaimed by, or otherwise undistributed to, the holders of Share Certificates or Book-Entry Shares by the one (1) year anniversary of the Effective Time shall be delivered to Parent or the Surviving Corporation, as determined by Parent. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Closing Consideration (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) upon delivery of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. To the fullest extent permitted by Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, such Merger Consideration shall become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
(f) Lost, Stolen or Destroyed Share Certificates. In the event any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to Parent and the Paying Agent) of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such Person of a bond reasonably sufficient to indemnify Parent and the Surviving Corporation against any claim that may be made against Parent or the Surviving Corporation with respect to such Share Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Share Certificate a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) equal to the number of Shares (other than Excluded Shares) represented by such lost, stolen or destroyed Share Certificate multiplied by the Closing Consideration.
(g) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive the Merger Consideration and holders of such Dissenting Shares shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, unless and until such Person fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws, waives or otherwise loses such Person’s rights to receive payment under Section 262 of the DGCL. If any such Person fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws, waives or loses such right, such Dissenting Shares shall thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent written notice of any written demands for appraisal of Shares or for payment and withdrawals or attempted withdrawals of such demands promptly after receipt by the Company, as well as copies of any instruments, notices or demands received by the Company pursuant to Section 262 of the DGCL and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands for appraisal pursuant to the DGCL in respect of such Dissenting Shares. Prior to the Effective Time, Parent shall not, except with the prior written consent of the Company, and the Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, offer to settle or settle any such demands, waive any failure to timely deliver a written demand for appraisal under the DGCL or approve any withdrawal of any such demands (or otherwise agree to do any of the foregoing).
(h) Withholding Rights. Each of Parent, the Company, Merger Sub, the Surviving Corporation, the Paying Agent, the Rights Agent and any other applicable withholding agent, as applicable, shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement or the CVR Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, or any other applicable provision of federal, state, local or foreign Tax Law; provided that, in each case other than with respect to payments made (x) in respect of a Company Equity Award or (y) as a result of the failure of the Person in respect of which such deduction or withholding was made to deliver a valid IRS Form W-9 or applicable IRS Form W-8 in connection with the Letter of Transmittal, Parent, the Company, Merger Sub, the Surviving Corporation, the Paying Agent, the Rights Agent and any other applicable withholding agent shall, as soon as reasonably practicable, use commercially reasonable efforts to notify in writing such Person and reasonably cooperate with such Person in good faith to reduce or eliminate any such withholding prior to withholding any amounts payable to any stockholder of the Company hereunder. To the extent that amounts are so deducted or withheld and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement or the CVR Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
4.3 Treatment of Company Equity Awards and Company ESPP.
(a) Treatment of Company Options. At the Effective Time, each outstanding compensatory option to purchase Shares granted by the Company pursuant to the Company Equity Plan (each a “Company Option”) shall be treated as follows:
(i) each Company Option that is then outstanding and unvested as of immediately prior to the Effective Time shall vest in full;
(ii) each Company Option that is a Tranche 1 Option that is then outstanding shall be cancelled and converted into the right to receive (A) an amount in cash equal to the product of (x) the total number of Shares subject to such Tranche 1 Option immediately prior to the Effective Time multiplied by (y) the excess of the amount of the Closing Consideration over the applicable exercise price per Share of such Tranche 1 Option, and (B) one (1) CVR with respect to each Share subject to such Tranche 1 Option as of immediately prior to the Effective Time;
(iii) each Company Option that is a Tranche 2 Option that is then outstanding shall be cancelled in exchange for the right to receive one (1) CVR with respect to each Share subject to such Company Option as of immediately prior to the Effective Time, the payment in respect of which CVR shall be as set forth in the CVR Agreement; and
(iv) each Company Option other than a Tranche 1 Option or Tranche 2 Option that is then outstanding shall be cancelled for no consideration.
(b) Treatment of Company RSU Awards.
(i) At the Effective Time, each then outstanding compensatory restricted stock unit award granted by the Company corresponding to Shares (a “Company RSU Award”) that was granted prior to the date hereof or that is held by a non-employee director of the Company, whether or not vested, shall be cancelled and converted into the right to receive the Merger Consideration in respect of each Share subject to such Company RSU Award as of immediately prior to the Effective Time. For purposes of determining the number of Shares subject to each performance-vesting Company RSU Award as of immediately prior to the Effective Time, any applicable performance goals shall be deemed achieved at the greater of (A) the target level of performance and (B) the actual level of performance measured through the latest practicable date prior to the Effective Time as determined by the Compensation Committee of the Company Board prior to the Effective Time.
(ii) At the Effective Time, each then outstanding Company RSU Award that is granted on or after the date hereof (other than any such award held by a non-employee director of the Company) shall be converted into (A) an unvested award representing the right to receive a cash payment equal to the Closing Consideration in respect of each Share subject to such Company RSU Award as of immediately prior to the Effective Time (a “Restricted Cash Award”) and (B) an unvested award representing the right to receive cash payments equal to the payments payable to the holder of one CVR, if any, pursuant to the CVR Agreement in respect of each Share subject to such Company RSU Award as of immediately prior to the Effective Time (a “CVR Equivalent Award”), in the case of each of clauses (A) and (B), subject to the same terms and conditions (including as to vesting and termination protection) as applied to the corresponding Company RSU Award as of immediately prior to the Effective Time. Any payments made in respect of each Restricted Cash Award will be paid promptly, and in any event within thirty (30) days, following the date on which the Restricted Cash Award (or portion thereof) vests, subject to any required delays under Section 409A of the Code. Any payments made in respect of each CVR Equivalent Award will be paid promptly, and in any event within thirty (30) days, following the later of (x) the date on which the corresponding payment becomes payable to the holder of an equivalent number of CVRs pursuant to the CVR Agreement and (y) the date on which the CVR Equivalent Award (or portion thereof) vests, in each case subject to any required delays under Section 409A of the Code, and for clarity, will not become payable if the CVR Equivalent Award (or portion thereof) is forfeited without vesting. For the avoidance of doubt, no payments will be made on or following the date that a CVR Equivalent Award becomes forfeited in accordance with its terms (regardless of whether payments are made to CVRs pursuant to the CVR Agreement following such forfeiture).
(c) Company ESPP. As soon as practicable following the date hereof, the Company shall take all actions necessary or required under the Company ESPP or applicable Law to ensure that (i) except for the offering period under the Company ESPP in effect as of the date hereof, no offering period under the ESPP will be authorized or commenced after the date hereof; (ii) no new participants will commence participation in the Company ESPP after the date hereof; (iii) no Company ESPP participant will be permitted to increase such participant’s payroll deduction election or contribution rate in effect as of the date hereof or to make separate non-payroll contributions on or following the date hereof, except as may be required by applicable Law; (iv) each purchase right under the Company ESPP outstanding as of the date hereof shall be exercised as of no later than five (5) Business Days prior to the date on which the Effective Time occurs (the “Final Exercise Date”); (v) each Company ESPP participant’s accumulated contributions under the Company ESPP shall be used to purchase Shares in accordance with the Company ESPP as of the Final Exercise Date; and (vi) the Company ESPP will terminate effective as of (and subject to the occurrence of) immediately prior to the Effective Time, but subsequent to the exercise of purchase rights on the Final Exercise Date (in accordance with the terms of the Company ESPP). All Shares purchased on the Final Exercise Date shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the term and conditions of this Agreement. At the Effective Time, any funds credited as of such date under the Company ESPP that are not used to purchase Shares on the Final Exercise Date within the associated accumulated payroll withholding account for each participant under the Company ESPP shall be refunded to the applicable participant in accordance with the terms of the Company ESPP.
(d) Corporate Actions. At or prior to the Effective Time, the Company Board (or an appropriate committee thereof) shall adopt any resolutions that are necessary to effectuate the treatment of the Company Options and Company RSU Awards (collective, the “Company Equity Awards”) and the Company ESPP pursuant to this Section 4.3. The Company Equity Plan will terminate as of the Effective Time, and the Company will take all action necessary to effectuate the foregoing. From and after the Effective Time, the Company Options and Company RSUs shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each applicable holder of such Company Options and Company RSUs shall cease to have any rights with respect thereto, except the right to receive, as applicable, the consideration (if any) set forth under the terms of Section 4.3(a) and Section 4.3(b) above.
(e) The Surviving Corporation shall pay through its payroll systems, or the Surviving Corporation or the Paying Agent shall pay directly, as applicable, the amounts due pursuant to Section 4.3(a) and Section 4.3(b), (i) which amounts that become payable upon the Effective Time and correspond to the Closing Consideration shall be paid as promptly as practicable, and in any event within three (3) Business Days, following the Effective Time (or at such later time as would not result in the imposition of a penalty under Section 409A of the Code), (ii) which amounts that correspond to CVR Equivalent Awards will be paid in accordance with the payment timing specified in Section 4.3(b)(ii), and (iii) which amounts that correspond to CVR payments shall be paid in accordance with Section 2.4(c) of the CVR Agreement and in a manner that complies with Treasury Regulation Section 1.409A-3(i)(5)(iv)(A) to the extent required under Section 409A of the Code. Notwithstanding any terms to the contrary, all amounts paid pursuant to Section 4.3(a) and Section 4.3(b) shall be paid without interest and less applicable withholding Taxes.
4.4 Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time and termination of this Agreement in accordance with Article VIII, the number of Shares or securities convertible or exchangeable into or exercisable for Shares shall have been changed into a different number of Shares or securities, or a different class, by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization or other similar transaction, the Merger Consideration shall be equitably adjusted to provide the holders of Shares and Company Equity Awards the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 4.4 shall be construed to permit the Company or any Subsidiary of the Company to take any action otherwise prohibited by the terms of this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
5.1 Representations and Warranties of the Company. Except as set forth in the Company Reports filed by the Company with the SEC since September 30, 2023 (the “Applicable Date”) and publicly available at least one (1) Business Day prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor or “forward-looking statements” section or any similar section to the extent they are forward-looking in nature) or in the corresponding section of the disclosure schedule delivered to Parent and Merger Sub by the Company immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to the extent that the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:
(a) Organization, Good Standing and Qualification.
(i) The Company is a legal entity duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept or a similar concept) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept or a similar concept) under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity (with respect to jurisdictions that recognize such concept or a similar concept) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, existing, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent true and accurate copies of the certificate of incorporation and bylaws of the Company, as currently in full force and effect as of the date hereof.
(ii) The Company has made available to Parent prior to the date hereof true, correct and complete copies of the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each of the Company’s material Subsidiaries, each as currently in full force and effect as of the date hereof.
(b) Capital Structure.
(i) As of October 17, 2025 (the “Measurement Date”), the authorized capital stock of the Company consists of: (A) 750,000,000 Shares, of which 222,566,511 Shares were issued and outstanding and (B) 1,622,685 shares of preferred stock, par value $0.01 per share, of which none were issued and outstanding. As of the Measurement Date, (1) 4,225,763 Shares were subject to outstanding Company Options, (2) 528,956 Shares and 1,057,912 Shares were subject to Company RSU Awards subject to performance-based vesting, assuming achievement of the applicable performance conditions at the target level and maximum level, respectively, (3) 1,206,316 Shares were subject to Company RSU Awards solely subject to time-based vesting, (4) 6,257,168 Shares are reserved for future issuance under the Company Equity Plan, (5) 2,825,279 Shares are reserved for future issuance under the Company ESPP and (6) 1,182,510 Shares underlying previously vested Company RSU Awards subject to time-based vesting or performance-based vesting, the settlement of which was deferred under the Company Deferred Equity

Plan. Except as set forth in this Section 5.1(b), set forth on Section 5.1(b) of the Company Disclosure Schedule and for the equity interests that may be granted or issued by the Company following the date of this Agreement not in contravention of Section 6.1(b) or Section 6.1(b) of the Company Disclosure Schedule, the Company has no other equity interests authorized, issued and/or outstanding.
(ii) All of the outstanding Shares are duly authorized and validly issued in accordance with the Company’s organizational documents and applicable securities Laws, as applicable, and are, or will be when issued, fully paid and nonassessable and have not been, or will not be when issued, issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. All of the issued and outstanding equity interests in each of the Company’s Subsidiaries are authorized and validly issued in accordance with the respective organizational documents of such Subsidiaries and are fully paid (to the extent required under such Subsidiaries’ organizational documents) and nonassessable and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. As of the date of this Agreement, the Company owns, directly or indirectly, all of the outstanding equity interests in each of its Subsidiaries free and clear of all Liens other than (A) transfer restrictions imposed by federal and state securities Laws and (B) any transfer restrictions contained in the organizational documents of the Company and its Subsidiaries.
(iii) Except as set forth in the organizational documents of the Company and except as otherwise provided in Section 5.1(b)(i), there are no preemptive rights or other outstanding rights, options, warrants, phantom stock, restricted stock or restricted stock units, profit participation, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any equity interests, securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests or other securities of the Company or any of its Subsidiaries, and no securities, agreements or obligations evidencing such rights are authorized, issued or outstanding.
(iv) Neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in the Company on any matter.
(v) The Company is not a party to, or bound by, any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement relating to any voting or equity interests in the Company.
(vi) Section 5.1(b)(vi) of the Company Disclosure Schedule sets forth as of the date of this Agreement (A) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, together with the jurisdiction of incorporation or formation of each such Subsidiary, as well as the ownership interest and number and type of capital stock or other securities owned by any other Person in each such Subsidiary, and (B) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person (including minority equity interests), together with the jurisdiction of incorporation or formation of each such Person. None of the Company’s Subsidiaries own any Shares. Neither the Company, nor any of its Subsidiaries, has any obligation to make any investment in or capital contribution to any Person other than a wholly owned Subsidiary of the Company.
(c) Corporate Authority; Approval and Fairness.
(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and any other transactions contemplated by this Agreement, subject only to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) The Company Board unanimously (A) determined that the terms of this Agreement and the CVR Agreement and the transactions contemplated by this Agreement, including the Merger, and the CVR Agreement are fair to, and in the best interests of, the Company and its stockholders, (B) determined that it is in the best interests of the Company and its stockholders and declared it advisable to enter into this Agreement, (C) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and any other transactions contemplated hereby upon the terms and subject to the conditions contained herein, (D) approved and declared advisable the CVR Agreement and the transactions contemplated thereby, (E) resolved to recommend that the stockholders of the Company vote to approve this Agreement, in each case on the terms and subject to the conditions set forth in this Agreement (the “Company Recommendation”) and (F) directed that this Agreement be submitted to the Company’s stockholders for their adoption. The Company Stockholder Approval is the only vote of the holders of any Shares or other securities of the Company necessary to approve this Agreement and to consummate the Merger and the transactions contemplated hereby.
(d) Governmental Filings; No Violations.
(i) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement require no authorization or other action by or in respect of, or filing with, any (A) federal, state, local, municipal, foreign, national or other government; (B) governmental or regulatory authority (including any governmental division, department, agency, commission, instrumentality, organization, bureau, unit or body and any court or other tribunal); (C) self-regulatory organization (including Nasdaq); or (D) arbitral tribunal (each, a “Governmental Authority”) other than (1) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (2) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (3) compliance with any applicable requirements of any other Antitrust Laws, (4) compliance with any applicable requirements of the DPA, (5) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, (6) compliance with any applicable rules of Nasdaq and (7) where failure to obtain such authorization or take any such action (x) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (y) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of the Company to consummate the transactions contemplated hereby by the Outside Date.
(ii) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not (A) assuming compliance with the matters referred to in Section 5.1(d)(i), conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (B) assuming compliance with the matters referred to in Section 5.1(d)(i), conflict with or result in a violation or breach of any Privacy and Security Requirement or any applicable Law or (C) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Company and any of its Subsidiaries are entitled, under any legally binding agreement, lease, license, contract, note, mortgage, indenture, bond, arrangement or other obligation (excluding any Benefit Plans) (each, a “Contract”) binding upon the Company or any of its Subsidiaries or any Company Permit necessary to conduct the business of the Company, except in the case of clauses (B) and (C) above, any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that (x) has not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (y) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of the Company to consummate the transactions contemplated hereby by the Outside Date.
(e) Company Reports; Financial Statements; Internal Controls.
(i) The Company has filed or furnished, as applicable, on a timely basis, all registration statements, prospectuses, forms, statements, certifications, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act or the Securities Act since the Applicable Date (the registration statements, prospectuses, forms, statements, certifications, reports and documents filed or furnished to the SEC since the Applicable Date and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished (and, if amended, as of the date of such amendment), complied in all material respects or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (and, if amended, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not false or misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters with respect to Company Reports received by the Company from the SEC staff and, to the Knowledge of the Company, none of the Company Reports is the subject of ongoing SEC review or ongoing SEC investigation. No Subsidiary of the Company is required to file reports with the SEC pursuant to the requirements of the Exchange Act.
(ii) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) or 15d-15(e), as applicable, under the Exchange Act) as required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by the Company in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules of the SEC. The Company has disclosed, based on its most recent evaluation of internal controls over financial reporting prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness or fraud so disclosed, if any, has been disclosed to Parent in Section 5.1(e) of the Company Disclosure Schedule. Except as disclosed in Section 5.1(e) of the Company Disclosure Schedule, the Company maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act) that complies with the applicable requirements of the Exchange Act and is reasonably designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting in conformity with U.S. GAAP, including the preparation of financial statements for external purposes, and access to properties or assets is permitted in accordance with management’s general and specific authorization. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” have the meanings assigned to such terms in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.
(iii) Neither the Company Board, the audit committee of the Company Board nor, to the Knowledge of the Company, any executive officer or the Company’s auditor has identified or received any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries regarding any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
(iv) The consolidated financial statements included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly present, or, in the case of consolidated financial statements included in or incorporated by reference into Company Reports filed after the date of this Agreement, will fairly present, in all material respects, the consolidated financial position (including the cash position) of the Company and its consolidated Subsidiaries as of the respective dates thereof and their consolidated statements of operations, comprehensive income (or loss), Company stockholders’ equity and cash flows for the respective periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case in conformity with U.S. GAAP (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved, except as may be noted therein or in the notes thereto.
(f) Liabilities. There are no obligations or liabilities of, any nature, of the Company or any of its Subsidiaries (whether accrued, contingent or otherwise) that would be required by U.S. GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries other than (i) obligations or liabilities to the extent disclosed, specifically reflected or adequately reserved against in the consolidated balance sheet of the Company for the quarterly period ended June 28, 2025 (including any notes thereto); (ii) obligations or liabilities arising in connection with the transactions contemplated by this Agreement; (iii) obligations or liabilities incurred in the ordinary course of business since June 28, 2025 (none of which results from or was caused by a breach of any Material Contract, tort, infringement, misappropriation, claim, lawsuit or violation of Law or Order); (iv) executory obligations arising from any Contract entered into in the ordinary course of business consistent with past practice (none of which results from or was caused by a breach of any such Contract); or (v) obligations or liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(g) Absence of Certain Changes.
(i) Since June 28, 2025, the Company and its Subsidiaries have, except in connection with the Company’s sale process prior to the date hereof, this Agreement and the transactions contemplated hereby (in accordance with the terms hereof), conducted their businesses in all material respects in the ordinary course of business.
(ii) Since September 28, 2024, there has not been any change, effect, occurrence, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(iii) Since June 28, 2025, neither the Company nor any of its Subsidiaries has taken, or agreed, committed, arranged, authorized or entered into any other binding arrangement to take, any action that, if taken on or after the date of this Agreement, would (without Parent’s prior written consent) have constituted a breach of any of the covenants set forth in Section 6.1(b)(i), Section 6.1(b)(ii), Section 6.1(b)(v), Section 6.1(b)(vi), Section 6.1(b)(vii), Section 6.1(b)(viii), Section 6.1(b)(x) or Section 6.1(b)(xii).
(h) Litigation. There are no pending or, to the Knowledge of the Company, threatened (in writing) civil, criminal or administrative actions, suits, claims, charges, causes of action, demands, inquiries, hearings, audits, complaints, prosecutions, demands, inquiries, mediations, arbitrations, investigations or proceedings, whether at law or in equity, public or private (each, an “Action”) by or before any Governmental Authority to which the Company or any of its Subsidiaries is a party or any Action by any Governmental Authority against or involving the Company or its Subsidiaries, in each case that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since the Applicable Date, neither the Company nor any Subsidiary is (i) party to any settlement agreements or similar written agreements between the Company or its Subsidiaries and any Governmental Authority or (ii) subject to any judgment, order, writ, injunction, decree, determination, directive or award of any Governmental Authority (an “Order”) or corporate integrity agreement or deferred prosecution agreement regarding non-compliance with any Law, except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, no investigation directed or targeted at the Company or its Subsidiaries is being conducted by any Governmental Authority that would have, or would reasonably be expected to have, a Material Adverse Effect.
(i) Employee Benefits.
(i) Section 5.1(i)(i) of the Company Disclosure Schedule sets forth an accurate and complete list, as of the date of this Agreement, of all material Benefit Plans. For purposes of this Agreement, “Benefit Plans” means all benefit and compensation plans, contracts, policies, programs, agreements or arrangements covering current or former employees or non-employee directors of the Company or its Subsidiaries which are sponsored, maintained, or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries, or otherwise with respect to which the Company or any of its

Subsidiaries has any current or contingent liability or obligation, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and all other employment, retirement, termination or change in control, supplemental retirement, profit sharing, deferred compensation, severance, separation pay, retention, stock option, stock purchase, stock appreciation rights, stock or stock-based incentive, phantom stock, bonus, insurance, medical, welfare, fringe, tax gross-up and all other benefit or compensation plans, programs, contracts, policies, agreements or arrangements providing for benefits or remuneration of any kind. With respect to each material Benefit Plan listed on Section 5.1(i)(i) of the Company Disclosure Schedule, the Company has provided or made available to Parent to the extent requested and applicable, true and complete copies of (A) the current plan document (or, if such Benefit Plan is not in writing, a written description of the material terms thereof) and all material amendments thereto, (B) any related trust agreements, insurance contracts or other funding arrangements, (C) the most recent audited financial statements and actuarial or other valuation report prepared with respect thereto, if any, (D) the most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect thereto, (E) the most recent determination, advisory or opinion letter received from the IRS, and (F) all material non-routine correspondence with any Governmental Authority dated within the past three (3) years.
(ii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) all Benefit Plans are, and have been established, funded, administered, maintained, and operated, in compliance with their terms, ERISA, the Code and other applicable Laws; (B) all contributions, premiums or other payments that have become due with respect to each Benefit Plan have been paid on a timely basis or, to the extent not yet due, accrued in accordance with GAAP; and (C) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA), in each case with respect to any Benefit Plan. Each Benefit Plan subject to ERISA that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS (or is based on a pre-approved plan document that has received such a letter and on which such Benefit Plan is entitled to rely) or has applied to the IRS for such favorable determination or opinion letter within the applicable remedial amendment period under Section 401(b) of the Code, and, to the Knowledge of the Company, nothing has occurred and there are no circumstances reasonably expected to adversely affect or result in the loss of the qualification of such plan under Section 401(a) of the Code.
(iii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits), suits, actions, disputes, audits, investigations or proceedings by, on behalf of or against (or otherwise with respect to) any Benefit Plan, other than routine claims for benefits.
(iv) No Benefit Plan is, and neither the Company nor any of its Subsidiaries has participated in, sponsored, maintained, contributed to, or been obligated to contribute to, or otherwise had any current or contingent liability or obligation under or with respect to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or any plan that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, in each case in the last six (6) years, including, in each case, as a consequence of at any time having been considered a single employer under Section 414 of the Code with any other Person. No Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code).
(v) No Benefit Plan provides, and neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation to provide for post-retirement or post-termination health, life insurance or other welfare benefits except as required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code (or payment of premiums for continuation coverage thereunder). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the

Company and its Subsidiaries have not incurred (whether or not assessed) any material penalty or Tax under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code and no circumstances exist or events have occurred that would result in the imposition of any such material penalties or Taxes.
(vi) Neither the execution of this Agreement, stockholder or other approval of this Agreement nor the consummation of the Merger or any other transactions contemplated hereby would, whether alone or in combination with another event, except as required by Law, (A) entitle any current or former officer, director or employee of the Company or any of its Subsidiaries to severance pay or other material payment or benefit or any material increase in compensation or benefits, (B) accelerate the time of payment or vesting or result in any material payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to any of the Benefit Plans or otherwise, (C) result in payments (whether in cash or property or the vesting of property) or benefits under any agreement with the Company or any of its Subsidiaries that, individually or in combination with any other payment or benefit, would constitute the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code, or (D) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any material Benefit Plan.
(vii) Neither the Company nor any of its Subsidiaries maintains any obligations to gross-up, reimburse or otherwise make whole any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.
(viii) Each Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.
(ix) Without limiting the generality of the other provisions of this Section 5.1(i), with respect to each Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (a “Non-U.S. Plan”), except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Non-U.S. Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.
(j) Compliance with Laws; Company Permits.
(i) Compliance with Laws. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) since the Applicable Date, the Company and its Subsidiaries have been, and are in compliance with applicable federal, state, local, or foreign laws (including common laws), acts, statutes, codes, treaties and ordinances, and any rules, rulings, regulations, judgments, Orders, writs, injunctions, or decrees, of any Governmental Authority (collectively, “Laws”) and (B) since the Applicable Date, the Company has not received any written notice or written communication from any Governmental Authority that it is under investigation by any Governmental Authority for potential non-compliance with any Law.
(ii) Permits.
(A) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries hold all licenses, permits, certifications, approvals, registrations, clearances, listings, consents, authorizations, franchises, variances, exemptions and orders (including all product certifications) issued or granted by any Governmental Authority (the “Company Permits”) necessary for the Company and its Subsidiaries to use, own, and operate their businesses as currently conducted. Except as is not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) such Company Permits are valid, binding and in full force and effect, (ii) neither the Company nor its Subsidiaries is in default or violation of (and, to the Knowledge of the Company, no event has occurred or condition exists which, with notice or the lapse of time or both, would constitute a default or violation of) any Company Permit, (iii) there are no Actions pending or threatened in writing (or, to the Knowledge of the Company, orally) that seek the revocation, cancellation or termination of any

Company Permit and (iv) since the Applicable Date, no outstanding written notice of revocation, cancellation or termination of any Company Permit has been received by the Company or its Subsidiaries. The Company has made available to Parent and Merger Sub all material Company Permits in effect as of the date hereof.
(B) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, (w) since the Applicable Date, the Company, its Subsidiaries, and its employed health care professionals have held all licenses, permits, certifications, approvals, registrations, clearances, listings, consents, authorizations, or accreditations necessary in relation to the Company Products and for the lawful operation of the businesses of the Company and its Subsidiaries under Health Care Laws (collectively, the “Health Care Permits”) (x) all such Health Care Permits are valid and in full force and effect, and since the Applicable Date there have been no breaches, violations of, or defaults under any such Health Care Permits, (y) no modification nor any termination, cancellation, revocation or suspension of any such Health Care Permit is pending or, to the Knowledge of the Company, threatened, by any applicable Governmental Authority and (z) since the Applicable Date, all material supplements, amendments, submissions, reports, documents, records, notices, registrations, modifications, applications, or other filings or disclosures required to be filed, maintained or furnished to a Governmental Authority by the Company or any of its Subsidiaries under applicable Health Care Laws or Health Care Permits have been timely filed, maintained or furnished, and to the Knowledge of the Company, all such submissions were true and complete in all material respects.
(k) Material Contracts.
(i) Except for Contracts (including all amendments and modifications thereto) filed as exhibits to the Company Reports at least one (1) Business Day prior to the date of this Agreement or as set forth in Section 5.1(k)(i) of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract (a Contract described by clauses (A) through (M) of this Section 5.1(k)(i), including Contracts and all amendments and modifications thereto filed or required to be filed as exhibits to the Company Reports, being hereinafter referred to as a “Material Contract”):
(A) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);
(B) that (1) contains any exclusivity or noncompete provisions to which the Company or any of its Subsidiaries is subject that in any material respect restricts or prohibits the right, ability, manner or locations of the Company or any of its Subsidiaries (or, after the Effective Time, Parent or any of its Subsidiaries) to compete with any other person in any line of business or geographic area, (2) contains a put, call, right of first refusal, right of first offer or similar right or obligation or any other obligation pursuant to which the Company or any of its Subsidiaries could be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other interests, assets or businesses, (3) contains a material “most favored nation” provision, or (4) any material non-solicitation, no-hire or similar covenants (other than in connection with customary employee non-solicitation or non-disclosure or confidentiality obligations entered into in the ordinary course of business);
(C) that provides for a joint venture, material partnership, limited liability company agreement or similar arrangement relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company (in each case, other than any Contract solely among or between the Company and any of its Subsidiaries);
(D) that is an indenture, debenture, credit agreement, loan agreement, security agreement, guarantee, pledge, note, mortgage or other agreement providing for or guaranteeing Indebtedness of any Person in excess of $100,000,000, except for (x) any Contract solely among or between the Company and any of its Subsidiaries and (y) any surety or performance bond, letter of credit or similar Contract entered into in the ordinary course of business;

(E) that includes a minimum purchase, “earnout” or other contingent, deferred or fixed payment obligation of the Company and its Subsidiaries;
(F) that is a Real Property Lease requiring an annual payment in excess of $2,500,000;
(G) that required annual payments to or from the Company and its Subsidiaries of more than (1) $20,000,000 based on the revenue earned in the 12-month period ended June 28, 2025 or (2) $15,000,000 based on amounts paid by the Company or its Subsidiaries for the 12-month period ended June 28, 2025, respectively;
(H) that relates to any Action, pursuant to which the Company or its Subsidiaries (1) is required to pay an amount in excess of $10,000,000 or (2) will have any material non-monetary obligations outstanding, in each case, after the date hereof;
(I) that relates to the merger, consolidation, acquisition or disposition of any corporation, partnership or other business organization or division thereof or all or substantially all of the assets or business of any Person (whether by merger, sale of stock, sale of assets or otherwise), in each case, (1) with a fair market value or purchase price in excess of $50,000,000 entered into since the Applicable Date; or (2) that contain any material ongoing obligations of the Company;
(J) (1) pursuant to which the Company or any of its Subsidiaries grants or receives any licenses or otherwise provides a right to use any Intellectual Property material to the business of the Company (other than (x) non-exclusive licenses of Intellectual Property granted to customers or service providers in the ordinary course of business, (y) agreements in which the non-exclusive licenses to Intellectual Property granted in such agreements are merely incidental to the transactions contemplated in such agreements or (z) non-exclusive licenses of commercially available Software for internal use only), (2) under which any Person has developed material Intellectual Property for or on behalf of the Company or any of its Subsidiaries (other than Intellectual Property Rights assignment agreements entered into in the ordinary course of business with employees or contractors on a standard form of agreement made available to Parent prior to the date of this Agreement), or (3) that restricts the Company from using, enforcing, or otherwise exploiting any Company Intellectual Property in any material respect;
(K) that is a Contract with any of the Top Vendors;
(L) that is a Contract with any of the Top Customers;
(M) that would be required to be disclosed by Item 404(a) of Regulation S-K of the Exchange Act; or
(N) that is a Labor Agreement.
(ii) The Company has made available to Parent prior to the date of this Agreement true, accurate and complete copies of all written Material Contracts required to be identified in Section 5.1(k)(i) of the Company Disclosure Schedule, including all amendments thereto, as in effect as of the date of this Agreement.
(iii) As of the date of this Agreement, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Material Contract is a valid and binding agreement of the Company or any of its Subsidiaries party thereto, enforceable against the Company or any of its Subsidiaries and, to the Knowledge of the Company, each other party thereto in accordance with its terms, and is in full force and effect, subject in each case to the Bankruptcy and Equity Exception (and subject to the termination or expiration of any such Material Contract after the date of this Agreement in accordance with its terms). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries, and, to the Knowledge of the Company, as of the date of this Agreement, no other party thereto, is (or with or without notice or lapse of time would be) in default or breach in any material respect under the terms of any such Material Contract and no event has occurred (with respect to defaults or breaches by any other party thereto, to the Knowledge of the Company, as of the date of this Agreement)

that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) constitute such a violation or breach, (B) give any Person the right to cancel, terminate or modify in a manner adverse to the Company any Material Contract or (C) accelerate any payment owed by the Company and its Subsidiaries to a third party.
(l) Real Property.
(i) Leased Real Property. Set forth on Section 5.1(l)(i) of the Company Disclosure Schedule is a true, correct and complete list of all material Real Property Leases and the address of each such Leased Real Property as of the date of this Agreement. The Company has delivered to Parent a true and complete copy of each such Real Property Lease. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) such Real Property Lease is legal, valid, binding, enforceable and in full force and effect; (B) the Company or its applicable Subsidiary has a valid leasehold interest in all Leased Real Property, free and clear of all Liens, except Permitted Liens; (C) there exists no breach, default or event of default under any of the Real Property Leases (or any event that with notice or lapse of time or both would become a breach or default) on the part of the Company or any of its Subsidiaries (as applicable) or, to the Knowledge of the Company, as of the date of this Agreement, any other party; (D) the Company or its applicable Subsidiary has not subleased, licensed, or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof; (E) the Company has not collaterally assigned or granted any other security interest in any Real Property Lease; and (F) the Company’s or Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with the landlord with respect to such Lease.
(ii) Owned Real Property. Set forth on Section 5.1(l)(ii) of the Company Disclosure Schedule is a true, correct and complete list of all material Owned Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date of this Agreement, the Company or a Subsidiary of the Company owns such Owned Real Property in fee (or the equivalent interest in the applicable jurisdiction), free and clear of all liens and encumbrances, except Permitted Liens. The Company and its Subsidiaries have not leased, or granted the right to use or occupy, any portion of such Owned Real Property to any Person.
(iii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Company’s Knowledge, all buildings, structures, fixtures, and building systems of or on the material Owned Real Property and material Leased Real Property, have not suffered material damage from severe weather events and other natural conditions such as hurricanes, floods, tornadoes, earthquakes and wildfires.
(m) Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub made in Section 5.2(f), no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s articles of incorporation or bylaws is applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement. There is no shareholder rights plan or “poison pill” antitakeover plan in effect to which the Company or any of its Subsidiaries is subject, party to or otherwise bound.
(n) Privacy; Security; IT Systems.
(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are, and have been since the Applicable Date, in compliance with all Privacy and Security Requirements. The Company and its Subsidiaries have implemented and maintain commercially reasonable policies, procedures and physical, technical, organizational administrative and logical security measures designed to protect the confidentiality, integrity and availability of IT Systems and the Confidential Data, Personal Information or PHI used or processed by the business of the Company and its Subsidiaries.
(ii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect since the Applicable Date, (A) neither the Company nor any of its Subsidiaries has experienced a security incident with respect to any IT Systems, or any incident that has (x) compromised the confidentiality, integrity, security or availability of the IT Systems, (y) resulted in the unauthorized or unlawful access, use, disclosure, or other processing of any Personal Information, Confidential Data or PHI used or processed by the Company or its Subsidiaries, or (z) any other incident which constitutes a personal data breach (as defined in the EU GDPR) (collectively, a “Data Breach”) and (B) neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, oral notice of any complaint, claims, Actions, audits, investigations, inquiries or actual or alleged violations of the Privacy and Security Requirements or Data Breaches, or any unauthorized intrusions or breaches of the IT Systems and the Personal Information, Confidential Data, or PHI thereon, nor has the Company or any of its Subsidiaries notified, nor been required by any Privacy and Security Requirements to notify, any Person of any violations of Privacy and Security Requirements, Data Breaches, or any unauthorized intrusions or breaches of the IT Systems and the Personal Information, Confidential Data or PHI thereon.
(iii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) the IT Systems are adequate and sufficient for, and operate as required in connection with, the operation of the business of the Company and its Subsidiaries as currently conducted, (B) to the Knowledge of the Company, the IT Systems are free from any viruses, malware, spyware, or other malicious or harmful code, (C) since the Applicable Date, there have been no failures or breakdowns of the IT Systems that have not since been remediated and (D) the Company and its Subsidiaries have in place commercially reasonable backup and disaster recovery plans and procedures.
(iv) Since the Applicable Date, the Company and its Subsidiaries have been and are in compliance in all material respects with HIPAA, if applicable, and to the extent applicable have (A) adopted and materially complied with written privacy and security compliance policies and procedures in accordance with HIPAA, (B) completed a security “risk analysis” (as required by 45 C.F.R. § 164.308(a)(1)(ii)(A)) in compliance with HIPAA, and (C) entered into HIPAA-compliant business associate agreements with each Person who is acting as a “Business Associate” or “Subcontractor Business Associate” (as those terms are defined in 45 C.F.R. § 160.103), and materially complied with such business associate agreements. Neither the Company nor any Subsidiary has been subject to a “Breach” as such term is defined at 45 C.F.R. § 164.402. Since the Applicable Date, neither the Company nor any Subsidiary has received written notice from any Governmental Authority nor, to the Knowledge of Company, has any Action been filed or commenced against the Company or any Subsidiary to the effect that the Company or any Subsidiary is not in compliance with HIPAA. Since the Applicable Date, there have been no investigations by, or complaints to, the Office for Civil Rights with respect to HIPAA compliance by the Company or any Subsidiary. To the extent the Company and its Subsidiaries use de-identified information in connection with their activities, the Company and its Subsidiaries ensure such information has been de-identified in accordance with of 45 C.F.R. § 164.514(b). To the extent the Company and its Subsidiaries use or disclose PHI subject to an individual authorization in accordance with 45 C.F.R. § 164.508 (“HIPAA Authorization”), the Company and its Subsidiaries have obtained a valid HIPAA Authorization covering such PHI, and have used PHI consistent with the applicable HIPAA Authorization.
(o) Taxes. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(i) The Company and each of its Subsidiaries (A) have timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns are true, correct and complete; and (B) have duly and timely paid or have duly and timely withheld and remitted all Taxes that are required to be so paid or withheld and remitted by them;
(ii) There are no Liens for Taxes upon any assets of the Company or any of its Subsidiaries, except for Permitted Liens;
(iii) There are not any pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations, or other proceedings in respect of Taxes of the Company or any of its Subsidiaries, and no deficiency for any amount of Taxes has been asserted in writing or assessed by any Governmental Authority against the Company or any of its Subsidiaries, except for deficiencies that have been satisfied by payment, settled, withdrawn or otherwise resolved;

(iv) The Company has not, nor have any of its Subsidiaries, been either a “distributing corporation” or a “controlled corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to qualify for tax-free treatment under Section 355(a) of the Code;
(v) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);
(vi) Neither the Company nor any of its Subsidiaries (A) is a party to or is bound by any Tax Sharing Agreement, (B) is or has been a member of any consolidated, combined, unitary or other group for Tax purposes (other than a group the only members of which are or were any of the Company and/or one or more of present or former Subsidiaries of the Company or a group the parent of which is or was the Company or any of its Subsidiaries), or (C) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or applicable non-U.S. Law) by contract (other than (x) any commercial, lease, or acquisition agreement entered into in the ordinary course of business, a principal purpose of which is not related to Taxes or (y) any agreement exclusively between or among the Company and/or its Subsidiaries) or as a transferee or successor;
(vii) The Company is not, and has not been in the period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code;
(viii) There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries (other than automatic extensions of time for the filing of Tax Returns obtained in the ordinary course of business); and
(ix) No claim has been made in writing by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return of a particular type that the Company or such Subsidiary, as applicable, is or may be subject to Tax of such type by that jurisdiction, which has not been satisfied, withdrawn or otherwise resolved.
Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 5.1(o) and in Section 5.1(i) are the sole and exclusive representations and warranties in this Agreement with respect to Tax matters.
(p) Labor Matters.
(i) Section 5.1(p)(i) of the Company Disclosure Schedule sets forth a list of each material collective bargaining agreement, works council agreement, or other labor-related agreement (other than any national, regional or industry-wide agreement) to which the Company or any of its Subsidiaries are bound by or subject to, or to which the Company or any of its Subsidiaries, on the one hand, and any labor union, works council, labor organization, or similar representative or potential representative of employees, on the other hand, are parties, in each case to the extent such agreements are in effect as of the date of this Agreement (each, a “Labor Agreement”). To the Knowledge of the Company, as of the date of this Agreement, there are no labor union or works council organizing activities with respect to employees of the Company or any of its Subsidiaries. As of the date of this Agreement and since the Applicable Date, there have been no material unfair labor practice charges, material labor grievances, material labor arbitrations, strikes, slowdowns, picketing, hand billing, work stoppages or lockouts or other material labor disputes pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries.
(ii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are in compliance, and since the Applicable Date have been in compliance with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity Laws), terms and conditions of employment, workers’ compensation, occupational safety and health, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, automated employment decision tools, disability rights or benefits, equal opportunity, plant closures and layoffs

(including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws, collectively, the “WARN Act”), labor relations, employee leave issues, employee trainings and notices, affirmative action and unemployment insurance, shifts organization, and overtime.
(iii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (A) the Company and each of its Subsidiaries has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees and other compensation that have become due and payable to their current or former employees and individual independent contractors under applicable Laws, Contract or Company policy; and (B) each individual who is providing or since the Applicable Date has provided services to the Company or any of its Subsidiaries and is or was classified and treated as an independent contractor, consultant, leased employee or other non-employee service provider, is and has been properly classified and treated as such for all applicable purposes.
(iv) The Company and each of its Subsidiaries has timely satisfied and will timely satisfy any legal or contractual requirement to provide notice or information to, bargain with, enter into any consultation procedure with, or obtain consent from, any labor union, works council, labor organization or other employee representative, which is representing any employee of the Company or any of its Subsidiaries, or any applicable labor tribunal, in connection with the execution of this Agreement and the transactions contemplated by this Agreement. There is no contractual requirement to notify, consult with or obtain consent from any labor union, works council, labor organization or other employee representative prior to the execution of this Agreement, in connection with the execution of this Agreement and the transactions contemplated by this Agreement.
(v) Since the Applicable Date, the Company and each of its Subsidiaries have reasonably investigated all sexual harassment discrimination or retaliation allegations made against any of their officers, directors, or employees in managerial positions that have been reported to the Company or its Subsidiaries or of which the Company otherwise has Knowledge. With respect to each such allegation (except those the Company or its applicable Subsidiary reasonably deemed to not have merit), the Company or its Subsidiary has taken prompt corrective action reasonably calculated to prevent further improper action.
(q) Intellectual Property.
(i) Section 5.1(q) of the Company Disclosure Schedule sets forth a complete and accurate list of all material Registered Intellectual Property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Company or a Subsidiary thereof exclusively owns all right, title and interest in and to all Owned Intellectual Property, free and clear of all Liens other than Permitted Liens, (B) the Company and its Subsidiaries have valid and enforceable rights to use all Intellectual Property used in, held for use in or necessary for the operation of the business of the Company or its Subsidiaries as is presently conducted (together with the Owned Intellectual Property, the “Company Intellectual Property”), (C) all Registered Intellectual Property is subsisting and, to the Knowledge of the Company, not invalid or unenforceable and (D) all application, registration, issuance, renewal and maintenance fees due on or before the date hereof and after the Applicable Date for any Registered Intellectual Property have been paid in full and are current. Since the Applicable Date, no third Person has brought an Action against the Company or any of its Subsidiaries challenging the ownership, use, registration, validity or enforceability of any material Owned Intellectual Property and no Owned Intellectual Property is subject to any outstanding Order restricting the use thereof by the Company or any of its Subsidiaries.
(ii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries and the operation of their businesses, do not infringe, misappropriate or otherwise violate, and have not since the Applicable Date infringed, misappropriated or otherwise violated the Intellectual Property of any third Person, nor has the Company or its Subsidiaries received from any third Person any written notice, and no Action is pending or, to the Knowledge of the Company, is being threatened against the Company or its Subsidiaries, alleging the same. Since the Applicable Date, (A) to the Knowledge of the Company, no third party is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or violated any

Owned Intellectual Property, except as would not be material to the business of the Company and its Subsidiaries, taken as a whole and (B) neither the Company nor any of its Subsidiaries have sent any third Person written notice alleging the infringement, misappropriation or other violation of any Owned Intellectual Property.
(iii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Company and its Subsidiaries have taken commercially reasonable steps to protect and maintain the confidentiality of all Trade Secrets and confidential information of the Company and its Subsidiaries, (B) to the Knowledge of the Company, there has been no unauthorized disclosure thereof to any third Person, and (C) to the Knowledge of the Company, all Persons, who have been since the Applicable Date, or are currently, involved in the creation, invention, development, authorship, conception, modification or improvement of any Intellectual Property for or on behalf of the Company or its Subsidiaries in the course of their employment or engagement with the Company have signed and delivered to the Company a written Contract providing for the valid assignment by such Person to the Company of all right, title, and interest in and to such Intellectual Property. To the Knowledge of the Company, no Person is in breach of any Contract referenced in this Section 5.1(q)(iii), except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(iv) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no funding, facilities, Intellectual Property, personnel or other resources of any Governmental Authority or any university, college, research institute or other educational institution is being or has been used to create, in whole or in part, material Owned Intellectual Property, or to the Knowledge of the Company, other material Company Intellectual Property, except for any such funding or use of facilities or personnel that does not result in such Governmental Authority or institution obtaining ownership or any other rights, title, or interest in or to such Intellectual Property, or the right to receive royalties for the practice of such Intellectual Property (in each case, whether on a present or contingent basis).
(v) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Company and its Subsidiaries is in possession of all Owned Source Code, (B) no third party has any present or contingent right or license to any Owned Source Code (except for service providers providing services to the Company and its Subsidiaries in the ordinary course of business subject to valid non-disclosure obligations), (C) Software owned or purported to be owned by the Company or its Subsidiaries that is distributed or made available to third parties does not incorporate, use, integrate, or link to any Open Source Software in a manner that would require the Company or its Subsidiaries to (x) disclose or otherwise make the Owned Source Code available to third Persons, (y) to license any Owned source Code, including for the purposes of making derivative works, or (z) grant a third Person a license to any Company Owned Intellectual Property.
(r) Environmental Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries are, and since the Applicable Date have been, in compliance with all Environmental Laws, which compliance has included obtaining, maintaining and complying with all Company Permits required thereunder; (ii) there are no pending or, to the Knowledge of the Company, threatened Actions against the Company or its Subsidiaries, and since the Applicable Date, the Company and its Subsidiaries have not received any written notice regarding any violation or liability under any Environmental Law; and (iii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has (A) treated, stored, handled, transported, disposed of, arranged for or permitted the disposal of, manufactured, sold, distributed, marketed, released, exposed any Person to, or owned or operated any facility or property contaminated by, any Hazardous Substances, in each case so as to give rise to liability of the Company or its Subsidiaries, or (B) assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any liability of any other Person arising under Environmental Laws or relating to Hazardous Substances.

(s) International Trade and Anti-Corruption Laws. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(i) neither the Company nor any of its Subsidiaries nor any of their respective officers, directors or employees, nor to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company or any of its Subsidiaries, (a) is currently, or has been since January 1, 2021: (w) a Sanctioned Person; (x) engaging in any dealings or transactions with, on behalf of, or for the benefit of any Sanctioned Person or in any Sanctioned Country in violation of Sanctions; (y) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws; or (z) otherwise in violation of any applicable Sanctions, Ex-Im Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”); or (b) has since January 1, 2021 (i) made or accepted any unlawful payment of anything of value or given, received, offered, promised, or authorized or agreed to give or receive, any money, advantage or thing of value, directly or indirectly, to or from any employee or official of any Governmental Authority in order to obtain or retain business or to secure any improper business advantage; or (ii) otherwise been in violation of any applicable Anti-Corruption Laws;
(ii) to the Knowledge of the Company, since the Applicable Date, the Company has not received from any Governmental Authority any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing in each case, related to any applicable Trade Controls or Anti-Corruption Laws; and
(iii) the Company has implemented and maintained a system of internal controls sufficient to provide reasonable assurance that violations of applicable Anti-Corruption Laws and Trade Controls will be prevented, detected, and deterred.
(t) Health Care and Regulatory Matters.
(i) Since the Applicable Date, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have operated in compliance with all applicable Health Care Laws. Since the Applicable Date, neither the Company, nor any of its Subsidiaries, has received any written notice from any Governmental Authority with respect to any investigation or inquiry into any actual or potential violation of any Health Care Laws.
(ii) Since the Applicable Date, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any of its respective officers, or employees, has been or is currently: (A) subject to any search warrant, subpoena, civil investigative demand, audit, inspection, inquiry, investigation, notice, warning, or other written request for information or Action from a Governmental Authority relating to a violation of any applicable Health Care Law (other than ordinary course audits, inspections, inquiries, notices or written requests), (B) have been a defendant or named party in any unsealed qui tam action filed under the False Claims Act, (C) have been subject to a deferred prosecution agreement, non-prosecution agreement, corporate integrity agreement, consent decree, monitoring agreement, settlement agreement or other similar agreement with any Governmental Authority mandating or prohibiting future or past activities, or (D) charged with, convicted of or entered a plea of guilty or nolo contendere to any criminal or civil offense relating to the delivery of any item or service under a Federal health care program.
(iii) Since the Applicable Date, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of its respective officers, directors, or employees, agents or contractors, has been or is currently: (A) debarred by the FDA under 21 U.S.C. § 335a; (B) debarred, suspended, disqualified, or excluded under the Health Care Laws, or otherwise listed on the Department of Health and Human Services Office of Inspector General List of Excluded Individuals and Entities or on the General Services Administration List of Excluded Parties; or (C) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act; and no such Action is pending or threatened.
(iv) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since the Applicable Date, neither the Company nor any of its Subsidiaries has, directly or indirectly, provided any remuneration or made any bribe, payoff, influence payment, kickback, or other illegal payment, in each case in violation of applicable Health Care Laws, in case or in kind, to any Person, private or public, regardless of form, whether in money, property or services.
(v) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Company Products are being, and, since the Applicable Date, have been, researched, developed, investigated, manufactured, produced, processed, labeled, packaged, tested, stored, distributed, imported, exported, marketed, advertised, promoted, and sold in material compliance with all Health Care Laws and Health Care Permits.
(vi) Except as disclosed in Section 5.1(t)(vi) of the Company Disclosure Schedule, since the Applicable Date, no Company Products have been subject to any recall, correction, removal, field notification, market withdrawal or replacement, investigator notice, safety alert, seizure, import alert or refusal, suspension of manufacturing, marketing, or distribution, or other material notice of action relating to a safety concern or alleged lack of regulatory compliance.
(vii) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of its officers, employees, agents or clinical investigators have committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or for any other Governmental Authority to invoke a similar policy.
(viii) Since the Applicable Date, the Company and its Subsidiaries, have been, enrolled, qualified and certified for participation in all Programs to the extent required to obtain reimbursement for services or products offered by the Company (collectively, “Enrollments”) and in compliance in all material respects and good standing with the requirements of such Enrollments. No Action is pending to suspend, limit, terminate or revoke an Enrollment of any Company or Subsidiary in any Programs, and neither the Company nor its Subsidiaries have been provided written notice by any Programs of its intention to suspend, limit, terminate, revoke or fail to renew any contractual arrangement with the Company or any Subsidiary in whole or in part, and to the Knowledge of the Company there are no facts or circumstances that would reasonably be expected to cause such suspension, limitation, termination, finding of non-compliance, or revocation of an Enrollment. Since the Applicable Date, all billings, claims or other filings for items and services submitted by or on behalf of the Company or any Subsidiary to any Programs have been submitted in material compliance with all applicable Health Care Laws and requirements of such Programs.
(u) Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date of this Agreement, each of the insurance policies with third-party insurers relating to the business, assets and operations of the Company and its Subsidiaries is in full force and effect and all premiums due with respect to such material insurance policies have been paid. Since the Applicable Date, neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, other communication regarding any: (i) cancellation or invalidation of or material increase in any premiums associated with any material insurance policy or (ii) refusal of any coverage or rejection of any material claim under any material insurance policy, except for such cancellation, invalidation, material increase, refusal or rejection that would not have, individually or in the aggregate, a Material Adverse Effect.
(v) Fairness Opinion. The Company Board has received the oral opinion of Goldman Sachs & Co. LLC, to be subsequently confirmed by delivery of a written opinion, to the effect that, as of the date of such written opinion and subject to the various assumptions, limitations, qualifications and other matters set forth in such written opinion, the Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of Shares is fair, from a financial point of view, to such holders. The Company shall, promptly following the execution and delivery of this Agreement by all Parties, deliver a true, correct and complete copy of such opinion on a non-reliance basis to Parent solely for informational purposes, it being understood and agreed that such opinion is for the benefit of the Company Board only.
(w) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in a Proxy Statement (as defined herein) and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Stockholders Meeting (as defined herein) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading.
(x) Brokers and Finders. Except for Goldman Sachs & Co. LLC, whose fees are as set forth on Section 5.1(x) of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger.
(y) Related Party Transactions. Since the Applicable Date, there have not been any Contracts or transactions or series of related Contracts or transactions, nor are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K of the Exchange Act that have not been disclosed in the Company Reports filed as of the date of this Agreement.
(z) Top Vendors and Customers.
(i) Section 5.1(z)(i) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the top ten (10) vendors of the Company and its Subsidiaries, in each case based on the aggregate U.S. Dollar volume of purchases, during the trailing twelve (12) months for the period ending June 28, 2025 (the “Top Vendors”).
(ii) Section 5.1(z)(ii) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the top ten (10) customers of the Company and its Subsidiaries, in each case based on the aggregate U.S. Dollar volume of sales, during the trailing twelve (12) months for the period ending June 28, 2025 (the “Top Customers”).
(iii) Except as set forth on Section 5.1(z)(iii) of the Company Disclosure Schedule, none of the Top Vendors or Top Customers has, as of the date of this Agreement, informed in writing the Company or any of its Subsidiaries that it will, or, to the Knowledge of the Company, threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of its Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the Knowledge of the Company, none of the Top Vendors or Top Customers is, as of the date of this Agreement, otherwise involved in or threatening in writing a material dispute against the Company or its Subsidiaries or their respective businesses.
(aa) No Other Representations or Warranties. Except for the representations and warranties contained in Section 5.2, in the certificate delivered pursuant to Section 7.3(c) and the representations and warranties of the Equity Investors under the Equity Commitment Letters, of the Guarantors under the Guarantees and of Parent under the CVR Agreement, the Company agrees and acknowledges that neither Parent, Merger Sub nor any Person on behalf of Parent makes any other express or implied representation or warranty with respect to Parent or any of its Subsidiaries or with respect to any other information provided or made available to the Company in connection with this Agreement or the Merger, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information, and Parent shall not have any liability to the Company resulting from Parent’s reliance on any such information.
5.2 Representations and Warranties of Parent and Merger Sub. Except as set forth in the disclosure schedule delivered to the Company by Parent immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to the extent that the relevance of such item is reasonably apparent on its face), Parent and Merger Sub each hereby represent and warrant to the Company that:
(a) Organization, Good Standing and Qualification. (i) Parent is a corporation duly incorporated and in good standing under the Laws of the State of Delaware, (ii) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (iii) each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and (iv) each of Parent and Merger Sub is qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business require such qualification, in the case of each of clauses (iii) and (iv), except as does not and would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Merger Sub, as applicable, to consummate the Merger or any other transactions contemplated by this Agreement by the Outside Date.
(b) Corporate Authority; Approval.
(i) No vote of holders of capital stock of Parent is necessary to approve this Agreement, the CVR Agreement or the Merger or any other transactions contemplated by this Agreement or the CVR Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement (and, with respect to Parent, the CVR Agreement) and to consummate the Merger and any other transactions contemplated by this Agreement and the CVR Agreement, subject only to the adoption of this Agreement by the sole stockholder of Merger Sub, which such approval shall occur before or immediately following the execution of this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(ii) The board of directors of Parent has unanimously approved and declared advisable (A) this Agreement and the transactions contemplated hereby and (B) the CVR Agreement and the transactions contemplated thereby.
(iii) The board of directors of Merger Sub has unanimously (A) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, approved and declared advisable this Agreement and the Merger and any other transactions contemplated hereby, (B) approved and declared advisable the CVR Agreement and the transactions contemplated thereby and (C) resolved to recommend adoption of this Agreement to the sole stockholder of Merger Sub.
(c) Governmental Filings; No Violations.
(i) The execution, delivery and performance by Parent and Merger Sub of this Agreement and by Parent of the CVR Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement and the CVR Agreement require no authorization or other action by or in respect of, or filing with, any Governmental Authority other than (A) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (B) compliance with any applicable requirements of the HSR Act, (C) compliance with any applicable requirements of any other Antitrust Laws, (D) compliance with any applicable requirements of the DPA, (E) compliance with any applicable requirements of the Exchange Act, the Securities Act and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, and (F) where the failure to take such actions or obtain such authorization would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and any other transactions contemplated by this Agreement or the CVR Agreement.
(ii) The execution, delivery and performance by Parent and Merger Sub of this Agreement and by Parent of the CVR Agreement and the consummation by Parent and Merger Sub of the transactions contemplated in this Agreement and the CVR Agreement do not and will not (A) assuming compliance with the matters referred to in Section 5.2(c)(i), conflict with or result in any violation or breach of any provision of the organizational documents of Parent, Merger Sub or any of their respective Subsidiaries, (B) assuming compliance with the matters referred to in Section 5.2(c)(i), conflict with or result in a violation or breach of any applicable Law or (C) assuming compliance with the matters referred to in Section 5.2(c)(i), require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, acceleration of any right or obligation or the loss of any benefit to which Parent, Merger Sub or any of their respective Subsidiaries are entitled, under any Contract binding upon Parent, Merger Sub or any of their respective Subsidiaries, or to which any of their respective properties, rights or other assets are subject, or any licenses, permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders (including all product certifications) issued or granted by any

Governmental Authority necessary to conduct the business of Parent, Merger Sub or any of their Subsidiaries as currently conducted, except in the case of clauses (B) and (C) above, any such violation, breach or conflict that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and any other transactions contemplated by this Agreement or the CVR Agreement.
(d) Litigation. As of the date of this Agreement, there are no pending or, to the Knowledge of Parent, threatened Actions against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or the CVR Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger and any other transactions contemplated by this Agreement or the CVR Agreement.
(e) Guarantees. Concurrently with the execution of this Agreement, Parent has delivered to the Company a true, complete and correct copy of each executed Guarantee. Each Guarantee is valid, binding and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, and is in full force and effect, and the Guarantor party thereto is not in default or breach under the terms and conditions of such Guarantee and no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of such Guarantor under the terms and conditions of such Guarantee. Each Guarantor will have access to sufficient capital to satisfy in full the full amount of the guaranteed obligations under the applicable Guarantee.
(f) Financing.
(i) As of the date of this Agreement, Parent has delivered to the Company a true and complete copy of the fully executed Debt Commitment Letter (together with all exhibits and schedules thereto) from the Debt Financing Sources party thereto, pursuant to which, on the terms and subject to the conditions set forth therein, such Debt Financing Sources have committed to provide the amounts set forth therein to Parent for, among other things, the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”).
(ii) As of the date of this Agreement, Parent has delivered to the Company a true and complete copy of each fully executed Equity Commitment Letter from the Equity Investors, pursuant to which, on the terms and subject to the conditions set forth therein, the Equity Investors have agreed to invest in Parent the amounts set forth therein (the “Equity Financing”). Each Equity Commitment Letter provides that the Company is an express third-party beneficiary of, and is entitled to enforce Parent’s rights, in accordance with its terms, under such Equity Commitment Letter in connection with the Company’s exercise of its rights under Section 9.5(b) (subject to Section 9.5(c)).
(iii) Except as expressly set forth in the Debt Commitment Letter (with respect to the Debt Financing) and the applicable Equity Commitment Letter (with respect to the Equity Financing), there are no conditions precedent relating to the obligations of the Debt Financing Sources or the Equity Investors to provide on the Closing Date the amount of the Debt Financing or the Equity Financing, respectively, contemplated by the applicable Commitment Letter sufficient to fund the Financing Amounts, or any contractual provisions that would permit the Debt Financing Sources or the Equity Investors to reduce the aggregate amount of the Financing to an amount that is less than the Financing Amounts, including any condition or other contractual provision relating to the amount or availability of the applicable Financing pursuant to any “flex” provision. As of the date hereof, assuming the satisfaction of the conditions set forth in Sections 7.1 and 7.2 and the completion of the Marketing Period, Parent does not have any reason to believe that (i) it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in any of the Commitment Letters on or prior to the Closing Date or (ii) the amount of the Financing to be provided on the Closing Date under the Commitment Letters equal to at least the Financing Amounts would not be available to Parent and Merger Sub on or prior to the Closing Date. As of the date of this Agreement, there are no side letters, understandings or other agreements, contracts or arrangements of any kind (other than the Debt Commitment Letters themselves) relating to the Commitment Letters or the Financing that could adversely affect the conditionality, amount, availability, enforceability or termination of any Financing or commitments in respect thereof.

(iv) Assuming the satisfaction of the conditions set forth in Sections 7.1 and 7.2 and that the Financing is funded in accordance with the Commitment Letters (including with respect to the Debt Financing, after giving effect to any “flex” provision in or related to the Debt Commitment Letter (including with respect to fees and original issue discount)), the Financing provided pursuant to the Commitment Letters together with available cash on hand of the Company and its Subsidiaries as of September 27, 2025 (assuming the truth of the Company’s representations set forth in Sections 5.1(e)(i) and 5.1(e)(iv)), will provide Parent and Merger Sub with cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s and Merger Sub’s payment obligations on the Closing Date under this Agreement and the Commitment Letters, including the payment of the Merger Consideration on the Closing Date and any fees and expenses of or payable by Parent or Merger Sub or Parent’s other Affiliates, and for any repayment or refinancing of any outstanding Indebtedness of the Company and/or its Subsidiaries described in Section 5.2(f) of the Company Disclosure Schedule (such amounts less available cash on hand of the Company and its Subsidiaries as of September 27, 2025 (assuming the truth of the Company’s representations set forth in Sections 5.1(e)(i) and 5.1(e)(iv)), the “Financing Amounts”).
(v) The obligations set forth in the Debt Commitment Letter constitute the legal, valid, binding and enforceable obligations of Parent, and, to the Knowledge of Parent, the Debt Financing Sources party thereto, enforceable against such Debt Financing Sources in accordance with their terms, subject to the Bankruptcy and Equity Exception, and the Debt Commitment Letter is in full force and effect against Parent, and, to the Knowledge of Parent, the Debt Financing Sources party thereto. As of the date of this Agreement, Parent is not aware of any event that has occurred that (with or without notice, lapse of time or both) could constitute a default, breach or failure to satisfy a condition by Parent, Merger Sub or, to the Knowledge of Parent, any other party thereto under the terms and conditions of the Debt Commitment Letter or would otherwise reasonably be expected to result in the Debt Financing contemplated thereby to be unavailable in an amount necessary to fund the Financing Amounts on the Closing Date. As of the date of this Agreement and assuming the satisfaction of the conditions precedent set forth in Sections 7.1 and 7.2, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied by Parent on a timely basis. Parent has paid, or caused to be paid, in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Debt Commitment Letter on or before the date of this Agreement, and will pay, or cause to be paid, in full any such amounts due to be paid by it on or before the Closing Date. Parent and Merger Sub acknowledge and agree that their respective obligations under this Agreement are not in any way contingent on or otherwise subject to (i) the consummation of any financing arrangements or obtaining any financing (including the Debt Financing), (ii) the receipt or availability of, or ability to use, any cash of the Company or any of its Subsidiaries or (iii) the availability of any financing (including the Debt Financing) to Parent, Merger Sub or any of their respective Affiliates. As of the date of this Agreement, the Debt Commitment Letter has not, in any respect, been amended, restated, amended and restated, supplemented, withdrawn or otherwise modified and none of the commitments thereunder have been terminated, reduced, withdrawn or rescinded in any respect by any party thereto, and, no such amendment, restatement, amendment and restatement, supplementation, withdrawal, termination, reduction, rescission or other modification that would constitute a Prohibited Modification is contemplated. As of the date of this Agreement, Parent has no Knowledge of (A) any fact, occurrence, circumstance or condition that would reasonably be expected to cause the Debt Commitment Letter to terminate or be withdrawn, repudiated or rescinded or to be or become ineffective or the commitments thereunder to be reduced or (B) any fact, occurrence, circumstance or condition that would reasonably be expected to prevent any Debt Financing Source from funding the Debt Financing under the Debt Commitment Letter or cause any other potential impediment to the funding of any of the commitments of the Debt Financing Sources under the Debt Commitment Letter at or prior to the Closing.
(vi) The obligations set forth in each Equity Commitment Letter constitute the legal, valid, binding and enforceable obligations of Parent and the applicable Equity Investors, enforceable against such Equity Investors in accordance with their terms, subject to the Bankruptcy and Equity Exception, and each Equity Commitment Letter is in full force and effect. As of the date of this Agreement, no event has occurred that (with or without notice, lapse of time or both) could constitute a default, breach or failure to satisfy a condition by Parent or, to the Knowledge of Parent, any other party thereto under the terms and conditions of the Equity Commitment Letters or would otherwise reasonably be expected to result in any portion of the Equity Financing contemplated thereby to be unavailable. As of the date of this Agreement, the Equity Commitment Letters have not, in any respect, been amended, restated, amended and restated, supplemented, withdrawn or otherwise modified and none of the commitments thereunder have been terminated, reduced, withdrawn or rescinded in any respect by any party thereto, and no amendment, restatement, amendment and restatement, supplementation, withdrawal, termination, reduction, rescission or other modification is contemplated. As of the date of this Agreement, Parent has no Knowledge of (A) any fact, occurrence, circumstance or condition that would reasonably be expected to cause any Equity Commitment Letter to terminate or be withdrawn, modified, repudiated or rescinded or to be or become ineffective or the commitments thereunder to be reduced or (B) any fact, occurrence, circumstance or condition that would reasonably be expected to prevent the Equity Investors from funding the Equity Financing under the Equity Commitment Letters or cause any other potential impediment to the funding of any of the payment obligations of the Equity Investors under the Equity Commitment Letters at or prior to the Closing.
(vii) Notwithstanding anything to the contrary contained herein, each of Parent and Merger Sub expressly acknowledges, agrees and represents that its obligations to consummate the transactions under this Agreement are not conditioned or contingent on (A) its or its Affiliates’ (i) receipt or availability of any funds (including any Financing), (ii) ability to obtain any financing (including the Financing) or (B) the availability of, or ability to use, any cash on hand of the Company or any of its Subsidiaries.
(viii) Nothing in the Debt Commitment Letter restricts, and the Debt Commitment Letter provides that the terms of the Debt Financing shall not prohibit or restrict in any way (A) the execution and delivery by Parent or the Surviving Corporation of, or the performance by Parent or the Surviving Corporation of its obligations under, the CVR Agreement or (B) the distribution or dividend of cash or other assets by any Subsidiary of Parent to Parent or any other Subsidiary of Parent (including the Surviving Corporation) in order to permit Parent and the Surviving Corporation to perform their respective obligations under the CVR Agreement (it being understood and agreed that the terms in the Debt Commitment Letter as delivered to the Company on the date hereof (without giving effect to any redacted terms) satisfy this representation).
(g) Ownership of Merger Sub; No Prior Activities. The authorized capital stock of Merger Sub consists solely of one-thousand (1,000) shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub, and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, business activities, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and any other transactions contemplated by this Agreement.
(h) Solvency. Parent is not entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of itself, the Company or any of their respective Affiliates. Assuming the representations and warranties set forth in Section 5.1 are true and correct in all material respects as of the date hereof and as of the Closing, immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including any financings being entered into in connection therewith), Parent and each of its Subsidiaries will be Solvent.
(i) Brokers and Finders. Except for any Person whose fees and expenses will be paid by Parent, neither Parent nor Merger Sub has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees for which the Company would be responsible in connection with the Merger or any other transactions contemplated by this Agreement or the CVR Agreement.
(j) Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in a Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading.
(k) Ownership of Shares. As of the date hereof, none of Parent, Merger Sub or to the Knowledge of Parent, any of the Equity Investors, owns any Shares. As of the date hereof, none of Parent, Merger Sub or, to the Knowledge of Parent, any of the Equity Investors owns any other security, instrument or obligation that is or may become convertible into or exchangeable for any Shares.
(l) No Other Investments. Neither Parent nor the Equity Investors has entered into any agreement or otherwise to acquire or make any investment in, or owns any investment in, any corporation, partnership, limited liability company or other business organization or any division or assets thereof, that would reasonably be expected to prevent, materially impair or materially delay the consummation of the Merger.
(m) No Other Representations or Warranties. Except for the representations and warranties contained in Section 5.1 or in the certificate delivered pursuant to Section 7.2(c), Parent and Merger Sub agree and acknowledge that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub in connection with this Agreement or the Merger, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information, and the Company shall not have any liability to Parent or Merger Sub resulting from Parent’s or Merger Sub’s reliance on any such information. Each of Parent and Merger Sub specifically disclaims that it is relying on or has relied on any representations or warranties, other than those representations and warranties contained in Section 5.1 or in the certificate delivered pursuant to Section 7.3(c), that may have been made by any Person, and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.
ARTICLE VI
COVENANTS
6.1 Interim Operations.
(a) Except (i) as required or expressly contemplated by this Agreement, (ii) as required by applicable Law, (iii) as approved in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned), (iv) as set forth on Section 6.1(a) of the Company Disclosure Schedule, or (v) to the extent necessary to comply with the express obligations set forth in any Material Contract in effect on the date of this Agreement and made available to Parent, from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will, and will cause its Subsidiaries to, use its and their commercially reasonable efforts to conduct their businesses in the ordinary course of business and, to the extent consistent therewith, the Company shall, and shall cause its Subsidiaries to, use its and their commercially reasonable efforts to preserve their business organizations intact and to maintain existing significant business relationships; provided that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such provision of Section 6.1(b).
(b) Except as required or expressly contemplated by this Agreement, (i) as required by applicable Law, (ii) as approved in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned), (iii) as set forth on Section 6.1(b) of the Company Disclosure Schedule, or (iv) to the extent necessary to comply with the express obligations set forth in any Material Contract in effect on the date of this Agreement, from the date of this Agreement until earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not, and will cause its Subsidiaries not to:
(i) (x) amend or adopt any change in the certificate of incorporation or bylaws of the Company or (y) amend or adopt any change in the comparable organizational document of any of the Company’s Subsidiaries that, in the case of this clause (y), would be adverse to Parent, the Company or such Subsidiary or prevent or materially delay or impair the consummation of the Merger;
(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transaction between or among any of its wholly owned Subsidiaries that would not impose,

individually or in the aggregate, any changes or restrictions on its assets, operations or business or on the assets, operations and business of the Company and its Subsidiaries that would be adverse to Parent or any of its Subsidiaries, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreement or arrangement imposing material changes or restrictions on the assets, operations or business of the Company or any of its Subsidiaries, except for any such transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or that does not incur, increase or accelerate any material liability to any Person;
(iii) issue, grant, sell, pledge, dispose of or encumber, or authorize the issuance, grant, sale, pledge, disposition or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants, restricted shares, restricted share units, performance share units, stock appreciation rights, phantom stock or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, in each case, other than (A) any such transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) any issuance, sale, grant or transfer of Shares (i) pursuant to the exercise or settlement of Company Equity Awards outstanding as of the date of this Agreement in accordance with their terms in effect on the date hereof or granted after the date of this Agreement not in contravention of Section 6.1(b) of the Company Disclosure Schedules in accordance with their terms, (ii) pursuant to the Company ESPP under its terms in effect as of the date of this Agreement and in accordance with Section 4.3(c) and (C) incurrence of any Permitted Liens;
(iv) make any loans, advances or capital contributions to any Person in excess of $50,000,000 individually or $75,000,000 in the aggregate (other than (A) to the Company or any of its wholly owned Subsidiaries, and (B) operating leases and extensions of credit terms to customers in each case in the ordinary course of business consistent with past practice);
(v) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock, except for dividends or other distributions paid by any wholly owned Subsidiary of the Company to the Company or to any other wholly owned Subsidiary of the Company;
(vi) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (except for (A) any such transaction by a wholly owned Subsidiary of the Company and (B) acquisitions of Shares in satisfaction of withholding obligations in respect of Company Equity Awards or payment of the exercise price in respect of Company Options, in each case, outstanding as of the date of this Agreement pursuant to its terms or granted thereafter not in violation of this Agreement);
(vii) create, incur, assume or guarantee any Indebtedness for borrowed money, letters of credit or guarantees of the same, except for (A) borrowings under the Company Credit Agreement (up to the total amount of commitments thereunder as of the date hereof), (B) letters of credit or guarantees or credit support provided by the Company or any of its Subsidiaries in the ordinary course of business, (C) any Indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries and any guarantees by the Company or any of its Subsidiaries of obligations of the Company or any of its wholly owned Subsidiaries, and (D) any additional Indebtedness for borrowed money in an amount not to exceed $25,000,000 in the aggregate at any time incurred by the Company or any of its Subsidiaries other than in accordance with the foregoing clauses (A) through (C);
(viii) incur or commit to any capital expenditure or expenditures in excess of $7,500,000 individually or $15,000,000 in the aggregate other than in accordance with the Company’s capital expenditure budget set forth on Section 6.1(b)(vi) of the Company Disclosure Schedule;
(ix) other than in connection with any Tax Sharing Agreement (which shall be solely governed by clause (xviii)), (A) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement or (B) amend in any material respect or terminate any Material

Contract in a manner adverse to the Company (other than expirations of any such Material Contract in accordance with its terms) or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries under any Material Contract;
(x) (A) make any changes with respect to financial accounting policies or procedures (other than immaterial changes in the ordinary course of business) or (B) change or modify in any material respect any cash management, credit collection or payment policies, practices or procedures (including with respect to any acceleration in the collection of receivables or delay in the payment of payables), except as required by Law or by U.S. GAAP or policy, rules or interpretations with respect thereto by any Governmental Authority or quasi-Governmental Authority with jurisdiction over the Company or its Subsidiaries;
(xi) settle, pay, discharge, satisfy or offer to settle, pay, discharge or satisfy any Action (other than any claim, notice, audit, investigation, assessment or other proceeding with respect to Taxes (which shall be governed by clause (xviii))), (i) for an amount in excess of $5,000,000 individually or $10,000,000 in the aggregate, or (ii) that would restrict the operations of the business of the Parent or its Affiliates after the Effective Time;
(xii) sell, lease, exclusively license, encumber (other than Permitted Liens) or otherwise dispose of any material tangible assets or property except (A) pursuant to existing contracts or commitments made available to Parent, (B) transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, or (C) in the ordinary course of business consistent with past practice and in no event in an amount exceeding $10,000,000 individually or $25,000,000 in the aggregate;
(xiii) except as required under the terms of any Benefit Plan as in effect on the date of this Agreement: (A) increase the amount or accelerate the vesting, payment or funding of the compensation or other benefits payable or provided to the Company’s or any of its Subsidiaries’ current or former officers, directors, individual service providers or employees, other than annual merit-based increases in annual base compensation (i.e., salary rates or hourly wage rates, as applicable) (and corresponding increases to target bonus opportunities tied to a percentage of base salary) in each case in the ordinary course of business consistent with past practice that do not to exceed three and one-half percent (3.5%) in the aggregate of the base compensation and target annual bonus opportunities of the employees of the Company and its Subsidiaries in effect as the date hereof; (B) grant, announce or enter into any cash or equity or equity-based incentive, award or bonus, or enter into any employment, change of control, severance or retention agreement with any current or former officer, director, individual service provider or employee of the Company or any of its Subsidiaries; (C) establish, adopt, enter into, modify, amend, or terminate any Benefit Plan, or any other benefit or compensation plan, policy, program, contract, agreement or arrangement that would be a Benefit Plan if in effect on the date of this Agreement, other than in connection with annual renewals of Benefit Plans that provide broad-based health and welfare benefits; or (D) hire, or terminate (other than for cause) the employment of any current or former officer, director or employee of the Company or any of its Subsidiaries at the Corporate Vice President level or above;
(xiv) (A) modify, amend, extend, terminate, negotiate or enter into any Labor Agreement or (B) recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representatives for any employees of the Company or any of its Subsidiaries;
(xv) implement or announce any action that would trigger notice requirements pursuant to the WARN Act;
(xvi) affirmatively waive or release any noncompetition, nonsolicitation, nondisclosure, or other restrictive covenant obligation of any current or former employee of the Company or any of its Subsidiaries at the Corporate Vice President level or above;
(xvii) acquire any capital stock or other equity interests in or any business line or all or a material portion of the assets constituting any business, corporation, partnership, association, joint venture, or other entity or other business organization in any transaction that involves consideration valued in excess of

$10,000,000 individually or $25,000,000 in the aggregate, including by merger, consolidation, purchase of stock or assets or otherwise, except for (A) transactions solely between the Company and a wholly owned Subsidiary or solely between wholly owned Subsidiaries of the Company or (B) acquisitions of supplies or inventory in the ordinary course of business;
(xviii) except as otherwise required by applicable Law, in each case, to the extent such action would not reasonably be expected to have an adverse and material effect on Parent, the Company or any of its Subsidiaries, (A) make (outside the ordinary course of business), change or revoke any material Tax election, (B) change any annual Tax accounting period or make or change any material method of Tax accounting, (C) file any material amendment with respect to any material Tax Return (other than amendments that would not reasonably be expected to result in a material increase to the Tax liability of the Company, the Subsidiaries of the Company or Parent or its Affiliates), (D) settle or compromise any Tax claim, notice, audit, investigation, assessment or other proceeding for an amount, to the extent in excess of any amount accrued by the Company and its Subsidiaries in respect thereof in accordance with GAAP, in excess of $15,000,000 individually or $25,000,000 in the aggregate, (E) enter into any material Tax Sharing Agreement or material closing agreement with respect to Taxes, (F) consent to any extension or waiver of the limitation period applicable to any material Tax liabilities or (G) surrender any right to claim a material Tax refund or credit (it being agreed and understood that none of clauses (i) through (xvii) nor clauses (xix) through (xx) of this Section 6.1(b) shall apply to any action to the extent such action would be taken into account solely for Tax purposes and not for corporate or other applicable Law purposes);
(xix) license, escrow, encumber, assign, transfer, abandon or grant any rights to, or otherwise dispose of, any material Company Intellectual Property or Owned Source Code, or disclose any material Trade Secrets owned or processed by the Company or any of its Subsidiaries (except to customers or service providers of, or Persons with professional, business or commercial relationships with, the Company or its Subsidiaries in the ordinary course of business subject to a written Contract containing confidentiality obligations); or
(xx) agree, authorize or commit to do any of the foregoing.
(c) Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
(d) From the date of this Agreement until the Effective Time, none of Parent, Merger Sub or the Equity Investors shall, directly or indirectly acquire or agree to acquire by merging or consolidating with, or by purchasing a material portion of the assets of or equity in, any Person (a “Specified Acquisition”), if the entering into of a definitive agreement relating to or the consummation of such a Specified Acquisition, as applicable, would reasonably be expected to (A) prevent, materially delay or materially impede the obtaining of, or adversely affect in any material respect the ability of Parent or Merger Sub to procure, any authorizations, consents, Orders, declarations or approvals of any Governmental Authority or the expiration or termination of any applicable waiting period necessary to consummate the transactions contemplated by this Agreement, including the Merger, or (B) materially increase the risk of any Governmental Authority entering an Order, ruling, judgment or injunction prohibiting the consummation of the transactions contemplated by this Agreement, including the Merger.
6.2 Acquisition Proposals; Change of Recommendation.
(a) Go-Shop Period. Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. (New York time) on the 45th day after the date of this Agreement (the “No-Shop Period Start Date”), the Company and its Affiliates and their respective directors, officers, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants and other advisors and representatives (collectively, “Representatives”) shall have the right to (i) initiate, solicit, facilitate and encourage any inquiry or the making of any proposal or offer that could constitute an Acquisition Proposal, including by providing information (including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, the Company and its Affiliates to any Person (and its Representatives, including potential financing sources) in each case pursuant to an Acceptable Confidentiality Agreement; provided that the Company shall provide to Parent and Merger Sub any non-public information or data that is provided to any Person given such access that was not previously made available to Parent or Merger Sub prior to or substantially concurrently with the time it is provided to such Person (and in any event within twenty-four hours), and (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Persons (and their respective Representatives, including potential financing sources) with respect to any Acquisition Proposals (or inquiries, proposals or offers or other efforts that could lead to an Acquisition Proposal) and cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposal, including, granting a limited waiver, amendment or release under any pre-existing standstill or similar provision to the extent necessary to allow for a confidential Acquisition Proposal or amendment to a confidential Acquisition Proposal to be made to the Company or the Company Board (such limited waiver to include an express acknowledgement by the parties thereto that under no circumstances will such restricted Person(s) be permitted to acquire, directly or indirectly, any securities of the Company or any of its Affiliates prior to the valid termination of this Agreement in accordance with Section 8.1). Without limiting the obligations set forth in Section 6.2(g), no later than one (1) Business Day after the No-Shop Period Start Date, the Company shall (A) notify Parent in writing of the identity of each Person from whom the Company received a written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date, (B) provide Parent a list identifying each Excluded Party as of the No-Shop Period Start Date and (C) provide to Parent (x) a copy of any Acquisition Proposal made in writing and any other written terms or proposals provided (including financing commitments) to the Company or any of its Affiliates in connection with any Acquisition Proposal and any material modifications thereto and (y) a written summary of the material terms of any Acquisition Proposal not made in writing (including any material terms proposed orally or supplementally and any material modifications thereto).
(b) No Solicitation or Negotiation. Subject to the terms of this Section 6.2 and except as it may relate to any Excluded Party (but only for so long as such Person or group of Persons is an Excluded Party) until the Cut-Off Date, the Company agrees that, immediately following the No-Shop Period Start Date until the earlier of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will, and will cause its Subsidiaries and its and their respective officers and directors to, and will instruct each of its and their respective other Representatives to, cease and cause to be terminated any discussions or negotiations with any Person or Group that would be prohibited by this Section 6.2(b) and will cease providing any further information with respect to the Company or any Acquisition Proposal to any such Person or Group or its or their Representatives; and shall terminate all access granted to any such Person or Group and its or their Representatives to any physical or electronic data room (or any other diligence access). The Company agrees that after the No-Shop Period Start Date and except as it may relate to any Excluded Party (but only for so long as such Person or group of Persons is an Excluded Party) until the Cut-Off Date, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the employees (including any officers) and directors of it or its Subsidiaries shall, and that it shall instruct and cause its and its Subsidiaries’ Representatives not to, directly or indirectly:
(i) initiate, solicit, or knowingly encourage or facilitate any inquiries, or the making or submission of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;
(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any nonpublic information or data to, any Person or Group relating to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this Section 6.2 prohibit such discussions);
(iii) approve, endorse or recommend any Acquisition Proposal or submit an Acquisition Proposal;
(iv) enter into any Contract or understanding relating to an Acquisition Proposal or that would reasonably be expected to require the Company to abandon, terminate or fail to consummate the Merger; or
(v) resolve or agree to do any of the foregoing.
For the avoidance of doubt, notwithstanding the commencement of the No-Shop Period Start Date, until the date which is ten (10) Business Days after the No-Shop Period Start Date (the “Cut-Off Date”), the Company may

continue to engage in the activities described in this Section 6.2(b) with any Excluded Party (but only for so long as such Person or group of Persons is an Excluded Party), including with respect to any amended or modified Acquisition Proposal submitted by any Excluded Party following the No-Shop Period Start Date but prior to the Cut-Off Date.
(c) Notwithstanding anything in this Section 6.2 to the contrary, but subject to the provisions of Section 6.2(g), prior to the receipt of the Company Stockholder Approval, in response to a bona fide written Acquisition Proposal received after the date of this Agreement that did not result from a breach of this Section 6.2, the Company may, or may authorize its Representatives to, (A) provide information in response to a request therefor by a Person or Group who has made such a bona fide written Acquisition Proposal if the Company receives from such Person or Group so requesting such information an Acceptable Confidentiality Agreement; provided that such Acceptable Confidentiality Agreement need not prohibit the making, or amending, an Acquisition Proposal; and provided, further, that the Company shall substantially concurrently make available (and, if applicable, provide copies of) any such information to Parent to the extent not previously made available (in any event within twenty-four hours); and (B) engage or participate in any discussions or negotiations with any Person or Group who has made such a bona fide written Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (A) or (B) above, the Company Board determines in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal. Anything in this Agreement to the contrary notwithstanding, the Company, directly or indirectly through one or more of its Representatives, may, prior to the receipt of the Company Stockholder Approval, seek clarification from (but not engage in negotiations with or provide nonpublic information to) any Person or Group that has made an Acquisition Proposal solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Company Board to make an informed determination under this Section 6.2.
(d) No Change in Recommendation or Alternative Acquisition Agreement. Except as permitted by this Section 6.2, the Company Board shall not:
(i) withhold, withdraw, qualify or modify (or publicly propose or announce an intention to or resolve to withhold, withdraw, qualify or modify) the Company Recommendation;
(ii) authorize, adopt, approve or recommend, or publicly propose or announce an intention to authorize, adopt, approve, recommend or declare advisable, any Acquisition Proposal;
(iii) fail to include the Company Recommendation in the Proxy Statement;
(iv) with respect to an Acquisition Proposal initiated through a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act fail, within ten (10) Business Days of such offer, to publicly recommend against acceptance of such offer (provided, that the Company shall not be required to reaffirm more than once per Acquisition Proposal (unless the terms of such Acquisition Proposal (including the price) change and such change is publicly announced or disclosed)); or
(v) except as expressly permitted by, and after compliance with, this Section 6.2, approve or recommend, or declare advisable or propose or announce an intention to enter into, or cause or permit the Company to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar binding agreement with respect to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted by Section 6.2(c) relating to any Acquisition Proposal) (an “Alternative Acquisition Agreement,” and any of the actions set forth in the foregoing clauses (i) through (v), a “Change of Recommendation”).
(e) Superior Proposal Termination; Changes of Recommendation.
(i) Anything in this Agreement to the contrary notwithstanding, prior to the receipt of the Company Stockholder Approval, in response to a bona fide written Acquisition Proposal, whether received before or after the No-Shop Period Start Date, that did not arise from a breach of the obligations set forth in this Section 6.2, either the Company Board may effect a Change of Recommendation or cause the Company to terminate this Agreement pursuant to Section 8.1(h) to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal substantially concurrently with the termination of this Agreement, if prior to taking either such action (A) the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal is a Superior Proposal, (B) the Company shall have given four (4) Business Days’ prior written notice to Parent that the Company has received such proposal, specifying the material terms and conditions of such proposal (including the identity of the Person or Group making such proposal and copies of any written proposals or documents delivered to the Company or its Representatives) and that the Company intends to take such action, (C) after giving such notice and prior to effecting such Change of Recommendation or termination of this Agreement pursuant to Section 8.1(h), the Company negotiates (and causes its Representatives to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms and conditions of this Agreement and the Commitment Letters such that the Acquisition Proposal would cease to constitute a Superior Proposal, (D) at the end of the four (4) Business Day period, prior to taking action to effect a Change of Recommendation or terminate this Agreement pursuant to Section 8.1(h), the Company Board determines (taking into account any adjustment to the terms and conditions of this Agreement or the Commitment Letters and/or the Guarantees committed to by Parent in writing in response to such Acquisition Proposal, if any, and any other information offered by Parent in response to such notice) in good faith, after consultation with its financial advisors and outside legal counsel, that the Acquisition Proposal remains a Superior Proposal; provided that in the event of any change to the financial terms of, or any other material amendment to or material modification to terms of, such Acquisition Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.2(e)(i) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.2(e)(i) shall be reduced to three (3) Business Days; and
(ii) Anything in this Agreement to the contrary notwithstanding, prior to the receipt of the Company Stockholder Approval, in response to an Intervening Event (as defined herein) that occurs or arises after the date of this Agreement, the Company Board may effect a Change of Recommendation (only by taking the actions specified in Section 6.2(d)(i) or 6.2(d)(iii)) if, prior to taking such action, (A) the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Law, (B) the Company shall have given four (4) Business Days’ prior written notice to Parent that the Company has determined that an Intervening Event has occurred or arisen (which notice will reasonably describe such Intervening Event) and that the Company intends to effect a Change of Recommendation, (C) after giving such notice and prior to effecting such Change of Recommendation, the Company negotiates (and causes its officers, employees, financial advisors and outside legal counsel to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms and conditions of this Agreement and the Commitment Letters and/or the Guarantees as would permit the Company Board not to effect a Change of Recommendation in response thereto; and (D) at the end of the four (4) Business Day period, prior to taking action to effect a Change of Recommendation, the Company Board takes into account any adjustments or revisions to the terms of this Agreement and the Commitment Letters and/or the Guarantees proposed by Parent in writing and any other information offered by Parent in response to such notice, and determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to effect a Change of Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with the fiduciary obligations owed by the Company Board to the Company’s stockholders under applicable Law; provided that in the event of any material changes regarding any Intervening Event, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.2(e)(ii) with respect to such new written notice, except that the advance written notice obligation set forth in Section 6.2(e)(ii) shall be reduced to three (3) Business Days. “Intervening Event” means any change, effect, event, occurrence, state of facts or development that was not known or reasonably foreseeable by the Company Board as of the date of this Agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement); provided, however, that in no event shall (i) the receipt, existence or terms of an actual or possible Acquisition Proposal, (ii) any change, in and of itself, in the price or trading volume of the Shares (it being understood that the underlying facts with respect to this clause (ii) giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this definition), or (iii) the fact that the Company exceeds (or fails to meet)

internal or published projections or, guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts with respect this clause (ii) giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this definition), constitute or be deemed to contribute to an Intervening Event.
(f) Certain Permitted Disclosure. Anything in this Agreement to the contrary notwithstanding, the Company, directly or indirectly through one or more of its Representatives, may, to the extent applicable, disclose to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or make any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or any similar statement in response to any publicly disclosed Acquisition Proposal; provided, however, that nothing in this Section 6.2(f) shall be construed to permit the Company to effect any Change of Recommendation other than in accordance with Section 6.2(e).
(g) Notice. The Company agrees that it will promptly (and, in any event, within forty-eight (48) hours) notify Parent in writing if any proposals, indications of interest or offers with respect to an Acquisition Proposal are received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the material terms and conditions of any proposal, indication of interest or offer (including the identity of the Person or Group making such proposal indication of interest or offer and, if applicable, copies of any written request, proposal or offer, including proposed agreements and any other documents or written communications, but excluding, for the avoidance of doubt, drafts of agreements that do not constitute or form a part of the Acquisition Proposal or request) and thereafter the Company shall keep Parent informed, on a prompt basis (and, in any event, within forty-eight (48) hours), of (i) the status and terms of any such proposal, inquiry, indication of interest or offer (including any amendments thereto) and the status of any such discussions or negotiations and (ii) copies of any additional or amended written documents delivered to the Company or its Representatives or delivered by the Company or its Representatives in connection therewith.
6.3 Proxy Statement Filing; Information Supplied.
(a) The Company shall prepare and file with the SEC, as promptly as reasonably practicable after the date of this Agreement, and in no event later than the Cut-Off Date, a proxy statement in preliminary form relating to the Company Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof, including by responding as promptly as reasonably practicable to any comments received from the SEC or its staff concerning the Proxy Statement and the Company and Parent shall reasonably cooperate with respect thereto. The Company will use its reasonable best efforts to cause the Proxy Statement to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. The Company may not file the preliminary or definitive Proxy Statement, or any amendment thereto, with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give reasonable consideration to all comments made thereon by Parent or its counsel.
(b) The Company shall promptly notify Parent of the receipt of all comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to the other Party copies of all correspondence between such Party and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company shall provide Parent, its outside legal counsel and its other Representatives a reasonable opportunity to participate in any discussions or meetings with the SEC. The Company shall use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC, and the Company shall cause the definitive Proxy Statement to be filed and mailed to the stockholders of the Company as promptly as possible (and no more than five (5) Business Days) after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement (or, if the SEC does not inform the Company that it intends to review the Proxy Statement on or before the tenth (10th) calendar day following the filing of the preliminary Proxy Statement, as promptly as possible (and no more than five (5) Business Days) following such tenth (10th) calendar day).

(c) The Company agrees, as to itself and its Subsidiaries, that the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company, Parent and Merger Sub shall ensure that none of the information supplied by it for inclusion in the Proxy Statement will at the date of mailing to stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent, its Affiliates or its or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement. If at any time prior to the Company Stockholders Meeting, any information relating to the Company or Parent, or any of their respective Affiliates or its or their respective Representatives, should be discovered by a Party, which information should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall as promptly as practicable following such discovery notify the other Party or Parties (as the case may be) and after such notification, as and to the extent required by applicable Law, (i) the Company shall promptly prepare (with the assistance of Parent as provided for in this Section 6.3) an amendment or supplement to the Proxy Statement and (ii) the Company shall cause the Proxy Statement as so amended or supplemented to be filed with the SEC and to be disseminated to its stockholders.
(d) The Company shall provide Parent with a reasonable opportunity to review drafts of the Proxy Statement and any other documents related to the Company Stockholders Meeting and will consider in good faith any comments provided by Parent in connection with such review. Except as required by applicable Law or by the SEC, no amendment or supplement to the Proxy Statement will be made by the Company without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel.
6.4 Company Stockholders Meeting.
(a) The Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of the Company’s stockholders (the “Company Stockholders Meeting”) as promptly as reasonably practicable after clearance by the SEC of the Proxy Statement (or, if the SEC does not inform the Company that it intends to review the Proxy Statement, the tenth (10th) calendar day following the filing of the preliminary Proxy Statement) and after consultation with Parent (in any event no later than thirty (30) days following the date of commencement of mailing of the Proxy Statement to the stockholders of the Company), to consider and vote upon the approval of this Agreement and to cause such vote to be taken, and shall not postpone or adjourn such meeting, except to the extent advised by counsel to be necessary to comply with Law or pursuant to the following sentence. Notwithstanding anything to the contrary in this Agreement, (i) the Company may (and, if requested by Parent, on no more than one (1) occasion, the Company shall) adjourn, recess, or postpone the Company Stockholders Meeting for a reasonable period to solicit additional proxies, if the Company reasonably believes there will be insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary either to conduct the business of the Company Stockholders Meeting or to obtain the Company Stockholder Approval and (ii) the Company may adjourn, recess, or postpone the Company Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company or to give the Company stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company stockholders by issuing a press release, filing materials with the SEC or otherwise, in each case in accordance with the terms of this Agreement, within a reasonable amount of time in advance of the Company Stockholders Meeting; provided that, in the case of each of the foregoing clauses (i) and (ii), unless agreed in writing by the Company and Parent, any single such adjournment, recess or postponement shall be for a period of no more than ten (10) Business Days each and in no event later than the earlier of (A) two (2) months from the originally scheduled date and (B) four (4) Business Days prior to the Outside Date. Subject to Section 6.2(e), the Company Board shall include the Company Recommendation in the Proxy Statement and shall use reasonable best efforts to obtain the Company Stockholder Approval. The Company shall provide updates to Parent with respect to the proxy solicitation for the Company Stockholders Meeting (including interim results) as reasonably requested by Parent.

(b) The Company shall use reasonable best efforts to (i) conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act and (ii) establish a record date for the Company Stockholders Meeting in accordance with applicable Law and the rules of Nasdaq, in a manner that permits the mailing of the Proxy Statement in accordance with the terms hereof.
6.5 Efforts; Cooperation; Antitrust Matters.
(a) Subject to the terms of this Agreement, each of the Company, Parent and Merger Sub shall, and the Company shall cause its Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to cause the conditions precedent set forth in Article VII to be satisfied and consummate and make effective the Merger and any other transactions contemplated by this Agreement as promptly as reasonably practicable and in any event prior to the Outside Date, including (i) preparing and filing all documentation necessary to effect all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods from any Governmental Authority; (ii) obtaining from any Governmental Authority any consents, licenses, permits, waivers, approvals, authorizations, clearances or orders advisable or required to be obtained by Parent or the Company or any of their respective Affiliates, including under the Antitrust Laws; (iii) avoiding or defending against, as applicable, any Actions, lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or challenging, hindering, impeding, interfering with or delaying the consummation of the Merger and the other transactions contemplated by this Agreement under any Antitrust Laws, including seeking to have any stay, temporary restraining order or injunction entered by any court or other Governmental Authority in connection with the foregoing vacated or reversed; (iv) as promptly as reasonably practicable, and in any event within twenty (20) Business Days after the date of this Agreement, making or causing to be made, including by causing their respective Affiliates (including Parent’s “ultimate parent entity” as that term is defined in the HSR Act) to make, as applicable, all necessary filings under the HSR Act, and, as promptly as reasonably practicable, and in any event within thirty (30) Business Days from the date of this Agreement, submitting, including by Parent using reasonable best efforts to cause any relevant current or future equity investors in Parent to submit, either in draft or in final form, all other notifications, filings and registrations required or advisable under the other relevant Antitrust Laws (to the extent required with respect to such equity investor), and thereafter supplying as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to any such Laws; (v) as promptly as reasonably practicable, making (or causing their respective Affiliates (including Parent’s “ultimate parent entity” as that term is defined in the HSR Act)) to make any other required or advisable registrations, declarations, submissions and filings with respect to the Merger or any other transactions contemplated by this Agreement required under the Exchange Act, any other applicable federal or state securities Laws, and any other applicable Law; (vi) (A) as promptly as practicable (and in any event, no later than twenty (20) Business days from the date hereof, unless otherwise agreed by the Parties), file, or cause to be filed, including by causing its applicable equity investors to file, as applicable, a draft joint voluntary notice with CFIUS pursuant to the DPA; (B) as promptly as possible after receipt and resolution of comments from CFIUS on the draft notice (and in any event, no later than ten (10) Business Days from receipt of comments from CFIUS, unless otherwise agreed by the Parties), file, or cause to be filed, including by causing its applicable equity investors to file, as applicable, with CFIUS a final joint voluntary notice pursuant to the DPA; and (C) as promptly as practicable (and in any event, within the timeframe required by CFIUS, including any extensions that CFIUS may grant) submit, or cause to be submitted, including by causing its applicable equity investors to submit, as applicable, any certification, additional information, documents or other materials in respect of such joint voluntary notice or the transactions contemplated by this Agreement that may be requested by CFIUS in connection with its review process.
(b) Without limiting the generality of anything contained in this Section 6.5, each Party shall: (i) give the other Parties prompt notice of the making or commencement of any request or proceeding by or before any Governmental Authority with respect to the Merger or any other transactions contemplated by this Agreement; (ii) keep the other Parties informed as to the status of any such request or proceeding; (iii) give the other Parties notice and an opportunity to participate in any substantive communication made to the United States Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “DOJ”), CFIUS, or any other Governmental Authority regarding the Merger or any other transactions contemplated by this Agreement; and (iv) promptly notify the other Parties of any communication from the

FTC, the DOJ, CFIUS, or any other domestic, foreign or supranational Governmental Authority regarding the Merger or any other transactions contemplated by this Agreement. Parent shall control, subject to good faith consultation with Company, the strategy (both substantive and procedural, including relating to timing and any voluntary extensions thereof) relating to the obtaining of clearances from any Governmental Authority in connection with the Merger or any other transactions contemplated by this Agreement; provided, however, that in no event shall Parent or the Company commit to or agree with any Governmental Authority to (w) stay, toll or extend any applicable waiting period under the HSR Act or any other applicable Antitrust Law; (x) pull and refile or resubmit the notification and report forms pursuant to the HSR Act or the joint voluntary notice pursuant to the DPA; (y) not consummate the Merger or any other transactions contemplated herein before an agreed-to date; or (z) any timing agreement, in each case relating to the Merger, without the prior written consent of the other Parties. In addition, except as may be prohibited by any Governmental Authority or by any applicable Law, each Party will permit authorized representatives of the other Parties to be present at each substantive meeting, conference, videoconference, or telephone call and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority. In exercising the foregoing rights, but subject to the provisions and limitations of this Section 6.5, each of the Company and Parent shall act reasonably and as promptly as practicable. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.5 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be); provided that materials provided pursuant to this Section 6.5 may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual obligations, and (iii) as necessary to address reasonable privilege concerns.
(c) Subject to applicable Laws and as required by any Governmental Authority, the Company, on the one hand, and Parent, on the other hand, each shall keep the other reasonably apprised of the status of matters relating to completion of the Merger and the other transactions contemplated hereby, including promptly furnishing the other with copies of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement or (ii) upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the Merger or the other transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such consent or approval will be materially delayed.
(d) If any objections are asserted with respect to the transactions contemplated by this Agreement under the HSR Act or any other applicable Antitrust Laws, or if any lawsuit or other proceeding, whether judicial or administrative, is instituted (or threatened to be instituted), including any proceeding by any Governmental Authority, challenging the Merger or any other transactions contemplated by this Agreement as violative of any Antitrust Law or which would otherwise prohibit or materially impair or delay in connection with any Antitrust Law the consummation of the Merger or any other transactions contemplated by this Agreement, each of Parent and the Company shall (and, solely with respect to the Company, shall cause its Affiliates to) use their respective reasonable best efforts to resolve any such objections, subject to the limitations set forth in this Section 6.5.
(e) In furtherance, and not in limitation, of the foregoing, Parent shall (and if, and only if, requested by Parent, the Company and its Affiliates shall) take all such further action as may be necessary to avoid or eliminate each and every impediment under any Antitrust Law so as to enable the Closing to occur no later than the Outside Date, including proposing, negotiating, committing and effecting, by consent decree, hold separate order, or otherwise, to (i) sell, divest, dispose of or otherwise hold separate (including by establishing a trust or otherwise), any of the businesses, assets or properties of the Company and its Subsidiaries and (ii) otherwise take or commit to take actions that after the Closing would limit Parent’s, the Company’s or any of their respective Subsidiaries’ freedom of action with respect to any of the businesses, assets or properties of the Company or any of its Subsidiaries; provided, however, that nothing in this Agreement shall require either Party to take or agree to take any action of the types referred to in the foregoing clauses (i) and (ii) unless it is binding on or otherwise applicable to Parent or the Company only from and after the Effective Time in the event that the Closing occurs.

(f) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.5, in any other provision of this Agreement or otherwise shall require or obligate Parent, Merger Sub (or, for the avoidance of doubt, any of the Parent’s other Affiliates (other than the Company and its Subsidiaries following the Closing)) to propose, negotiate, commit or effect by consent decree, hold separate order, or otherwise, any action (or refraining or causing to refrain from taking any action), including, in each case, any divestiture, hold separate arrangement, licensing of rights, or termination, assignment, novation or modification of Contracts (or portions thereof) or other business relationships, of Parent, Merger Sub, or any of Parent’s other Affiliates (other than the Company and its Subsidiaries following the Closing) or any of their respective assets, operations, divisions, businesses, product lines or business relationships.
(g) For purposes of this Agreement, “Antitrust Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, the DPA, and all other federal, state, foreign or supranational statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, and/or (ii) regulate transactions involving foreign investments including any Laws that provide for review of national security matters.
(h) The Company shall use its reasonable best efforts to give any notices to third parties (other than Governmental Authorities), and use reasonable best efforts to obtain any consents from third parties (other than Governmental Authorities), that are necessary to consummate the transactions contemplated hereby to the extent reasonably requested by Parent; it being understood that neither the Company nor Parent shall be required to make any payments or concessions in connection with the fulfillment of its obligations under this Section 6.5(h). The Company shall keep Parent reasonably apprised of the status of matters relating to the foregoing, including by promptly furnishing Parent with copies of any communication from any third party that causes the Company to believe that there is a reasonable likelihood that such consent will not be obtained or that the receipt of any such consent will be materially delayed.
6.6 Information; Access and Reports.
(a) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, consent, notice or application made by or on behalf of Parent, the Company or any of their respective Affiliates to any third party and/or any Governmental Authority in connection with the Merger and any other transactions contemplated by this Agreement.
(b) Subject to applicable Law, upon reasonable advance notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours and consistent with applicable Law (including, for the avoidance of doubt, applicable Laws relating to privacy, data protection and the collection, retention, protection, transfer, use and processing of Personal Information or PHI), from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, to the Company and its Subsidiaries’ employees, properties, contracts and licenses and other books and records and such other information that Parent may reasonably request (including as set forth in Section 6.6 of the Company Disclosure Schedule), in each case, solely for purposes of consummating the Merger or the transactions contemplated hereby or for reasonable integration or implementation planning (other than any such matters that relate to the negotiation and execution of this Agreement (including with respect to the consideration or valuation of the Merger or any financial or strategic alternatives thereto) or any Acquisition Proposal or Superior Proposal); provided that the Company shall not be required to afford such access or furnish such information if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries and no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure; (ii) to disclose any privileged information of the Company or any of its Subsidiaries; (iii) to disclose personnel records of the Company or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in the Company’s good faith opinion (based on the advice of outside counsel) the disclosure of which would reasonably be expected to violate applicable Law or subject the Company or any of its Subsidiaries to risk of liability or (iv) to permit any environmental testing without the Company’s prior written consent; provided that in the event the Company does not disclose certain information pursuant to the foregoing clauses (i), (ii) and (iii), the Company shall use commercially reasonable efforts to implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the non-disclosure to the greatest extent reasonably possible, including by arrangement of appropriate clean room procedures, redaction of text from documents or entry into a customary joint defense agreement with respect to any information to be so provided. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company. The Confidentiality Agreement, dated as of June 21, 2025 (the “TPG Confidentiality Agreement”), by and between the Company and TPG Global, LLC and the Confidentiality Agreement, dated as of June 21, 2025 (the “Blackstone Confidentiality Agreement” and together with the TPG Confidentiality Agreement, the “Confidentiality Agreements”), by and between the Company and Blackstone Management Partners L.L.C., shall apply with respect to information furnished by the Company, its Subsidiaries and their respective Representatives hereunder; provided, that the definition of “Representatives” in the Confidentiality Agreements shall be deemed to include any potential debt or equity financing sources of Parent or Merger Sub without any consent of the Company.
(c) To the extent that any of the information or material furnished pursuant to this Section 6.6 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.
6.7 Stock Exchange Delisting. The Company and Parent shall cooperate to take, or cause to be taken, all actions, and do or cause to be done all things, including making all necessary filings, reasonably necessary, proper or advisable under applicable Laws and rules and policies of Nasdaq and the Exchange Act to enable the delisting by the Surviving Corporation of the Shares from Nasdaq, and the deregistration by the Surviving Corporation of the Shares under the Exchange Act as promptly as practicable after the Effective Time and the suspension of the Company’s duty to file reports under sections 13 and 15(d) of the Exchange Act as promptly as practicable after the Effective Time.
6.8 Publicity. The initial press release regarding the Merger shall be a joint press release of Parent and the Company. Thereafter, Parent and the Company shall mutually agree upon the form and substance of (a) any widespread internal written communications (including scripts, Q&A materials, talking points and similar written materials, in each case that would be disseminated or used on a widespread basis) that may be made by the Company to its employees, independent contractors, consultants, suppliers, customers, contract counterparties and/or other material business relations of the Company or its Subsidiaries with respect to the Merger, this Agreement and the transactions contemplated hereby or (b) any other press release, public announcement or public statement (to the extent not previously publicly disclosed or made in accordance with this Agreement) made by the Company, Parent or any of their respective Affiliates, in the case of clauses (a) and (b), with respect to this Agreement or the Merger or any other transactions contemplated by this Agreement, except (i) as such press release or other public announcement may be required by applicable Law, stock exchange rule or listing agreement, in which case the Party required to issue the release or make the announcement shall use commercially reasonable efforts to provide the other Party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance and shall give reasonable and good-faith consideration to any such comments proposed by the other Party, (ii) in connection with a Change of Recommendation, actual or potential Acquisition Proposal or dispute regarding the transactions contemplated hereby, (iii) any disclosure of information to a Governmental Authority concerning this Agreement in connection with any dispute between the Parties regarding this Agreement or (iv) disclosures or communications by Parent, Merger Sub and their Affiliates in the ordinary course of business consistent with past practice regarding this Agreement or the Merger or any other transactions contemplated by this Agreement to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates, in each case who are subject to customary confidentiality restrictions, and deal descriptions on such Person’s website in the ordinary course of business consistent with past practice so long as such statements are consistent with previous press releases, public disclosures and other public statements made in accordance with this Section 6.8.
6.9 Employee Benefits.
(a) Parent agrees that each employee of the Company or its Subsidiaries as of immediately prior to the Effective Time who continues to be so employed with the Company or its Subsidiaries immediately following the Effective Time (each such employee, a “Continuing Employee”) shall, during the period commencing on the Closing Date and ending on the earlier of the first (1st) anniversary of the Closing Date and the Continuing Employee’s termination of employment, be provided with (i) a base salary or base wage rate no less than that in effect for such Continuing Employee immediately prior to the Effective Time, (ii) annual target cash bonus opportunities that are no less favorable than those in effect for such Continuing Employee immediately prior to the Effective Time and (iii) employee and fringe benefits (including vacation/leave, non-retiree health and welfare, qualified defined contribution retirement benefit, but excluding any defined benefit pension, post-employment or retiree health and welfare benefits, nonqualified deferred compensation, stock purchase plan, severance, equity and equity-based incentive, phantom equity, long-term incentive, transaction, or change in control benefits, or ability to invest in employer securities via any qualified retirement plan) that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Effective Time (subject to the same exclusions). Additionally, Parent agrees that each Continuing Employee who experiences a qualifying termination of employment within twenty-four (24)months following the Closing Date that would entitle such terminated Continuing Employee to severance benefits under the terms in effect as of immediately prior to the Effective Time of the applicable Benefit Plan set forth on Section 6.9(a) of the Company Disclosure Schedule (the “Applicable Severance Plan”), will be provided with severance payments and benefits no less favorable than those that would have been provided to such Continuing Employee upon such a qualifying termination under the terms of such Applicable Severance Plan in effect as of immediately prior to the Effective Time.
(b) For the plan year in which the Closing Date occurs, Parent shall (i) use commercially reasonable efforts to cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents except to the extent that any waiting period, exclusions or requirements still applied to such Continuing Employee and their eligible dependents under the corresponding Benefit Plan that is a group health plan in which such Continuing Employee participated immediately before the Effective Time, (ii) use commercially reasonable efforts to cause the amount of eligible expenses incurred by each Continuing Employee and his or her eligible dependents that were credited to deductible and maximum out-of-pocket co-insurance requirements under the Benefit Plans during the portion of the plan year of the Benefit Plan in which such Continuing Employee and his or her eligible dependents participated immediately before the Effective Time to be credited for purposes of satisfying the deductible and maximum out-of-pocket co-insurance requirements under the corresponding benefit plans of Parent and its Affiliates applicable to such Continuing Employee and his or her covered dependents for the applicable plan year of the corresponding benefit plan of Parent and its Affiliates in which the Effective Time occurs and (iii) cause any of its (or its Affiliates’) employee benefit plans (including disability pay continuation plans, but excluding any defined benefit pension, post-employment or retiree health and welfare benefits, nonqualified deferred compensation, stock purchase plan, equity and equity-based incentive, phantom equity, long-term incentive, transaction, or change in control benefits or plans, or ability to invest in employer securities via any qualified retirement plan benefits) in which the Continuing Employees are entitled to participate to take into account for purposes of eligibility to participate, vesting, and benefit accrual thereunder (except to the extent it would result in a duplication of benefits or compensation), service by such Continuing Employees to the Company or any of its Affiliates or predecessors as if such service were with Parent, to the same extent and for the same purpose as such service was credited under a comparable Benefit Plan.
(c) Parent hereby agrees that the transactions contemplated by this Agreement shall constitute a “change in control,” “change of control” or term or concept of similar import of the Company and its Subsidiaries under the terms of the Benefit Plans.

(d) As promptly as practicable following the date of this Agreement, each of Parent and the Company agree to take the actions set forth in Section 6.9(d) of the Company Disclosure Schedule.
(e) Notwithstanding the foregoing, nothing contained in this Agreement will (i) be treated as the establishment of or an amendment of any particular Benefit Plan or other benefit or compensation plan, program, policy, agreement or arrangement, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Benefit Plan, in each case, in accordance with their terms, (iii) obligate Parent, the Surviving Corporation or any of their Affiliates to retain the employment of (or any particular term of employment of) any particular employee or (iv) create any third-party beneficiary rights for the benefit of any employee, officer, director or individual service provider of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to this Section 6.9 or any compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan that Parent, the Surviving Corporation or any of their Affiliates may maintain. Further, notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any employees covered by a Labor Agreement shall be governed by the applicable Labor Agreement until the expiration, modification or termination of such Labor Agreement in accordance with its terms or applicable Law.
6.10 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Merger and any other transactions contemplated by this Agreement, including all fees and expenses of its Representatives, shall be paid by the Party incurring such expense, except as otherwise expressly set forth herein and except that the filing fee payable to any Governmental Authority for any notifications, filings and registrations required or advisable under the HSR Act or any other Antitrust Laws shall be borne by Parent.
6.11 Indemnification; Directors’ and Officers’ Insurance.
(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable Law and the Company’s articles of incorporation or bylaws in effect as of the date of this Agreement (and Parent or the Company shall also advance expenses as incurred to the fullest extent permitted under applicable Law and the Company’s articles of incorporation or bylaws in effect as of the date of this Agreement, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director or officer of the Company and its Subsidiaries and each individual who was serving at the request of the Company or its Subsidiaries as a director or officer, trustee or fiduciary of any other corporation, partnership or joint venture, trust, employee benefit plan or other enterprise (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to (x) their service as such or (y) services performed by such Indemnified Parties at the request of the Company or its Subsidiaries, in each case at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including (i) the Merger and any other transactions contemplated by this Agreement and (ii) actions to enforce this Section 6.11 or any other indemnification or advancement right of any Indemnified Party.
(b) Parent and Merger Sub agree that all rights to exculpation or indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of this Agreement in favor of the Indemnified Parties or any of their predecessors and the heirs, executors, trustees, fiduciaries and administrators of such Indemnified Parties, as provided in the Company’s or each of its Subsidiaries’ respective certificates of incorporation or bylaws (or comparable organizational or governing documents) or in any Contract made available to Parent, shall survive the Merger and the transactions contemplated by this Agreement and shall continue in full force and effect in accordance with their terms. After the Effective Time, Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) fulfill and honor such obligations to the maximum extent that the Company or applicable Subsidiary would have been permitted to fulfill and honor them by applicable Law. In addition, for six (6) years following the Effective Time, Parent shall and shall cause the Surviving Corporation to cause the certificates of incorporation and bylaws of the Surviving Corporation to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the certificates of incorporation and bylaws of the Company immediately prior to the Effective Time, and such provisions shall not be amended, repealed or otherwise modified for six (6) years following the Effective Time in any respect, except as required by applicable Law.
(c) Prior to the Effective Time, the Company shall, and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement (or, if no such policies are available from insurance carriers with such credit rating, from insurance carriers with the next-highest credit rating then capable of providing such policies) with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of his or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement; provided that in no event shall Parent, the Company or the Surviving Corporation expend for such policies pursuant to this sentence an annual premium amount in excess of three hundred percent (300%) of the annual premiums paid by the Company as of the date of this Agreement for such insurance (or pay an aggregate amount exceeding three hundred percent (300%) of such annual premiums to purchase the “tail” insurance policies contemplated for the first sentence of this paragraph); and provided, further, that if the annual premiums of such insurance coverage (or amount in respect of such “tail” insurance policies, as applicable) exceeds such applicable amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. The Company shall provide copies of proposed renewal policies to Parent prior to placement and shall reasonably consult with Parent with respect thereto.
(d) The provisions of this Section 6.11 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each Indemnified Party, and nothing in this Agreement shall affect, and the rights of each Indemnified Party under this Section 6.11 shall be in addition to, any indemnification rights that any such Indemnified Party may have under the certificates of incorporation or bylaws of the Company or any of its Subsidiaries or any Contract or applicable Law. Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the consent of such Indemnified Party.
(e) In the event that Parent or the Surviving Corporation (or any of their respective successors or assigns) shall (i) consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers more than fifty percent (50%) of its properties and assets to any other Person, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.11; provided that, in the case of clause (ii), the transferee of such assets shall assume only its pro rata portion of the indemnification and payment obligations set forth in this Section 6.11 (in accordance with the proportion of the properties and assets of Parent or the Surviving Corporation acquired by such transferee), and Parent and the Surviving Corporation shall remain liable and responsible for any portion of such indemnification and payment obligations not assumed by such transferee.

6.12 Stockholder Litigation. The Company shall promptly notify Parent of any stockholder litigation or Action against it or any of its Representatives arising out of or relating to this Agreement, the Merger or any other transactions contemplated by this Agreement and shall keep Parent reasonably informed regarding any such stockholder litigation or Action. Until the termination of this Agreement in accordance with Article VIII, the Company shall provide Parent (a) an opportunity to review and to propose comments to all filings or written responses to be made by the Company in connection with any stockholder litigation or Action against the Company and its directors relating to any transaction contemplated by this Agreement, and the Company shall give reasonable and good-faith consideration to any comments proposed by Parent and (b) give Parent the opportunity to otherwise participate in (but not control) the defense and/or settlement of any such litigation or Action (in each case at Parent’s expense) and shall consider in good faith Parent’s advice with respect to such litigation or Action. In no event shall the Company enter into or agree to any settlement or compromise, or take any action to settle or compromise, with respect to such stockholder litigation or Action without Parent’s consent, such consent not to be unreasonably withheld, delayed or conditioned.
6.13 Financing.
(a) Prior to the Closing, each of Parent and Merger Sub shall use reasonable best efforts to take all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing subject only to the conditions described in the applicable Commitment Letter on a timely basis, but taking the Marketing Period into consideration, on or prior to the date on which the Merger is required to be consummated pursuant to the terms hereof, including by (i) maintaining in effect the Commitment Letters, (ii) negotiating and entering into definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent with the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in any related fee letter), or, at the discretion of Parent, such other terms more favorable to Parent and that do not contain any Prohibited Modification, and (iii) satisfying (or obtaining the waiver of), on a timely basis (after taking into account the timing of the Marketing Period), all conditions in the Commitment Letters and the Definitive Agreements that are within its control. Each of Parent and Merger Sub shall use its reasonable best efforts to comply with its respective obligations under each Commitment Letter, and assuming the satisfaction of the conditions set forth in Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied at the Closing), and completion of the Marketing Period, cause the Debt Financing to be funded, in each case, in a timely and diligent manner. Without limiting the generality of the foregoing, in the event that all conditions contained in the applicable Commitment Letter or the applicable Definitive Agreement (other than the consummation of the Merger and those conditions that by their nature are to be satisfied or waived at the Closing and those conditions the failure of which to be satisfied is attributable to a breach by Parent or Merger Sub of its representations, warranties, covenants or agreements contained in this Agreement) have been satisfied, each of Parent and Merger Sub shall use their reasonable best efforts to cause the Debt Financing Sources and/or the Equity Investors, as applicable, to fund the Financing.
(b) Each of Parent and Merger Sub shall not, without the prior written consent of the Company: (i) permit, consent to or agree to any amendment, replacement, supplement or modification to, or any waiver of any provision or remedy under, any provision or remedy under, any of the Equity Commitment Letters, (ii) permit, consent to or agree to any amendment, replacement, supplement or modification to, or any waiver of any provision or remedy under, any provision or remedy under, the Debt Commitment Letter or any of the Definitive Agreements if such amendment, replacement, supplement, modification or waiver (A) imposes new or additional conditions or adversely modifies any existing conditions, including by expanding, amending or modifying any of the conditions, in each case, to the consummation or receipt of the Financing on the Closing Date in an amount sufficient to fund the Financing Amounts, (B) reduces the aggregate principal amount of the Debt Financing contemplated in the Debt Commitment Letter (including by changing the amount of fees to be paid or the original issue discount) together with the aggregate amount of the Equity Financing contemplated in the Equity Commitment Letters below the Financing Amounts, (C) would reasonably be expected to materially and adversely affect the ability of Parent or Merger Sub to enforce its rights against other parties to the Debt Commitment Letter or the Definitive Agreements as so amended, modified or waived, relative to the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letter as in effect on the date of this Agreement, (D) would otherwise reasonably be expected to make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing on the date on which the Merger is required to be consummated pursuant to the terms hereof less likely to occur, (E) would otherwise reasonably be expected to prevent, impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement or (F) would restrict or would provide that the terms of the Debt Financing prohibit or restrict in any way (x) the execution and delivery by Parent and the Surviving Corporation of, or the performance by Parent or the Surviving Corporation of their respective obligations under, the CVR Agreement or (y) the distribution or dividend of cash or other assets by any Subsidiary of Parent to Parent or any other Subsidiary of Parent (including the Surviving Corporation) in order to permit Parent and the Surviving Corporation to perform their respective obligations under the CVR Agreement (it being understood and agreed that the terms of the Debt Commitment Letter delivered to the Company on the date hereof (without giving effect to any redacted terms) do not otherwise contravene this clause (F)) (each of clauses (A) through (F), a “Prohibited Modification”); or (iii) terminate any of the Commitment Letters or any Definitive Agreement (other than in connection with a replacement of such Debt Financing that does not constitute a Prohibited Modification); provided that, however, for the avoidance of doubt, Parent and Merger Sub may, without the prior written consent of the Company, amend, replace, supplement and/or modify the Debt Commitment Letter to effectuate any “market flex” terms contained in the fee letter relating to the Debt Financing or as expressly contemplated thereby as of the date hereof solely to replace in part or add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Debt Commitment Letter as of the date hereof (and to make conforming changes in relation thereto) but only to the extent doing so would not have the effects described in clauses (i)(A) through (F) above or as otherwise expressly permitted under this Agreement in connection with an Alternate Debt Financing (and, for the avoidance of doubt, none of the foregoing matters in this proviso shall constitute a Prohibited Modification). Each of Parent and Merger Sub shall promptly deliver to the Company copies of any such amendment, modification or waiver. Any reference in this Agreement to “Equity Financing” shall include the financing contemplated by the Equity Commitment Letters as amended or modified in express compliance with this Section 6.13(b), and “Equity Commitment Letter” shall include such document as amended or modified in express compliance with this Section 6.13(b). Any reference in this Agreement to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as amended or modified in express compliance with this Section 6.13(b), and “Debt Commitment Letter” shall include such document as amended or modified in express compliance with this Section 6.13(b).
(c) In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, Parent shall (i) promptly notify the Company of such unavailability and the reason therefor and (ii) use reasonable best efforts to arrange and as promptly as practicable following the occurrence of such event obtain alternative debt financing (in an amount sufficient, when taken together with the available portion of the Financing, to consummate the transactions contemplated by this Agreement and to pay the Financing Amounts) from alternative sources on terms and conditions no less favorable to Parent or Merger Sub than those contained in the Debt Commitment Letter as in effect on the date of this Agreement (in each case, including any “flex” provisions applicable thereto) (provided that no New Debt Commitment Letter shall contain any terms or conditions that would have been prohibited pursuant to Section 6.13(b) if the same had been effected through an amendment or modification of the Debt Commitment Letter (except with the prior written consent of the Company)) (the “Alternate Debt Financing”), and to obtain one or more new financing commitment letters with respect to such Alternate Debt Financing (together with any related fee letter, the “New Debt Commitment Letter”), which shall replace the existing Debt Commitment Letter, a true and complete copy of which shall be provided by Parent or Merger Sub, as applicable, to the Company promptly after Parent or Merger Sub, as applicable, obtains it (it being understood and agreed that any fee letter so provided to the Company in connection with any New Debt Commitment Letter may be redacted in the same manner as set forth in the definition of “Debt Commitment Letter” as in effect on the date hereof); provided that, notwithstanding the foregoing, Parent and Merger Sub shall not be required to obtain Alternate Debt Financing that would require Parent or Merger Sub to pay fees, original issue discount or other amounts that, taken as a whole, exceed the aggregate fees, original issue discount and other amounts contemplated to be paid under the Debt Commitment Letter (including after giving effect to any “flex provisions” in the Debt Commitment Letter that are reasonably expected to be incorporated as definitive and final terms of the applicable debt) and with terms (including after giving effect to any “flex provisions” in the Debt Commitment Letter that are reasonably expected to be incorporated as definitive and final terms of the applicable debt) that are materially less favorable to Parent and Merger Sub than those set forth in the Debt Commitment Letter. In the event any New Debt Commitment Letter is obtained, (A) any reference in this Agreement to the “Debt Financing” shall mean, with respect to the Debt Financing, the debt financing contemplated by the Debt Commitment Letter (as the meaning of such term is modified pursuant to clause (B) below) and (B) any reference in this Agreement to the

“Debt Commitment Letter” shall be deemed to include the Debt Commitment Letter to the extent not superseded by the New Debt Commitment Letter at the time in question and the New Debt Commitment Letter to the extent then in effect. Parent or Merger Sub, as applicable, shall provide the Company with prompt written notice of any actual or threatened breach, default, termination or repudiation by any party to any of the Commitment Letters or any Definitive Agreement with respect to which Parent or Merger Sub, as applicable, is aware, and a copy of any written notice or other written communication from any Debt Financing Source, the Equity Investors or other financing source with respect to any actual or threatened breach, default, termination or repudiation by any party to the Commitment Letters or any Definitive Agreement of any provision thereof. Each of Parent and Merger Sub shall, upon request, keep the Company reasonably informed on a current basis of the status of its efforts to consummate the Financing. The foregoing notwithstanding, compliance by Parent and Merger Sub with this Section 6.13 shall not relieve Parent or Merger Sub of its obligations to consummate the transactions contemplated by this Agreement whether or not the Financing is available, and each of Parent and Merger Sub acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein are not conditioned upon or contingent on the availability or consummation of the Debt Financing, the availability of any Alternate Debt Financing or receipt of the proceeds therefrom.
6.14 Other Actions by the Company.
(a) Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub and the members of their respective boards of directors shall use reasonable best efforts to, to the extent permitted by applicable Law, grant such approvals and take such actions as are necessary so that the Merger or such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use reasonable best efforts to eliminate or minimize the effects of such statute or regulation on such transactions.
(b) Section 16 Matters. The Company and the Company Board (or a duly formed committee thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.
(c) Resignations. At or prior to the Closing, at the written request of Parent, the Company shall use commercially reasonable efforts to deliver to Parent the resignation of each member of the Company Board, in each case, effective as of (and conditioned upon) the Closing.
6.15 Obligations of Parent.
(a) Parent shall cause Merger Sub and, after the Closing, the Surviving Corporation, to comply with, duly perform, satisfy and discharge on a timely basis, all of their respective covenants, obligations and liabilities under this Agreement and the Guarantees, as applicable and, in each case, any failure by any of them to comply with such obligations shall be deemed for all purposes of this Agreement to be a breach of this Agreement by Parent.
(b) Parent, in its capacity as the sole stockholder of Merger Sub, shall, in accordance with applicable Law and its certificate of incorporation and bylaws, approve and adopt this Agreement by written consent immediately following its execution.
(c) Prior to the Effective Time, without the prior written consent of the Company, Parent shall not permit or agree to permit any Person to obtain any equity interests (or rights to obtain any equity interests) in Parent or any Person of which Merger Sub is a direct or indirect Subsidiary to the extent such action would reasonably be expected to (A) prevent, materially delay or materially impede the obtaining of the expiration of the waiting period applicable to the Merger under the HSR Act or the receipt of all required governmental approvals with respect to the Required Jurisdictions or (B) result in the failure of the condition set forth in Section 7.1(c) or Section 7.1(d).

6.16 Financing Cooperation.
(a) Prior to the Closing, the Company shall use its reasonable best efforts, and shall cause its Subsidiaries and their respective Representatives to use reasonable best efforts, to provide customary cooperation for debt financings similar to the Debt Financing, to the extent reasonably requested by Parent or Merger Sub in writing and at Merger Sub’s sole expense (other than Excluded Costs), in connection with the arrangement or consummation of the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries), including using reasonable best efforts to:
(i) cause management of the business of the Company, with appropriate seniority and expertise, to assist in the preparation for and participate in a reasonable number of customary investor and lender meetings (including a reasonable and limited number of one-on-one meetings and calls that are requested in advance with or by the parties acting as lead arrangers or agents for, and prospective lenders of, the Debt Financing), presentations, road shows, due diligence and drafting sessions and sessions with rating agencies and accountants, at reasonable times and with reasonable advance notice, and in each case which shall be virtual unless otherwise agreed to by the Company;
(ii) to the extent required by the Debt Financing, to facilitate the pledging and the granting and perfection of security interests in collateral of the Company, effective no earlier than the Closing;
(iii) provide at least three (3) Business Days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer”, anti-money laundering rules and regulations and beneficial ownership rules and regulations, including the USA PATRIOT Act and 31 C.F.R. § 1010.230, relating to the Company or any of its Subsidiaries, in each case as reasonably requested by Parent at least nine (9) Business Days prior to the Closing Date;
(iv) to the extent reasonably requested by Parent, provide reasonable and customary assistance to Merger Sub in obtaining corporate and facilities credit ratings with respect to the Debt Financing;
(v) assist in the preparation of, and facilitate the execution and delivery at the Closing of, Definitive Agreements, including schedules, guarantee and collateral documents and customary closing certificates to the extent required by the Debt Commitment Letter (including a solvency certificate in the form set forth on Annex I to Exhibit C of the Debt Commitment Letter);
(vi) facilitate in the taking of all corporate and other similar actions, subject to and contingent upon the occurrence of the Closing, reasonably necessary to permit the consummation of the Debt Financing on the Closing Date; it being understood that (A) no such corporate or other action will occur or take effect prior to the Closing and (B) any such corporate or other action will only be required of the directors, members, partners, managers or officers of the Company and its Subsidiaries who retain (or are appointed to) their respective positions as of and following the Closing;
(vii) provide reasonable and customary assistance to Parent and the Debt Financing Source in the preparation of customary offering memoranda, private placement memoranda, bank information memoranda, syndication memoranda, ratings agency presentations, lender presentations and investor presentations (including (A) if reasonably necessary and requested by the Debt Financing Sources, furnishing (x) records, data or other information reasonably available and necessary to support any statistical information or claims relating to the Company appearing in such materials and (y) customary executed certificates of the chief financial officer (or other comparable officer) of the Company with respect to historical financial information (but not, for the avoidance of doubt, pro forma financial information) included in the materials and (B) providing customary authorization and representation letters authorizing the distribution of information relating to the Company and its Subsidiaries to prospective lenders or investors and containing representations with respect to presence of or absence of material non-public information relating to the Company and its Subsidiaries and the accuracy of the information relating to the Company and its Subsidiaries contained therein) and other customary marketing materials for the Debt Financing;
(viii) deliver the Required Information and such readily available other information regarding the Company as is reasonably requested by Parent or Merger Sub in connection with the Debt Financing and solely to the extent such information is of the type customarily provided by a borrower in connection with similar debt financings to the Debt Financing and can be prepared by the Company without unreasonable effort or undue burden (it being understood and agreed that, notwithstanding anything to the contrary contained herein, the Company shall not be required to provide any Excluded Information);
(ix) provide reasonable and customary assistance to Parent with Parent’s preparation of projections and pro forma financial information (including pro forma financial statements) of the type customarily included in offering documents or marketing materials for debt financings similar to the Debt Financing, it being agreed that the Company will not be required to provide any information or assistance relating to (A) the proposed aggregate amount of debt financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt, (B) any post-Closing or pro forma cost savings, synergies, capitalization or ownership desired to be incorporated into any information used in connection with the Debt Financing or (C) any financial information related to Parent or any of its Subsidiaries; and
(x) cooperate with the Debt Financing Sources’ due diligence, to the extent customary and reasonable.
(b) The foregoing notwithstanding, none of the Company nor any of its Subsidiaries nor any of its or their respective Representatives shall be required to take or permit the taking of any action pursuant to this Section 6.16 or Section 6.18 that could (i) require the Company or its Subsidiaries or any of its or their respective Representatives (collectively, the “Company Cooperation Parties”) to pass resolutions or consents to approve or authorize the execution of the Debt Financing, any Debt Tender Offer or any Redemption or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case that are not conditioned on the occurrence of the Closing (other than the execution of customary authorization and representation letters in connection with the obligations set forth above, and the execution of any documents as expressly provided in Section 6.18); provided that (1) in no event shall the Company or its Subsidiaries be required to assume any expense in connection with the execution of such documents and (2) any action will only be required of the directors, members, partners, managers or officers of the Company and its Subsidiaries who retain (or are appointed to) their respective positions as of and following the Closing, (ii) cause any representation or warranty in this Agreement to be breached by any Company Cooperation Party or require any Company Cooperation Party to make a representation, warranty or certification that, in good faith determination of such Person, is not true, (iii) require any Company Cooperation Party to (A) pay any commitment or other similar fee or incur any other expense, liability or obligation whatsoever other than, in the case of the Company and its Subsidiaries, (x) under customary authorization and representation letters and (y) any such fee, expense, liability or obligation that is effective on or after the Closing or (B) require any Company Cooperation Party to enter into or approve any Debt Financing (other than, in the case of the Company and its Subsidiaries, any such approval that is conditioned on the occurrence of the Closing) or incur any obligation under any agreement, certificate, document or instrument (other than, in the case of the Company and its Subsidiaries, obligations that are effective only upon or after the Closing)or (iv) cause any director, officer, employee or stockholder or other Representative of the Company Cooperation Parties to incur any personal liability, (v) conflict with or violate the organizational documents of the Company Cooperation Parties or any applicable Laws or any applicable Order or result in the disclosure or access to any trade secrets or competitively sensitive information to third parties and/or jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege, (vi) conflict or be reasonably expected to result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Material Contract to which any of the Company Cooperation Parties is a party, (vii) [reserved], or (viii) provide or deliver any internal or external legal opinions by the Company Cooperation Parties (other than a Company Indenture Legal Opinion or Company Redemption Legal Opinion as expressly provided in Section 6.18), (ix) require any of the Company Cooperation Parties to consent to a pre-filing of UCC-1s or any other grant of Liens or that result in any Company Cooperation Party being responsible to any third parties for any representations or warranties prior to the Closing or (x) require any of the Company Cooperation Parties to prepare or deliver any Excluded Information. Nothing contained in this Section 6.16 or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing or other financing or require any other Company Cooperation Party to be an issuer or other obligor with respect to the Debt Financing or other financing or to incur any liability or expense whatsoever.

(c) Parent shall, promptly, on the Company’s written request therefor, reimburse the Company Cooperation Parties for all costs incurred by any of the Company Cooperation Parties in connection with fulfilling their respective obligations pursuant to this Section 6.16 and Section 6.18 (including all reasonable and documented out-of-pocket costs and attorneys’ fees and expenses) or otherwise in connection with marketing or arranging of the Debt Financing or any other financing of Parent or Merger Sub, any Debt Tender Offer or any Redemption, but in any event, excluding costs relating to ordinary course financial statement preparation, any litigation initiated by the Company or its Subsidiaries or controlled Affiliates in contravention of the requirements of Section 9.14 or financial reporting requirements or other costs that would have been incurred regardless of whether the Debt Financing occurred (collectively, “Excluded Costs”) and shall indemnify and hold harmless the Company Cooperation Parties from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees and expenses), interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Financing or any other financing of Parent or Merger Sub, any Debt Tender Offer or any Redemption, any action taken by them pursuant to this Section 6.16 or Section 6.18 and any information used in connection therewith or used with the cooperation by the Company Cooperation Parties, except if such liabilities or other losses are the result of the fraud, gross negligence or willful misconduct of the Company Cooperation Parties.
(d) The parties hereto acknowledge and agree that the provisions contained in this Section 6.16 represent the sole obligations of the Company Cooperation Parties with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Parent and/or Merger Sub with respect to the transactions contemplated by this Agreement and the Commitment Letters, and no other provision of this Agreement (including the Exhibits and Schedules hereto) or the Commitment Letters shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including the Financing) by Parent, Merger Sub or any of their respective Affiliates or any other financing or other transactions or the availability of, or ability to access, any cash on hand of the Company or its Subsidiaries be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.
(e) All non-public or otherwise confidential information regarding the Company Cooperation Parties obtained by Parent and its Representatives shall be kept confidential in accordance with the Confidentiality Agreements; provided that Parent shall be permitted to disclose information as is consistent with customary practices in connection with the Debt Financing. Parent and its Affiliates shall have the right to use the name and logo of the Company or any of its Subsidiaries in connection with any Financing; provided, that such name and logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect in any material respect the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives.
(f) The Company shall obtain and deliver to Parent at least one (1) Business Day prior to Closing a customary payoff letter with respect to the Company Credit Agreement, executed by the applicable agents or lenders (or their duly authorized agent or representative) under the Company Credit Agreement, together with all required UCC-3 termination statements and any other customary documents required to evidence the discharge of the liens and security interests related thereto upon repayment by Parent or Merger Sub on the Closing Date of all “Obligations” (as defined in the Company Credit Agreement) in accordance with the terms of such payoff letter (in each case, with reasonable best efforts of the Company to share a draft of such payoff letter with Parent at least five (5) Business Days prior to the Closing); and
(g) Notwithstanding anything to the contrary in this Agreement, the failure of the Company to comply with this Section 6.16 shall not give rise to the failure of a condition precedent set forth in Section 7.2(b) or a right to terminate this Agreement pursuant to Section 8.1(e) unless such failure is the result of a material breach by the Company of any provision of this Section 6.16 and is the proximate cause of Parent or Merger Sub being unable to obtain the proceeds of the Debt Financing at the Closing Date.
6.17 CVR Agreement. At or prior to the Effective Time, Parent shall authorize and duly adopt, execute and deliver, and will ensure that the Rights Agent executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement attached hereto as Exhibit A that are requested by such Rights Agent and approved prior to the Effective Time by Parent and the Company (which approval shall not be unreasonably withheld, conditioned or delayed). At the Effective Time, Parent shall cause the Surviving Corporation to authorize and duly adopt, execute and deliver, the CVR Agreement. Parent and the Company shall reasonably cooperate to ensure the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.
6.18 Treatment of Existing Notes.
(a) Parent may commence one or more offers to purchase, offers to exchange or solicitations of consents with respect to any or all of the outstanding aggregate principal amount of the Existing Notes at such price(s) specified by Parent and on such other terms and conditions as are reasonably acceptable to the Company and Parent and as are permitted by the terms of the applicable Indenture and applicable law (each, a “Debt Tender Offer”); provided that (i) the consummation of each such Debt Tender Offer shall not occur until, and shall be conditioned upon the occurrence of, the Closing and (ii) the consummation of any Debt Tender Offer shall not be a condition to the Closing. Subject to Section 6.16(b), the Company shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its Representatives to, provide all reasonable and customary cooperation reasonably requested by Parent in writing in connection with any Debt Tender Offer, including adopting any corporate authorizations that are reasonable and necessary for such Debt Tender Offer; provided that neither the Company nor counsel for the Company shall be required to furnish any certificates, legal opinions or negative assurance letters in connection with any Debt Tender Offer (other than in connection with the execution of any Company Supplemental Indenture relating to the Consent Solicitations, with respect to which the Company shall deliver customary officers’ certificates (the “Company Indenture Officers’ Certificates”) and (solely to the extent the trustee under the applicable Indenture requires an opinion of counsel to the Company) counsel to the Company shall provide customary legal opinions (the “Company Indenture Legal Opinions”), in each case, to the trustee under each applicable Indenture and solely to the extent such certificates or legal opinions, as applicable, would not conflict with applicable Laws and would be accurate in light of the facts and circumstances at the time delivered) or execute any other instruments or agreements in connection therewith other than as expressly required by this Section 6.18. The solicitation agent, information agent, depositary or other agent retained in connection with any Debt Tender Offer will be selected by Parent, retained by Parent, and their fees and out-of-pocket expenses will be paid directly by Parent. Subject to the receipt of any requisite consents in connection with any Debt Tender Offer, the Company and its Subsidiaries will execute one or more supplemental indentures (“Company Supplemental Indenture”) to the Indentures in accordance with the terms thereof amending the terms and provisions of such Indenture as described in the applicable Debt Tender Offer documents in a form as reasonably requested by Parent, which supplemental indentures shall become effective upon the execution thereof but shall become operative no earlier than the Closing.
(b) If requested by Parent, the Company shall, in accordance with and to the extent permitted by the applicable redemption provisions of the applicable series of Existing Notes and the applicable Indenture, use reasonable best efforts to (i) issue one or more notices of redemption for all or a portion of the outstanding aggregate principal amount of such series of Existing Notes, pursuant to the redemption provisions of such series of Existing Notes and the applicable Indenture, which notice of redemption shall be expressly conditioned on the occurrence of the Closing and (ii) cooperate and use reasonable best efforts to cause its Representatives to provide all cooperation reasonably requested by Parent in connection therewith; provided that (A) the consummation of any such redemption shall be conditioned upon the occurrence of the Closing and (B) unless a later date is specified by Parent, each such redemption shall be consummated substantially concurrently with the Closing. Neither the Company nor counsel for the Company shall be required to furnish any certificates, legal opinions or negative assurance letters in connection therewith (except that the Company shall deliver customary officers’ certificates in connection with the delivery of any notice of redemption (each, a “Company Redemption Officers’ Certificate”) and (solely to the extent the trustee under the applicable Indenture requires an opinion of counsel to the Company) counsel to the Company shall provide customary legal opinions in connection with the delivery of any notice of redemption (each, a “Company Redemption Legal Opinion”), in each case, to the trustee under each applicable Indenture and solely to the extent such certificates or legal opinions, as applicable, would not conflict with applicable Laws and would be accurate in light of the facts and circumstances at the time delivered). If a notice of conditional redemption is given, Parent shall ensure that on the Closing Date, so long as the applicable conditions of such redemption are satisfied, Parent has provided the Company with all funds necessary in connection with any such redemption. The redemption of any series of Existing Notes pursuant to the preceding sentence are referred to collectively as the “Redemption” of such series of Existing Notes.
(c) Parent shall prepare all necessary and appropriate documentation in connection with any Debt Tender Offer, including the offer to purchase, related letter of transmittal, consent solicitation statement and other related documents (collectively, the “Offer Documents”), and provide the Company and its counsel with an opportunity to comment and make reasonable changes to such documents a reasonable period of time prior to the commencement of such Debt Tender Offer and Parent shall consider in good faith any comments of the Company and its counsel. Parent and the Company shall reasonably cooperate with each other in the preparation of the Offer Documents. If at any time prior to the completion of any Debt Tender Offer any information in the Offer Documents should be discovered by the Company, on the one hand, or Parent, on the other, which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall use reasonable best efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by the Parent describing such information shall be disseminated by or on behalf of the Company to the holders of the Existing Notes subject to such Debt Tender Offer. In connection with any Debt Tender Offer, Parent may select one or more dealer managers, information agents, depositaries and other agents, in each case as shall be reasonably acceptable to the Company, to provide assistance in connection therewith and the Company shall enter into customary agreements (including indemnities) with such parties so selected.
ARTICLE VII
CONDITIONS
7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:
(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
(b) HSR Clearance. The waiting period (or any extensions thereof) applicable to the Merger under the HSR Act, in each case, relating to the Merger shall have expired or been terminated.
(c) Other Governmental Approvals. The governmental approvals required under the Antitrust Laws of the jurisdictions listed in Section 7.1(c) of the Company Disclosure Schedule (the “Required Jurisdictions”) shall have been obtained or any waiting or other time periods in relation to such Required Jurisdiction shall have lapsed, been waived by each of Parent and the Company or otherwise terminated.
(d) Laws or Orders. No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered after the date of this Agreement any Law (whether temporary, preliminary or permanent) or Order that is in effect that enjoins or otherwise prohibits consummation of the Merger.
(e) CFIUS Waiting Period. The CFIUS Waiting Period shall have expired or been terminated.
7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:
(a) Representations and Warranties. (i) The representation and warranty of the Company set forth in Section 5.1(g)(ii) (Absence of Material Adverse Effect) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date; (ii) each of the representations and warranties of the Company set forth in Section 5.1(b)(i) (Capital Structure) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), (iii) each of the representations and warranties of the Company set forth in Section 5.1(b) (Capital Structure) (other than Section 5.1(b)(i)), Section 5.1(a)(i) (Organization, Good Standing and Qualification), Section 5.1(c) (Corporate Authority; Approval and Fairness), Section 5.1(m) (Takeover Statutes), Section 5.1(x) (Brokers and Finders) and Section 5.1(y) (Related Party Transactions) shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time); and (iv) the other representations and warranties of the Company set forth in this Agreement (without giving effect to any materiality limitations, such as “material,” “in all material respects” and “Material Adverse Effect” set forth therein) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iv), for any failures of such representations and warranties to be so true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b) Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with all covenants and all obligations required to be performed or complied by it under this Agreement at or prior to the Closing Date.
(c) Company Closing Certificate. Parent and Merger Sub shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) are satisfied.
(d) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect that is continuing.
7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:
(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except as would not, individually or in the aggregate, reasonably be expected to prevent the ability of Parent or Merger Sub to consummate the Merger and deliver the Merger Consideration in accordance with Article IV.
(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed and complied in all material respects with all covenants and all obligations required to be performed or complied by it under this Agreement at or prior to the Closing Date.
(c) Parent Closing Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) are satisfied.
ARTICLE VIII
TERMINATION
8.1 Termination. This Agreement may be terminated and the Merger and any other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time:
(a) by mutual written consent of the Company and Parent;
(b) by either Parent or the Company, if the Merger shall not have been consummated on or before July 21, 2026 (the “Initial Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose action or failure to comply with its obligations under this Agreement has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or prior to such date; provided, further, that if on the Initial Outside Date, all the conditions to Closing, other than the conditions set forth in Section 7.1(b), Section 7.1(c) or Section 7.1(d) (in any case to the extent relating to an Antitrust Law), shall have been satisfied or, with respect to conditions which by their nature are to be satisfied at Closing, which shall be capable of being satisfied at such time, then the Initial Outside Date shall automatically be extended for up to one (1) additional three (3) month period (such extended date, the “Extended Outside Date”); provided, further, that in the event the Marketing Period has commenced but has not completed as of the Outside Date, the Outside Date shall automatically be extended to the date (the “Extension Date”) that is three (3) Business Days after the then-scheduled expiration date of the Marketing Period; provided, further, notwithstanding the foregoing provisions of this Section 8.1(b), Parent and the Company may mutually agree in writing to amend the Outside Date to any other date as agreed. As used in this Agreement, the term “Outside Date” shall mean the Initial Outside Date, unless the Initial Outside Date has been extended to an Extended Outside Date or such later date pursuant to the foregoing sentence, in which case, the term “Outside Date” shall mean the Extended Outside Date or such later date;
(c) by either Parent or the Company, if the Company Stockholder Approval shall not have been obtained if a vote shall have been taken thereon at the Company Stockholders Meeting or at any postponement, recess or adjournment thereof taken in accordance with this Agreement (and the Company Stockholders Meeting shall have concluded);
(d) by either Parent or the Company, if any court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, entered or enforced (i) any Order that permanently enjoins or otherwise permanently prohibits the consummation of the Merger and such Order shall become final and non-appealable or (ii) any Law that prohibits or makes illegal the consummation of the Merger.
(e) by Parent, if there has been a breach or inaccuracy of or failure to perform or comply with any representation, warranty, covenant or agreement set forth in this Agreement by the Company, or if any representation or warranty of the Company was or shall have become untrue, in either case such that any condition set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) sixty (60) days after the giving of notice thereof by Parent to the Company describing such breach or failure in reasonable detail and stating Parent’s intention to terminate this Agreement and abandon the Merger and any other transactions contemplated by this Agreement or (ii) three (3) Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement and abandon the Merger and any other transactions contemplated by this Agreement pursuant to this Section 8.1(e) shall not be available to Parent if it is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement that would give rise to the failure of any condition set forth in Section 7.3(a) or Section 7.3(b);
(f) by the Company, if there has been a breach or inaccuracy of or failure to perform or comply with any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Merger Sub, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that any condition set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) sixty (60) days after the giving of notice thereof by the Company to the breaching Party describing such breach or failure in reasonable detail and stating the Company’s intention to terminate this Agreement and abandon the Merger and any other transactions contemplated by this Agreement or (ii) three (3) Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement and abandon the Merger and any other transactions contemplated by this Agreement pursuant to this Section 8.1(f) shall not be available to the Company if it is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement that would give rise to the failure of any condition set forth in Section 7.2(a) or Section 7.2(b);
(g) by Parent, prior to the time the Company Stockholder Approval is obtained, if a Change of Recommendation shall have been made or occurred;
(h) by the Company, prior to the time the Company Stockholder Approval is obtained, if (i) the Company Board has authorized the Company to enter into in an Alternative Acquisition Agreement with respect to such Superior Proposal in accordance with Section 6.2(e), and (ii) prior to or concurrently with such termination the Company pays or causes to be paid the Company Termination Fee due to Parent in accordance with Section 8.2(b)(ii); or
(i) by the Company, at any time prior to the Effective Time, if (i) (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied at the Closing), (B) Parent failed to effect the Closing within three (3) Business Days after the date the Closing should have occurred pursuant to Section 1.2, (C) the Company stood ready, willing and able to take such actions to cause the Closing to occur on that date (and throughout such three (3) Business Day period) and the Company has given Parent irrevocable written notice on or prior to such date confirming that the Company stood ready, willing and able to consummate the transactions contemplated by this Agreement on that date (and throughout such three (3) Business Day period), and (D) Parent and Merger Sub fail to effect the Closing on or prior to the later of (1) the date of delivery of the written notification by the Company contemplated in the foregoing clause (D) and (2) the date that is three (3) Business Days after the date on which the Closing is otherwise required to occur pursuant to Section 1.2.
8.2 Effect of Termination and Abandonment.
(a) Except to the extent provided in Sections 8.2(b), 8.2(c), 8.2(e) and 8.2(f), in the event of termination of this Agreement and the abandonment of the Merger and any other transactions contemplated by this Agreement in accordance with Section 8.1, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its Representatives or Affiliates); provided that (x) subject to Section 8.2(e) and Section 8.2(f), no such termination shall relieve any Party of any liability or damages to the other Party resulting from any fraud or Willful and Material Breach of its obligations set forth in this Agreement and (y) the provisions set forth in Section 6.10, Section 6.16(c), this Section 8.2 and Article IX (and the relevant definitions therein) shall survive the termination of this Agreement. In addition to the foregoing, no termination of this Agreement will affect the rights, obligations or agreements of any Party pursuant to the Guarantees (other than as set forth therein), which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms (including the limitations and caps set forth therein).
(b) Subject to Section 8.2(f), in the event that this Agreement is terminated:
(i) (A) (1) by either the Company or Parent pursuant to Section 8.1(c) (Company Stockholder Approval Not Obtained) or (2) by Parent pursuant to Section 8.1(e) (Company Material Breach);
(B) an Acquisition Proposal shall have been made publicly or announced by the Company or the Company Board which Acquisition Proposal has not been publicly withdrawn at least three (3) Business Days prior to (1) the Company Stockholders Meeting (in the case of a termination pursuant to Section 8.1(c)) or (2) the date of such termination (in the case of a termination pursuant to Section 8.1(e)); and
(C) within twelve (12) months of such termination, the Company shall have entered into an Alternative Acquisition Agreement with respect to an Acquisition Proposal (regardless of whether the transaction contemplated by such Alternative Acquisition Agreement is consummated during such 12-month period) or shall have consummated a transaction that constitutes an Acquisition Proposal; provided that, for purposes of this Section 8.2(b), the references to “25% or more” in the definition of “Acquisition Proposal” shall be deemed to be references to “more than 50%”;
(ii) by Parent pursuant to Section 8.1(g) (Change of Recommendation); or
(iii) by the Company pursuant to Section 8.1(h) (Superior Proposal);
then, (1) in the case of Section 8.2(b)(i), concurrently with or prior to the earlier of entry into an Alternative Acquisition Agreement or consummation of a transaction that constitutes an Acquisition Proposal, (2) in the case of Section 8.2(b)(ii), within two (2) Business Days after termination of this Agreement and (3) in the case of Section 8.2(b)(iii), concurrently with or prior to termination of this Agreement, the Company shall pay or cause to be paid the Company Termination Fee to Parent by wire transfer of immediately available funds to an account designated in writing by Parent.
(c) Subject to Section 8.2(e) and Section 8.2(f), if this Agreement is terminated by the Company pursuant to Section 8.1(f) (Parent Breach) or Section 8.1(i) (Parent Failure to Close) (or by Parent pursuant to Section 8.1(b) (Outside Date) if at such time the Company could have validly terminated this Agreement pursuant to Section 8.1(f) (Parent Breach) or Section 8.1(i) (Parent Failure to Close) within three (3) Business Days of such termination by Parent pursuant to Section 8.1(b) (Outside Date)), then, within two (2) Business Days after termination of this Agreement, Parent shall pay or cause to be paid a termination fee of $900,000,000 (the “Parent Termination Fee”) to the Company by wire transfer of immediately available funds to an account designated in writing by the Company.

(d) Each Party acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no Party would have entered into this Agreement; accordingly, if the Company or Parent fails to timely pay Parent or the Company any amount due pursuant to Section 8.2(b) or Section 8.2(c), as applicable (any such amount due, a “Termination Payment”), and, to obtain such Termination Payment, the Party owed a Termination Payment commences a suit that results in a judgment against the Party owing the applicable Termination Payment, the owing Party shall pay to the owed Party (i) its reasonable and documented costs and expenses (including attorneys’ fees) in connection with such suit and (ii) interest on the Termination Payment from and including the date payment of such amounts were due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made (clauses (i) and (ii) collectively, the “Interests and Expenses”); provided that, in no event shall the aggregate Interests and Expenses payable by the Company exceed $10,000,000 in the aggregate and in no event shall the aggregate Interests and Expenses payable by Parent exceed $10,000,000 in the aggregate; provided, further, that if such suit does not result in a judgment against the Party who was alleged to owe the Termination Payment, the Party who brought such suit shall pay to such Party who was alleged to owe the Termination Payment its reasonable and documented costs and expenses (including attorneys’ fees) in connection with such suit (not to exceed $10,000,000 in the aggregate).
(e) Notwithstanding anything to the contrary in this Agreement (but, for the avoidance of doubt, without limiting the Parties’ rights under Section 8.2(f)(ii)), (i) under no circumstances will the collective monetary damages or liabilities payable by (x) (A) Parent, Merger Sub, the Equity Investors or the Guarantors or (B) the Related Parties of each of Parent, Merger Sub, the Equity Investors or the Guarantors under or in respect of this Agreement or the transactions contemplated hereby exceed an amount equal to $900,000,000 (the “Liability Limitation”) (and any costs, expenses, interest and other amounts payable pursuant to Section 6.16(c) and Section 8.2(d)) or (y) by the Company or any of their Affiliates under or in respect of this Agreement or the transactions contemplated hereby exceed the Liability Limitation, (ii) if Parent or Merger Sub breaches this Agreement (whether willfully (including a Willful and Material Breach), intentionally, unintentionally or otherwise) or fails to perform hereunder (whether willfully (including a Willful and Material Breach), intentionally, unintentionally or otherwise) or in the case of fraud, then, except for the right to seek specific performance in accordance with and subject to the terms and conditions of Section 9.5(b) and enforce Parent’s rights under the Equity Commitment Letters to the extent permitted in accordance with their terms, the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) against (I) Parent, Merger Sub, the Equity Investors or the Guarantors or (II) the Related Parties of each of Parent, Merger Sub, the Equity Investors or the Guarantors for any breach, loss, damage or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith (other than the CVR Agreement after the execution thereof at the Closing) or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith shall be for the Company to (x) receive payment of the Parent Termination Fee if payable pursuant to Section 8.2(c) (and any costs, expenses, interest and other amounts payable pursuant to Section 6.16(c) and Section 8.2(d)) or (y) seek to recover monetary damages from Parent in connection with any termination of this Agreement in the event of fraud or Willful and Material Breach by Parent in a circumstance in which the Parent Termination Fee is not actually paid and, in each case of clauses (x) and (y), to enforce the Guarantees to the extent permitted in accordance with their terms; provided, that in no event shall Parent be subject to monetary damages in excess of the amount of the Liability Limitation in the aggregate (and any costs, expenses, interest and other amounts to the extent payable pursuant to Section 6.16(c) and Section 8.2(d)), and (iii) in no event will any of (x) the Company or any of its Related Parties, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award for any breach, loss, damage or failure to perform under this Agreement or any certificate or other document delivered in connection herewith (other than to the extent permitted under the CVR Agreement after the execution thereof at the Closing) or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith (which, for the avoidance of doubt, shall not limit the Company’s right to seek, in the alternative, specific performance pursuant to Section 9.5(b) and to enforce Parent’s rights under the Equity Commitment Letters to the extent permitted in accordance with their terms) (1) in excess of the Liability Limitation (and any costs, expenses, interest and other amounts payable pursuant to Section 6.16(c) and Section 8.2(d)) against (I) Parent, Merger Sub, the Equity Investors or the Guarantors, or (II) the Related Parties of each of Parent, Merger Sub, the Equity Investors or the Guarantors or (2) in a circumstance in which the Parent Termination Fee is actually paid (other than any costs, expenses, interest and other amounts to the extent payable pursuant to

Section 6.16(c) and Section 8.2(d)) and (y) Parent, Merger Sub, the Equity Investors, the Guarantors or any of their respective Related Parties seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award for any breach, loss, damage or failure to perform under this Agreement or any certificate or other document delivered in connection herewith (other than to the extent permitted under the CVR Agreement after the execution thereof at the Closing) or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith (which, for the avoidance of doubt, shall not limit Parent’s right to seek, in the alternative, specific performance pursuant to Section 9.5(b) and to enforce Parent’s rights under the Equity Commitment Letters to the extent permitted in accordance with their terms) in excess of the Liability Limitation (and any costs, expenses, interest and other amounts to the extent payable pursuant to Section 6.16(c) and Section 8.2(d)) against (I) the Company or (II) the Related Parties of the Company. For the purposes of this Agreement, a “Related Party” of a Person shall mean such Person’s former, current, or future direct or indirect general or limited partners, direct or indirect equityholders, stockholders, controlling person, directors, officers, employees, managers, members, Affiliates, affiliated (or commonly advised) funds, assignees, agents and other Representatives or any of their respective assignees or successors or any former, current, or future direct or indirect general or limited partners, direct or indirect equityholders, stockholders, controlling person, directors, officers, employees, managers, members, Affiliates, affiliated (or commonly advised) funds, assignees, agents and other Representatives of any of the foregoing; provided, that the Debt Financing Parties shall be deemed to be Related Parties of Parent and Merger Sub for purposes of this provision. In no event shall the Company be required to pay the Company Termination Fee on more than one occasion and in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.
(f) Notwithstanding anything to the contrary herein, but subject to Section 8.2(e), (i) Parent’s right to seek to recover monetary damages (subject to the Liability Limitation (and any costs, expenses, interest and other amounts payable pursuant to Section 8.2(d))) from the Company in the event of fraud or Willful and Material Breach by the Company, (ii) a Party’s right in connection with claims against the parties to the Confidentiality Agreements or the Guarantees (subject to the limitations and cap set forth therein) in accordance with the terms thereof, (iii) if this Agreement is terminated pursuant to Section 8.1 in circumstances in which the Company Termination Fee is payable pursuant to Section 8.2(b), Parent’s right to receive the Company Termination Fee and any additional amounts if payable pursuant to Section 8.2(d) from the Company, (iv) the Company’s right to (1) if this Agreement is terminated pursuant to Section 8.1 in circumstances in which the Parent Termination Fee is payable pursuant to Section 8.2(c), the Parent Termination Fee and any additional amounts if payable pursuant to Section 6.16(c) and Section 8.2(d) from Parent or (2) seek to recover monetary damages from Parent in connection with any termination of this Agreement in the event of fraud or Willful and Material Breach by Parent in a circumstance in which the Parent Termination Fee is not actually paid (provided, that in no event shall Parent be subject to monetary damages in excess of the amount of the Liability Limitation in the aggregate (and any costs, expenses, interest and other amounts payable pursuant to Section 6.16(c) and Section 8.2(d))), (v) a Party’s right to specific performance pursuant to Section 9.5(b) to the extent permitted by Section 9.5(b) and Section 9.5(c) and to enforce Parent’s rights to the extent permitted under the Equity Commitment Letters in accordance with their terms, (vi) the Company’s right to reimbursement from Parent under Section 6.16(c) shall be the sole and exclusive remedies of such Party and its Subsidiaries and any of their respective Related Parties against the other Party, the other Party’s Subsidiaries and any of the other Party’s or its Subsidiaries’ respective Related Parties, in each case, when and if due and payable in accordance with their terms and subject to the limitations with respect thereto, for any cost, expense, loss or damage suffered as a result of any breach of, or arising from or otherwise in connection with (A) any covenant or agreement in this Agreement, the Equity Commitment Letters, the Debt Commitment Letters, the Guarantees, or any agreements, instruments and documents contemplated hereby (other than to the extent permitted under the CVR Agreement after the execution thereof at the Closing) or the transactions contemplated hereby or thereby, (B) the failure of the Merger or any other transactions contemplated by this Agreement to be consummated (including the funding of the Financing), (C) any breach or Willful and Material Breach (or threatened or alleged breach) of, or failure (or threatened or alleged failure) to perform under, this Agreement or any of the documents contemplated hereby (other than to the extent permitted under the CVR Agreement after the execution thereof at the Closing) or (D) any oral representation made or alleged to have been made in connection herewith or therewith; provided, however, that in no event will (x) the Company be entitled to both (but which, for the avoidance of doubt, shall not limit the Company’s right to seek, in the alternative) payment of the Parent Termination Fee or any monetary damages, on the one hand, and a grant of specific performance that results in the occurrence of the Closing, on the other hand or both the payment of the Parent Termination Fee and any monetary damages (other than any costs, expenses, interest and other amounts to the extent payable pursuant to Section 6.16(c) and Section 8.2(d)) or (y) Parent or Merger Sub be entitled to both (but which, for the avoidance of doubt, shall not limit Parent’s right to seek, in the alternative) payment of the Company Termination Fee or any monetary damages, on the one hand, and a grant of specific performance that results in the occurrence of the Closing, on the other hand. Each of the Parties acknowledges and agrees that the Termination Payments are not intended to be penalties, but rather are liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, in the circumstances in which such Termination Payment is due and payable, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger and any other transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision.
(g) Notwithstanding the foregoing, nothing in this Section 8.2 shall (i) preclude any liability of the Debt Financing Sources to Parent, Merger Sub and their Affiliates under the Definitive Agreements, nor limit the Parent, Merger Sub and their Affiliates from seeking to recover any such damages or obtain equitable relief from or with respect to any Debt Financing Source pursuant to the Definitive Agreements or (ii) after the execution of the CVR Agreement at the Closing, limit, affect, impact, apply to or restrict in any way the CVR Agreement, the obligations thereunder, the enforcement thereof in accordance with its terms or any remedy, cost, expense, loss or damage suffered as a result of any breach of, or arising from or otherwise in connection with, the CVR Agreement in accordance with its terms and subject to the limitations set forth therein.
ARTICLE IX
MISCELLANEOUS AND GENERAL
9.1 Survival Following Consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV, Section 6.9 (Employee Benefits) and Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) and any other covenant or agreement contained in this Agreement that by its terms applies in whole or in part after the Effective Time shall survive the consummation of the Merger in accordance with their respective terms. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger.
9.2 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification by Parent, Merger Sub and the Company, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided that after the receipt of the Company Stockholder Approval, no amendment shall be made that by applicable Law requires further approval by the Company’s stockholders without obtaining such further approval.
9.3 Waiver. The conditions to each of the respective Parties’ obligations to consummate the Merger and any other transactions contemplated by this Agreement are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in a written instrument duly executed and delivered by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law (except to the extent specifically provided otherwise in Section 8.2).
9.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.
9.5 Governing Law and Venue; Waiver of Jury Trial; Specific Performance.
(a) This Agreement and any action (whether at law, in contract or in tort) that may directly or indirectly be based upon, relate to or arise out of this Agreement or any transaction contemplated hereby, or the negotiation, execution or performance hereunder shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the

State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties (a) expressly submits to the personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court of the United States of America within the State of Delaware) (the “Chosen Courts”), in the event any dispute between the Parties (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (b) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum with respect to such a claim, and (c) agrees that it shall not bring any claim, action or proceeding against any other Parties relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each Party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 9.6, such service to become effective ten (10) days after such mailing. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.
(b) The Parties acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with their specific terms or otherwise breach or threaten to breach any such provisions. It is accordingly agreed that, at any time prior to the termination of this Agreement pursuant to Article VIII, subject to the limitations set forth therein and in this Section 9.5(b), the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, including the right of a Party to cause each other Party to consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions of this Agreement in any court referred to in Section 9.5(a) without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable or not appropriate for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. The Parties hereto agree that, notwithstanding any other provision of this Agreement to the contrary, the Company’s right to specific performance (or any other equitable relief) to cause Parent and Merger Sub to consummate the Closing if and when required hereunder shall be subject to Section 9.5(c).
(c) Notwithstanding Section 9.5(b) or anything to the contrary in this Agreement, it is explicitly agreed that the Company shall be entitled to obtain specific performance (or any other equitable relief) of Parent’s and Merger Sub’s obligation to consummate the Closing if and when required hereunder, if, and only in the event that:
(i) Parent and Merger Sub failed to effect the Closing when required in accordance with Section 1.2 of this Agreement;
(ii) all the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied at the Closing) at the time when the Closing would have been required to occur;
(iii) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing; and

(iv) the Company stood ready, willing and able to take such actions to cause the Closing to occur the date the Closing should have occurred pursuant to Section 1.2 and the Company has given Parent irrevocable written notice on or prior to such date confirming that the Company stood ready, willing and able to consummate the transactions contemplated by this Agreement on that date.
(d) Notwithstanding any other provision of this Agreement to the contrary, under no circumstances will the Company or any Related Party of the Company be permitted or entitled to receive both specific performance that results in the occurrence of the Closing, on the one hand, and the Parent Termination Fee or any monetary damages, on the other hand; provided that, notwithstanding anything to the contrary in this Section 9.5(d) each Party expressly acknowledges and agrees that the election to pursue an injunction, specific performance or other equitable relief prior to the termination of this Agreement shall not restrict, impair or otherwise limit either Party from seeking in the alternative from the Chosen Court monetary damages up to the Liability Limitation. Subject to the preceding sentence, the Parties further agree that by seeking the remedies provided for in Section 9.5(b), a party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a party under this Agreement, any Equity Commitment Letter or any Guarantee.
9.6 Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by any Party to the other Parties to this Agreement shall be in writing and (a) served by personal delivery upon the Party for whom it is intended, (b) served by an internationally recognized overnight courier service upon the Party for whom it is intended, (c) delivered by registered or certified mail, return receipt requested or (d) sent by email (provided no notice is received by the electronic mail sender indicating that such electronic mail was undeliverable or otherwise not delivered):

If to Parent or Merger Sub:

Hopper Parent Inc.
c/o Blackstone Inc.
345 Park Avenue
New York, NY 10145
Attention:	Ram Jagannath
Email:	[***]

and

c/o TPG Global, LLC
301 Commerce Street, Suite 3300
Fort Worth, TX 76102
Attention:	Office of General Counsel
c\o Deirdre Harding; Matthew Cowcher
Email:	[***]
[***]

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:	Peter Martelli, P.C.
Lauren Colasacco, P.C.
Christopher Burwell
Daniel Yip
Email:	peter.martelli@kirkland.com
lauren.colasacco@kirkland.com
christopher.burwell@kirkland.com
daniel.yip@kirkland.com

If to the Company:

Hologic, Inc.
250 Campus Dr
Marlborough, MA 01752
Attention:	Anne Liddy
Email:	[***]

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:	Adam O. Emmerich
Benjamin M. Roth
Email:	AOEmmerich@wlrk.com
BJRoth@wlrk.com

or to such other Person or addressees as has or have been designated in writing by the Party to receive such notice provided above. Any notice, request, instruction or other communications or document given as provided above shall be deemed given to the receiving Party (w) upon actual receipt, if delivered personally, (x) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier, (y) three (3) Business Days after deposit in the mail, if sent by registered or certified mail or (z) if sent by email (so long as there is no return error message or notification of non-delivery). Copies to outside counsel are for convenience only and failure to provide a copy to outside counsel does not alter the effectiveness of any notice, request, instruction or other communication otherwise given in accordance with this Section 9.6.
9.7 Entire Agreement.
(a) This Agreement (including any exhibits, annexes and schedules hereto) and the documents and other agreements among the Parties, or any of them, as contemplated by or referred to herein, including the Guarantees, the Commitment Letters and the CVR Agreement, together with each other agreement entered into by or among any of the Parties as of the date of this Agreement that makes reference to this Section 9.7, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter hereof.
(b) The Company Disclosure Schedule and the Parent Disclosure Schedule are “facts ascertainable” as that term is used in Section 251(b) of the DGCL and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein.
9.8 No Third-Party Beneficiaries. Except (x) for the rights of the Related Parties of Parent, Merger Sub, the Equity Investors, the Guarantors set forth in Section 8.2 and Section 9.15, each of which shall inure to the benefit of, and be enforceable by, each such Related Party, (y) the rights of the Debt Financing Parties set forth in Section 9.14, each of which shall inure to the benefit of, and be enforceable by, each such Debt Financing Party and (z) as otherwise provided in this Section 9.8, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies of any nature hereunder, including the right to rely upon the representations and warranties set forth herein; provided that (a) if, and only if, the Effective Time occurs, the Company’s stockholders shall be third-party beneficiaries of, and entitled to rely on, the right to receive the Merger Consideration pursuant to Section 4.1 (Effect on Capital Stock) and Section 4.2 (Exchange of Share Certificates), (b) if, and only if, the Effective Time occurs, the holders of Company Equity Awards shall be third-party beneficiaries of, and entitled to rely on, Section 4.3 (Treatment of Company Equity Awards), (c) the Company Cooperation Parties shall be third-party beneficiaries of, and entitled to rely on Section 6.16 (Financing Cooperation), and (d) if, and only if, the Effective Time occurs, the Indemnified Parties shall be third-party beneficiaries of, and entitled to rely on, Section 6.11 (Indemnification; Directors’ and Officers’ Insurance); provided, further, the Company shall have the right, on behalf of the Company’s stockholders and holders of Company Equity Awards (each of which are third-party beneficiaries of this Agreement solely to the extent required for this provision to be enforceable), to pursue specific performance as set forth in Section 9.5(b) or, if specific performance is not sought or granted as a remedy, damages in accordance with this Agreement (which damages may include damages based on loss of the premium offered to each such holder) in the event of a breach by Parent or Merger Sub of Section 4.1 or Section 4.3 of this Agreement, it being agreed that in no event shall any such holder be entitled to enforce any of their rights, or any of Parent’s or Merger Sub’s obligations, under this Agreement in the event of any such breach, but rather the Company shall have the sole and exclusive right to do so, as agent for and representative of such holders. The Parties further agree that the rights of third-party beneficiaries under the first proviso of this Section 9.8 shall not arise unless and until the Effective Time occurs.
9.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.
9.10 Definitions. Capitalized terms used but not defined in this Agreement have the meanings specified in Annex A.
9.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.
9.12 Interpretation; Construction.
(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, Schedule, Section or Exhibit, such reference shall be to an Article, Schedule, Section or Exhibit to this Agreement unless otherwise indicated.
(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation”; the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear; the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if;” any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall mean such Law as from time to time amended, modified or supplemented. Currency amounts referenced herein are in U.S. Dollars. Each reference to a “wholly owned Subsidiary” or “wholly owned Subsidiaries” of a Person shall be deemed to include any Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person (other than directors qualifying shares, nominee shares or other equity interests that are required by law or regulation to be held by a director or nominee). The terms “provided to” or “made available to,” with respect to documents required to be provided by the Company to Parent or Merger Sub shall only include documents filed or furnished by the Company (i) with the SEC and that are publicly available at least one (1) Business Day prior to the date hereof or (ii) in any virtual data rooms established by or on behalf of the Company in connection with the transactions contemplated by this Agreement (and which Parent can access) at least one (1) day prior to the date hereof. The phrase “ordinary course of business” shall be deemed to be followed by

“consistent with past practice”. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is to be excluded. Unless otherwise specified in this Agreement, all references in this Agreement to any Contract, other agreement, document or instrument (excluding this Agreement) mean such Contract, other agreement, document or instrument as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto or incorporated therein by reference.
(c) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
9.13 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Parties, except that Parent or Merger Sub may (x) transfer or assign their rights and obligations under this Agreement, by written notice to the Company, to one of their Affiliates, in which event all references to Merger Sub or Parent, as applicable, in this Agreement shall be deemed references to such Affiliate, except that all representations and warranties made in this Agreement with respect to Merger Sub or Parent, as applicable, as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Affiliate as of the date of such designation; provided that (a) no assignment shall be permitted if such assignment would, or would reasonably be expected to, prevent or materially delay Parent or Merger Sub from performing their respective obligations under this Agreement or consummating the Merger and any other transactions contemplated by this Agreement, (b) no assignment shall relieve Parent of any of its obligations pursuant to this Agreement and (c) no assignment shall relieve Merger Sub of its obligations that are unperformed by its assignee and (y) collaterally assign its rights under this Agreement to Debt Financing Sources to secure the Debt Financing. Any purported assignment in violation of this Agreement is void.
9.14 Debt Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself and its Subsidiaries and controlled Affiliates, hereby (a) agrees that any Action of any kind or description whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Parties, arising out of or relating to this Agreement, any Debt Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, (b) agrees that any such Action shall be governed by, construed and enforced in accordance with the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Debt Financing, (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (d) agrees that service of process upon it in any such Action shall be effective if notice is given in accordance with this Agreement, (e) knowingly, intentionally and voluntarily waives, to the fullest extent permitted by applicable Law, trial by jury in any such Action brought against the Debt Financing Parties in any way arising out of or relating to, this Agreement or the Financing, (f) agrees that none of the Debt Financing Parties shall have any liability to the Company or any of its Subsidiaries, controlled Affiliates or Representatives (in each case, other than Parent, the Equity Investors and their respective Subsidiaries) relating to or arising out of this Agreement, the Debt Financing (subject to the last sentence of this Section 9.14), the Debt Commitment Letter or any of the transactions contemplated by this Agreement or the performance of any services under the Debt Commitment Letter, whether in law or in equity, whether in contract or in tort or otherwise and the Company (on behalf of itself and its Subsidiaries and controlled Affiliates) waives any and all rights or claims against the Debt Financing Parties and agrees not to commence (and if commenced, agrees to dismiss or otherwise terminate) any Action against any Debt Financing Party with respect to the foregoing and (g) agrees that the Debt Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 9.14 and that such provisions (or any of the defined terms used herein or any other provision of this Agreement to the extent a modification, waiver or termination of such defined term or provision would modify the substance of this Section 9.14) may not be amended in a manner adverse to any of the Debt

Financing Parties without the written consent of the Debt Financing Sources party to the Debt Commitment Letters. Notwithstanding the foregoing, nothing in this Section 9.14 shall in any way limit or modify the rights and obligations of Parent or Merger Sub under this Agreement or any Debt Financing Party’s obligations to Parent or Merger Sub under the Debt Commitment Letter or the rights of the Company and its Subsidiaries against the Debt Financing Parties with respect to the Debt Financing or any of the transactions contemplated thereby or any services thereunder following the Effective Time.
9.15 Non-Recourse. Notwithstanding anything to the contrary set forth herein, in no event will any party hereto seek or obtain, nor will it permit any of its Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any recovery or award with respect to this Agreement, the Commitment Letters or the Guarantees or the transactions contemplated hereby and thereby (including any breach by the Guarantors, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable Law arising out of any such breach, termination or failure, other than from the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement, and in the case of any other document executed or delivered in connection herewith, Persons expressly identified as parties thereto, and their respective successors and assigns (and then only to the extent of the specific obligations undertaken by such Party herein or therein, and not otherwise), no past, present or future Related Party of the Company, Parent, Merger Sub, the Equity Investors or the Guarantors (other than, for the avoidance of doubt, Parent, Merger Sub, the Equity Investors and the Guarantors) shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of any party hereto under this Agreement (whether for indemnification or otherwise) or of or for any Action based on, arising out of, or related to this Agreement or the Merger.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

HOPPER PARENT INC.

By:	/s/ Martin Davidson
Name: Martin Davidson
Title: Co-President

By:	/s/ Ram Jagannath
Name: Ram Jagannath
Title: Co-President

HOPPER MERGER SUB INC.

By:	/s/ Martin Davidson
Name: Martin Davidson
Title: Co-President

By:	/s/ Ram Jagannath
Name: Ram Jagannath
Title: Co-President

HOLOGIC, INC.

By:	/s/ Stephen P. MacMillan
Name: Stephen P. MacMillan
Title: Chairman, President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX A

DEFINED TERMS
“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the date of this Agreement; or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case of clauses (i) and (ii), with customary provisions that are not less restrictive or favorable to such person than the provisions of the Confidentiality Agreements.
“Acquisition Proposal” means any proposal or offer by any Person or Group with respect to (i) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, license, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries or assets, in each case, representing twenty-five percent (25%) or more of the consolidated net revenues, net income or total assets (including equity securities of the Subsidiaries of the Company) of the Company; (ii) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, license, recapitalization, reorganization, share exchange, business combination or similar transaction which, if consummated, would result in any Person or Group becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of twenty-five percent (25%) or more of the total voting power of any class of equity securities of the Company, or those of any of its Subsidiaries or assets, in each case, representing twenty-five percent (25%) or more of the consolidated net revenues or total assets (including equity securities of its Subsidiaries or any other entity) of the Company; or (iii) any combination of the foregoing, in each case, other than the transactions contemplated by this Agreement.
“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a second Person, provided that (w) none of Parent or Merger Sub shall be deemed to be Affiliates of the Company or any Subsidiaries of the Company, (x) the Company and Subsidiaries of the Company shall not be deemed to be Affiliates of Parent or Merger Sub, in each case, for any purpose hereunder and (y) the Guarantors, the Equity Investors and their respective Affiliates shall be deemed to be Affiliates of Parent and Merger Sub; provided, further, that with respect to Parent and Merger Sub, the term “Affiliate” as used in Section 6.5 (other than Section 6.5(f)) and Section 6.6 shall not include any of the investment funds, investment vehicles or clients sponsored or advised by the Guarantors or any of their Affiliates, or any of the portfolio companies (as such term is commonly understood in the private equity industry) or other investments of any such investment fund, investment vehicle or client; provided, further, that with respect to Parent and Merger Sub, the term “Affiliate” as used in this Agreement shall not include the Sovereign Co-Investor or any of its Affiliates.
“Anti-Corruption Laws” means all U.S. and applicable non-U.S. Laws relating to the prevention of corruption, money laundering, and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.
“Business Day” means any day ending at 11:59 p.m. (New York time) other than a Saturday or Sunday or a day on which banks in the County of New York, New York are required or authorized to close.
“CFIUS” means the Committee on Foreign Investment in the United States, including any U.S. government agency acting in its capacity as a member agency thereof.
“CFIUS Waiting Period” shall mean (i) 30 calendar days commencing on the calendar day following submission of the CFIUS notice contemplated by Section 6.5 or, (ii) if during such 30 days CFIUS provides written notice to the Parties that the 30 calendar-day waiting period applicable to the transactions contemplated by this Agreement under 31 C.F.R. § 800.401(g) shall begin on a different date, then 30 calendar days commencing on such other date as specified by CFIUS.
“Commitment Letters” means, collectively, the Debt Commitment Letter and the Equity Commitment Letters.
“Company Credit Agreement” means the Amended and Restated Credit Guaranty Agreement, dated as of October 3, 2017, among the Company, the lenders party thereto and Bank of America, N.A., as administrative agent, collateral agent, swing line lender and L/C issuer, and the other parties thereto (as amended by that certain Refinancing Amendment No. 1, dated as of December 17, 2018, as further amended by the certain Refinancing

Amendment No. 2, dated as of September 27, 2021, as further amended by that certain Amendment No. 3, dated as of August 22, 2022 and Refinancing Amendment No. 4 and Amendment to Pledge and Security Agreement, dated as of July 15, 2025, and as further amended, restated, refinanced or replaced from time to time to the extent not prohibited by this Agreement).
“Company Deferred Equity Plan” means the Company Deferred Equity Plan, as amended and restated effective as of December 15, 2015.
“Company Equity Plan” means the Company’s Amended and Restated 2008 Equity Incentive Plan, as amended.
“Company ESPP” means the Company’s 2012 Employee Stock Purchase Plan, as amended.
“Company Product” means any product, including any medical device, diagnostic, or any other medical product or service that is being researched, developed, manufactured, tested, marketed, sold, commercialized, offered, licensed, packaged, labeled, imported, exported, distributed or branded by or on behalf of the Company or any of its Subsidiaries.
“Company Stockholder Approval” means the adoption of this Agreement by the affirmative vote of the holders representing a majority of the aggregate voting power of the outstanding Shares entitled to vote thereon.
“Company Termination Fee” means (a) if payable in connection with a valid termination of this Agreement by the Company pursuant to Section 8.1(h) in order for the Company to enter into a definitive agreement prior to the Cut-Off Date with respect to a Superior Proposal made by an Excluded Party, an amount equal to $225,000,000 and (b) if payable in any other circumstance, an amount equal to $540,000,000.
“Confidential Data” means all data for which (i) the Company or any of its Subsidiaries is required by Law, Contract or privacy policy to keep confidential or private, including all such data transmitted to the Company or any of its Subsidiaries by customers of the Company or any of its Subsidiaries or any other Persons that interact with the Company or any of its Subsidiaries and (ii) confidential data or Trade Secrets used by the business of the Company or any of its Subsidiaries or Personal Information processed by the Company or any of its Subsidiaries.
“Debt Commitment Letter” means the executed debt commitment letter, dated as of the date hereof, addressed to Parent from the Debt Financing Sources named therein, together with all exhibits, annexes and schedules thereto, together with the fee letter referred to therein (with pricing terms, “market flex” provisions and any other economic terms in such fee letters that are customarily redacted in connection with transactions of the type contemplated by the Debt Commitment Letter, in each case, not relating to or impacting conditionality, termination, enforceability, gross amount or availability of the Debt Financing on the Closing Date, being redacted).
“Debt Financing Parties” means the Debt Financing Sources, together with their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, partners, controlling persons, advisors, attorneys, agents and representatives and their respective successors and assigns, in their capacities as such; provided that neither Parent nor any of the Equity Investors or their respective Affiliates shall be a Debt Financing Party.
“Debt Financing Sources” means, in their respective capacities as such, the lenders, agents and arrangers of any Debt Financing or replacement debt financings in connection with the transactions contemplated hereby, including the parties to any commitment letters, joinder agreements, indentures, credit agreements or other Definitive Agreements entered pursuant thereto or relating thereto and their successors and permitted assigns.
“Dissenting Shares” means Shares that are owned by stockholders of the Company who did not vote in favor of this Agreement or the Merger (or consent thereto in writing) and who have properly demanded, perfected and not withdrawn a demand for appraisal rights pursuant to, and otherwise have complied in all respects with, Section 262 of the DGCL.
“DPA” means Section 721 of Title VII of the Defense Production Act of 1950, as amended and as may be amended from time to time, including all implementing regulations thereof.
“Environmental Law” means any Law relating to pollution, the protection of the environment or natural resources, or to human health and safety (as it relates to any Hazardous Substance).
“Equity Commitment Letters” means, the executed equity commitment letters, dated as of the date hereof, addressed to Parent from the Equity Investors.

“Equity Investors” means the TPG Partners IX, L.P., a Delaware limited partnership, TPG Healthcare Partners II, L.P., a Delaware limited partnership, TPG Private Equity Opportunities, L.P., a Delaware limited partnership, Blackstone Capital Partners IX L.P., a Delaware limited partnership, and Blackstone Capital Partners IX (LUX) SCSp, a special limited partnership (société en commandite spéciale) established under the laws of the Grand Duchy of Luxembourg.
“European Privacy Laws” means the General Data Protection Regulation (Regulation (EU) 2016/679) together with all implementing regulations and national laws (“EU GDPR”), the EU GDPR as it forms part of the laws of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018 and the UK Data Protection Act 2018.
“Excluded Information” means any (i) pro forma financial statements or adjustments or projections (including information regarding any post-Closing pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments), (ii) description of all or any portion of the Debt Financing, including any “description of notes”, “plan of distribution” and information customarily provided by investment banks or their counsel or advisors in the preparation of an offering memorandum for private placements of non-convertible bonds pursuant to Rule 144A, (iii) risk factors relating to, or any description of, all or any component of the financing contemplated thereby, (iv) historical financial statements or other information required by Rule 3-033-03(e), Rule 3-09, Rule 3-10, Rule 3-16, Rule 13-01 or Rule 13-02 of Regulation S-X; any compensation discussion and analysis or other information required by Item 10, Item 402 and Item 601 of Regulation S-K; or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (v) consolidating financial statements, separate Subsidiary financial statements, related party disclosures, or any financial statements or other financial data (including selected financial data) for any period earlier than the fiscal year ended September 30, 2023, (vi) financial information that the Company or its Subsidiaries do not maintain in the ordinary course of business or (vii) information not reasonably available to the Company or its Subsidiaries under their respective current reporting systems, in the case of clauses (vi) and (vii), unless any such information would be required in order for the Required Information provided to Parent by the Company to not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in such Required Information, in the light of the circumstances under which they were made, not misleading.
“Excluded Party” means any Person or group of Persons from whom the Company or any of its Representatives has received a written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date.
“Excluded Shares” means, collectively, Shares that are to be cancelled or converted in accordance with Section 4.1(b) or Section 4.1(c) and Dissenting Shares.
“Ex-Im Laws” means all U.S. and applicable non-U.S. Laws relating to export, reexport, and import controls, including the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.
“Existing Notes” means, together, (i) the 4.625% Senior Notes due 2028 issued by the Company pursuant to the indenture, dated as of January 19, 2018, among the Company, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (as amended, supplemented or otherwise modified from time to time, the “2018 Indenture”) and (ii) the 3.250% Senior Notes due 2029 issued by the Company pursuant to the indenture, dated as of September 28, 2020, among the Company, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (as amended, supplemented or otherwise modified from time to time, the “2020 Indenture” and, together with the 2018 Indenture, the “Indentures”).
“FDA” means the U.S. Food and Drug Administration.
“Financing” means, collectively, the Debt Financing and the Equity Financing.
“Government Healthcare Program” means any federal health program as defined in 42 U.S.C. § 1320a-7b(f), including, but not limited, to Medicare (Title XVIII of the Social Security Act, 42 U.S.C. 1395 et seq.), Medicaid (Title XIX of the Social Security Act, 42 U.S.C. 1396 et seq.), TRICARE, and or similar or successor programs administered or financed in whole or in part by a Governmental Authority.
“Group” shall have the meaning given to such term under Section 13 of the Exchange Act.

“Hazardous Substance” means (i) any material, substance or waste that is listed, regulated, classified or defined as hazardous, toxic or as a pollutant, or gives rise to liability under any Environmental Law, and (ii) any petroleum compounds or products or byproducts, asbestos, per- or polyfluoroalkyl substances, toxic mold, radiation or radioactive materials, ethylene oxide or polychlorinated biphenyls.
“Health Care Laws” means all Laws relating to the use, manufacture, import, export, research, development, production, testing, approval, processing, reporting, packaging, labeling, storage, commercial distribution, marketing, advertising, selection, sale, payment for, regulation of, coverage and reimbursement of any Company Products, medical devices and other relevant medical products, including, but not limited to, 42 U.S.C. § 1320a-7b(b) (the Anti-Kickback Statute); 42 U.S.C. § 1320a-7a (the Civil Monetary Penalties Statute); 42 U.S.C. § 1395nn (the Stark Law); 42 U.S.C. § 1320a-7 (the Exclusion Statute); 31 U.S.C. §§ 3729 et seq. (the False Claims Act); 8 U.S.C. § 220 (the Eliminating Kickbacks in Recovery Act); the Clinical Laboratory Improvement Amendments of 1988 (Public Law 100—578) and any Laws concerning the operation of a clinical laboratory or toxicology laboratory; the Animal Welfare Act (7 U.S.C. §§ 2131–2156), the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); HIPAA; the federal Controlled Substances Act, 21 U.S.C. § 31, and all requirements to maintain Drug Enforcement Agency Registration; Regulatory Laws, the AdvaMed Code of Ethics on Interactions with Health Care Professionals (“AdvaMed Code”); Laws regulating medical device manufacturer marketing conduct, compliance program requirements, and interactions with and members of the health care industry, including the so-called federal “sunshine” law or Open Payments law (42 U.S.C. § 1320a-7h); Laws relating to unfair competition or trade practices, false, deceptive, unfair or misleading advertising or promotional practices, or violations of consumer protections, including the Federal Trade Commission Act; Laws relating to Health Care Permits; and all Laws relating to the practice of medicine, the corporate practice of medicine, fee splitting, professional licensure; any and all applicable laws governing, regulating or pertaining to the payment for health care related items or services including state all-payor Laws; Laws regulating the billing, coding, documentation, and submission of claims and collection of accounts receivable and reporting and refunding of overpayments for health care services, items, and supplies, including the No Surprises Act of the 2021 Consolidated Appropriations Act, Pub. L. No. 116-260 and Laws relating to any Government Healthcare Program or other Programs; HIPAA; all comparable federal and state Laws to all of the statutes and laws listed or referenced above; and all regulations or rules promulgated pursuant to all of the statutes and laws listed or referenced above.
“HIPAA” means the United States Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d through 1329d-8), as amended by the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5), and all applicable implementing regulations, including its implementing regulations codified at 45 C.F.R. Parts 160, 162, and 164.
“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination, means (i) all indebtedness, liabilities and obligations, now existing or hereafter arising, for money borrowed by a Person (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees), (ii) any contingent liability for or guaranty by a Person of any such obligation of any other Person (including the pledge of any collateral or grant of any security interest by a Person or such Person’s Subsidiaries in any property as security for any such liability, guaranty or obligation) or (iii) liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case to the extent drawn), in the case of (i) through (iii), whether or not any of the foregoing is evidenced by any note, indenture, guaranty or agreement, but excluding all trade payables incurred in the ordinary course of business.
“Intellectual Property” means all rights arising in any jurisdiction throughout the world and all rights arising under, provided by, or associated with any of the following: (i) patents and patent applications, including any renewals, reissuances, modifications, continuations, continuations-in-part, revisions, divisionals, reexaminations, substitutions, extensions and foreign counterparts thereof; (ii) trademarks, service marks, trade dress, logos, trade names and other designations of source or origin, together with the goodwill symbolized by any of the foregoing; (iii) internet domain names, social media accounts, uniform resource locators (URLs), and other identifiers and locators associated with Internet addresses and sites; (iv) copyrights and works of authorship (including in Software as a work of authorship); (v) trade secrets and industrial secret rights, and intellectual property rights in algorithms, models, methodologies, inventions, know-how, data (including pharmacological, toxicological, non-clinical, pre-clinical and clinical data, analytical and quality control data, manufacturing data and descriptions, market data, financial data or descriptions), databases, data collections, data sets, curated data content, devices, assays, specifications, Software, processes, and confidential or proprietary business, financial, or technical information (“Trade Secrets”); (vi) any other similar or equivalent intellectual property or proprietary right in any jurisdiction; and (vii) any registration of or applications for any of the foregoing.
“IT Systems” means the Software, mobile applications, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology and telecommunications assets, systems, and equipment, in each case, owned or controlled by, or otherwise used by or on behalf of the Company or any of its Subsidiaries for use in the conduct of its business as it is currently conducted.
“Knowledge” means, when used with respect to the Company, the actual knowledge (after reasonable inquiry of such Person’s direct reports) of the Persons listed on Section A.1 of the Company Disclosure Schedule and, with respect to Parent, the actual knowledge (after reasonable inquiry of such Person’s direct reports) of the persons listed on Section A.1 of the Parent Disclosure Schedule.
“Leased Real Property” means the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by the Company or any of its Subsidiaries under the Real Property Leases.
“Lien” means any mortgage, lien, license (other than non-exclusive licenses of Intellectual Property granted to customers or service providers in the ordinary course of business), pledge, charge, security interest, deed of trust, U.S. Uniform Commercial Code lien, easement, or similar encumbrance in respect of any property or asset, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, other than restrictions on transfer arising under applicable securities Laws.
“Marketing Period” means the first period of ten (10) consecutive Business Days commencing after the date of this Agreement throughout which and at the end of which (a) Parent has been provided the Required Information (provided that, for purposes of the use of such term in this definition, references in the definition of “Required Information” to the term “Closing Date” shall be deemed replaced by the words “the first day of such ten (10) consecutive Business Day period”; provided further that the filing by the Company with the SEC of an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q that includes any annual audited financial statements or unaudited quarterly interim financial statements of the Company included in the Required Information will be deemed to satisfy any requirement to deliver such financial statements to the Parent so long as such financial statements otherwise comply with the requirements set forth in “Required Information” with respect thereto) and (b) the conditions set forth in Sections 7.1 and 7.2 are satisfied (other than those conditions that by their nature are to be satisfied at the Closing); provided, that (i) if the Marketing Period has not been completed on or prior to December 19, 2025, the Marketing Period shall not commence earlier than January 5, 2026, (ii) if the Marketing Period has not been completed on or prior to August 21, 2026, the Marketing Period shall not commence earlier than September 8, 2026, (iii) November 27, 2025, November 28, 2025, May 25, 2026 and July 3, 2026 shall not count as Business Days for such ten (10) consecutive Business Day period (provided, however, that such exclusion shall not restart such period); provided, further, if the Company shall in good faith reasonably believe that it has provided the Required Information and the Marketing Period has commenced, it may deliver to Parent a written notice to that effect (stating the date upon which it believes it completed such delivery of Required Information and when it believes such period commenced), in which case the Company shall be deemed to have complied with such obligation to deliver Required Information and the Marketing Period shall be deemed to have commenced on the date specified in such notice, unless Parent in good faith believes the Company has not completed delivery of the Required Information and, within five (5) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating in good faith and in reasonable detail why it believes the Marketing Period has not commenced and which items of the Required Information the Company has not delivered) following which the Required Information shall be deemed to have been received by Parent as soon as the Company delivers to Parent such specified portion of the Required Information; provided that (a) notwithstanding the foregoing, the delivery of the Required Information shall be satisfied at any time which (and so long as) Parent shall have actually received the Required Information, regardless of whether or when any such notice is delivered by the Company and (b) it is understood that the delivery of such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Required Information has in fact been delivered and that the Marketing Period has commenced.
Notwithstanding the foregoing, (a) the Marketing Period will not commence or be deemed to have commenced if, after the date of this Agreement and prior to the completion of the ten (10) consecutive Business Day period referenced herein, (i) the Company’s independent auditor has withdrawn its audit opinion or announced its intention to do so with respect to any audited financial statements that are included in the Required Information, in which case the Marketing Period will not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to the audited financial statements of the Company for the applicable periods by such independent auditor or another independent nationally recognized public accounting firm or such auditor has announced that it has concluded that no restatement will be required or that it no longer intends to withdraw its audit opinion, (ii) the Company issues a public statement indicating its intent to, or determines that it must, restate any historical financial statements or other financial information included in the Required Information, in which case the Marketing Period will not be deemed to commence unless and until, at the earliest, such restatement has been completed and the relevant Required Information has been amended or the Company has announced that it has concluded that no restatement will be required or (iii) the Required Information, when taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained in the Required Information, taken as a whole, not materially misleading in light of the circumstances under which such statements are made, in which case, the Marketing Period shall not be deemed to commence unless and until such Required Information has been updated or supplemented so that there is no longer, when taken as a whole, any such untrue statement of a material fact or omission to state any material fact necessary in order to make the statements contained therein not materially misleading, when taken as a whole, in light of the circumstances under which such statements are made.
“Material Adverse Effect” means any change, effect, event, occurrence, condition, circumstance, state of facts or development that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that no change, effect, event, occurrence, condition, circumstance, state of facts or development resulting from the following shall constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred, is occurring or would reasonably be expected to occur: (A) changes in the economy or financial, debt, credit or securities markets generally in the United States or any other country or region in the world, or changes in conditions in the global economy generally, including trade disputes or the imposition of tariffs, duties or other trade restrictions; (B) changes generally affecting the industries (including healthcare) or geographic regions in the United States or elsewhere in which the Company and its Subsidiaries operate; (C) changes in U.S. GAAP or other applicable accounting standards or binding interpretations thereof; (D) changes in any political or geopolitical, regulatory, legislative or social conditions, acts of war (whether or not declared), hostilities, military actions or acts of terrorism, or any escalation or worsening of the foregoing; (E) weather conditions or acts of God (including storms, earthquakes, tsunamis, tornados, hurricanes, pandemics, epidemics or other outbreaks of disease, quarantine restrictions, floods, droughts or other natural disasters and force majeure events) (or escalation or worsening of any such events or occurrences, including, as applicable, subsequent wave(s)); (F) any capital market conditions, in each case in the United States or any other country or region in the world in which the Company and its Subsidiaries operate; (G) changes in Laws (or the enforcement thereof); (H) a decline in the price or trading volume of the Shares on Nasdaq or any other securities market or in the trading price of any other securities of the Company or any of its Subsidiaries or any change in the ratings or ratings outlook for the Company or any of its Subsidiaries; provided that the underlying causes of any such decline(s) or change(s) may be taken into account to the extent not otherwise excluded by other clauses of this definition; (I) any failure by the Company to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings, cash flow or cash position or other financial, accounting or operating measures or metrics (whether such projections, forecasts, estimates or predictions were made by the Company or independent third parties) for any period; provided that the underlying causes of any such failure(s) may be taken into account to the extent not otherwise excluded by other clauses of this definition; (J) (x) the impact of the identity of Parent or Merger Sub or (y) the announcement, pendency or consummation of this Agreement or the Merger, including, in each case the impact thereof on relationships with employees, customers, suppliers, distributors, partners, vendors or other Persons (provided no effect shall be given to this clause (J) for purposes of any representation or warranty in Section 5.1(d) to the extent the purpose of such representation or warranty is to address the consequences of the execution of this Agreement or the consummation of the transactions contemplated hereby); (K) any action or claim made or brought by any of the current or former stockholders of the Company (or on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees to the extent arising out of this Agreement or the Merger or any other transactions contemplated by this Agreement (provided no effect shall be given to this clause (K) for purposes of any representation or warranty in Section 5.1(d) to the extent the purpose of such representation or warranty is to address the consequences of the execution of this Agreement or the consummation of the transactions contemplated hereby); (L) any action or inaction by the Company or its Subsidiaries taken or omitted to be taken at the express written request of Parent or Merger Sub or with the express written consent of Parent or Merger Sub or expressly required by this Agreement; or (M) the availability or cost of equity, debt or other financing to Parent or Merger Sub; except, in the case of clauses (A) through (G), to the extent the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected by such changes, effects, events, occurrences or developments, compared to other, similarly sized and situated companies in the industry in which the Company and its Subsidiaries operate and then solely to the extent of any such disproportionality.
“Milestone Payment Amount” shall have the meaning ascribed to the term “Milestone Payment Amount” in the CVR Agreement.
“Nasdaq” means the NASDAQ Stock Market LLC.
“Open Source Software” means all Software or other material that is distributed as “free software”, “open source software” or under similar licensing or distribution terms (including any license described by the Open Source Initiative or listed at http://www.opensource.org/licenses).
“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.
“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries.
“Owned Source Code” means source code or proprietary weights or parameters of Software owned or purported to be owned by the Company or any of its Subsidiaries.
“Permitted Liens” means: (I) Liens for Taxes or assessments that are (x) not yet due or delinquent or (y) the amount or validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP prior to the date of this Agreement; (II) statutory liens or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, workmen’s, materialmen’s or repairmen’s liens or other like Liens arising or incurred in the ordinary course of business; (III) with respect to the Leased Real Property and Owned Real Property, (w) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions that do not materially impair the use, occupancy or value of such Leased Real Property or Owned Real Property, (x) zoning, building and subdivision restrictions which are imposed by a Governmental Authority having jurisdiction over such real property; (y) any conditions that would be apparent or revealed by a current survey or physical inspection; and (z) Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the present use and operation of such property; (IV) as to any Leased Real Property any Lien affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder that does not materially impair the use, occupancy or value of such Leased Real Property; (V) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws, social security, retirement or similar legislation, or good-faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business; (VI) Liens to the extent specifically disclosed or reflected on the consolidated balance sheet of the Company for the quarterly period ended June 28, 2025 (including any notes thereto) and/or securing Indebtedness or other obligations reflected on such balance sheet and disclosed on the Company Disclosure Schedule, (VII) Liens to be released at or prior to Closing; (VIII) Liens securing “Obligations” as defined in the Company Credit Agreement; and (IX) Liens relating to intercompany borrowings among a Person and its wholly owned Subsidiaries.
“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.
“Personal Information” means any information that (i) identifies, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, household or device, or (ii) is otherwise defined as “personal information,” “personal data,” “sensitive personal information” or “personally identifiable information” under any applicable privacy Laws.

“PHI” means Protected Health Information (as defined in 45 C.F.R. § 160.103).
“Privacy and Security Requirements” means, to the extent applicable to the Company and its Subsidiaries and to the extent pertaining to the privacy, data security, use, disclosure, interoperability, sale, transfer (including cross-border), sharing, data breach notification, or other processing of Personal Information or PHI, all: (a) Laws (including European Privacy Laws); (b) contractual obligations of the Company or any of its Subsidiaries; (c) external and internal policies and procedures maintained by the Company; (d) public policies issued by any Governmental Authority and (e) binding industry standards.
“Programs” means any third-party payors and third-party payor programs and health plans in which the Company or any Subsidiary participates, including Government Healthcare Programs or private payors.
“Real Property Leases” means the leases, subleases, licenses or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto, under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property.
“Registered Intellectual Property” means all Owned Intellectual Property that is issued by, registered with or the subject of a pending application before any Governmental Authority or (in the case of domain name registrations) any domain name registrar.
“Regulatory Laws” means all Laws relating to the research, development, investigation, manufacturing, production, processing, labeling, packaging, testing, storage, distribution, import, export, marketing, advertising, promotion, sale, safety and use of medical devices and other medical products or services, including (a) the Federal Food, Drug, and Cosmetic Act (21 U.S.C.§ 301 et seq.) and the rules and regulations promulgated and enforced by FDA thereunder, including those relating to investigational use, premarket notification or approval, establishment registration, product listing, labeling, record-keeping, complaint handling and adverse event reporting, and reporting of corrections or removals; (b) Council Directive 93/42/EEC concerning medical devices, Directive 98/79/EC on in vitro diagnostic medical devices, Regulation (EU) 2017/745 on Medical Devices, Regulation (EU) 2017/746 on In Vitro Diagnostic Medical Devices and the UK Medical Devices Regulation 2002 (SI 2002 No.618); (c) Laws governing current good manufacturing practices for medical devices, including those contained in 21 C.F.R. Parts 820, ISO Standard 13485:2016 – Medical Devices – quality management systems, and ISO Standard 9001 – Quality Management Systems; (d) Laws governing the conduct of clinical trials, including those contained in 21 C.F.R. Parts 11, 50, 54, 56, and 812, ISO 14155 Standard for clinical investigations of medical devices for human subjects – Good Clinical Practice, and European Commission’s Medical Device Coordination Group Guidance; (e) Laws governing the conduct of non-clinical laboratory studies, including those contained in 21 C.F.R. Part 58, and ISO Standard 17025 Standard for laboratory competence; and (f) all comparable foreign, state, or local Laws relating to the foregoing.
“Required Information” means (i) audited consolidated financial statements of the Company consisting of consolidated balance sheets as of the last date of each of the two fiscal years of the Company ended at least sixty (60) calendar days prior to the Closing Date and consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the two fiscal years of the Company ended at least sixty (60) calendar days prior to the Closing Date, (ii) unaudited consolidated financial statements of the Company consisting of a consolidated balance sheet and consolidated statements of income, comprehensive income and stockholders’ equity as of the last calendar day of and for the most recently completed fiscal quarter ended at least forty (40) calendar days before the Closing Date, and the consolidated statement of cash flows for the period from the beginning of the most recently completed fiscal year ended at least sixty (60) calendar days before the Closing Date to the last calendar day of the most recently completed fiscal quarter ended at least forty (40) calendar days before the Closing Date, in each case of this clause (ii) other than with respect to any quarter-end that is also a fiscal year-end and (iii) such other pertinent and customary information regarding the Company and its Subsidiaries requested by Parent in writing, to the extent that such information is either expressly required pursuant to with the Debt Commitment Letter or of the type and form customarily included in marketing documents used in connection with the Debt Financing. Notwithstanding anything to the contrary in this definition, nothing in this Agreement will require the Company to provide any Excluded Information. The Company’s filing with the SEC pursuant to the Exchange Act and the rules and regulations of the SEC promulgated thereunder of any required audited financial statements with respect to it that is publicly available on Form 10-K or required unaudited financial statements with respect to it that is publicly available on Form 10-Q, in each case, will satisfy the requirements, as applicable, of this definition. Parent hereby acknowledges having received as of the date hereof the financial information described in clause (i) for the fiscal years of the Company ended on September 28, 2024 and September 30, 2023 and all financial information described in clause (ii) for the period ended June 28, 2025.
“Sanctioned Country” means any country or region or government thereof that is, or has been since the Applicable Date, the subject or target of an applicable comprehensive embargo under Trade Controls (including Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic”).
“Sanctioned Person” means any Person that is the subject or target of applicable sanctions or restrictions under applicable Trade Controls, including: (i) any Person listed on any U.S. or applicable non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security, or U.S. Department of State sanctions- or export-related restricted party list; (ii) any Person located, organized, or resident in a Sanctioned Country; (iii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (i)-(ii); or (iv) any national of a Sanctioned Country with whom U.S. persons are prohibited from dealing.
“Sanctions” means all U.S. and applicable non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) and the United Nations Security Council.
“Software” means (a) software, computer programs, firmware, and application programming interfaces, whether in source code, object code, or other form, (b) data, databases, and collections of data, (c) software implementations of algorithms, models, and methodologies, and (d) documentation, including user documentation, user manuals and training materials, files, and records relating to any of the foregoing.
“Solvent” means, with respect to any Person or groups of Persons, that (a) the fair saleable value (determined on a going concern basis) of the assets of such Person or group of Persons is greater than the total amount of such Person’s liabilities (including all liabilities, whether or not reflected on a balance sheet prepared in accordance with U.S. GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed); (b) such Person or group of Persons is able to pay its debts and obligations in the ordinary course of business as they become due; and (c) such Person or group of Persons has adequate capital to carry on its businesses and all businesses in which it is about to engage.
“Sovereign Co-Investor” means Hux Investment Pte. Ltd. and Platinum Falcon B 2018 RSC Limited.
“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.
“Superior Proposal” means a bona fide written Acquisition Proposal (with references therein to “twenty-five percent (25%) or more” being deemed to be replaced with references to “more than fifty percent (50%)”), by a Person or Group that the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, after taking into account such legal, financial, regulatory and other aspects of such proposal (including the conditionality and certainty of closing) and the Person or Group making such proposal, as the Company Board deems relevant, to be more favorable to the Company’s stockholders (in their capacity as such) than the Merger from a financial point of view (taking into account, as the Company Board deems relevant, all legal, regulatory, financial, financing and other aspects of such proposal and, if applicable, any revisions committed to in writing by Parent pursuant to Section 6.2(e)(i)).
“Tax” or “Taxes” means all U.S. federal, state, local, provincial or foreign income, windfall or other profits, franchise, gross receipts, capital, capital stock, payroll, sales, employment, social security, unemployment, use, ad valorem, property, estimated, withholding, excise, severance, stamp, customs duties, occupation, value added, inventory, license, transfer, and any other charge in the nature of tax imposed by any Governmental Authority, together with all interest, penalties and additions to tax imposed with respect to such amounts, whether disputed or not.

“Tax Return” means any returns, reports, declarations, elections, claims for refunds, estimated tax filings, information returns or similar filings filed or required to be filed with any Governmental Authority with respect to Taxes, including any attachments thereto and any amendments thereof.
“Tax Sharing Agreement” means any Tax sharing, Tax allocation or Tax indemnity agreement (other than (a) any commercial, lease, or acquisition agreement, a principal purpose of which is not related to Taxes or (b) any agreement exclusively between or among the Company and/or its Subsidiaries).
“Tranche 1 Option” means any Company Option with an exercise price per Share that is less than the amount of the Closing Consideration.
“Tranche 2 Option” means any Company Option with an exercise price per Share that is (a) equal to or greater than the amount of the Closing Consideration and (b) less than the sum of (i) the amount of the Closing Consideration and (ii) $3.00.
“U.S. GAAP” means United States generally accepted accounting principles.
“Willful and Material Breach” means a material breach of this Agreement that results from a willful or deliberate act or failure to act by a Party that knows, or would reasonably be expected to have known, that the taking of such act or failure could result in such a material breach.

Term	Section
2018 Indenture	Annex A
2020 Indenture	Annex A
Action	5.1(h)
AdvaMed Code	Annex A
Agreement	Preamble
Alternate Debt Financing	6.13(c)
Alternative Acquisition Agreement	6.2(d)(iv)
Antitrust Law	6.5(g)
Applicable Date	5.1
Applicable Severance Plan	6.9(a)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(i)(i)
Blackstone Confidentiality Agreement	6.6(b)
Blackstone Guarantee	Recitals
Blackstone Guarantors	Recitals
Book-Entry Shares	4.1(a)
Bylaws	2.2
Certificate of Merger	1.3
Change of Recommendation	6.2(d)(v)
Charter	2.1
Chosen Courts	9.5(a)
Closing	1.2
Closing Consideration	4.1(a)
Closing Date	1.2
Code	4.2(h)
Company	Preamble
Company Board	Recitals
Company Cooperation Parties	6.16(b)
Company Disclosure Schedule	5.1
Company Equity Awards	4.3(d)
Company Indenture Legal Opinions	6.18(a)
Company Option	4.3(a)
Company Permits	5.1(j)(ii)(A)
Company Recommendation	5.1(c)(ii)

Term	Section
Company Redemption Legal Opinion	6.18(b)
Company Redemption Officers’ Certificate	6.18(b)
Company Reports	5.1(e)(i)
Company RSU Award	4.3(b)(i)
Company Stockholders Meeting	6.4(a)
Company Supplemental Indenture	6.18(a)
Confidentiality Agreements	6.6(b)
Continuing Employee	6.9(a)
Contract	5.1(d)(ii)
Cut-Off Date	6.2(b)
CVR	4.1(a)
CVR Agreement	Recitals
CVR Equivalent Award	4.3(b)(ii)
D&O Insurance	6.11(c)
Data Breach	5.1(n)(ii)
Debt Financing	5.2(f)(i)
Debt Tender Offer	6.18(a)
Definitive Agreements	6.13(a)
DGCL	Recitals
DOJ	6.5(b)
DTC	4.2(c)(i)
Effective Time	1.3
Enrollments	5.1(t)(viii)
Equity Financing	5.2(f)(ii)
ERISA	5.1(i)(i)
Exchange Act	5.1(d)(i)
Excluded Costs	6.16(c)
Extended Outside Date	8.1(b)
Extension Date	8.1(b)
Final Exercise Date	4.3(c)
Financing Amounts	5.2(f)(iv)
FTC	6.5(b)
Governmental Authority	5.1(d)(i)
Guarantees	Recitals
Guarantors	Recitals
Health Care Permits	5.1(j)(ii)(B)
HSR Act	5.1(d)(i)
Indemnified Parties	6.11(a)
Indentures	Annex A
Initial Outside Date	8.1(b)
Interests and Expenses	8.2(d)
Intervening Event	6.2(e)(ii)
IRS	5.1(i)(i)
Labor Agreement	5.1(p)(i)
Laws	5.1(j)(i)
Letter of Transmittal	4.2(c)(i)
Liability Limitation	8.2(e)
Material Contract	5.1(k)(i)
material weakness	5.1(e)(ii)
Measurement Date	5.1(b)(i)

Term	Section
Merger	Recitals
Merger Consideration	4.1(a)
Merger Sub	Preamble
New Debt Commitment Letter	6.13(c)
Non-U.S. Plan	5.1(i)(ix)
No-Shop Period Start Date	6.2(a)
OFAC	Annex A
Offer Documents	6.16(c)
Order	5.1(h)
Outside Date	8.1(b)
Parent	Preamble
Parent Disclosure Schedule	5.2
Parent Termination Fee	8.2(c)
Parties	Preamble
Party	Preamble
Paying Agent	4.2(a)
Payment Fund	4.2(b)
Prohibited Modification	6.13(b)
Proxy Statement	6.3(a)
Redemption	6.18(b)
Related Party	8.2(e)
Representatives	6.2(a)
Required Jurisdictions	7.1(c)
Restricted Cash Award	4.3(b)(ii)
Rights Agent	Recitals
SEC	5.1(e)(i)
Securities Act	5.1(d)(i)
Share Certificate	4.1(a)
Shares	4.1(a)
significant deficiency	5.1(e)(ii)
Specified Acquisition	6.1(d)
Surviving Corporation	1.1
Tail Period	6.11(c)
Takeover Statute	5.1(m)
Termination Payment	8.2(d)
TPG Confidentiality Agreement	6.6(b)
TPG Guarantee	Recitals
TPG Guarantors	Recitals
Trade Secrets	Annex A

Exhibit A

FORM OF CVR AGREEMENT
[See attached]

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT
THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•] (this “Agreement”), is entered into by and between Hopper Parent Inc., a Delaware corporation (“Parent”), Hologic, Inc., a Delaware corporation (the “Company”) and [•], a [•], as Rights Agent.
RECITALS
WHEREAS, Parent, Hopper Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger dated as of October 21, 2025 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, all upon the terms and conditions set forth in the Merger Agreement; and
WHEREAS, pursuant to the Merger Agreement, Parent has agreed that each outstanding share of common stock, par value $0.01 per share, of the Company (the “Shares”) will convert into the right to receive (i) the Closing Consideration and (ii) one (1) contractual contingent value right as hereinafter described, and that certain Company Equity Awards will convert into the right to receive the Closing Consideration and/or contractual contingent value rights as hereinafter described, each of which Parent has agreed to provide to the Company’s stockholders and such holders of Company Equity Awards, as applicable.
NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties hereto agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:
ARTICLE I
DEFINITIONS; CERTAIN RULES OF CONSTRUCTION
Section 1.1 Definitions. Capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Merger Agreement. As used in this Agreement, the following terms will have the following meanings:
“2026 Aggregate Milestone Payment Amount” means the sum of all the 2026 Milestone Payment Amounts due to the Holders, if any.
“2026 Milestone Payment Amount” means, for a given Holder, if Milestone 1 is satisfied, the product of (a) an amount between $0.50 and $1.50, determined by linear interpolation, based on the amount by which Revenue in respect of the 2026 Milestone Period exceeds $1,556,844,377 but is less than $1,571,844,377, provided that in the event that Revenue in respect of the 2026 Milestone Period is equal to or greater than $1,571,844,377, the amount shall be equal to $1.50 and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the applicable Milestone Notice; provided, that, notwithstanding the foregoing, the 2026 Milestone Payment Amount in respect of a CVR received in respect of a Tranche 2 Option will be reduced (not to below zero) by the excess, if any, of the exercise price per Share of such Company Option over the Closing Consideration.
“2026 Milestone Period” means the period commencing on September 28, 2025 and ending on September 26, 2026.
“2027 Aggregate Milestone Payment Amount” means the sum of all the 2027 Milestone Payment Amounts due to the Holders, if any.
“2026 Catch-Up Revenue” means the Revenue in respect of the 2026 Milestone Period plus the 2027 Excess Revenue.
“2027 Excess Revenue” means the amount by which Revenue in respect of the 2027 Milestone Period exceeds $1,666,256,283.
“2027 Milestone Payment Amount” means, for a given Holder, if Milestone 2 is satisfied, the product of (a) an amount between $0.50 and $1.50, determined by linear interpolation, based on the amount by which Revenue in respect of the 2027 Milestone Period exceeds $1,651,256,283 but is less than $1,666,256,283, provided that in the event that Revenue in respect of the 2027 Milestone Period is equal to or greater than

$1,666,256,283, the amount shall be equal to $1.50 and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the applicable Milestone Notice; provided, that, notwithstanding the foregoing, the 2027 Milestone Payment Amount in respect of a CVR received in respect of a Tranche 2 Option will be reduced (not to below zero) by the excess, if any, of the exercise price per Share of such Company Option over the sum of (A) the Closing Consideration plus (B) the aggregate amount of the 2026 Milestone Payment Amount paid with respect to a CVR received not in respect of a Tranche 2 Option.
“2027 Milestone Period” means the period commencing on September 27, 2026 and ending on September 25, 2027.
“Acting Holders” means, at the time of determination, Holders of at least thirty two and a half percent (32.5%) of the outstanding CVRs, as set forth in the CVR Register at the time of determination.
“Aggregate Milestone Payment Amount” means, (a) with respect to Milestone 1, the 2026 Aggregate Milestone Payment Amount, (b) with respect to Milestone 2, the 2027 Aggregate Milestone Payment Amount and (c) with respect to the Catch-Up Milestone, the Catch-Up Aggregate Milestone Payment Amount.
“Business” means the “Breast Health” segment of the Company and its Subsidiaries (which includes commercialization of the Products).
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open in New York, New York.
“Catch-Up Aggregate Milestone Payment Amount” means the sum of all the Catch-Up Milestone Payment Amounts due to the Holders, if any.
“Catch-Up Milestone Payment Amount” means, for a given Holder, if the Catch-Up Milestone is satisfied and the 2026 Catch-Up Revenue exceeds $1,556,844,377, the product of (a) (i) an amount between $0.50 and $1.50, determined by linear interpolation, based on the amount by which the 2026 Catch-Up Revenue exceeds $1,556,844,377 but is less than $1,571,844,377, provided that in the event that the 2026 Catch-Up Revenue is equal to or greater than $1,571,844,377, the amount shall be equal to $1.50 minus (ii) the 2026 Milestone Payment Amount actually paid per CVR and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the applicable Milestone Notice; provided, that, notwithstanding the foregoing, the Catch-Up Milestone Payment Amount in respect of a CVR received in respect of a Tranche 2 Option will be reduced (not to below zero) by the excess, if any, of the exercise price per Share of such Company Option over the sum of (A) the Closing Consideration plus (B) the aggregate amount of the 2026 Milestone Payment Amount and the 2027 Milestone Payment Amount paid with respect to a CVR received not in respect of a Tranche 2 Option. For the avoidance of doubt, in no event will the sum of the Catch-Up Milestone Payment Amount and the 2026 Milestone Payment amount, in each case in respect of one CVR, be greater than $1.50.
“Catch-Up Milestone” means Revenue in respect of the 2027 Milestone Period is greater than $1,666,256,283.
“Change of Control” means, with respect to a party, (a) a merger or consolidation involving such party in which it is not the surviving entity unless the stockholders of such party immediately prior to such transaction continue to own 50% or more of such surviving entity’s voting power immediately after such transaction and in substantially the same proportions as owned or held immediately prior to such transaction or with substantially the same control or (b) any other transaction involving such party in which it is the surviving or continuing entity but in which the stockholders of such party immediately prior to such transaction own less than 50% of such party’s voting power immediately after the transaction.
“Commercially Diligent Efforts” means, the level of efforts of Parent and/or its Subsidiaries to operate the Business in the ordinary course of business and in a good-faith, diligent and sustained manner consistent with past practice as of the date hereof (including with respect to any recalls and remediation actions), without undue interruption, pause or delay, including (without limitation) a level of effort and expenditure of resources that is consistent with the level of efforts that a company of comparable size, nature and resources as those of the Company would use to conduct the Business, including by maintaining an appropriate sales force/work force in the Business, with Parent permitted to take into account the nature of efforts and cost required for the undertaking at stake and all factors reasonably deemed relevant to such operation, including the time and cost to develop and commercialize any Products, product safety, regulatory requirements, the competitiveness of alternative third-party products, pricing, reimbursement, revenue prospects, actual or reasonably anticipated profitability, potential third-party liability and litigation risk, and technical, commercial, legal, scientific and medical factors, in each case, based on then existing and reasonably anticipated future conditions and with practices with respect to recalls and remediation actions also based on go-forward best practices employed by the Company and its Subsidiaries; provided, that such level of efforts and resources shall be determined without taking into account the fact of or the cost of any potential Aggregate Milestone Payment Amount payable in accordance with the terms of this Agreement. For the avoidance of doubt, Commercially Diligent Efforts does not mean that Parent guarantees that it will actually achieve a Milestone and a failure to achieve a Milestone may still be consistent with Commercially Diligent Efforts.
“Company Guaranteed Obligations” has the meaning set forth in Section 6.12.
“CVR Register” has the meaning set forth in Section 2.3(b).
“CVRs” means the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement.
“Dispute Notice” has the meaning set forth in Section 4.6(b).
“DTC” means The Depository Trust Company or any successor thereto.
“Equity Award CVR” means a CVR received by an initial Holder in respect of Company Options or Company RSU Awards pursuant to Section 4.3 of the Merger Agreement.
“Financial Statements” means the Annual Report on Form 10-K filed by the Company on November 27, 2024.
“Funds” has the meaning set forth in Section 2.6.
“GAAP” means United States generally accepted accounting principles.
“Governmental Body” means any federal, state, provincial, local, municipal, foreign or other governmental or quasi-governmental authority, including, any arbitrator or arbitral body, mediator and applicable securities exchanges, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.
“Holder” means a person in whose name a CVR is registered in the CVR Register at the applicable time.
“Independent Accountant” means an independent certified public accounting firm of nationally recognized standing designated either (a) jointly by the Acting Holders and Parent, or (b) if such parties fail to make a designation, jointly by an independent public accounting firm selected by Parent and an independent public accounting firm selected by the Acting Holders.
“Management Plan” means the plan for the Business set forth on Schedule B.
“Milestone” means Milestone 1, Milestone 2 or Catch-Up Milestone, as applicable.
“Milestone 1” means Revenue in respect of the 2026 Milestone Period is equal to or greater than $1,556,844,377.
“Milestone 2” means Revenue in respect of the 2027 Milestone Period is equal to or greater than $1,651,256,283.
“Milestone Determination Date” means (a) with respect to Milestone 1, the date that is one-hundred and fifty (150) days after the end of the 2026 Milestone Period and (b) with respect to Milestone 2 and Catch-Up Milestone, the date that is one-hundred and thirty-five (135) days after the end of the 2027 Milestone Period.
“Milestone Notice” has the meaning set forth in Section 2.4(a).
“Milestone Payment Date” has the meaning set forth in Section 2.4(b).

“Milestone Payment Amount” means (a) with respect to Milestone 1, the 2026 Milestone Payment Amount, if any, (b) with respect to Milestone 2, the 2027 Milestone Payment Amount, if any, and (c) with respect to Catch-Up Milestone, the Catch-Up Milestone Payment Amount, if any.
“Milestone Period” means (a) with respect to Milestone 1, the 2026 Milestone Period, and (b) with respect to Milestone 2 and Catch-Up Milestone, the 2027 Milestone Period.
“Negotiation Period” has the meaning set forth in Section 4.6(b).
“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.
“Permitted Transfer” means: a Transfer of a CVR (a) upon death of a Holder by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVR is to be passed to beneficiaries of the Holder upon the death of the Holder; (c) pursuant to a court order (including in connection with bankruptcy or liquidation); (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of a CVR held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, or from such nominee to another nominee for the same beneficial owner; (f) if the Holder is a corporation, partnership or limited liability company, a distribution by the transferring corporation, partnership or limited liability company to its stockholders, partners or members, as applicable (provided that such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act); (g) by in-kind distributions of CVRs to a participant in the Hologic, Inc. Savings and Investment Plan who holds CVRs in their participant account under such plan; or (h) as provided in Section 2.7.
“Products” means the products and services related to such products in each case specifically contemplated by the Management Plan.
“Qualified Buyer” means (a) any third party acquirer or successor of all or substantially all of the assets of Parent or the Company and their respective Subsidiaries in connection with a Change of Control or (b) any third party that has net assets or public company market capitalization of at least $4,000,000,000 (determined by reference to the most recent audited or unaudited balance sheet and taking into account the net assets or public company market capitalization of the Company and/or Business so acquired in connection with such transaction).
“Revenue” means, the revenue earned with respect to the applicable Milestone Period by Parent or any of its Subsidiaries from the sales of the Products (for the avoidance of doubt, taking into account variable consideration such as volume discounts, sales rebates, product returns and other adjustments), in each case in accordance with the application of Accounting Standards Codification Topic 606 (Revenue from Contracts with Customers) and GAAP within the Financial Statements; provided that (i) the transfer of Products between or among any of Parent or its Subsidiaries will not be considered a sale and any revenue related thereto shall not be counted as Revenue, (ii) if a product (or the right to sell a product, and such product is actually marketed or sold) is acquired (including by acquisition of a Person) by Parent or any of its Subsidiaries (including the Company) following the date hereof (which is not a Product and not, for the avoidance of doubt, a Product described on Schedule C hereto) (any such acquired product, a “New Product”) which directly competes with a Product (such Product, a “Cannibalized Product”), then revenue with respect to the sales of (and not services related to) such Cannibalized Product shall be included in Revenue as follows: (x) for the portion of the applicable Milestone Period prior to the acquisition of the competing product (or the right to sell such competing product, and such product is actually marketed or sold), the actual revenue (as calculated hereunder) for the sales of (and not services related to) such Cannibalized Product and (y) for the portion of the applicable Milestone Period following the acquisition of the competing product (or the right to sell such competing product), the pro-rated year-to-go amount with respect to the sales of (and not services related to) such Product as set forth in the Management Plan for the applicable Milestone Period (and, for the avoidance of doubt, if the acquisition of the competing product (or the right to sell such competing product) occurred in the prior Milestone Period (but on or following the date hereof), then this clause (y) shall apply to the entire applicable Milestone Period); provided, that the Products described on Schedule C hereto shall never form the basis for another Product becoming a Cannibalized Product, (iii) if Parent or any of its Subsidiaries (other than pursuant to a Sale of the Business or Change of Control) discontinues selling, or publicly announces the discontinuance of the sale of, a Product (whether due to divestiture or discontinuation) following the date hereof, in each case other than as a result of a recall or other material compliance, quality or liability related issue (any such discontinued or divested product, a “Discontinued Product”), then revenue with respect to the sales of (and not services related to) such Discontinued Product will be included in Revenue as follows: (x) for the portion of the applicable Milestone Period prior to the discontinuation or divestiture of the Discontinued Product (or, if earlier, the public announcement thereof), the actual revenue (as calculated hereunder) for the sales of (and not services related to) such Discontinued Product and (y) for the portion of the applicable Milestone Period following the discontinuation or divestiture of the Discontinued Product (or, if earlier, the public announcement thereof), the pro-rated year-to-go amount with respect to the sales of (and not services related to) such Product as set forth in the Management Plan for the applicable Milestone Period (and, for the avoidance of doubt, if the discontinuation or divestiture of the Discontinued Product occurred in the prior Milestone Period (but on or following the date hereof), then this clause (y) shall apply to the entire applicable Milestone Period), and (iv) Revenue will be adjusted as set forth on Schedule D; provided, further, that with respect the Products with the P-code P000, P480 and P709, the adjustments set forth in clauses (ii)(y) and (iii)(y) shall equal the pro-rated year-to-go amount with respect to the sales of (and not services related to) such Product set forth in the Management Plan for the applicable Milestone Period multiplied by the SKU Percentage; provided, further, that “services and other revenue” on the Management Plan cannot be a Cannibalized Product or Discontinued Product subject to the Revenue adjustment set forth in the foregoing clauses (ii) or (iii) and no part of the “services and other revenue” line item on the Management Plan shall be added back in the adjustments set forth in clauses (ii)(y) and (iii)(y); provided, further, that any foreign currency denominated revenue shall be converted into United States dollar for the purposes of the calculation of Revenue utilizing the applicable exchange rate for such foreign currency set forth on Schedule A.
“Revenue Statement” means, for an applicable Milestone Period, a written statement of Parent, along with an Officer’s Certificate certifying the same, setting forth in reasonable detail the calculation of Revenue in the applicable Milestone Period, together with reasonable supporting documentation for such calculation.
“Review Request Period” has the meaning set forth in Section 4.6(a).
“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.
“Sale of the Business” means any transaction or series of related transactions (including a sale or other disposition of assets, merger or consolidation, sale of equity interests or exclusive licensing transaction) pursuant to which all or substantially all (and in any case at least a majority) of the Business is sold, exclusively licensed or otherwise transferred to, or acquired by, directly or indirectly, a Person other than Parent or any of its Subsidiaries.
“SKU Percentage” shall mean (i) the revenue with respect to the sales of (and not services related to) the specific SKUs which are the Cannibalized Product or the Discontinued Product, as applicable, during the SKU Period divided by (ii) the amount of revenue with respect to the sales of (and not services related to) all SKUs in such Cannibalized Product’s or Discontinued Product’s P-code (which shall be, as applicable, either P000, P480 or P709, as set forth in the Management Plan) during the SKU Period, in each case as recorded within the sales ledger of the Company and its Subsidiaries’ GAAP financial statements.
“SKU Period” shall mean (i) with respect to the 2026 Milestone Period, the period commencing on September 29, 2024 and ending on September 27, 2025 and (ii) with respect to the 2027 Milestone Period, the 2026 Milestone Period.
“Transfer” means any transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise), the offer to make such a transfer or other disposition, and each contract, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

Section 1.2 Rules of Construction.
(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.
(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation”; the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear; the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if;” any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall mean such Law as from time to time amended, modified or supplemented. Currency amounts referenced herein are in U.S. Dollars. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is to be excluded. Unless otherwise specified in this Agreement, all references in this Agreement to any Contract, other agreement, document or instrument (excluding this Agreement) mean such Contract, other agreement, document or instrument as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto or incorporated therein by reference. References to “outstanding CVRs” in this Agreements shall mean the CVRs that are then outstanding at such time. As used in this Agreement, references to “linear interpolation” means the calculation methodology set forth on Schedule E.
(c) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
ARTICLE II
CONTINGENT VALUE RIGHTS
Section 2.1 CVR. The CVRs represent the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement. The initial Holders will be the holders of the Shares (other than any Dissenting Shares) immediately prior to the Effective Time that are validly converted into Merger Consideration pursuant to Section 4.1(a) of the Merger Agreement and the holders of Company Equity Awards immediately prior to the Effective Time that are validly converted, in full or in part, into the right to receive CVRs pursuant to Section 4.3 of the Merger Agreement. For the avoidance of doubt, CVR Equivalent Awards shall not constitute CVRs.
Section 2.2 Nontransferable. The CVRs may not be sold, assigned, Transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. The foregoing restrictions shall apply notwithstanding that certain of the CVRs will be held through DTC. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.
Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.
(a) The CVRs will not be evidenced by a certificate or other instrument.
(b) The Rights Agent will keep a register (the “CVR Register”) for the purpose of registering CVRs and Transfers of CVRs as herein provided. The CVR Register will (i) with respect to holders of the Shares that hold such shares in book-entry form through DTC immediately prior to the Effective Time, one position for Cede & Co (as nominee of DTC) representing all the Shares that were converted into the right to receive the Merger Consideration in accordance with the terms of the Merger Agreement, (ii) with respect to (A) holders of the Shares that hold such Shares in certificated form immediately prior to the Effective Time that were converted into the right to receive the Merger Consideration as a consequence of the Merger in accordance with the terms of the Merger Agreement, upon delivery to the Rights Agent by each such holder of the applicable stock certificates, together with a validly executed letter of transmittal and such other customary documents as may be reasonably requested by the Rights Agent, in accordance with the Merger Agreement, (B) holders of the Shares who hold such Shares in book-entry form through the Company’s transfer agent immediately prior to the Effective Time, and (C) holders of Company Options and holders of Company RSU Awards in each case who are entitled to receive CVRs pursuant to the terms of the Merger Agreement, in each case of clauses (A), (B) and (C), the applicable number of CVRs to which each such holder is entitled pursuant to the Merger Agreement (other than, in the case of the foregoing clauses (i), (ii)(A) and (ii)(B), holders of Dissenting Shares). The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to Transfers of CVRs unless and until such CVRs are Transferred into the name of such street name holders in accordance with Section 2.2 of this Agreement. With respect to any payments to be made under Section 2.4 below with respect to CVRs held through DTC, the Rights Agent will accomplish the payment in respect of such CVRs by sending one lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to the Holders of such CVRs.
(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to Transfer a CVR must be in writing and accompanied by a written instrument of Transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the Transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the Transfer instrument is in proper form and the Transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the Transfer of the CVRs in the CVR Register and notify such Holder of the same. No service charge shall be made for any registration of Transfer of a CVR, but the Rights Agent may require payment by a Holder to the applicable Governmental Body of a sum sufficient to cover any transfer, stamp or other similar Tax or governmental charge that is imposed in connection with any such registration of Transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly Transferred CVRs registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the Transfer by the transferor. No Transfer of a CVR will be valid until registered in the CVR Register.
(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.
Section 2.4 Payment Procedures.
(a) As promptly as practicable following a Milestone Determination Date, and in any event on or prior to the date that is fifteen (15) calendar days following a Milestone Determination Date, unless this Agreement has been terminated in accordance with its terms, Parent will deliver to the Rights Agent: (i) a written notice (each, a “Milestone Notice”) indicating whether the corresponding Milestone was achieved and the corresponding Milestone Payment Amount due, along with an Officer’s Certificate certifying the same, which Milestone Notice shall include the Revenue Statement for the applicable Milestone Period and (ii) if a Milestone is achieved, duly deposit or cause to be deposited with the Rights Agent, within three (3) Business Days of the delivery of the Milestone Notice, cash by wire transfer of immediately available funds to an account specified by the Rights Agent (or to the Company or its applicable Affiliate in the case of payments with respect to Equity Award CVRs that will be paid through the Company’s or its applicable Affiliate’s payroll system), equal to the applicable Aggregate Milestone Payment Amount for such Milestone in accordance with the terms of this Agreement (subject to any amounts deducted or withheld pursuant to Section 2.4(d) below). Such amounts shall be considered paid if on such date the Rights Agent has received in accordance with this Agreement money sufficient to pay all Milestone Payment Amounts in respect of such Milestone then due in accordance with the terms hereof.
(b) The Rights Agent will promptly, and in any event within ten (10) calendar days of receipt of a Milestone Notice, send each Holder at its registered address a copy of the Milestone Notice (such date on which the Rights Agent sends such copy, a “Milestone Payment Date”). At the time the Rights Agent sends a copy of the Milestone Notice to the Holders, if the Milestone has been met and a Milestone Payment Amount is due and payable, the Rights Agent will also pay the applicable Milestone Payment Amount to each of the Holders in accordance with the corresponding letter of instruction (subject to any amounts deducted or withheld pursuant to Section 2.4(d) below) (i) by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such Milestone Payment Date or (ii) with respect to any Holder who has provided the Rights Agent wiring instructions in writing, by wire transfer of immediately available funds to the account specified on such instructions. Notwithstanding anything to the contrary set forth herein, the Rights Agent shall have no responsibility whatsoever with respect to any Milestone Payment Amount to Holders in respect of Equity Award CVRs that will be paid through the Company’s or its applicable Affiliate’s payroll system.
(c) Parent shall cause the applicable Milestone Payment Amount payable with respect to Equity Award CVRs (determined in accordance with Section 4.3 of the Merger Agreement) held by current or former employees of the Company or its Affiliates to be paid to the applicable Holder through the Surviving Corporation’s or its applicable Affiliate’s payroll system or any successor payroll system no later than the second regular payroll date of such applicable payroll system following the Milestone Payment Date, subject to Section 2.4(d) of this Agreement.
(d) Notwithstanding anything to the contrary in the Merger Agreement or this Agreement, Parent, the Surviving Corporation, the Paying Agent, the Rights Agent and any other applicable withholding agent (and their applicable Affiliates) shall be entitled to deduct or withhold, or cause to be deducted or withheld, from any Milestone Payment Amount otherwise payable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under the Code, the Treasury Regulations thereunder, or any other applicable Tax law, as may be determined by Parent, the Surviving Corporation, the Paying Agent, the Rights Agent or any other applicable withholding agent, as applicable. With respect to Holders of Equity Award CVRs who are current or former employees of the Company or its Affiliates, any such withholding may be made, or caused to be made, by Parent through the Surviving Corporation’s or any of its applicable Affiliate’s payroll system. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person in respect of which such deduction or withholding was made. The parties intend that each Equity Award CVR is exempt from or in compliance with Section 409A of the Code, and this Agreement shall be interpreted and administered in accordance therewith. None of the parties to this Agreement nor any of their employees, directors or representatives shall have any liability to a Holder or transferee or other Person in respect of Section 409A of the Code.
(e) Any portion of any Aggregate Milestone Payment Amount that remains undistributed to the Holders one year after an applicable Milestone Payment Date will be delivered by the Rights Agent to Parent, upon demand, and any Holder will thereafter look only to Parent for payment of the applicable Milestone Payment Amount, without interest.
(f) None of Parent, any of its Affiliates or the Rights Agent will be liable to any Person in respect of any Milestone Payment Amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement. If, despite commercially reasonable efforts by the Rights Agent to deliver a Milestone Payment Amount to the applicable Holder pursuant to the Rights Agent’s customary unclaimed funds procedures, such Milestone Payment Amount has not been paid immediately prior to such date on which such Milestone Payment Amount would otherwise escheat to or become the property of any Governmental Body, such Milestone Payment Amount will, to the extent permitted by applicable legal requirements, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent, unless such loss has been determined by a court of competent jurisdiction to be a result of the Rights Agent’s willful or intentional misconduct, bad faith or gross negligence.
(g) The Rights Agent shall be responsible for information reporting required under applicable legal requirements with respect to the CVRs, including reporting the Holder’s receipt of such CVRs and any

Milestone Payments Amounts hereunder on Internal Revenue Service Form 1099-B or other applicable form. Parent shall use commercially reasonable efforts to cooperate with the Rights Agent to provide any information reasonably necessary for the Rights Agent to carry out its obligations in this Section 2.4(g).
Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.
(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.
(b) Without limiting any rights of the Rights Agent or any of the Holders under this Agreement, the CVRs will not represent any equity or ownership interest in Parent or in any constituent company to the Merger or any of their respective Affiliates or subsidiaries (including the Company). The sole right of each Holder to receive property hereunder is the right to receive the Milestone Payment Amounts, if any, when and if due and payable in accordance with the terms hereof. A CVR shall not constitute a security of any Person.
(c) Neither Parent nor its directors and officers will be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement or the CVRs.
Section 2.6 Holding of Funds. All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of its services hereunder (the “Funds”) shall be held by the Rights Agent as agent for Parent and deposited in one or more segregated bank accounts to be maintained by the Rights Agent in its name as agent for Parent. The Funds shall not be used for any purpose other than to pay the Milestone Payment Amounts under this Agreement. The Funds shall be invested by the Rights Agent as directed by Parent; provided that such investments shall be (a) in obligations of or guaranteed by the United States of America, or (b) in United States government or United States treasury money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months; provided, further that, any interest or income produced by such investments shall be the property of Parent; provided, further that no such investments or losses therefrom will relieve Parent or the Rights Agent of the obligation to make payments when required under this Agreement. To the extent that there are losses with respect to such investments, or the Funds diminish for other reasons below the level required to make prompt payment of any Milestone Payment Amount due under this Agreement, Parent shall promptly replace or restore the portion of the Funds lost through investments or other events so as to ensure that the Funds are maintained at a level sufficient to make such payment. The parties hereby acknowledge and agree that, for U.S. federal (and applicable state and local) income tax purposes, Parent shall be treated as the owner of the Funds prior to the time they are distributed pursuant to this Agreement. The Rights Agent shall report with respect to income earned on the Funds to the IRS or other taxing authority as income of Parent. Notwithstanding anything to the contrary in this Agreement, at the end of each calendar quarter and on the date of the final distribution of the Funds, the Rights Agent shall distribute to Parent an amount equal to thirty percent (30%) of any interest and other income from the investment of the Funds earned during such period.
Section 2.7 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights represented by CVRs by Transferring such CVR to Parent or a person nominated in writing by Parent (with written notice thereof from Parent to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by Parent of such Transfer and cancellation. Nothing in this Agreement is intended to prohibit Parent or any of its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration, and consummating any such acquisition and related Transfer, in each case in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of this Agreement. The Rights Agent shall update the CVR Register to reflect any abandonment or acquisition of CVRs described in this Section 2.7.
ARTICLE III
THE RIGHTS AGENT
Section 3.1 Certain Duties and Responsibilities. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence.

Section 3.2 Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. The Rights Agent may in its discretion or upon the written request of the Acting Holders proceed to and shall be entitled and empowered to protect and enforce the rights of the Holders hereunder by such appropriate judicial proceedings as the Rights Agent shall deem most effectual to protect and enforce any such rights for the benefit of and on behalf of all Holders to the extent directed to by the Acting Holders in writing. The Rights Agent shall be under no obligation to institute any action, suit or proceeding unless the Acting Holders (on behalf of the Holders) shall furnish the Rights Agent with reasonable security and indemnity for any costs and expenses that may be incurred. In addition:
(a) in the absence of willful or intentional misconduct (including willful breach), bad faith, fraud or gross negligence, the Rights Agent may rely and will be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;
(b) whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of fraud, bad faith, gross negligence or willful or intentional misconduct (including willful breach) on its part, rely upon an Officer’s Certificate;
(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will, in the absence of fraud, bad faith, gross negligence or willful or intentional misconduct (including willful breach), be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;
(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;
(e) the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;
(f) Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s fraud, gross negligence, bad faith or willful or intentional misconduct;
(g) Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by Rights Agent and Parent on or prior to the date hereof (which shall not exceed $[•] per year), and (ii) to reimburse the Rights Agent for all Taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)). The Rights Agent will also be entitled to reimbursement from Parent for all reasonable and necessary documented out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder; notwithstanding the foregoing or anything to the contrary set forth herein, Parent shall have no obligation to indemnify or pay the fees or expenses of the Rights Agent or reimburse the Rights Agent for the fees of counsel, in each case, in connection with any claim, lawsuit or action initiated by the Rights Agent on behalf of itself or the Holders; and
(h) no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.
Section 3.3 Resignation and Removal; Appointment of Successor.
(a) The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove Rights Agent at any time by a written notice specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed.
(b) If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent, by a written notice as soon as is reasonably possible will appoint a qualified successor Rights Agent that is a stock transfer agent of national reputation or, with the written approval of the Acting Holders, the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.
(c) Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.
(d) The Rights Agent will reasonably cooperate with Parent and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent.
Section 3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.
ARTICLE IV
COVENANTS
Section 4.1 List of Holders. Parent will furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within fifteen (15) Business Days of the Effective Time. The Rights Agent will reflect all such names and addresses on the CVR Register and confirm the CVR Register and list of initial Holders to Parent promptly thereafter and, in any event, within thirty (30) days of the receipt of such names and addresses from Parent or the Surviving Corporation’s transfer agent, as the case may be.
Section 4.2 Payment of Milestone Payment Amount. If a Milestone has been achieved in accordance with this Agreement, Parent will promptly (on or prior to the date that is three (3) Business Days following the delivery of a Milestone Notice with respect to the applicable Milestone) deposit with (i) the Rights Agent the applicable Milestone Payment Amount for such Milestone for each Holder (other than in respect of Equity Award CVRs described in clause (ii)) in accordance with Section 2.4 and (ii) the Company or its applicable Affiliate, for payment to the Holders of Equity Award CVRs who are then current or former employees of the Company or its Affiliates, in accordance with Section 2.4, the aggregate amount necessary to pay the Milestone Payment Amount to each such Holder of an Equity Award CVR, in each case, prior to the Milestone Payment Date in respect of such Milestone if such amount is payable in accordance with the terms of this Agreement. Each of the 2026 Milestone Payment Amount, the 2027 Milestone Payment Amount and the Catch-Up Milestone Payment Amount shall only be paid one time, if at all, subject to the achievement of the applicable Milestone according to this Agreement during the applicable Milestone Period and the calculation of the relevant Milestone Payment Amount according to this Agreement for each Milestone prior to the termination of this Agreement, and the maximum aggregate potential amount payable under this Agreement shall be $3.00 per CVR, without interest thereon and subject to reduction for any applicable withholding Taxes in respect thereof as further described in Section 2.4(d).

Section 4.3 Efforts; Operation of the Business.
(a) From the Closing Date through the earlier of (i) thirty (30) days following the last day of the 2027 Milestone Period (i.e., September 25, 2027) and (ii) date of termination of this Agreement in accordance with Section 6.10:
(i) Parent and the Company (and their respective successors and assigns) shall, and shall cause their respective Subsidiaries to, use Commercially Diligent Efforts to achieve each Milestone; provided, that, this clause (a) does not impose any obligation on Parent to actually achieve any Milestone; and
(ii) Neither Parent, the Company (or their respective successors and assigns) nor any of their respective Subsidiaries shall take any action or fail to take any action with the purpose or intent of avoiding or impeding the obligation to pay, or of reducing, any Aggregate Milestone Payment Amount, including:
(A) the changing shipping or invoicing practices (including the timing thereof or currency of invoices), that would result in the acceleration or deceleration (as applicable) of the recognition of any amounts that are components of Revenue to an earlier or later monthly period in a manner adverse to the achievement of a Milestone;
(B) deferring, delaying or otherwise altering the timing or amounts of collection of consideration for the sale of Products in a manner inconsistent with past practice of the Company or in a manner to defer to delay the recognition of such consideration in the calculation of Revenue; or
(C) deterring customers from purchasing any Products or incentivizing customers to delay the purchase of any Products, in each case in a manner inconsistent with past practice;
in each case of the foregoing with the purpose or intent of avoiding or impeding the obligation to pay, or of reducing, any Aggregate Milestone Payment Amount; provided, that, for the avoidance of doubt, that the continuation of shipping, invoicing, collection, accounting, sales and customer incentives in a manner consistent with past practices of the Company shall not be deemed to be a breach of this clause (a)(ii).
(b) Notwithstanding anything herein to the contrary, but subject to Parent’s obligations as set forth herein, including the obligation of Parent, the Company and their respective Subsidiaries to use Commercially Diligent Efforts as set forth herein, Parent and its Affiliates shall have the power and right to control all aspects of their businesses and operations (and all of their assets and products), and subject to Parent’s compliance with the terms of this Agreement, Parent and its Affiliates may exercise or refrain from exercising such power and right as it may deem appropriate and in the best overall interests of Parent and its Affiliates and its and their equityholders.
Section 4.4 Books and Records. Parent shall, and shall cause its Subsidiaries to, keep true, complete and accurate records in sufficient detail to enable the Holders and the Independent Accountant to determine the amounts payable hereunder.
Section 4.5 Non-Use of Name. The Rights Agent shall not use the name, trademark, trade name or logo of Parent, its Affiliates (including the Company), or their respective employees in any publicity or news release relating to this Agreement or its subject matter, without the prior express written permission of Parent, other than (in the case of the name of Parent, its Affiliates, or their respective employees) with respect to a dispute pursuant to this Agreement between any of the Holders, the Rights Agent, Parent or its Affiliates.
Section 4.6 Audits.
(a) During the Review Request Period and Negotiation Period (each as defined below), unless the applicable Milestone Notice provides that the maximum possible Milestone Payment Amount for such Milestone Period will be paid in full, Parent and the Company shall reasonably cooperate with and permit, and shall cause their Subsidiaries and Affiliates to reasonably cooperate with and permit, the Acting Holders (acting as one group, and not individuals) and/or any accountant or other consultant or advisor retained by the Acting Holders, upon reasonable notice, reasonable access during normal business hours to such records and personnel (including the external auditors of the Company and its Subsidiaries) as may be reasonably necessary to verify the accuracy of the applicable Revenue Statement and Milestone Payment Amount set forth in the applicable Milestone Notice and compliance with the terms hereof, subject to customary confidentiality agreements and access letters, in form and substance reasonably acceptable to Parent.
(b) Unless the applicable Milestone Notice provides that the maximum possible Milestone Payment Amount will be paid in full for such Milestone Period, the Acting Holders shall have the right to deliver to Parent within sixty (60) days of the delivery of the Milestone Notice in respect of the Milestone Period for such Milestone to the Holders (each period, a “Review Request Period”) a notice disputing any item set forth in an applicable Revenue Statement (which disputed item may include a disputed item due to the Acting Holders requesting additional information with respect to such item) and Milestone Notice (and in any event no more than once per Milestone Notice) (such request and items set forth therein, a “Dispute Notice”), and thereafter the Acting Holders and Parent shall, in good faith, try to resolve any items under dispute as set forth in the Dispute Notice. If the Acting Holders and Parent fail to agree on the item(s) under dispute within fifteen (15) Business Days after the Acting Holders deliver the Dispute Notice to Parent and the Rights Agent (the “Negotiation Period”), Parent and the Company shall permit, and shall cause their respective Subsidiaries and controlled Affiliates to permit, the Independent Accountant to have access during normal business hours to the records of the Company and its Subsidiaries in respect of the Business as may be reasonably necessary to verify the accuracy of the Revenue Statement and shall furnish, and shall cause their respective Subsidiaries to furnish, to the Independent Accountant such access, records, work papers and other documents and information as the Independent Accountant may reasonably request, as may be reasonably necessary to audit the Revenue Statement and the determination of whether such Milestone was achieved (subject to customary confidentiality agreements and access letters, in form and substance reasonably acceptable to Parent and excluding information or access which would reasonably be expected to result in the waiver of any attorney-client privilege or violate any applicable Law; provided Parent and the Company shall use commercially reasonable efforts to implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the non-disclosure to the greatest extent reasonably possible, including by arrangement of appropriate clean room procedures, redaction of text from documents or entry into a customary joint defense agreement with respect to any information to be so provided). The Independent Accountant shall be instructed to come to a final determination with respect to those items set forth in a Dispute Notice within thirty (30) days following the engagement of such Independent Accountant. The Independent Accountant shall act only as an expert and not as an arbitrator and shall be charged to come to a final determination in accordance with the terms of this Agreement regarding the calculation of Revenue with respect to only those items set forth in the Dispute Notice that the parties disagree on and submit to it for resolution. All other items in the applicable Revenue Statement that the parties do not submit, prior to the end of the Review Request Period, to the Independent Accountant for resolution shall be deemed to be agreed by the parties and the Independent Accountant shall not be charged with calculating or validating those agreed upon items. The Independent Accountant shall disclose to Parent and the Acting Holders any matters directly related to their findings to the extent necessary to verify the accuracy or completeness of the applicable Revenue Statement. The Independent Accountant shall provide Parent with a copy of all disclosures made to the Acting Holders concurrently with each such disclosures to the Acting Holders and shall provide the Acting Holders with a copy of all disclosures made to Parent concurrently with each such disclosures to Parent. The fees charged by the Independent Accountant shall be allocated to and borne by (i) Parent, based on the percentage that the portion of the disputed items determined by the Independent Accountant to be in favor of the Acting Holders bears to the amount actually contested by the Acting Holders, on the one hand, and (ii) the Acting Holders, based on the percentage that the portion of the disputed items determined by the Independent Account to be in favor of Parent bears to the amount actually contested by the Acting Holders, on the other.
(c) If the Independent Accountant concludes that a Milestone was achieved in accordance with the terms hereof and the applicable Aggregate Milestone Payment Amount was not paid to the Rights Agent, Parent shall pay or caused to be paid to the Rights Agent such applicable Aggregate Milestone Payment Amount within thirty (30) calendar days of the date the Independent Accountant delivers its final written report to the Acting Holders and Parent. The decision of the Independent Accountant shall be final, conclusive and binding on Parent and the Holders, shall be non-appealable and shall not be subject to further review, absent manifest error.

(d) If, upon the expiration of a Review Request Period, the Acting Holders have not provided a Dispute Notice to Parent and the Rights Agent in accordance with this Section 4.6, the calculations set forth in the applicable Revenue Statement and the determination in the accompanying Milestone Notice shall be final, binding and conclusive upon the Holders.
(e) Each person seeking to receive information from Parent in connection with an audit pursuant to this Section 4.6 shall enter into, and shall cause its accounting firm to enter into, a reasonable and mutually satisfactory confidentiality agreement with Parent or any controlled Affiliate obligating such party to retain all such information disclosed to such party in confidence pursuant to such confidentiality agreement.
Section 4.7 Change of Control; Sale of the Business. Notwithstanding anything to the contrary in this Agreement, neither Parent nor the Company, or any of their respective Subsidiaries (or direct or indirect holding companies holding only Parent and/or the Company and their respective Subsidiaries), may enter into an agreement providing for, or consummate a Change of Control or a Sale of the Business prior to the termination of this Agreement or the payment of all Milestone Payment Amounts in accordance with this Agreement, whichever occurs earlier, without the prior written consent of the Acting Holders, unless either (at Parent’s option) (x) the Person acquiring or succeeding to Parent or the Company (if applicable pursuant to the structure of such Change of Control or Sale of the Business) in connection with such Change of Control or Sale of the Business (i) is a Qualified Buyer and (ii) assumes all of Parent’s and the Company’s obligations, duties and covenants under this Agreement effective as of the effective time of such Change of Control or Sale of the Business, as applicable, and in an instrument supplemental hereto that is executed and delivered by such Person to the Rights Agent or (y) Parent and the Company retain their obligations, duties and covenants under this Agreement following such Change of Control or Sale of the Business. Upon or prior to the consummation of any such Change of Control or Sale of the Business, Parent or the Company will deliver a notice to the Rights Agent (and the Rights Agent will promptly, and in any event within ten (10) calendar days of receipt of such notice, send each Holder at its registered address a copy of such notice) stating that such Change of Control or Sale of the Business, as applicable, complies with this Section 4.7. Upon consummation of a Change of Control or Sale of the Business in accordance with this Section 4.7 in which a Qualified Buyer assumes all of Parent’s and the Company’s obligations, duties and covenants hereunder, neither Parent nor any of its Affiliates shall have any further liability or obligation with respect to any Milestone Payments or otherwise hereunder, and Parent and its Affiliates shall be fully relieved from any such obligations. If the Company is the Party that undergoes the Change of Control or is sold in a transaction that constitutes a Sale of the Business, and prior to such sale the Company has assumed all of Parent’s obligations hereunder, Parent and the Company shall be deemed to have complied with this Section 4.7 (pursuant to clause (x)).
Section 4.8 Intended Tax Treatment. The parties hereto agree to treat (a) the CVRs (other than any Equity Award CVRs, or CVRs otherwise received as compensation) for all U.S. federal and applicable state and local Tax purposes as additional consideration for or in respect of the Shares pursuant to the Merger Agreement and (b) the Equity Award CVRs for all U.S. federal and applicable state and local Tax purposes as additional compensation for or in respect of such Company Equity Awards, as applicable, pursuant to the Merger Agreement, and none of the parties hereto will take any position to the contrary on any Tax Return, any other filing with a Governmental Authority related to Taxes or for other Tax purposes except as otherwise required by applicable Law. Parent and/or Rights Agent, as applicable, shall report imputed interest on the CVRs pursuant to Section 483 of the Code, except as required by applicable Law.
ARTICLE V
AMENDMENTS
Section 5.1 Amendments without Consent of Holders.
(a) Without the consent of any Holders or the Rights Agent, Parent, at any time and from time to time, may enter into one or more amendments hereto, solely to evidence the succession of another person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in and in accordance with Section 6.3.
(b) Without the consent of any Holders, Parent (when authorized by a resolution of Parent’s Board of Directors or similar governing body) and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:
(i) to evidence the succession of another person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;
(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;
(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, Exchange Act or any applicable state securities or “blue sky” laws; provided that, in each case, such provisions do not materially adversely affect the interests of the Holders;
(v) as may be necessary to ensure that Parent complies with applicable Law; provided that in each case, such amendments shall not adversely affect the interests of the Holders; or
(vi) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.
(c) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will, with respect to CVRs held through DTC, transmit (or cause the Rights Agent to transmit) a notice thereof through the facilities of DTC in accordance with DTC’s procedures or, with respect to all other CVRs, will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.
Section 5.2 Amendments with Consent of Holders.
(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent (when authorized by a resolution of Parent’s Board of Directors or similar governing body) and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders; provided, however, that no such amendment shall, without the consent of the Holders of seventy-five percent (75%) of the outstanding CVRs:
(i) modify in a manner adverse to the Holders any provision contained herein with respect to the termination of this Agreement or the CVR;
(ii) modify in a manner materially adverse to the Holders (A) the time for, and amount of, any payment to the made to the Holders pursuant to this Agreement or (B) the definition of any Milestone;
(iii) reduce the number of CVRs (for the avoidance of doubt other than as automatically set forth herein pursuant to Section 2.7); or
(iv) modify any provision of this Section 5.2, except to increase the percentage of Holders from whom consent is required or to provide that certain provisions of this Agreement cannot be modified or waived without the consent of the Holder of each outstanding CVR affected thereby.
(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will, with respect to CVRs held through DTC, transmit (or cause the Rights Agent to transmit) a notice thereof through the facilities of DTC in accordance with DTC’s procedures or, with respect to all other CVRs, will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.
Section 5.3 Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.
ARTICLE VI
OTHER PROVISIONS OF GENERAL APPLICATION
Section 6.1 Notices to Rights Agent and Parent. All notices, requests, instructions or other communications or documents to be given or made hereunder by any party to the other parties to this Agreement shall be in writing and (a) served by personal delivery upon the party for whom it is intended, (b) served by an internationally recognized overnight courier service upon the party for whom it is intended, (c) delivered by registered or certified mail, return receipt requested or (d) sent by email; provided that the transmission of the email is followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein:

If to the Rights Agent, to it at:

[•]
Attention:	[•]
Email:	[•]

If to Parent or to the Company, to it at:
[•]

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:	Peter Martelli, P.C.
Lauren Colasacco, P.C.
Christopher Burwell
Daniel Yip
Email:	peter.martelli@kirkland.com
lauren.colasacco@kirkland.com
christopher.burwell@kirkland.com
daniel.yip@kirkland.com

or to such other Person or addressees as has or have been designated in writing by the party to receive such notice provided above. Any notice, request, instruction or other communications or document given as provided above shall be deemed given to the receiving party (w) upon actual receipt, if delivered personally, (x) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier, (y) three (3) Business Days after deposit in the mail, if sent by registered or certified mail or (z) upon confirmation of receipt by the recipient if sent by email and followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein. Copies to outside counsel are for convenience only and failure to provide a copy to outside counsel does not alter the effectiveness of any notice, request, instruction or other communication otherwise given in accordance with this Section 6.1.
Section 6.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) (i) with respect to CVRs held through DTC if in writing and transmitted through the facilities of DTC in accordance with DTC’s procedures or (ii) mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.
Section 6.3 Parent Successors and Assigns(a) . Parent may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (a) one or more wholly-owned subsidiaries of Parent but only for so long as such entity remains an direct or indirect wholly-owned subsidiaries of Parent or (b) an acquiror in connection with a Change of Control of Parent or a Sale of the Business in accordance with Section 4.7 of this Agreement (each such assignee in the preceding clauses (a) and (b), an “Assignee”); provided, that in the case of clause (a) and, only to the extent in accordance with clause (y) of Section 4.7, clause (b), Parent remains jointly and severally liable. Any such Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent pursuant to this Section 6.3. This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors. Any attempted assignment of this Agreement in violation of this Section 6.3 shall be void and of no effect. The Rights Agent may not assign this Agreement without Parent’s written consent.
Section 6.4 Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any person (other than the Rights Agent, Parent, Parent’s successors and assignees and the Acting Holders (on behalf of the Holders)) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent, Parent, Parent’s successors and assignees and the Acting Holders (on behalf of the Holders). The rights of Acting Holders (on behalf of the Holders) are limited to those expressly provided in this Agreement which shall be exercised only by the Acting Holders. Notwithstanding anything to the contrary contained herein, any Holder may at any time agree to renounce, in whole or in part, whether or not for consideration, such Holder’s rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable, and Parent may, in its sole discretion, at any time offer consideration to the Holders in exchange for their agreement to irrevocably renounce their rights, in whole or in part, hereunder.
Section 6.5 Limitations on Suits by Holders. No Holder of any CVR shall have any right under this Agreement to commence proceedings under or with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights, and such rights may only be exercised by the Acting Holders in accordance with, and subject to the limitations set forth in, this Agreement. Any Action brought by the Acting Holders shall be subject to Section 6.6 and Section 6.9, the terms of which shall apply to such Acting Holder, as applicable, and such Action mutatis mutandis. The Acting Holders shall have the right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any Action at law or in equity or in bankruptcy or otherwise upon or under or with respect to this Agreement. In any such action, the Acting Holders shall be deemed to represent all Holders. The Acting Holders, in acting pursuant to this Section 6.5 on behalf of all Holders, shall have no liability to any other Holders for any such actions.
Section 6.6 Governing Law. This Agreement, the CVR and any action (whether at law, in contract or in tort) that may directly or indirectly be based upon, relate to or arise out of this Agreement or any transaction contemplated hereby, or the negotiation, execution or performance hereunder shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
Section 6.7 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.
Section 6.8 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that the parties need not sign the same counterpart.
Section 6.9 Jurisdiction; Waiver of Jury Trial.
(a) Each party hereto expressly submits to the personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of

Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court of the United States of America within the State of Delaware) (the “Chosen Courts”), in the event any dispute between the parties hereto (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (b) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum with respect to such a claim, and (c) agrees that it shall not bring any claim, action or proceeding against any other parties hereto relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each party hereto hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 6.1, such service to become effective ten (10) days after such mailing.
(b) EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.9.
Section 6.10 Termination. This Agreement will be terminated and of no force or effect, the parties hereto will have no liability hereunder, and no payments will be required to be made, upon the earliest to occur of (a) the complete payment in full of all Aggregate Milestone Payment Amounts required to be paid under the terms of this Agreement, (b) the delivery to Rights Agent of a written notice of termination duly executed by Parent and Holders of seventy-five percent (75%) of the outstanding CVRs, (c) the expiration of the Review Request Period (if a Dispute Notice is not received during such Review Request Period) for the Revenue Statement prepared for the 2027 Milestone Period if there is no Milestone Payment Amount required to be paid under the terms of this Agreement as of such time or (d) if a Dispute Notice is received during the Review Request Period for the 2027 Milestone Period, the date that the final Independent Accountant’s written report is delivered to Parent and the Holders with respect to any dispute related to such Revenue Statement pursuant to Section 4.6 if there is no Milestone Payment Amount required to be paid under the terms of this Agreement as of such time; provided, that, in the case of each of clauses (c) and (d), if there is any ongoing Action (whether in contract or in tort or otherwise) arising out of or relating to this Agreement properly brought hereunder by the Acting Holders prior to the termination hereof, the Agreement will not terminate until there is a final non-appealable order on such Action from a court of competent jurisdiction or a settlement between Parent and the Acting Holders.
Section 6.11 Entire Agreement. This Agreement, the Merger Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) and the documents and other agreements among the parties, or any of them, as contemplated by or referred to herein, together with each other agreement entered into by or among any of the parties as of the date of this Agreement that makes reference to this Section 6.11 contain the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersedes all prior agreements, written or oral, among the parties with respect hereto and thereto. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement will govern and be controlling with respect to CVR matters only and the Merger Agreement shall govern and be controlling with respect to all matters unrelated to CVRs.
Section 6.12 Obligation of Parent. Parent shall cause the Company to duly perform, satisfy and discharge each of the covenants, obligations and liabilities applicable to the Company under this Agreement. Parent and the Company shall be jointly and severally liable for the performance and satisfaction of each of their respective covenants, obligations and liabilities hereunder. As material inducement to the Company to enter into the Merger Agreement and to consummate the transactions contemplated thereby, the Company hereby irrevocably and unconditionally guarantees the due and punctual performance of all obligations of Parent hereunder, including Parent’s obligations under Section 2.4 and Section 4.2, in each case when, as and if due (collectively, the “Company Guaranteed Obligations”). To the fullest extent permitted by applicable Law, the Company hereby expressly waives any and all rights and defenses arising by reason of any applicable Laws other than any defenses available to Parent.

Without limiting the generality of the foregoing, the Company expressly waives: (i) notice of the acceptance by the Holders of this guarantee; (ii) notice of the non-performance of all or any of the Company Guaranteed Obligations; (iii) presentment, demand, notice of dishonor, protest, notice of protest and all other notices whatsoever, in respect of any or all of the Company Guaranteed Obligations (except notices required to be given hereunder); and (iv) any defense arising by reason of any claim or defense based upon an election of remedies, including the failure or delay in exercising remedies against Parent by the Holders which in any manner affects any of its rights to proceed against the Company, other than any claims or defenses available to Parent. The Company agrees that this guaranty is one of payment, not merely of collection and not merely that of a surety, and that the Acting Holders shall not be required to pursue any right or remedy it may have against Parent under this Agreement or otherwise or to first commence any proceeding or obtain any judgment against Parent in order to enforce this Section 6.12. For the avoidance of doubt, this Section 6.12 shall survive for so long as the obligations of Parent hereunder are outstanding. Notwithstanding anything to the contrary in this Section 6.12, this Section 6.12 shall be enforceable only by the Acting Holders. Nothing set forth in this Section 6.12 shall expand the obligations of Parent hereunder or the rights of the Acting Holders hereunder.
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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

HOPPER PARENT INC.

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

HOLOGIC, INC.

By:
Name:
Title:

Exhibit B

FORM OF CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

Annex B
200 West Street | New York, NY 10282-2198
Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL
October 21, 2025
Board of Directors
Hologic, Inc.
250 Campus Drive
Marlborough, MA 01752
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders (other than Hopper Parent Inc. (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Hologic, Inc. (the “Company”) of the $76.00 in cash (the “Cash Amount”) and one contingent value right to be issued by Parent and the Company (a “CVR” and together with the Cash Amount, the “Consideration”) per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of October 21, 2025 (the “Agreement”), by and among Parent, Hopper Merger Sub Inc., a wholly owned subsidiary of Parent, and the Company. The CVR will entitle the holder thereof to receive one or more contingent payments upon achievement of certain milestones, subject to and in accordance with the terms and conditions of the CVR Agreement (as defined in the Agreement).
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting, lending, and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including Blackstone Inc. (“Blackstone”) and TPG Inc. (“TPG”), affiliates of which are affiliates of Parent, and any of their respective affiliates and, as applicable, portfolio companies or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the “Transaction”). Goldman Sachs Investment Banking has an existing lending relationship with the Company, TPG, and Blackstone, or majority-owned subsidiaries, excluding portfolio companies, or funds of TPG and Blackstone. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. Goldman Sachs & Co. LLC and/or its affiliates have provided certain financial advisory and/or underwriting services to TPG and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as financial advisor to Nextracker Inc., a portfolio company of TPG, with respect to the spin-off of Flex Ltd.’s interests in Nextracker Inc. to Flex Ltd.’s shareholders, in January 2024; as bookrunner with respect to a notes offering of TPG, in February 2024; as bookrunner with respect to an equity follow on offering of Allogene Therapeutics Inc., a portfolio company of TPG, in May 2024; as bookrunner with respect to a term loan of Amneal Pharmaceuticals LLC, a portfolio company of TPG, in July 2025; as lead arranger with respect to a term loan of Life Time Fitness Inc., a portfolio company of TPG, in August 2025; as co-advisor with respect to TPG’s sale of a stake in Novotech Health Holdings Pte Limited, in August 2025; as bookrunner with respect to a term loan of Precision Medicine Group, Inc., a portfolio company of TPG, in August 2025; and as bookrunner with respect to a notes offering of DirecTV, a portfolio company of TPG, in September 2025. Goldman Sachs & Co. LLC and/or its affiliates also have provided certain financial advisory and/or underwriting services to Blackstone and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as co-advisor with respect to the sale of Anthos Therapeutics, Inc., a former portfolio company of Blackstone, in
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Board of Directors
Hologic, Inc.
October 21, 2025

April 2025; as co-advisor with respect to Blackstone’s acquisition of Safe Harbor Marinas, LLC, in April 2025; as bookrunner with respect to a term loan of Medline Industries Inc., a portfolio company of Blackstone, in July 2025; as bookrunner with respect to a term loan of Precision Medicine Group, Inc., a portfolio company of Blackstone, in August 2025; as bookrunner with respect to a term loan of Sabre Industries, Inc., a portfolio company of Blackstone, in August 2025; as co-advisor with respect to the sale of Hotwire Communications LLC, a former portfolio company of Blackstone, in September 2025; and as bookrunner with respect to the initial public offering of Legence Corp., a portfolio company of Blackstone, in September 2025. Goldman Sachs & Co. LLC and/or its affiliates may also in the future provide financial advisory and/or underwriting services to the Company, Parent, TPG, Blackstone, and their respective affiliates and, as applicable, portfolio companies, for which Goldman Sachs Investment Banking may receive compensation. Funds managed by affiliates of Goldman Sachs Investment Banking also are co-invested with Blackstone, TPG and/or their respective affiliates and have invested in equity interests of funds managed by affiliates of Blackstone and TPG. Such funds managed by affiliates of Goldman Sachs Investment Banking may co-invest with, and invest in equity interests of, Blackstone, TPG and/or their respective affiliates or funds managed thereby in the future.
In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended September 28, 2024; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”), including estimates as to the timing and likelihood of achievement of each Milestone (as defined in the CVR Agreement) (the “CVR Estimates”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the medical technology and diagnostics industries and other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the CVR Estimates, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Parent or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the Consideration to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement, the CVR Agreement, or
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Board of Directors
Hologic, Inc.
October 21, 2025

Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or the CVR Agreement or entered into or amended in connection with the Transaction, including any allocation of the Consideration, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Consideration to be paid to the holders pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shares will trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

(GOLDMAN SACHS & CO. LLC)

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